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TABLE OF CONTENTS
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on January 18, 2007

Registration No. 333-136710

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

Amendment No. 5
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PICIS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	7373	36 - 4375169
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

100 Quannapowitt Parkway
Suite 405
Wakefield, Massachusetts 01880
(781) 557-3000
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant's Principal Executive Offices)

Todd C. Cozzens, Chief Executive Officer
Picis, Inc.
100 Quannapowitt Parkway, Suite 405
Wakefield, Massachusetts 01880
(781) 557-3000
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent For Service)

Copies to:
William J. Schnoor, Esq. Edward A. King, Esq. Goodwin Procter LLP Exchange Place Boston, Massachusetts 02109 (617) 570-1000	June M. Morris, Esq. Picis, Inc. 100 Quannapowitt Parkway, Suite 405 Wakefield, Massachusetts 01880 (781) 557-3000	Steven A. Wilcox, Esq. Christopher J. Austin, Esq. Ropes & Gray LLP One International Place Boston, Massachusetts 02110 (617) 951-7000

           Approximate date of commencement of proposed sale to the public:    As soon as practicable after this registration statement becomes effective.

           If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

           If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

           If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

           If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

           If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

           The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), shall determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated January 18, 2007.

                    Shares

Common Stock

          This is an initial public offering of shares of common stock of Picis, Inc.

          Picis is offering             of the shares to be sold in the offering. The selling stockholder identified in this prospectus is offering an additional             shares. Picis will not receive any of the proceeds from the sale of the shares being sold by the selling stockholder.

          Prior to this offering, there has been no public market for the common stock. It is currently estimated that the initial public offering price per share will be between $          and $         . Application is being made for quotation on the Nasdaq Global Market under the symbol "PICS".

          See "Risk Factors" on page 6 to read about factors you should consider before buying shares of the common stock.

          Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to Picis, Inc.	$	$
Proceeds, before expenses, to the selling stockholder	$	$

          To the extent that the underwriters sell more than             shares of common stock, the underwriters have the option to purchase up to an additional             shares from Picis at the initial public offering price less the underwriting discount.

          The underwriters expect to deliver the shares against payment in New York, New York on                          , 2007.

Goldman, Sachs & Co.	Piper Jaffray
Thomas Weisel Partners LLC	William Blair & Company

Prospectus dated                          , 2007.

Critical Care Manager - Patient: Jane Doe
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Fluid Balance since admission:
Totals: IN: 2392 OUT: -980 NET: 1412
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Revolutionizing High Acuity Care

- Provide **life-critical data**
- Impact **patient care** and **safety**
- Target areas where patients are **most vulnerable** and **costs are greatest**

picis

TABLE OF CONTENTS

PROSPECTUS SUMMARY
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
INDUSTRY DATA
USE OF PROCEEDS
DIVIDEND POLICY
CAPITALIZATION
DILUTION
SELECTED CONSOLIDATED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
COMPENSATION
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
PRINCIPAL AND SELLING STOCKHOLDERS
DESCRIPTION OF CAPITAL STOCK
SHARES ELIGIBLE FOR FUTURE SALE
UNDERWRITING
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

          You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We and the selling stockholder are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of shares of our common stock.

          The names Picis, Anesthesia Manager, Biosurveillance, Extelligence, CareSuite, Click'n Link, Critical Care Manager, PACU Manager, OR Manager, Theatre Manager, Preop Manager, PulseCheck, Quality Manager, SmarTrack and our logo are trademarks or service marks of Picis, Inc. This prospectus also includes other registered and unregistered trademarks of Picis, Inc. and other persons.

          Unless the context requires otherwise, references to "Picis", "we", "our" and "us" in this prospectus refer to Picis, Inc. and its subsidiaries.

i

PROSPECTUS SUMMARY

          This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before buying shares of our common stock. You should read the entire prospectus carefully, especially the risks of investing in shares of our common stock that we describe under "Risk Factors" and our consolidated financial statements and the related notes to these financial statements included at the end of this prospectus, before deciding to invest in shares of our common stock.

PICIS, INC.

Overview

          We are an established provider of innovative healthcare information technology solutions designed to transform the delivery of patient care in the high-acuity areas of the hospital, including the emergency department, operating and recovery rooms and intensive care units. We offer what we believe to be the most advanced suite of integrated products focused on these life-critical areas of the hospital, where the patients are the most vulnerable, the care process is the most complex and an increasing majority of hospital costs are incurred. Our line of software solutions is designed to help our customers enhance clinical outcomes for patients, improve operational efficiency, increase productivity of physicians and nurses and achieve a rapid return on investment. We have licensed our systems for use in more than 1,000 hospitals in 19 countries.

          CareSuite, our integrated line of software solutions, captures, manages and analyzes the large amount of data generated in the delivery of high-acuity patient care. CareSuite generates a single electronic high-acuity patient record by automating the collection of patient vital signs from a variety of medical devices, as well as information from other clinical systems within the hospital. It is designed to optimize workflow by automatically prioritizing and guiding physicians and nurses through the critical and complex tasks of high-acuity care such as evaluations, assessments, notations, treatment plans and care protocols generated by the hospital and clinicians. Our products also help to manage the business of high-acuity care with features and tools that schedule, monitor and control patient throughput, increase the capture and accuracy of billable charges, manage the supply chain and track quality and performance indicators. The competitive strength of our CareSuite solutions is based on the breadth and depth of product functionality, ease of integration with existing enterprise systems and the flexibility of configuration and deployment.

          We market and license our products primarily through our direct sales and marketing organization as augmented by third-party distributors. Our customers include some of the most prestigious hospitals and health systems throughout the world. For instance, academic medical centers that have purchased more than $500,000 of our product offerings include the Mayo Clinic, NewYork- Presbyterian Hospital, The University of Texas M.D. Anderson Cancer Center and Erasmus University Medical Center Rotterdam. In 2005, we generated revenue of $59.7 million from the sale of our products and services. As of September 30, 2006, our total revenue backlog, which consists of the unrecognized contract value of signed customer contracts relating to software licenses, implementation and one year of software maintenance, amounted to approximately $85 million. Based on our past experience, we expect to recognize approximately 70% of this backlog during the twelve months ending September 30, 2007.

Our Opportunity

          We believe hospitals desire information technology solutions in areas of high-acuity care to enhance patient safety, increase operational efficiency, raise physician and nurse productivity and improve hospital profitability. Use of information technology in these high-acuity care areas offers healthcare providers a significant potential return on investment. Historically, the market for high-acuity care information technology solutions has been under-served due, in part, to a lack of adequate technology that meets the demanding requirements of high-acuity care. The market for high-acuity care software solutions is now growing faster than the overall healthcare information technology industry as hospitals invest in these critical and complex areas of care. We believe that these areas represent a substantial amount of total hospital costs and are estimated to increase over the next several years as a proportion of total hospital costs. Moreover, the demand for the functionality and benefits offered by our CareSuite solution is increasing as hospital high-acuity care areas are running at or beyond capacity. We believe that these capacity constraints will continue, in part, due to workforce shortages of physicians and nurses in hospitals, which are expected to continue for the next several years, as well as the aging U.S. patient population, which will require more hospital visits and more high-acuity services.

          Frost & Sullivan has estimated that the annual U.S. market for emergency, perioperative and intensive care software solutions was approximately $549 million in 2005 and is expected to grow at a compound annual growth rate of 12.5% to over $1.2 billion in 2012, representing a cumulative market size of approximately $6.4 billion over that period. We target high-acuity care areas including the emergency department, perioperative care environment (including pre-, intra- and post-operative areas) and intensive care units. We believe that in 2005 we captured less than 8% of our total addressable U.S. market in these high-acuity care areas.

          We believe the following factors will continue to create demand for Picis' high-acuity care software solutions:

  •
  Demand for Improved Workflow Efficiency.  In addition to replacing paper-based processes, hospitals are seeking to improve and optimize the care process and clinician workflow to maximize the productivity of hospital resources by automating manual processes. Workflow inefficiency, particularly in fast-paced, high-acuity areas, can lead to significant lost charges for both hospitals and clinicians.

  •
  Complexity of the High-Acuity Care Environment.  The complex process of scheduling, monitoring, tracking and treating patients as they move through the high-acuity care continuum creates a challenge for hospitals seeking to provide physicians and nurses with real-time access to all relevant information about the patient at the point-of-care.

  •
  Pressure to Reduce Medical Errors.  Recent studies have revealed that 100,000 or more avoidable deaths occur each year in hospitals in the United States due to medical errors. Healthcare payors, industry groups and government agencies are encouraging hospitals to invest in technology solutions to increase patient safety by reducing medical errors.

  •
  Government and Pay-for-Performance Initiatives.  Government and commercial payors are seeking ways to improve the quality of healthcare through pay-for-performance and other incentive-oriented initiatives designed to reward healthcare providers for quality and efficiency improvements.

  •
  Required Interoperability Among Legacy Systems.  To maximize their effectiveness, high-acuity care solutions must be able to integrate with a wide variety of existing information systems and patient monitoring and therapeutic devices.

  •
  Need for Complete Electronic Medical Records.  Hospital-wide information systems typically implemented by healthcare providers lack the sophistication or capability to incorporate large amounts of complex data generated in high-acuity care environments into patient health records, which can result in billing errors, medical errors and inefficient workflow.

Our Solution

          We believe our software products address the significant market opportunities in the high-acuity care environment. Key benefits of our products include:

  •
  Increased Hospital Revenue Due to Increased Patient Throughput.  CareSuite is designed to enhance hospital revenue opportunities by helping our customers reduce the average length of stay of patients and free beds for additional patients.

  •
  Increased Hospital Revenue Per Patient Due to Improved Billing Accuracy.  CareSuite provides real-time electronic documentation at the point of care, which allows hospitals to increase revenue by optimizing charge capture and reducing lost billings due to inefficient workflow practices.

  •
  Increased Productivity of High-Acuity Care Professionals.  Our software solutions reduce the amount of manual documentation by automating the collection of data from a wide variety of medical devices and integrating this data with the patient flowsheet, enabling physicians and nurses to spend more time with patients.

  •
  Reduced Medical Errors.  Our products are designed to help our customers reduce treatment and administrative errors and improve patient outcomes by providing access to standardized care protocols generated by the hospital and critical patient data at the point-of-care.

  •
  Increased Compliance with Regulatory Requirements and Independent Standards.  CareSuite facilitates compliance with the requirements of the Joint Commission on Accreditation of Healthcare Organizations (JCAHO) and the Health Insurance Portability and Accountability Act (HIPAA) and enables pay-for-performance reporting by hospitals by providing management reports and industry-standard data access tools.

  •
  Increased Interoperability.  Our software applications integrate with a diverse array of hospital information systems and medical devices involved in high-acuity patient care.

Our Strategy

          Our goal is to become the leading global provider of technology solutions for the management of clinical and business information in the high-acuity care areas of hospitals. To achieve this goal, we intend to:

  •
  increase sales by cross-selling additional products from our complete suite of software solutions to our existing customer base of over 1,000 hospitals;

  •
  broaden our domestic and international customer base through expanded sales and marketing efforts;

  •
  leverage our proven product suite and product development expertise to bring new products and enhancements to market;

  •
  deepen long-term customer relationships through superior client services; and

  •
  capitalize on strategic acquisition and expansion opportunities to complement our organic growth.

Risks Associated with Our Business

          Our business is subject to a number of risks which you should be aware of before making an investment decision. Those risks are discussed more fully in "Risk Factors" beginning on page 6. For example:

  •
  we have incurred significant losses since inception, including net losses of $17.7 million and $8.5 million in the year ended December 31, 2005 and the nine months ended September 30, 2006, respectively, resulting in an accumulated deficit of $105.1 million at September 30, 2006, and our future profitability is uncertain;

  •
  we operate in an intensely competitive and rapidly evolving market, and many of our competitors have significantly greater financial, technological and other resources and name recognition than we do; and

  •
  we depend primarily on the healthcare information technology industry and are subject to a variety of risks relating to changes in this industry.

Our Corporate Information

          We were incorporated in France in 1993 as Picis, S.A. We reincorporated in Delaware on April 5, 2000 as Picis, Inc. Our corporate headquarters are located at 100 Quannapowitt Parkway, Suite 405, Wakefield, Massachusetts 01880, and our telephone number is (781) 557-3000. Our website address is www.picis.com. The information on, or that can be accessed through, our website is not part of this prospectus.

THE OFFERING

Common stock offered by us	Shares
Common stock offered by the selling stockholder	Shares
Total	Shares
Common stock to be outstanding after this offering	Shares
Over-allotment option offered by us	Shares
Use of proceeds
For working capital and other general corporate purposes, including the development of new products, sales and marketing activities, capital expenditures and the costs of operating as a public company, as well as the repayment of certain indebtedness and possible strategic acquisitions. We will not receive any proceeds from the sale of shares by the selling stockholder. See "Use of Proceeds" for more information.
Risk factors	You should read the "Risk Factors" section of this prospectus for a discussion of factors that you should consider carefully before deciding to invest in shares of our common stock.
Proposed NASDAQ Global Market symbol	"PICS"

          The number of shares of our common stock to be outstanding following this offering is based on 26,732,713 shares of our common stock outstanding as of September 30, 2006 and excludes:

  •
  7,222,730 shares of common stock issuable upon exercise of options outstanding as of September 30, 2006, at a weighted-average exercise price of $3.26 per share;

  •
  565,196 shares of common stock reserved for future issuance under our 2005 equity incentive plan; and

  •
  384,936 shares of common stock issuable upon the exercise of warrants at a weighted-average exercise price of $3.47 per share.

          Unless otherwise indicated, this prospectus reflects and assumes the following:

  •
  the filing of our amended and restated certificate of incorporation and the adoption of our amended and restated by-laws prior to the consummation of this offering; and

  •
  no exercise by the underwriters of their over-allotment option.

SUMMARY CONSOLIDATED FINANCIAL DATA

          The tables below summarize our consolidated financial information for the periods indicated. You should read the following information together with the more detailed information contained in "Selected Consolidated Financial Data", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the accompanying notes.

	Year Ended December 31			Nine Months Ended September 30
	2003	2004	2005	2005	2006
	(in thousands, except share and per share data)
Consolidated Statements of Operations Data:
Revenue:
Systems, software licenses and installation and services revenue	$12,169	$17,700	$31,747	$22,103	$28,232
Maintenance and other revenue	16,166	19,602	27,960	21,345	24,293

Total revenue	28,335	37,302	59,707	43,448	52,525

Costs and expenses:
Cost of systems, software licenses and installation and services revenue	2,431	5,101	9,590	6,727	9,065
Cost of maintenance and other revenue	5,556	8,078	14,154	10,475	11,267
General and administrative expenses	8,423	9,873	18,807	9,733	12,487
Sales and marketing expenses	7,575	9,858	15,625	11,374	13,648
Research and development expenses	6,287	10,123	13,261	9,711	10,250
Amortization of acquired developed technology	3,175	2,694	4,164	3,123	1,881
Amortization of acquired customer relationships	2,690	3,202	3,917	2,948	1,593
Impairment of acquired developed technology	6,507	—	—	—	—

Total costs and expenses	42,644	48,929	79,518	54,091	60,191

Loss from operations	(14,309)	(11,627)	(19,811)	(10,643)	(7,666)

Total other (expense) income, net	(2,670)	(1,562)	2,331	749	(677)

Loss before income taxes	(16,979)	(13,189)	(17,480)	(9,894)	(8,343)
(Benefit from) provision for income taxes	(41)	73	203	153	185

Net loss	$(16,938)	$(13,262)	$(17,683)	$(10,047)	$(8,528)

Net loss per share:
Basic and diluted	$(3.27)	$(1.85)	$(1.22)	$(0.87)	$(0.33)

Weighted-average number of common shares used in net loss per share calculation:
Basic and diluted	5,179,456	7,187,717	14,541,430	11,589,477	25,495,928

          The pro forma balance sheet data give effect to the expiration of contractual rights of redemption on 1,551,637 outstanding shares of common stock upon the closing of this offering. The pro forma as adjusted balance sheet data also give effect to our sale of             shares of common stock offered by this prospectus at an assumed initial public offering price of $         per share, the mid-point of the estimated price range shown on the cover page of this prospectus, after deducting the estimated underwriting discount and offering expenses payable by us.

	As of September 30, 2006
	Actual	Pro Forma	Pro Forma As Adjusted
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$18,727	$18,727	$
Indebtedness	13,726	13,726
Redeemable common stock	5,788	—
Total stockholders' (deficit) equity	(7,557)	(1,769)

RISK FACTORS

          Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below together with all of the other information contained in this prospectus, including the financial statements and the related notes appearing at the end of this prospectus, before making an investment decision. If any of the following risks or uncertainties actually occurs, our business, financial condition or operating results could materially suffer. In that event, the trading price of our common stock could decline and you may lose all or part of your investment.

Risks Related to Our Business

We have incurred significant operating losses in the past and may not be profitable in the future.

          We have incurred significant losses in each fiscal year since our inception, including net losses of $17.7 million and $8.5 million in the year ended December 31, 2005 and the nine months ended September 30, 2006, respectively, and we may incur significant operating losses in the future. Primarily as a result of our operating losses, we had an accumulated deficit of $105.1 million at September 30, 2006. In addition, we expect our development, sales and other operating expenses to increase in the future as we expand our business. If our revenue does not grow to offset these expected increased expenses, we may not be profitable. In fact, in future quarters we may not have any revenue growth and our revenue could decline. Furthermore, if our operating expenses exceed our expectations, our financial performance will be adversely affected.

Our operating results may fluctuate significantly and could cause the market price of our common stock to fall rapidly and without notice.

          Our operating results are difficult to predict and may fluctuate significantly from quarter to quarter. For instance, our quarterly results ranged from an operating loss of $9.2 million for the quarter ended December 31, 2005 to an operating loss of $1.5 million for the quarter ended September 30, 2006. Our results of operations in any given quarter will be based on a number of factors, including:

  •
  the extent to which our products and services achieve or maintain market acceptance;

  •
  our ability to introduce new products and services and enhancements to our existing products and services on a timely basis;

  •
  new competitors and introduction of enhanced products from new or existing competitors;

  •
  the competitive environment in which we operate;

  •
  the timing of our product sales and the length of our sales and implementation cycles;

  •
  changes in our operating expenses;

  •
  amount and timing of our investment in research and development activities;

  •
  our ability to hire and retain qualified personnel;

  •
  changes in the regulatory environment related to hospitals and government healthcare systems in the countries in which our customers are based;

  •
  the financial condition of our current and potential customers;

  •
  changes in hospital budgets and procurement policies;

  •
  the timing, size and integration success of potential future acquisitions; and

  •
  unforeseen legal expenses, including litigation costs.

          A significant portion of our operating expense is relatively fixed in nature and planned expenditures are based in part on expectations regarding future revenue. Accordingly, unexpected revenue shortfalls may decrease our gross margins and could cause significant changes in our operating results from quarter to quarter. In addition, our future quarterly operating results may fluctuate and may not meet the expectations of securities analysts or investors. If this occurs, the trading price of our common stock could fall substantially either suddenly or over time.

The software products comprising our CareSuite product line are at varying stages of market acceptance, and if CareSuite fails to achieve or maintain wide acceptance, we will be unable to generate significant revenue growth.

          We derive a substantial majority of our revenue from sales of our CareSuite product line and associated services, and we expect that we will continue to do so for the foreseeable future. We believe that in 2005, however, we captured less than 8% of our total addressable U.S. market for software solutions in the emergency department, perioperative care environment and intensive care units. Although the software products that comprise our CareSuite product line have been introduced at various times throughout our corporate history, widespread market acceptance of those products as part of our integrated CareSuite line is critical to our future success. For instance, we only began including our total perioperative software solution in our CareSuite product line since 2003. Further, we did not offer ED Pulsecheck as part of our CareSuite line until after our acquisition of Ibex Healthdata Systems, Inc., or Ibex, in July 2004. Factors that may negatively affect market acceptance of our program and that are beyond our control, include:

  •
  reluctance by hospitals to reduce their reliance on existing systems and department management practices;

  •
  inability of hospitals to successfully integrate our programs into management of high-acuity care departments due to lack of physician adoption or failure to properly interface with legacy information systems, including the resulting harm to our reputation;

  •
  financial and budget constraints of hospitals; and

  •
  the availability, price, performance and reliability of competing products and services.

          In addition, the price, performance and reliability of our products and services, especially our perioperative care and emergency department solutions, will be key factors for market acceptance of our healthcare information systems and services. If we are not successful in achieving and maintaining widespread market acceptance of our products, we may never become profitable.

We operate in a highly competitive industry and if we are not able to compete effectively, our business and operating results will be harmed.

          Some of our current competitors, as well as many of our potential competitors, have greater name recognition, longer operating histories and significantly greater resources. As a result, our competitors may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, standards or customer requirements. In addition, current and potential competitors have established, and may in the future establish, cooperative relationships with vendors of complementary products, technologies or services to increase the availability of their products to the marketplace. Accordingly, new competitors or alliances may emerge that have greater market share, larger customer bases, more widely adopted proprietary technologies, greater marketing expertise and larger sales forces than we have, which could put us at a competitive disadvantage. Further, in light of these advantages, even if our products and services are more effective than the product or service offerings of our competitors, current or potential customers might accept competitive products and services in lieu of purchasing our products and services. We cannot assure you that we can maintain or enhance our competitive position against current and future competitors.

          In addition, barriers to entry into the healthcare information technology market are relatively low and, with the introduction of new technologies and new market entrants, we expect that competition will increase. Increased competition is likely to result in pricing pressures, which could negatively impact our sales, profitability or market share. In addition to new niche vendors, who offer stand-alone products, we face competition from existing enterprise vendors, including those currently focused solely in the administrative areas, which have information systems in place at hospitals in our target market. These existing enterprise vendors may now, or in the future, offer or promise high-acuity care products with less functionality than our products, but which offer ease of integration with hospitals' existing systems and leverage existing vendor relationships. Our failure to compete effectively could materially adversely affect our business, financial condition or results of operations.

As a result of our long and variable sales and cycles, we may be unable to recognize revenue to offset expenditures, which could result in fluctuations in our quarterly results of operations or otherwise harm our future operating results.

          Our software is expensive and generally requires significant capital expenditures by our customers. The sales cycle for our products can be long and has ranged from three to 24 months from initial contact to contract execution. During the sales cycle, we expend time and resources and we sometimes do not recognize any revenue to offset such expenditures. Our implementation cycle has typically ranged from six to 36 months from contract execution to completion of implementation. During the implementation cycle, we expend substantial time, effort and financial resources implementing the software, but accounting principles may not allow us to recognize the resulting revenue until certain contract milestones are achieved. This could harm our future operating results. Additionally, any decision by our customers to delay purchasing or implementing our products may adversely affect our revenue. These factors may contribute to substantial fluctuations in our quarterly operating results, particularly in the near term and during any other periods in which our sales volume is relatively low. As a result, in future quarters our operating results could fall below the expectations of securities analysts or investors, in which event our stock price would likely decrease.

Failure to manage our rapid growth effectively could harm our business.

          We have been experiencing a period of rapid growth that has placed a significant strain on our operational and financial resources and our personnel. From the beginning of 2002 to September 30, 2006, the number of our employees increased from 105 to approximately 440. To manage our anticipated future growth effectively, we must continue to maintain and may need to enhance our information technology infrastructure, financial and accounting systems and controls and manage expanded operations in geographically distributed locations. We also must attract, train and retain a significant number of qualified sales and marketing personnel, professional services personnel, software engineers, technical personnel and management personnel. Our failure to manage our rapid growth effectively could have a material adverse effect on our business, operating results or financial condition. Our growth could require significant capital expenditures and may divert financial resources from other projects, such as the development of new services or product enhancements. If our management is unable to effectively manage our growth, our expenses may increase more than expected, our revenue could decline or grow more slowly than expected and we may be unable to implement our business strategy.

Our inability to successfully introduce new, enhanced and competitive products that keep pace with rapidly changing technology, industry standards and customer requirements could adversely affect our ability to compete effectively.

          The markets for our products and services are characterized by rapidly changing technology and evolving industry standards, including developments in required regulatory certifications. The introduction of products embodying new technology and the emergence of new industry standards could render our existing products obsolete or noncompetitive and could exert pricing pressures on our existing products. It is critical to our success for us to anticipate changes in technology, industry standards and customer requirements and to successfully introduce new, enhanced and competitive products to meet our customers' and prospective customers' needs on a timely basis. We could incur substantial costs if we need to modify our products or services, or information technology infrastructure, to adapt to technological changes or new industry standards or developments. We may not have adequate resources available to develop new technologies or products or be able to successfully develop new products or introduce enhancements for existing products. Any new products and enhancements that we develop may not achieve market acceptance and the introduction of new products or technological developments by others may render our products obsolete. If we fail to develop products that are competitive in technology and price, satisfy certification standards and meet customer needs, our market share will decline and our business, revenue, financial condition and operating results could suffer materially.

Potential future acquisitions could be difficult to integrate, divert the attention of key management personnel, disrupt our business, dilute stockholder value and adversely affect our financial results.

          As part of our business strategy, we intend to continue to acquire companies, technologies and products that we feel could accelerate our ability to compete in our core markets by expanding our portfolio of integrated products, selling additional products to existing customers or expanding our market position by attaining new customers. Acquisitions involve numerous risks, including:

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  difficulties in integrating operations, technologies, accounting and personnel;

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  difficulties in supporting and transitioning customers of our acquired companies;

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  diversion of financial and management resources from existing operations;

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  risks of entering new markets;

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  potential loss of key employees; and

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  inability to generate sufficient revenue to offset acquisition costs.

          In addition, we could discover deficiencies withheld from us in an acquisition due to fraud or otherwise not uncovered in our due diligence prior to the acquisition. These deficiencies could include problems in internal controls, data adequacy and integrity, product quality and regulatory compliance, as well as undisclosed and product liabilities, any of which could result in us becoming subject to penalties or other liabilities. We may also be required to assume liabilities under an acquired company's employee benefit plans. For instance, we may be subjected to potential liabilities as a result of the discontinuance of the profit sharing plan that we assumed in our acquisition of Medical Systems Management, Inc., or MSM. Any such liabilities could have an adverse effect on our financial condition and results of operations.

          Acquisitions also frequently result in the recording of goodwill and other intangible assets which are subject to potential impairments in the future that could harm our financial results. For example, we have expensed the amortization of customer relationships and developed technology related to the acquisitions of Ibex in 2004 and MSM in 2002. We expect to continue amortization of these intangible acquisition costs through 2007. In addition, if we finance acquisitions by issuing convertible debt or equity securities, our existing stockholders may be diluted, which could affect the market price of our stock. As a result, if we fail to properly evaluate acquisitions or investments, we may not achieve the anticipated benefits of any such acquisitions, and we may incur costs in excess of what we anticipate.

We depend primarily on the healthcare industry's adoption of electronic solutions and are therefore subject to risks relating to developments affecting this industry.

          Our business depends on the healthcare industry's adoption of electronic solutions to collect, manage and store information in high-acuity care areas. Changes in healthcare funding, reductions in information technology budgets, increased consolidation or decreased competition in the healthcare industry could result in an erosion of our customer base and a reduction in our target market. In the event of further consolidation of the healthcare industry, the resulting enterprises could have greater bargaining power resulting in pricing pressure on our products, which in turn, could materially adversely impact our revenue and gross margins. Additionally, the emergence of specialty hospitals may increase competition for high-acuity patients and reduce spending in these areas due to cost pressures within the healthcare facilities. Our operating results may also be adversely impacted by other developments that affect the willingness of the healthcare industry to adopt electronic solutions, including:

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  the introduction or adoption of new technologies or products;

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  changes in government regulation;

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  changes in medical practices;

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  changes in governmental price controls or third-party reimbursement practices;

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  publicity and press or trade journal coverage regarding the use and efficacy of high-acuity care information systems and products; and

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  changes in general business conditions.

          Any decrease in hospital budgets or expenditures or in the size, scope or frequency of capital expenditures as a result of the foregoing or other factors could materially adversely affect our operations or financial condition.

We may be the subject of costly and time-consuming lawsuits brought by third parties for alleged infringement of their proprietary rights, which could limit our ability to use certain technologies in the future, force us to redesign or discontinue our products, or pay royalties to continue to sell our products.

          We have in the past received communications from third parties relating to technologies used in our software solutions that have alleged infringement of intellectual property rights, specifically patent infringement. In addition, we have in the past been, and may in the future be, the subject of legal claims by third-parties that we infringe their patents or otherwise violate their intellectual property rights. For example, we recently settled a patent infringement lawsuit brought against us and several other national healthcare information technology software providers. We cannot assure you that we will not receive further correspondence from these or other parties, or that we will not be the subject of additional claims of infringement. In addition, the vendors from which we license technology used in our products could become subject to similar infringement claims. Infringement claims asserted against us or our vendors may have a material adverse effect on our business, results of operations or financial condition. Any claims, either with or without merit, could be time-consuming and expensive to defend, and could divert our management's attention away from the execution of our business plan. Moreover, any settlement or adverse judgment resulting from the claim could require us to pay substantial amounts of money or obtain a license to continue to use the technology that is the subject of the claim, or otherwise restrict or prohibit our use of the technology. There can be no assurance that we would be able to obtain a license on commercially reasonable terms, if at all, from third parties asserting an infringement claim; that we would be able to develop alternative technology on a timely basis, if at all; or that we would be able to obtain a license to use a suitable alternative technology to permit us to continue offering, and our customers to continue using, our affected products. Accordingly, an adverse determination could prevent us from offering our products to others. In addition, we may be required to indemnify our customers for third-party intellectual property infringement claims, which would increase the cost to us of an adverse ruling for such a claim.

We may be unable to adequately protect, and we may incur significant costs in enforcing, our intellectual property and other proprietary rights.

          Our success depends in part on our ability to enforce our intellectual property and other proprietary rights. We rely upon a combination of trademark, trade secret, copyright, patent and unfair competition laws, as well as license agreements and other contractual provisions, to protect our intellectual property and other proprietary rights. In addition, we attempt to protect our intellectual property and proprietary information by requiring our employees and consultants to enter into confidentiality, noncompetition and assignment of inventions agreements. To the extent that our intellectual property and other proprietary rights are not adequately protected, third parties might gain access to our proprietary information, develop and market products or services similar to ours, or use trademarks similar to ours, each of which could materially harm our business. Existing U.S. federal and state intellectual property laws offer only limited protection. Moreover, the laws of other countries in which we market our software products and services may afford little or no effective protection of our intellectual property. The failure to adequately protect our intellectual property and other proprietary rights could materially harm our business.

          In addition, if we resort to legal proceedings to enforce our intellectual property rights or to determine the validity and scope of the intellectual property or other proprietary rights of others, the proceedings could be burdensome and expensive, even if we were to prevail. For example, we recently settled a patent infringement suit that we had been pursuing against Surgical Information Systems, LLC and Capsule Technologie in connection with our technology for automating patient care using a software engine that automatically captures data from different medical devices. Any other litigation that may be necessary in the future could result in substantial costs and diversion of resources and could have a material adverse effect on our business, operating results or financial condition.

Our results of operations and financial condition are dependent upon large contracts for the sale and installation of our software solutions.

          Our revenue is dependent on a continued flow of large contracts for the sale and installation of our software solutions to a limited number of customers each year. For instance, approximately 18.3% and 12.9% of our total revenue during 2005 and the nine months ended September 30, 2006, respectively, was derived from contracts with our top five customers during each of those periods. Any reduction in the amount of revenue that we derive from similar large contracts, without an offsetting increase in new sales to other customers, could have a material adverse effect on our operating results. The sales cycle for large contracts tends to be longer than for other contracts and, even after a purchase decision is made, these contracts may be delayed by factors outside our control, including financial and budget constraints of the hospitals purchasing our product. Our business, results of operations and financial condition could be materially adversely affected if we were unable to continue to obtain major contracts for the sale and installation of our software solutions, or if we experienced delays in the performance of such contracts.

If hospitals do not shift from their traditional methods of collecting information to automated data collection and analysis products or systems, our future growth and market penetration may be limited.

          If administrators and healthcare professionals are unwilling to adopt information technology solutions to collect, manage and store information in high-acuity care areas of healthcare facilities, our future growth and market share may be limited. Our efforts to establish an electronic process to capture clinical, business and administrative information are a significant departure from the traditional paper-based methods of collecting and managing this information. We may not be successful in persuading healthcare providers to change the manner in which they have traditionally collected data and to purchase our products and services. If we fail to convince additional healthcare facilities to use our methods of capturing clinical, business and administrative data or fail to sell additional products to existing customers to further automate the high-acuity care areas of the hospital, our revenue may be limited and we may fail to be profitable.

Our products could have unknown defects or errors, which may give rise to claims against us or divert application of our resources from other purposes.

          Information system products as complex as those we offer have in the past contained, and may in the future develop or contain, undetected defects or errors. Although prior defects in our products have not had a material impact on our business, we cannot assure you that a material performance problem will not arise in the future. Errors may result from interface of our products with legacy systems which we did not develop and the function of which is outside of our control. Despite testing, defects or errors may arise in our existing or new products, which could result in loss of revenue or market share, failure to achieve market acceptance or expansion, diversion of development resources, injury to our reputation and increased service and maintenance costs. Defects or errors in our products and services might discourage existing or potential customers from purchasing existing or new products and services. The costs incurred in correcting any defects or errors may be substantial and could adversely affect our operating margins. In addition, security breaches, whether intentional or accidental, could expose us to a risk of loss of data, litigation and possible liability.

          In addition, customers relying on our products to collect, manage and report clinical, business and administrative data may have a greater sensitivity to product errors and security vulnerabilities than customers of software products in general. We market and sell products that, among other things, provide information to assist physicians and nurses in tracking and treating acutely ill patients. Any delay or failure of our technology may result in the disruption of patient care and management of high-acuity care areas of the hospital and could harm our business and operating results. Our customers or their patients may assert claims against us in the future alleging that they suffered damages due to a defect, error or other failure of our products or services. A product liability claim could subject us to significant legal defense costs and adverse publicity regardless of the merits or eventual outcome of the claim. Our liability insurance may not be sufficient for one or more claims against us or otherwise continue to be available on terms acceptable to us. The insurer also could disclaim coverage as to any future claim. A successful claim brought against us that is uninsured or under-insured could materially harm our business, financial condition or operating results. A product liability claim also could harm our reputation, adversely affect future sales of our products and lead to a decline in revenue.

If we are unable to retain our personnel and hire additional skilled personnel, we may be unable to achieve our goals.

          Our future success depends upon our ability to attract, train and retain highly skilled employees and contract workers, particularly our management team, sales and marketing personnel, professional services personnel and software engineers. Each of our executive officers and other key employees could terminate his or her relationship with us at any time. The loss of any member of our senior management team might significantly delay or prevent the achievement of our business or development objectives and could materially harm our business. In addition, many of our senior management personnel are substantially vested in their stock option grants or other equity compensation. While we periodically grant additional equity awards to management personnel and other key employees to provide additional incentives to remain employed by us, employees may be more likely to leave us if a significant portion of their equity compensation is fully vested, especially if the shares underlying the equity awards have significantly appreciated in value.

          In addition, because of the technical nature of our products and services and the dynamic market in which we compete, any failure to attract and retain qualified direct sales, professional services and product development personnel, as well as our contract workers, could have a material adverse affect on our ability to generate sales or successfully develop new products, client and consulting services and enhancements of existing products.

We will incur significant increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives.

          We have never operated as a public company. As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002, as well as new rules subsequently implemented by the Securities and Exchange Commission and the NASDAQ Global Market, have imposed various new requirements on public companies, including requiring changes in corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these new compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect these new rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to incur substantial costs to maintain the same or similar coverage.

          In addition, the Sarbanes-Oxley Act requires, among other things, that we maintain effective internal control over financial reporting and disclosure controls and procedures. In particular, commencing in 2008, we must perform system and process evaluation and testing of our internal control over financial reporting to allow management and our independent registered public accounting firm to report on the effectiveness of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. Our testing, or the subsequent testing by our independent registered public accounting firm, may reveal deficiencies in our internal control over financial reporting that are deemed to be material weaknesses. Our compliance with Section 404 will require that we incur substantial accounting expense and expend significant management time on compliance-related issues. We currently do not have an internal audit group, and we will evaluate the need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge. Moreover, if we are not able to comply with the requirements of Section 404 in a timely manner, or if we or our independent registered public accounting firm identifies deficiencies in our internal control over financial reporting that are deemed to be material weaknesses, the market price of our stock could decline and we could be subject to sanctions or investigations by the NASDAQ Global Market, the Securities and Exchange Commission or other regulatory authorities, which would require additional financial and management resources.

Business disruptions resulting from international uncertainties could negatively impact our profitability.

          We derive, and expect to continue to derive, a portion of our revenue from international sales in various European and Asian markets, Canada and Australia. We also provide service to government health systems in Canada, the United Kingdom and Malaysia. For the fiscal year ended December 31, 2005 and the nine months ended September 30, 2006, sales to non-U.S. customers accounted for 11.1% and 7.8% of total revenue, respectively. Our international revenue and operations are subject to a number of material risks, including, but not limited to:

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  difficulties in staffing, managing and supporting operations in multiple countries;

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  difficulties in enforcing agreements and collecting receivables through foreign legal systems and other relevant legal issues;

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  fewer legal protections for intellectual property;

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  foreign and U.S. taxation issues and international trade barriers;

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  difficulties in obtaining any necessary governmental authorizations for the export of our products to certain foreign jurisdictions;

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  potential fluctuations in foreign economies;

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  government currency control and restrictions on repatriation of earnings;

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  fluctuations in the value of foreign currencies and interest rates;

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  general economic and political conditions in the markets in which we operate;

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  domestic and international economic or political changes, hostilities and other disruptions in regions where we currently operate or may operate in the future; and

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  different and changing legal and regulatory requirements in the jurisdictions in which we currently operate or may operate in the future.

          Negative developments in any of these areas in one or more countries could result in a reduction in demand for our products, the cancellation or delay of orders already placed, threats to our intellectual property, difficulty in collecting receivables and a higher cost of doing business, any of which could negatively impact our business, financial condition or results of operations. Moreover, our sales, including sales to customers outside the United States, are primarily denominated in U.S. dollars, and downward fluctuations in the value of foreign currencies relative to the U.S. dollar may make our products more expensive than other products, which could harm our business.

Our business and results of operations could be adversely affected by significant changes in the policies and spending priorities of governments and government agencies.

          We derive a portion of our revenue from sales to and contracts with U.S. and foreign health systems and subcontracts under contracts with such governmental health systems. For the year ended December 31, 2005 and the nine months ended September 30, 2006, contracts and subcontracts with governmental healthcare systems accounted for 8.5% and 9.2% of total revenue, respectively. We believe that the success and growth of our business will continue to depend on our successful procurement of governmental health system contracts either directly or through prime contractors, especially as we expand into foreign markets. Government customers may be subject to stringent budgetary constraints and our continued performance under these contracts and subcontracts, or award of additional contracts or subcontracts from these agencies, could be jeopardized by spending reductions or budget cutbacks at these agencies. We cannot assure you that future levels of expenditures and authorizations will continue for governmental healthcare programs in which we directly or indirectly provide products and services. A significant decline in government expenditures generally, or with respect to programs for which we provide products and services, could adversely affect our revenue and prospects, which would harm our business, financial condition and operating results.

We intend to expand our international sales, in part, through strategic relationships with third parties which, if unsuccessful, could harm our business and results of operations.

          We intend to expand into international markets through strategic relationships or collaborations with government health systems, academic institutions or other third parties. We cannot assure you that we will be able to establish such relationships on acceptable terms. If we cannot establish such collaborations, we may have difficulty effectively marketing our products outside of the United

States. In addition, these collaborations may not be technologically or commercially successful, which could harm our business and results of operations. Factors that may affect the success of collaborations include the following:

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  collaborators may pursue alternative technologies or develop alternative products, either on their own or in collaboration with others, that may be competitive with our products, which could affect their commitment to the collaboration with us;

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  reductions in marketing or sales efforts or a discontinuation of marketing or sales of our products by our collaborators could reduce our revenue;

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  our collaborators may terminate their collaborations with us, which could make it difficult for us to attract new collaborators or harm our business reputation; and

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  our collaborators may pursue higher priority programs or change the focus of their development programs, which would weaken our collaborators' commitment to us.

Our loan agreement contains operating and financial covenants that may restrict our business and financing activities.

          We have a loan agreement that provides for a $15.0 million term loan, of which $13.8 million was outstanding at September 30, 2006, as well as a $6.5 million asset based line of credit. Borrowings are secured by substantially all of our assets including our intellectual property. Our loan agreement restricts our ability to:

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  redeem subordinated indebtedness;

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  incur additional indebtedness;

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  create liens;

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  enter into transactions with affiliates;

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  make investments;

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  sell assets;

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  pay dividends or make distributions on and, in certain cases, repurchase our stock; or

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  consolidate or merge with other entities.

          In addition, our credit facilities require us to meet specified minimum adjusted EBITDA thresholds and maintain specified adjusted quick ratio tests. The operating and financial restrictions and covenants in these credit facilities, as well as any future financing agreements that we may enter into, may restrict our ability to finance our operations, engage in business activities or expand or fully pursue our business strategies. Our ability to comply with these covenants may be affected by events beyond our control, and we may not be able to meet those covenants. A breach of any of these covenants could result in a default under the loan agreement, which could cause all of the outstanding indebtedness under both credit facilities to become immediately due and payable and terminate all commitments to extend further credit.

          At various times in the past, we have been in violation of one or both of the adjusted EBITDA and quick ratio covenants under the loan agreement, for which we received waivers from the lender. Those waivers, however, did not remove or limit the financial covenants we must satisfy under the loan agreement in the future. Although we believe we are currently in compliance under this agreement, we cannot assure you that if a future violation occurs we will receive a waiver or that our indebtedness will not be accelerated. While we expect that after this offering we will have sufficient resources to fund any amounts which may become due under these credit facilities, we cannot assure you that we will have sufficient assets to repay our credit facilities upon any default or that the bank will not seek to enforce its remedies against us. If we were unable to repay those amounts, the bank could proceed against the collateral granted to them to secure that indebtedness.

We may face liabilities in connection with the Employee Stock Ownership Plan that we assumed in connection with our acquisition of Medical Systems Management, Inc.

          In connection with our acquisition of MSM in 2002, we assumed an employee stock ownership plan, that is subject to the Internal Revenue Code of 1986 and the Employee Retirement Income Security Act of 1974. During 2004, the plan was amended to become a profit-sharing plan. Approximately 186 current employees and 127 former employees were participants in the plan as of December 31, 2005, which held 1,918,222 shares of our common stock as of September 30, 2006. Although MSM stopped making contributions to the plan prior to the acquisition, we are treating 2005 as the year in which the plan was discontinued, meaning that no further contributions will be made and all participant accounts became fully vested. It is possible that the Internal Revenue Service may not agree with this determination, or with the way in which the plan was administered prior to its discontinuance. If the Internal Revenue Service were to require changes to maintain the plan's tax-qualified status, a reallocation of participant accounts, which consist of shares of our common stock and cash, could be necessary but, because distributions have not been made from the plan, no further contributions should be required. If, however, we were to reallocate plan accounts, any participants whose accounts were reduced might bring a claim against us. Instead of reallocating accounts, we could make additional contributions to the plan. Such contributions could be in the form of cash or stock, and we would be required to recognize this cost as an expense, which could adversely affect our results of operations. Due to the complex laws and regulations pertaining to the plan, we cannot accurately predict the outcome of any claims or proceedings were they to arise, and an adverse outcome could materially adversely affect our financial condition and results of operations.

We may not be able to obtain capital when desired on favorable terms, if at all, or without dilution to our stockholders.

          We anticipate that our current cash and cash equivalents, together with the $360,000 available under our asset based line of credit as of September 30, 2006, will be sufficient to meet our current needs for general corporate purposes, including expected research and development expenditures, for the next twelve months. However, we may need additional financing to execute on our current or future business strategies, including to:

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  hire additional personnel;

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  develop new or enhance existing products and services;

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  enhance our operating infrastructure;

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  acquire businesses or technologies; or

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  otherwise respond to competitive pressures.

          If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders could be significantly diluted, and these newly-issued securities may have rights, preferences or privileges senior to those of existing stockholders. If we incur additional debt financing, a substantial portion of our operating cash flow may be dedicated to the payment of principal and interest on such indebtedness, thus limiting funds available for our business activities. We cannot assure you that additional financing will be available on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms, when we desire them, our ability to fund our operations, take advantage of unanticipated opportunities, develop or enhance our products and services, or otherwise respond to competitive pressures would be significantly limited.

Regulatory Risks

We and our products and services could be subjected to governmental regulation, requiring us to incur significant compliance costs or to cease offering our products and services.

          Our products and services include functionality for the collection, storage and transmission of patients' personal information and clinical data from a wide range of medical devices used to monitor patients. Therefore, our software products and services are subjected to a complex array of state, federal and foreign regulations related to, among other things, patient privacy. In particular, the Health Insurance Portability and Accountability Act of 1996, or HIPAA, includes privacy standards that protect individual privacy by limiting the uses and disclosures of individually identifiable health information and data security standards that require covered entities to implement administrative, physical and technological safeguards to ensure the confidentiality, integrity, availability and security of individually identifiable health information in electronic form. Most of our customers are covered entities subject to HIPAA and require that our products and services adhere to HIPAA standards. Failure to comply with these standards under HIPAA may subject our customers to civil monetary penalties and, in some circumstances, criminal penalties.

          Although we are not directly regulated by HIPAA, our customers are mandated by HIPAA to enter into written agreements with us, known as business associate agreements, that require us to safeguard individually identifiable health information. Business associate agreements typically include:

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  a description of our permitted uses of individually identifiable health information;

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  a covenant not to disclose the information other than as permitted under the agreement and to make our subcontractors, if any, subject to the same restrictions;

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  assurances that appropriate administrative, physical and technical safeguards are in place to prevent misuse of the information;

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  an obligation to report to our customer any use or disclosure of the information not provided for in the agreement;

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  a prohibition against our use or disclosure of the information if a similar use or disclosure by our customer would violate the HIPAA standards;

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  the ability for our customers to terminate the underlying support agreement if we breach a material term of the business associate agreement and are unable to cure the breach;

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  the requirement to return or destroy all individually identifiable health information at the end of our support agreement; and

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  access by the Secretary of the Department of Health and Human Services to our internal practices, books and records to validate that we are safeguarding individually identifiable health information.

          We may not be able to adequately address the business risks created by HIPAA and its implementation. Furthermore, we are unable to predict what changes to HIPAA, or the regulations issued pursuant to HIPAA, might be made in the future or how those changes could affect our business or the costs of compliance with HIPAA. In addition, the federal Office of the National Coordinator for Health Information Technology, or ONCHIT, is coordinating the development of national standards for creating an interoperable health information technology infrastructure based on the widespread adoption of electronic health records in the healthcare sector. We are unable to predict what, if any, impact the creation of such standards will have on our compliance costs or products or services.

          In addition, other regions or countries in which we plan to do business also regulate the storage, transfer and disclosure of patient information, which may require us to take different or additional compliance measures that may involve material costs or may otherwise affect our ability to provide our products. We are unable to predict what, if any, the impact the introduction or amendment of privacy laws, regulations or standards outside the United States will have on our compliance costs or our ability to obtain and retain customers outside of the United States. We cannot assure you that our products and service offerings will comply with applicable laws, regulations, standards and regulatory guidelines as they develop. If our products or services fail to comply with any such applicable laws, regulations, standards or guidelines, we could incur significant liability for noncompliance, or could be forced to cease offering some products or services. Also, conforming our products and services to any applicable laws, regulations, standards and guidelines could substantially increase our operating expenses.

In the course of conducting our business, we possess or could be deemed to possess personal medical information, which if we fail to keep properly protected, could subject us to significant liability.

          Products comprising our CareSuite software solution are used to collect, manage and report clinical, business and administrative information in connection with the delivery of patient care in the high-acuity care areas of hospitals, such as emergency rooms, operating rooms and critical care units. Some of this information is personal medical information of the patients for which we are required to implement administrative, physical and technological safeguards. These safeguards may fail to ensure security of patient data, thereby subjecting us to liability, including civil monetary penalties and possible criminal penalties. Regulation of the use and disclosure of personal medical information is complex and growing. If we fail to properly protect this personal information that is in our possession or deemed to be in our possession, our reputation will be damaged, our business may suffer and we could incur significant liability. Because techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until launched against a target, we may be unable to anticipate these techniques or to implement adequate preventive measures.

The U.S. Food and Drug Administration is currently exercising its enforcement discretion and not requiring premarket notification for our products. If we are required and fail to obtain and maintain necessary FDA clearances or approvals for our products or future products, our business would be harmed.

          Our products are considered medical devices and are subject to extensive regulation in the United States by the Food and Drug Administration, or FDA, and other federal, state and local authorities. In order to commercially distribute a device in the United States, a company must obtain premarket notification, or 510(k), clearance, unless exempt, or premarket approval from the FDA. The FDA has informed us that our CareSuite electronic patient information system is comprised of two unclassified software devices, and that the FDA is currently exercising its enforcement discretion and not requiring premarket notification at this time for these devices. While FDA did not require premarket notification for our devices, they did require that we follow the requirements listed under the Quality System Regulation, including Design Controls. Because our software is a medical device, we must also comply with other requirements of the Federal Food, Drug, and Cosmetic Act, including registration and listing, labeling, and medical device reporting. If the FDA's policy changes, or if we alter the technology or intended use of these devices, we may need to receive either 510(k) clearance or premarket approval from the FDA in order to commercially distribute our devices. CareSuite's status as unclassified medical software may be modified if safety or effectiveness problems develop, or for reasons related to changes in FDA policy regarding the regulation of hospital or other health-related information systems. Both the 510(k) and premarket approval processes can be expensive and lengthy and entail significant user fees, unless exempt, and we could be required to undertake clinical studies to demonstrate the safety and effectiveness of our devices. Conducting clinical trials generally entails a long, expensive and uncertain process that is subject to delays and failure at any stage. Our business would be harmed if we were required to obtain a premarket clearance or approval and failed to so, or were delayed in our efforts to obtain a clearance or approval.

          Medical devices may be marketed only for the indications for which they are approved or cleared, or as is the case with our CareSuite system, only for the indications which are consistent with the devices FDA declared to be unclassified medical software. Were we required, for any reason, to submit a premarket application, the FDA may not approve or clear indications that are necessary or desirable for the successful commercialization of our products.

Changes in government regulation relating to the healthcare industry may adversely affect us.

          The healthcare industry is highly regulated and is subject to changing political, economic and regulatory influences. For example, the Balanced Budget Act of 1997 (Public Law 105-33) contains significant changes to Medicare and Medicaid and began to have its initial impact in 1998 due to limitations on reimbursement, resulting cost containment initiatives, and effects on pricing and demand for capital intensive systems. In addition, HIPAA has had a direct impact on the healthcare industry by requiring identifiers and standardized transactions/code sets and necessary security and privacy measures in order to ensure the protection of patient health information. These factors affect the purchasing practices and operation of healthcare organizations. Federal and state legislatures have periodically considered programs to reform or amend the U.S. healthcare system at both the federal and state level and to change healthcare financing and reimbursement systems. These programs may contain proposals to increase governmental involvement in healthcare, lower reimbursement rates or otherwise change the environment in which healthcare industry participants operate. Healthcare industry participants may respond by reducing their investments or postponing investment decisions, including investments in our products and services. Many healthcare providers are consolidating to create integrated healthcare delivery systems with greater market power. These providers may try to use their market power to negotiate price reductions for our products and services.

          In addition, FDA regulations and guidance documents are often revised or reinterpreted by the agency in ways that may significantly affect our business and our products. For example, the FDA could change its policy on unclassified software devices and cease exercising its enforcement discretion, thus requiring us to obtain 510(k) clearance or PMA approval for our CareSuite system. It is impossible to predict whether federal, state or foreign legislative changes will be enacted, or whether FDA or other governmental authorities' regulations, guidance, policy or interpretations will be changed, and what the impact of such changes, if any, may be.

If we fail to comply with federal, state, or local regulatory requirements, including the FDA's Quality System Regulation, our business would be harmed.

          The production and marketing of our products are subject to extensive regulation and review by numerous governmental authorities in the United States. Federal and state regulations applicable to medical devices are wide-ranging and govern, among other things, testing, marketing, manufacturing, reporting, promotion and advertising, importing and exporting, labeling and recordkeeping requirements.

          We are currently required to demonstrate and maintain compliance with the FDA's Quality System Regulation, or QSR, which describes current good manufacturing practices. The QSR is a complex regulatory scheme that covers the methods used in, and the facilities and controls used for the manufacture, design, labeling, packing, storage and installation of devices. The FDA enforces the QSR through periodic unannounced inspections. We have been, and anticipate in the future being, subject to such inspections. Our Wakefield, Massachusetts facility was inspected in August 2005, and the FDA investigator issued a notice of observations, or FDA Form 483, which identified the investigator's belief of deviations from the QSR. While we have revised our procedures to address FDA's findings, we cannot assure you that the FDA will find our response to be adequate. Our Wakefield facility has not been re-inspected by the FDA. In addition, the FDA has not inspected our overseas design and manufacturing facility or our Rosemont, Illinois facility and, if inspected, the FDA could find deviations from the QSR at these facilities. To comply with the QSR, we will need to devote additional resources to our compliance program. We may not be able to devote the necessary resources. Our inexperience in this area may harm our ability to attain substantial compliance with the QSR and other regulatory requirements.

          We are subject to other continuing regulation by the FDA, including the requirements that our facility be registered and our devices listed with the agency. We are subject to medical device reporting regulations, which require us to report to the FDA certain adverse events. We must report certain corrections and removals to the FDA, and maintain records of other corrections or removals in which the risk of an adverse event is unlikely. We also are subject to FDA's requirements related to promotional activities and must properly label our devices.

          The FDA and other governmental authorities have broad enforcement powers. Our failure to comply with applicable regulatory requirements could result in enforcement action by the FDA or other agencies, which may include any of the following sanctions:

  •
  public warning letters, fines, injunctions, consent decrees and civil penalties;

  •
  repair, replacement, refunds, recall or seizure of our products;

  •
  operating restrictions or partial suspension or total shutdown of production;

  •
  adverse publicity;

  •
  refusal or delay of our requests for 510(k) clearance or premarket approval of new products, new intended uses, or modifications to existing products, or suspension of premarket approval;

  •
  withdrawal of 510(k) clearance or premarket approvals that have already been granted;

  •
  refusal to permit the import and export of our products;

  •
  preclusion of government contracts; and

  •
  criminal prosecution and ineligibility for Medicaid and Medicare reimbursement.

          If any of these events were to occur, they could occur without prior notice and could materially harm our business.

We could be negatively affected by future interpretation or implementation of federal and state fraud and abuse laws, including anti-kickback laws, the federal Stark law, and other federal and state anti-referral laws.

          We are subject to various federal and state laws pertaining to healthcare fraud and abuse, including anti-kickback laws and physician self-referral laws. Violations of these laws are punishable by criminal and/or civil sanctions, including, in some instances, imprisonment and exclusion from participation in federal and state healthcare programs, including Medicare, Medicaid and Department of Veterans Affairs health programs. We have not been challenged by a governmental authority under any of these laws and believe that our operations are in compliance with such laws. However, because of the far-reaching nature of these laws, we may be required to alter one or more of our practices to be in compliance with these laws. Healthcare fraud and abuse regulations are complex and even minor, inadvertent irregularities in submissions can potentially give rise to claims that the statute has been violated. Any violations of these laws could result in a material adverse effect on our business, financial condition and results of operations. If there is a change in law, regulation, or administrative or judicial interpretations, we may have to change our business practices or our existing business practices could be challenged as unlawful, which could have a material adverse effect on our business, financial condition and results of operations.

We or our distributors may be unable to obtain or maintain international regulatory qualifications or approvals for our current or future products and indications, which could harm our business.

          Sales of our products outside the United States are subject to foreign regulatory requirements that vary widely from country to country. In many countries, our third party distributors are responsible for obtaining and maintaining regulatory approvals for our products. We do not control our third party distributors, and they may not be successful in obtaining or maintaining these regulatory approvals.

          Complying with international regulatory requirements can be an expensive and time consuming process, and approval or certification is not certain. The time required to obtain foreign clearances or approvals may be longer than that required for FDA clearance or approval, and requirements for such clearances or approvals may differ significantly from FDA requirements. Foreign regulatory authorities may not clear or approve our products for the same indications for which the products are marketed in the United States. The foreign regulatory approval process may include all of the risks associated with obtaining FDA clearance or approval in addition to other risks. We or our distributors may be unable to, or may incur significant costs in attempting to, obtain and maintain foreign regulatory qualifications, clearances or approvals in these countries.

          Foreign regulatory agencies, as well as the FDA, periodically inspect manufacturing facilities both in the United States and abroad. If we experience delays in or fail to receive necessary qualifications, clearances or approvals to market our products outside the United States, or if we fail to comply with other foreign regulatory requirements, we and our distributors may be unable to market our products or enhancements in international markets effectively, or at all. Additionally, the imposition of new requirements may significantly affect our business and our products. We may not be able to adjust to such new requirements.

Risks Related to This Offering and Ownership of Our Common Stock

An active trading market for our common stock may not develop, and you may not be able to sell your common stock at or above the initial public offering price or at a time that is acceptable to you.

          Prior to this offering, there has been no public market for our common stock. Although we have applied to have our common stock quoted on the NASDAQ Global Market, an active trading market for shares of our common stock may never develop or be sustained following this offering. If no trading market develops, securities analysts may not initiate or maintain research coverage of our company, which could further depress the market for our common stock. As a result, investors may not be able to sell their common stock at or above the initial public offering price or at the time that they would like to sell.

If equity research analysts do not publish research or reports about our business or if they issue unfavorable commentary or downgrade our common stock, the price of our common stock could decline.

          The trading market for our common stock will rely in part on the research and reports that equity research analysts publish about us and our business. We do not control these analysts. The price of our stock could decline if one or more equity analysts downgrade our stock or if those analysts issue other unfavorable commentary or cease publishing reports about us or our business.

The market price of our common stock may be volatile, which could result in substantial losses for investors purchasing shares in this offering and subject us to securities class action litigation.

          Prior to this offering, there has been no public market for our common stock and an active trading market for shares of our common stock may never develop or be sustained following this offering. The initial public offering price for our common stock will be determined through negotiations with the underwriters. This initial public offering price may vary from the market price of our common stock after the offering. If an active market for our stock develops and continues, our stock price nevertheless may be volatile. Market prices of information technology and healthcare companies have been particularly volatile. Some of the factors that may cause the market price of our common stock to fluctuate include:

  •
  fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

  •
  changes in estimates of our financial results or recommendations by securities analysts;

  •
  failure of any of our products and services to achieve or maintain market acceptance or commercial success;

  •
  changes in market valuations of similar companies;

  •
  success of competitive products and services;

  •
  changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

  •
  announcements by us or our competitors of significant products, contracts, acquisitions or strategic alliances;

  •
  regulatory developments in the United States, foreign countries or both;

  •
  litigation involving our company, our general industry or both;

  •
  additions or departures of key personnel;

  •
  investors' general perception of us; and

  •
  changes in general economic, industry and market conditions.

          In addition, if the market for software, technology or healthcare stocks or the stock market in general experiences a loss of investor confidence, the trading price of our common stock could decline for reasons unrelated to our business, financial condition or results of operations. If any of the foregoing occurs, it could cause our stock price to fall and may expose us to class action lawsuits that, even if unsuccessful, could be costly to defend and a distraction to management.

A significant portion of our total outstanding shares may be sold into the public market in the near future, which could cause the market price of our common stock to drop significantly, even if our business is doing well.

          Sales of a substantial number of shares of our common stock in the public market could occur at any time after the expiration of the lock-up agreements described in "Underwriting". These sales, or the market perception that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock. After this offering, we will have             shares of common stock outstanding based on the number of shares outstanding as of September 30, 2006. This includes the             shares that we and the selling stockholder are selling in this offering, which may be resold in the public market immediately. The remaining             shares, or

% of our outstanding shares after this offering will be able to be sold, subject to any applicable volume limitations under federal securities laws, in the near future as set forth below.

Number of Shares	% of Total Outstanding	Date Available for Sale Into Public Market
124,130%		On the date of this prospectus
49,573%		90 days after the date of this prospectus
10,776,020%		180 days after the date of this prospectus, subject to extension in specified instances, due to lock-up agreements between the holders of these shares and the underwriters. However, Goldman, Sachs & Co. can waive the provisions of these lock-up agreements and allow these stockholders to sell their shares at any time
15,469,202%		180 days after the date of this prospectus due to a lock-up agreement between the holders of these shares and us
313,788%		Between 181 and 365 days after the date of this prospectus, depending on the requirements of the federal securities laws

          In addition, we maintain the Medical Systems Management, Inc. Employee Stock Ownership Plan and a Rabbi Trust which collectively hold an aggregate of 4,586,694 shares of our common stock as of September 30, 2006. Under certain circumstances, such as the termination of an employee's employment with us, the plan may distribute shares to participants (or sell shares in the market), depending on the elections of participants and subject to the lock-up agreements with the underwriters in this offering. In addition, subject to vesting provisions related to continued employment in certain instances, the shares held by the Rabbi Trust may be distributed beginning in the year 2010 or, depending on the terms of the award agreement and subject to the lock-up agreement with the underwriters in this offering, within 30 days after the occurrence of certain triggering events such as a change in control of our company, termination of service or an initial public offering.

          In addition, as of September 30, 2006, there were 384,936 shares subject to outstanding warrants, 7,222,730 shares subject to outstanding options and an additional 565,196 shares reserved for future issuance under our stock option plan that will become eligible for sale in the public market to the extent permitted by any applicable vesting requirements, the lock-up agreements and Rules 144 and 701 under the Securities Act of 1933, as amended. Moreover, after this offering, holders of an aggregate of approximately 21,444,453 shares of our common stock as of September 30, 2006, will have rights, subject to some conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or other stockholders. We also intend to register all shares of common stock that we may issue under our employee benefit plans. Once we register these shares, they can be freely sold in the public market upon issuance, subject to the lock-up agreements.

You will incur immediate and substantial dilution as a result of this offering.

          If you purchase common stock in this offering, you will pay more for your shares than the amounts paid by existing stockholders for their shares. In addition, the initial public offering price of our common stock is substantially higher than the net tangible book value per share of our common stock. As a result, you will incur immediate and substantial dilution of $             per share, representing the difference between the assumed initial public offering price of $             per share and our net tangible book value per share after giving effect to this offering. Moreover, we issued options in the past to acquire common stock at prices significantly below the initial public offering price. As of September 30, 2006, there were 384,936 shares of common stock issuable upon the exercise of warrants at a weighted-average exercise price of $3.47 per share and 7,222,730 shares subject to outstanding options at a weighted-average exercise price of $3.26 per share. To the extent that these warrants or these outstanding options are ultimately exercised, you will incur further dilution.

We and our directors and management will exercise significant control over our company, which will limit your ability to influence corporate matters.

          After this offering, our directors and executive officers and their affiliates will collectively control approximately             % of our outstanding common stock. In addition, immediately following this offering, our Medical Systems Management, Inc. Employee Stock Ownership Plan which holds shares of our common stock on behalf of our employees, and the Rabbi Trust which holds shares of our common stock on behalf of our executive officers and certain other highly compensated employees and directors will collectively own approximately     % of our common stock. Pursuant to the provisions of the plan and the Rabbi Trust, we are entitled to direct the trustee as to the voting of the shares therein. As a result, we and/or these stockholders, if they act together, will be able to influence our management and affairs and all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control of our company and might negatively affect the market price of our common stock. In addition, although we intend to obtain board approval for any voting decision directed to the trustee of the plan or the Rabbi Trust, this discretion may create real or perceived conflicts of interests between management and the board of directors regarding the instruction given to the trustee. Furthermore, the discretion to direct the voting of the shares held in the plan and the Rabbi Trust may also prevent attempts by our stockholders to remove our management or board of directors.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

          We cannot specify with certainty the particular uses of the net proceeds we will receive from this offering. Our management will have broad discretion in the application of the net proceeds, including for any of the purposes described in "Use of Proceeds". Accordingly, you will have to rely upon the judgment of our management with respect to the use of the proceeds, with only limited information concerning management's specific intentions. Our management may spend a portion or all of the net proceeds from this offering in ways that our stockholders may not desire or that may not yield a favorable return. The failure by our management to apply these funds effectively could harm our business. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

Provisions in our certificate of incorporation and by-laws or Delaware law might discourage, delay or prevent a change of control of our company or changes in our management and, therefore, depress the trading price of our common stock.

          Provisions of our certificate of incorporation and by-laws and Delaware law may discourage, delay or prevent a merger, acquisition or other change in control that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares of our common stock. These provisions may also prevent or frustrate attempts by our stockholders to replace or remove our management. These provisions include:

  •
  limitations on the removal of directors;

  •
  advance notice requirements for stockholder proposals and nominations;

  •
  the inability of stockholders to act by written consent or to call special meetings; and

  •
  the ability of our board of directors to make, alter or repeal our by-laws.

          The affirmative vote of the holders of at least 75% of our shares of capital stock entitled to vote is necessary to amend or repeal the above provisions of our certificate of incorporation. In addition, our board of directors has the ability to designate the terms of and issue new series of preferred stock without stockholder approval. Also, absent approval of our board of directors, our by-laws may only be amended or repealed by the affirmative vote of the holders of at least 75% of our shares of capital stock entitled to vote.

          In addition, Section 203 of the Delaware General Corporation Law prohibits a publicly-held Delaware corporation from engaging in a business combination with an interested stockholder, generally a person which together with its affiliates owns, or within the last three years has owned, 15% of our voting stock, for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner.

          The existence of the foregoing provisions and anti-takeover measures could limit the price that investors might be willing to pay in the future for shares of our common stock. They could also deter potential acquirers of our company, thereby reducing the likelihood that you could receive a premium for your common stock in an acquisition.

We do not currently intend to pay dividends on our common stock and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

          We have never declared or paid any cash dividends on our common stock and do not currently intend to do so for the foreseeable future. We currently intend to invest our future earnings, if any, to fund our growth. Therefore, you are not likely to receive any dividends on your common stock for the foreseeable future and the success of an investment in shares of our common stock will depend upon any future appreciation in its value. There is no guarantee that shares of our common stock will appreciate in value or even maintain the price at which our stockholders have purchased their shares.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

          This prospectus contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this prospectus regarding our strategy, future operations, future financial position, future net sales, projected costs, projected expenses, prospects and plans and objectives of management are forward-looking statements. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements.

          The words "anticipates", "believes", "estimates", "expects", "intends", "may", "plans", "projects", "will", "would" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We have based these forward-looking statements on our current expectations and projections about future events. Although we believe that the expectations underlying any of our forward-looking statements are reasonable, these expectations may prove to be incorrect and all of these statements are subject to risks and uncertainties. We discuss many of the risks that we believe could cause actual results or events to differ materially from these forward-looking statements in greater detail in the section entitled "Risk Factors". Should one or more of these risks and uncertainties materialize, or should underlying assumptions, projections or expectations prove incorrect, actual results, performance or financial condition may vary materially and adversely from those anticipated, estimated or expected. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. We do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

INDUSTRY DATA

          Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market share, is based on information from various sources (including industry publications, surveys and forecasts and our internal research), on assumptions that we have made, which we believe to be reasonable, based on that data and other similar sources and on our knowledge of the markets for our services. None of the sources cited in this prospectus has consented to the inclusion of any data from its reports, nor have we sought their consent. Our internal research has not been verified by any independent source, and we have not independently verified any third party information. While we believe the market position, market opportunity and market share information included in this prospectus is generally reliable, such information is inherently imprecise. In addition, projections, assumptions and estimates of our future performance and the future performance of the industries in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in "Risk Factors" and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

USE OF PROCEEDS

          We estimate that we will receive net proceeds from this offering of approximately $          million, based on an assumed initial public offering price of $         per share, the midpoint of the price range set forth on the cover of this prospectus, and after deducting the estimated underwriting discounts, commissions and offering expenses payable by us. A $1.00 increase (decrease) in the assumed initial public offering price would increase (decrease) our net proceeds from this offering by $         , assuming the number of shares offered by us, as set forth on the cover of this prospectus, remains the same. We will not receive any of the proceeds of the sale of share of common stock by the selling stockholder. If the underwriters' overallotment option is exercised in full, we estimate the net proceeds payable to us will be approximately $          million.

          We currently intend to use the net proceeds to us from this offering to finance our working capital needs, including the development of new products and enhancement of existing products, increasing our sales and marketing efforts and expanding our national and international markets, and for general corporate purposes. In addition, we expect to use a portion of the net proceeds to repay certain indebtedness under a loan agreement with a commercial lender that provides for a $15.0 million term loan, of which $13.8 million is outstanding as of September 30, 2006, and a $6.5 million asset based line of credit. The term loan accrues interest annually at the greater of 4.0% or the prime rate plus 1.75%. The line of credit accrues interest at the greater of 4.0% or the prime rate plus 0.75%. The term loan is being paid in equal monthly installments over three years with all amounts due on June 1, 2009. There are no amounts outstanding as of September 30, 2006 under our line of credit. We used $7.1 million of the proceeds of our term loan to repay our previous term loan and the balance has been reserved for working capital and other general corporate purposes. We also may use a portion of the net proceeds from this offering to acquire or invest in complementary products, technologies or companies. We have no commitments, understandings or agreements with respect to any such acquisition or investment, and we are not currently involved in any negotiations with respect to any such transaction. Pending these uses, we intend to invest our net proceeds from this offering primarily in capital preservation investments such as investment-grade, interest-bearing instruments.

          This expected use of the net proceeds of this offering represents our current intentions based upon our present plans and business condition. The amounts and timing of our actual expenditures will depend upon numerous factors, including cash flows from operations and the anticipated growth of our business. We will retain broad discretion in the allocation and use of our net proceeds. See "Risk Factors — Risks Related to This Offering and Ownership of Our Common Stock".

DIVIDEND POLICY

          We have never declared or paid cash dividends on our capital stock and do not expect to pay any dividends for the foreseeable future. We currently intend to retain any future earnings to fund the operation, development, and expansion of our business. Any future determination to pay dividends will be at the discretion of our board of directors and will depend upon a number of factors, including our results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors deems relevant. In addition, the terms of our credit facility restrict our ability to pay dividends, and any future indebtedness that we may incur could preclude us from paying dividends.

CAPITALIZATION

          The following table sets forth our capitalization as of September 30, 2006:

  •
  on an actual basis;

  •
  on a pro forma basis

  o
  to give effect to our amended and restated certificate of incorporation, which will be in effect upon the consummation of this offering, and

  o
  the termination of the right of certain stockholders of our common stock to have us redeem shares of our common stock; and

  •
  on a pro forma as adjusted basis to also give effect to:

  o
  our sale of             shares of common stock that we are offering at an assumed initial public offering price of $             per share, which is the midpoint of the range listed on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, and

  o
  the use by us of approximately $             million to repay our outstanding indebtedness and to pay other amounts due to our commercial lender as described under "Use of Proceeds".

          You should read this information together with our consolidated financial statements and the related notes appearing at the end of this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus.

	As of September 30, 2006
	Actual	Pro Forma	Pro Forma As Adjusted
	(in thousands, except share and per share data)
Long-term debt and capital lease obligations:
Current	$5,025	$5,025
Long-term	8,701	8,701

Total long-term debt, including current portion	13,726	13,726

Redeemable common stock	5,788	—
Stockholders' (deficit) equity:
Undesignated preferred stock, $.01 par value:
No shares authorized, issued or outstanding, actual and pro forma;
5,000,000 shares authorized and no shares issued or outstanding, pro forma as adjusted
Common stock, $0.01 par value:
125,000,000 shares authorized, 26,808,157 shares issued and
26,732,713 shares outstanding, actual and pro forma;
125,000,000 authorized, shares issued and shares
outstanding, pro forma as adjusted	268	268
Additional paid-in capital	97,549	103,337
Accumulated deficit	(105,066)	(105,066)
Treasury stock, at cost — 75,444 shares	(245)	(245)
Shares held in Rabbi Trust — 2,668,472 shares	(9,057)	(9,057)
Rabbi Trust obligation	9,057	9,057
Accumulated other comprehensive loss	(63)	(63)

Total stockholders' (deficit) equity	(7,557)	(1,769)

Total capitalization	$11,957	$11,957	$

          The above table does not include:

  •
  7,222,730 shares of common stock issuable upon exercise of options outstanding as of September 30, 2006, at a weighted-average exercise price of $3.26 per share;

  •
  565,196 shares of common stock reserved as of September 30, 2006 for future issuance under our 2005 equity incentive plan; and

  •
  384,936 shares of common stock issuable upon the exercise of warrants at a weighted-average exercise price of $3.47 per share.

DILUTION

          If you invest in our common stock, your interest will be diluted immediately to the extent of the difference between the assumed initial public offering price of $             per share, the midpoint of the price range set forth on the cover of this prospectus, of our common stock and the as adjusted net tangible book value per share of our common stock after this offering. Our historical net tangible book deficit as of September 30, 2006 was $19.8 million, or $0.74 per share. We calculate our net tangible book value (deficit) per share as total assets less intangible assets and total liabilities, divided by the number of shares of our common stock outstanding on September 30, 2006.

          Net tangible book value per share represents the difference between the amount per share paid by new investors who purchase shares of common stock in this offering and net tangible book value, as adjusted, per share of common stock immediately after the completion of this offering. After giving effect to the sale of shares of our common stock offered by us at the assumed initial public offering price of $             per share, the midpoint of the price range set forth on the cover of this prospectus, and after deducting the estimated underwriting discounts, commissions and offering expenses, our as adjusted net tangible book value as of September 30, 2006 would have been approximately $             million. This amount represents an immediate increase net tangible book value of approximately $             per share to our existing stockholders, and an immediate dilution in net tangible book value of $             per share to new investors purchasing shares of our common stock in this offering.

          The following table illustrates this dilution on a per share basis:

Assumed initial public offering price per share of common stock		$
Net tangible book deficit per share as of September 30, 2006	$(0.74)
Increase per share attributable to this offering

As adjusted net tangible book value per share after this offering

Net tangible book value per share to new investors		$

          A $1.00 increase (decrease) in the assumed initial public offering price of $             would increase (decrease) our net tangible book value per share after this offering by $             per share and the dilution in net tangible book value to new investors by $             per share, assuming the number of shares offered by us, as set forth on the cover of this prospectus, remains the same.

          The following table sets forth, on an as adjusted basis, as of September 30, 2006, the differences between the number of shares of common stock purchased from us, the total consideration paid, and the average price per share paid by existing stockholders and new investors purchasing shares of our common stock in this offering, before deducting estimated underwriting discounts, commissions and offering expenses at an assumed initial public offering price of $             per share, the midpoint of the price range set forth on the cover of this prospectus.

	Shares Purchased			Total Consideration
Weighted Average Price Per Share
	Number	Percent		Amount	Percent
Existing Investors			%			%
New Investors			%			%

Total

          The number of shares of our common stock to be outstanding following this offering is based on 26,732,713 shares of our common stock outstanding as of September 30, 2006 and excludes:

  •
  7,222,730 shares of common stock issuable upon exercise of options outstanding as of September 30, 2006, at a weighted-average exercise price of $3.26 per share;

  •
  565,196 shares of common stock reserved as of September 30, 2006 for future issuance under our 2005 equity incentive plan; and

  •
  384,936 shares of common stock issuable upon the exercise of warrants at a weighted-average exercise price of $3.47 per share.

          To the extent any of these outstanding options or warrants is exercised, there will be further dilution to new investors. To the extent all of such outstanding options and warrants had been exercised as of September 30, 2006, the net tangible book value per share after this offering would be $             and total dilution per share to new investors would be $             .

          If the underwriters exercise their overallotment option in full, the percentage of shares of common stock held by existing stockholders will decrease to approximately             % of the total number of shares of our common stock outstanding after this offering, and the number of shares held by new investors will be increased to             , or approximately              % of the total number of shares of our common stock outstanding after this offering.

SELECTED CONSOLIDATED FINANCIAL DATA

          The following consolidated statements of operations data for the years ended December 31, 2003, 2004 and 2005 and consolidated balance sheet data as of December 31, 2004 and 2005 have been derived from our audited consolidated financial statements and related notes, which are included elsewhere in this prospectus. The consolidated statements of operations data for the years ended December 31, 2001 and 2002 and the consolidated balance sheet data as of December 31, 2001, 2002 and 2003 have been derived from our audited consolidated financial statements that do not appear in this prospectus. The consolidated statements of operations data for the nine months ended September 30, 2005 and 2006 and the balance sheet data as of September 30, 2006 have been derived from our unaudited interim consolidated financial statements which are included elsewhere in this prospectus. In the opinion of management, the unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments necessary for the fair presentation of our financial position and results of operations for these periods. The consolidated selected financial data set forth below should be read in conjunction with our consolidated financial statements, the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The historical results are not necessarily indicative of the results to be expected for any future period.

	Year Ended December 31,					Nine Months Ended September 30,
	2001	2002(4)	2003	2004(5)	2005	2005	2006
	(in thousands, except share and per share data)
Consolidated Statements of Operations Data:
Revenue:
Systems, software licenses and installation and services revenue	$2,420	$8,385	$12,169	$17,700	$31,747	$22,103	$28,232
Maintenance and other revenue	1,431	9,883	16,166	19,602	27,960	21,345	24,293

Total revenue(1)	3,851	18,268	28,335	37,302	59,707	43,448	52,525

Costs and expenses:(2)
Cost of systems, software licenses and installation and services revenue(3)	214	990	2,431	5,101	9,590	6,727	9,065
Cost of maintenance and other revenue	1,078	2,927	5,556	8,078	14,154	10,475	11,267
General and administrative expenses	4,661	8,675	8,423	9,873	18,807	9,733	12,487
Sales and marketing expenses	5,478	8,229	7,575	9,858	15,625	11,374	13,648
Research and development expenses	3,453	5,664	6,287	10,123	13,261	9,711	10,250
Amortization of acquired developed technology	105	2,381	3,175	2,694	4,164	3,123	1,881
Amortization of acquired customer relationships	—	2,018	2,690	3,202	3,917	2,948	1,593
Impairment of acquired developed technology	—	—	6,507	—	—	—	—

Total costs and expenses	14,989	30,884	42,644	48,929	79,518	54,091	60,191

Loss from operations	(11,138)	(12,616)	(14,309)	(11,627)	(19,811)	(10,643)	(7,666)
Total other income (expense), net	1,189	(1,712)	(2,670)	(1,562)	2,331	749	(677)

Loss before income taxes	(9,949)	(14,328)	(16,979)	(13,189)	(17,480)	(9,894)	(8,343)
Provision for (benefit from) income taxes	113	35	(41)	73	203	153	185

Net loss	$(10,062)	$(14,363)	$(16,938)	$(13,262)	$(17,683)	$(10,047)	$(8,528)

Net loss per share:
Basic and Diluted	$(4.32)	$(3.22)	$(3.27)	$(1.85)	$(1.22)	$(0.87)	$(0.33)

Weighted-average number of common shares used in net loss per share calculation — basic and diluted	2,327,210	4,466,327	5,179,456	7,187,717	14,541,430	11,589,477	25,495,928

(1)	Includes related party revenue	$240	$971	$1,652	$1,905	$3,929	$2,085	$2,641

		Year Ended December 31,					Nine Months Ended September 30,
		2001	2002	2003	2004	2005	2005	2006
		(in thousands)
(2)	Amounts include stock-based compensation expense, as follows:
	Cost of systems, software licenses and installation and services revenue	$—	$—	$—	$—	$—	$—	$17
	Cost of maintenance and other revenue	—	—	—	—	290	290	52
	General and administrative expenses	88	109	13	80	6,095	697	899
	Sales and marketing expenses	—	—	—	—	1,296	692	87
	Research and development expenses	—	—	—	—	648	290	24
(3)	Does not include amortization of acquired developed technology or impairment of acquired developed technology which are set forth as separate line items.
(4)
	On April 3, 2002, we acquired all of the outstanding capital stock of Medical Systems Management, Inc. (MSM), which was accounted for as a purchase under Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations. Accordingly, the results of MSM have been included in the accompanying consolidated financial statements since the date of acquisition.
(5)
	On July 28, 2004, we acquired all of the outstanding capital stock of Ibex Heathdata Systems, Inc. (Ibex), which was accounted for as a purchase under SFAS No. 141. Accordingly, the results of Ibex have been included in the accompanying consolidated financial statements since the date of acquisition. The Ibex acquisition is further described in Note 3 of the notes to our 2005 consolidated financial statements contained in this prospectus.
	As of December 31,
						As of September 30, 2006
	2001	2002	2003	2004	2005
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$14,289	$5,983	$5,781	$12,616	$12,157	$18,727
Total assets	17,232	43,792	32,556	59,349	57,580	64,133
Indebtedness	49	2,194	3,102	4,451	7,165	13,726
Redeemable common stock	—	—	—	5,368	5,497	5,788
Participating convertible preferred stock	76	76	76	76	—	—
Total stockholders' equity (deficit)	13,597	21,215	6,389	6,106	(251)	(7,557)

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

          You should read the following discussion and analysis of our financial condition and results of operations together with the "Selected Consolidated Financial Data" section of this prospectus and our financial statements and related notes appearing at the end of this prospectus. This discussion may contain forward-looking statements that involve risks and uncertainties. As a result of many factors, such as those set forth under the "Risk Factors" and "Special Note Regarding Forward-Looking Statements" sections and elsewhere in this prospectus, our actual results may differ materially from those anticipated in these forward-looking statements.

Overview

          We are an established provider of innovative healthcare information technology solutions designed to transform the delivery of patient care in the high-acuity areas of the hospital, including the emergency department, operating and recovery rooms and intensive care units. We offer what we believe to be the most advanced suite of integrated products focused on these life-critical areas of the hospital where the patients are the most vulnerable, the care process is the most complex and an increasing majority of hospital costs are incurred. Our line of software solutions is designed to help our customers enhance clinical outcomes for patients, improve operational efficiency, increase productivity of physicians and nurses and achieve a rapid return on investment. We have licensed our systems for use in more than 1,000 hospitals in 19 countries. In 2005, we generated revenue of $59.7 million from the sale of our products and services.

          Our goal is to become the leading global provider of technology solutions for the management of clinical and business information in the high-acuity care areas of hospitals. To achieve this goal, we intend to increase sales to our existing customers, broaden our domestic and international customer base, leverage our proven product suite and product development expertise to bring new products and enhancements to market, deepen long-term customer relationships through superior client services, and capitalize on strategic acquisition and expansion opportunities.

Important Developments

          In August 2005, we completed a recapitalization in which we sold 2,750,001 shares of common stock to existing stockholders for proceeds to us of approximately $6.6 million, net of expenses, and reclassified all outstanding shares of our preferred stock to shares of common stock based on the then-current conversion ratio of the preferred stock. As part of this conversion of preferred stock to common stock, we terminated the special voting, dividend and liquidation preferences of the preferred stock. However, stockholders who previously held shares with anti-dilution rights continue to have anti-dilution rights. The anti-dilution rights terminate upon an initial public offering in which the net proceeds to the company are at least $50 million or upon the liquidation, dissolution or sale of all or substantially all of the assets of the company.

          In November 2004, we began a development effort to adapt and localize our operating room management system for sale in international markets including the United Kingdom. In connection with this effort, we installed our operating room management product, Theatre Manager, in two London hospitals as part of the clinical software solution for the U.K. National Health Service initiative to automate its hospitals. These efforts were in anticipation of our contract with the subcontractor for the initiative. The $9.6 million of incremental direct costs incurred by us through September 30, 2006 in connection with this initiative were expensed as incurred. Prior to August 2006, we received a total of $3.1 million in payments for preliminary development work. In August 2006, we entered into an agreement with the subcontractor whereby we were paid an additional $7.3 million. The total payments were made in exchange for, among other things, the prior services provided by us in the United Kingdom, certain software licenses and limited software maintenance to be provided by us for a period of three years. In addition, our existing reseller agreement with the subcontractor was terminated effective December 31, 2006. We recorded the entire $10.4 million of payments received as part of the initiative as deferred revenue and are recording it as revenue on a pro rata basis over the three year maintenance obligation period. For the three and nine months ended September 30, 2006 we recorded $474,000 of revenue. In addition, in October 2006 we entered into an agreement with the prime contractor for the U.K. National Health Service initiative to provide our Theatre Manager product to six London trusts, which include a total of 12 hospitals.

          In July 2004, we acquired Ibex Healthdata Systems, Inc., or Ibex, a company providing software and services to hospitals throughout the United States. We paid cash of $1.5 million and exchanged 4,711,484 shares of our common stock for all the outstanding shares of common stock of Ibex. In addition, we assumed all of the outstanding employee stock options, stock rights and stock warrants of Ibex, which converted into options, rights and warrants to acquire 1,370,460 shares of our common stock. The acquisition of Ibex was accounted for as a purchase under Statement of Financial Accounting Standards ("SFAS") No. 141, Business Combinations. Accordingly, the results of operations of Ibex have been included in our consolidated financial statements since the date of the acquisition.

          In April 2002, we acquired Medical Systems Management, Inc., or MSM, a company providing software, consulting and custom programming services to hospital and healthcare facilities across the United States and Canada. We paid cash of approximately $891,000, issued a convertible note payable valued at approximately $2.5 million bearing interest at 5% for the first year and 10% thereafter until maturity in April 2005, and exchanged 2,852,156 shares of our company's common stock for all the outstanding shares of common stock of MSM. The convertible note was paid in full in February 2005. In addition, we assumed all of the outstanding employee stock options of MSM, which converted into options to acquire 2,390,998 shares of our company's common stock and an employee stock ownership plan of MSM. The acquisition of MSM was accounted for as a purchase under SFAS No. 141. Accordingly, the results of operations of MSM have been included in our consolidated financial statements since the date of the acquisition.

Sources of Revenue

          Our principal sources of revenue are systems, software licenses, installation and services and maintenance and other revenue. Certain customer arrangements may contain multiple elements. Under these arrangements, we provide our customers with a perpetual license for our software, professional services over a scheduled implementation plan and support services following the implementation. Our scheduled implementation plan typically ranges from six to 36 months depending on the operating environment being automated, the products purchased and the number of facilities implemented.

          Our software license fees typically are based on a combination of the number of operating rooms, annual emergency department volume or critical care beds that the customer monitors. Our implementation fees are typically developed using a standard methodology, which is modified based on specific customer needs. Our support fees are typically calculated as a percentage of the license fees. We offer our software to our customers under perpetual license agreements with maintenance and support.

          Our maintenance and other revenue is comprised of software maintenance and support as well as other professional services. Our software maintenance revenue is derived from agreements that provide for telephone support, bug fixes and rights to unspecified product upgrades and enhancements on a when and if available basis. These agreements renew annually, unless cancelled.

          We also derive revenue from the provision of professional services, including business transformation consulting services, customer training and other education-related services. Our customers generally contract for these additional services separately from their original agreements with us.

          Our customer agreements allow for reimbursement of out-of-pocket expenses that are incurred during the course of an implementation. Typically, these expenses include travel, lodging and meals. We record these reimbursements received for out-of-pocket expenses in maintenance and other revenue and cost of maintenance and other revenue in the consolidated statements of operations.

          We typically invoice our software license and implementation fees when contract milestones that trigger payment obligations have been reached. Our agreements generally provide for four to five contractual milestones, which usually include contract execution, installation of the software programs, component testing and first use of the software programs in a live environment. Occasionally, customer arrangements provide that our implementation fees will be billed as incurred. We typically invoice our maintenance and support fees upon the first use of the software programs in a live environment and our renewal maintenance and support agreements one-quarter in advance. Our customer agreements typically require payment within 30 to 45 days from the date of invoice.

          The sales cycle for our high-acuity care products varies in length, but typically takes approximately twelve months. Given this variability, it is difficult for us to predict the period in which a particular contract sale will occur. Accordingly, our contract sales may vary significantly from period to period. In addition, because we recognize a majority of our revenue on a proportionate performance basis following American Institute of Certified Public Accountants Statement of Position ("SOP") 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts, a change in new contract sales in any one financial period or series of financial periods may not immediately be reflected in our financial results and may materially affect our revenue in future financial periods.

          Our large installed customer base and our proportionate performance revenue recognition provide us with a substantial backlog of contractually committed future revenue. As of September 30, 2006 our revenue backlog, which consists of unrecognized contract value of signed customer contracts related to software and implementation and one year of software maintenance, amounted to approximately $85 million, compared to approximately $64 million of backlog at September 30, 2005. Based on our past experience, we expect to recognize approximately 70% of our September 30, 2006 backlog during the twelve months ending September 30, 2007. Our backlog decreases as we recognize revenue from existing contracts and it increases as we sell more software license and maintenance agreements. Our backlog will also decrease if our customers are unable to fulfill their obligations or terminate their agreements with us.

          Our customers may terminate their agreements if we breach any material term. Material breaches are generally defined as failure of our products to operate in substantial conformance to our standard specifications and our inability to correct the breach during a specified period, typically 30 days. Upon termination of an agreement all outstanding fees owed by the customer are immediately due and payable.

          Systems Revenue.    Systems revenue consists primarily of software license and installation fees from customer agreements recognized under SOP 81-1.

          Software Licenses Revenue.    Software licenses revenue consists primarily of software license fees from customer agreements and reseller agreements recognized under SOP 97-2, Software Revenue Recognition.

          Installation and Services Revenue.    Installation and services revenue consists primarily of installation fees from customer agreements recognized under SOP 97-2.

          Maintenance and Other Revenue.    Maintenance and other revenue consist primarily of:

  •
  maintenance and support services from customer agreements;

  •
  maintenance and support services from reseller agreements;

  •
  strategic consulting services from customer agreements;

  •
  other consulting and training services; and

  •
  reimbursable travel, lodging and other out-of-pocket employee-related expenses.

          We expect that systems, software licenses installation and services revenue will increase in absolute terms and as a percentage of total revenue as we increase sales to new customers, cross sell additional products from our CareSuite product line to existing customers that do not have our complete suite of available products and introduce new innovations in our suite of software solutions and products.

          We expect that maintenance and other revenue will increase in absolute terms as new customers enter into, and existing customers continue to renew, our maintenance agreements. We also expect maintenance and other revenue to increase as we continue to focus our efforts on our strategic consulting services. We expect that maintenance and other revenue will decrease slightly as a percentage of total revenue resulting from the anticipated growth in our software licenses, installation and services revenue.

Costs and Expenses

          Our costs and expenses principally consist of the items listed below:

          Cost of Systems, Software Licenses and Installation and Services Revenue.    Cost of systems, software licenses and installation and services revenue consists primarily of:

  •
  salaries, benefits, occupancy and other direct costs and stock-based compensation related to personnel who provide implementation services to customers;

  •
  cost of customer-related services provided by sub-contractors; and

  •
  non-billable travel, lodging and other out-of-pocket employee-related expenses.

          We expect that the cost of systems, software licenses and installation and services revenue will increase in absolute terms for the foreseeable future but not as a percentage of the related revenue as we continue to implement best practices and utilize improved implementation tools for new installations, and increase the standard content of our software solutions to accelerate widespread customer use and adoption of our products.

          We did not maintain detailed cost of revenue balances for the revenue presentations that are accounted for under SOP 97-2 and SOP 81-1 for the periods 2003 through 2006. Since we provide services with the same employee base under all of our arrangements whether accounted for under SOP 97-2 or SOP 81-1, we did not believe that segregation of costs based on revenue recognition policy provided management with meaningful operational and financial information. Because we did not believe this segregation was pertinent to our business, we did not design our historical financial and operational systems to accommodate such presentation. Accordingly, we did not design, develop or maintain systems that can break out the cost detail in a manner necessary for us to provide detailed cost of revenue disclosures by revenue policy. To the extent that revenue recognized under SOP 97-2 becomes material in the current period or future periods, we will disclose separately each of the revenue elements and costs from revenue associated with arrangements accounted for under SOP 97-2 in accordance with Rule 5-03(b)(1) and (2) of Regulation S-X.

          Cost of Maintenance and Other Revenue.    Cost of maintenance and other revenue consists primarily of:

  •
  salaries, benefits, occupancy and other direct costs and stock-based compensation related to personnel who provide professional and support services to customers;

  •
  cost of customer-related services provided by sub-contractors; and

  •
  billable and non-billable travel, lodging and other out-of-pocket employee-related expenses.

          We expect that the cost of maintenance and other revenue will increase in absolute terms for the foreseeable future but not as a percentage of the related revenue as we continue to implement new product tools and methods to decrease the cost of upgrading and supporting our products.

          General and Administrative.    General and administrative expense consists primarily of:

  •
  salaries, benefits, occupancy and other direct costs and stock-based compensation related to general and administrative personnel;

  •
  outside professional fees;

  •
  non-billable travel, lodging and other out-of-pocket employee-related expenses; and

  •
  depreciation and amortization of fixed assets used in our business.

          We expect that general and administrative expenses will increase in absolute terms, but not as a percentage of revenue, for the foreseeable future as we invest in infrastructure to support our growth and incur additional expenses related to being a publicly traded company, primarily resulting from increased audit fees and costs of regulatory compliance, including compliance with the Sarbanes-Oxley Act of 2002.

          Sales and Marketing.    Sales and marketing expense consists primarily of:

  •
  salaries, benefits, occupancy and other direct costs and stock-based compensation related to sales and marketing personnel;

  •
  sales commissions;

  •
  non-billable travel, lodging and other out-of-pocket employee-related expenses; and

  •
  marketing programs such as trade shows and advertising campaigns.

          Although we recognize substantially all of our revenue on a proportionate performance basis, we recognize sales commissions upon the receipt of each of the first three contractual payments. Accordingly, we incur a portion of our sales and marketing expense prior to the recognition of the corresponding revenue.

          We plan to continue to invest in sales and marketing by hiring additional direct sales personnel to add new customers and increase sales to our existing customers. We also plan to expand our marketing activities such as attending trade shows, expanding user groups and creating new printed materials. As a result, we expect that in the future, sales and marketing expenses will increase in absolute terms but not as a percentage of revenue.

          Research and Development.    Research and development expense consists primarily of:

  •
  salaries, benefits, occupancy and other direct costs and stock-based compensation related to personnel who work on the development of new products, enhancement of existing products, quality control and testing;

  •
  non-billable travel, lodging and other out-of-pocket employee-related expenses; and

  •
  cost of research and development services provided by sub-contractors.

          We expect that in the future, research and development expenses will increase in absolute terms but not as a percentage of revenue as new services and more mature products require minimal additional research and development investment.

          Amortization of Acquired Developed Technology.    Amortization of acquired developed technology expense consists primarily of the amortization of developed technology that was acquired in our prior business combinations. We expect that developed technology related to these acquisitions will be fully amortized by the end of 2006.

          Amortization of Acquired Customer Relationships.    Amortization of acquired customer relationships expense consists primarily of the amortization of customer relationships that was acquired in our prior business combinations. We expect that customer relationships related to these acquisitions will be fully amortized by the end of 2007.

          Impairment of Acquired Developed Technology.    Impairment of acquired developed technology expense consists of an impairment charge for certain acquired developed technology. In

2003, we identified indicators of impairment related to certain of the developed technology acquired from MSM. We performed an impairment review consisting of an undiscounted cash flows analysis to determine if the carrying value of the intangible assets was recoverable. We determined that certain acquired developed technology was impaired and, therefore, recorded an impairment charge. We do not expect business conditions to change such that any additional impairment will be recorded.

          Our expense levels are based, in significant part, on our expectations as to future revenue and are largely fixed in the short term. As a result, we may be unable to adjust spending in a timely manner to compensate for any unexpected shortfall in revenue. As described above, we intend to increase our operating expenses as we expand our sales and marketing, product development, and administrative organizations. The timing of these increases and the rate at which new personnel become productive will affect our operating results.

Critical Accounting Policies

          We prepare our financial statements in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, costs and expenses and related disclosures. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. We evaluate our estimates on an ongoing basis. Our actual results may differ from these estimates under different assumptions or conditions.

          While our significant accounting policies are more fully described in Note 2 to our financial statements appearing at the end of this prospectus, the following accounting policies involve a greater degree of judgment and complexity. Accordingly, these are the policies we believe are the most critical in fully understanding and evaluating our financial condition and results of operations.

  Revenue Recognition and Deferred Revenue

          We derive revenue from software licenses, software development services, implementation and customer support services. To determine the appropriate revenue recognition policy to apply to a sale, we consider the terms of the contract under which the products are sold and the services which are to be provided. Depending on the terms of these contracts, revenue is recognized under American Institute of Certified Public Accountants SOP 81-1, SOP 97-2, as amended by SOP 98-9, Modifications to SOP 97-2, Software Revenue Recognition with respect to Certain Transactions, or SEC Staff Accounting Bulletin (SAB) No. 104, Revenue Recognition in Financial Statements. The application of these requirements may involve significant judgment in terms of estimates and assumptions.

          Typically, our customers contract for a combination of our high-acuity care products as part of a multiple element arrangement which includes software, services and support, and that may require significant implementation or customization, which is more than incidental to the software. We recognize revenue from these arrangements in accordance with Accounting Research Bulletin No. 45, Long-term Construction-Type Contracts, and SOP 81-1 using the percentage-of-completion method based upon the ratio of labor incurred to total estimated labor to complete each contract. Revenue associated with software license and installation fees from customer agreements recognized under SOP 81-1 are recorded as systems revenue in the accompanying consolidated statements of operations.

          Occasionally, our customers contract for individual products that require only perfunctory training and other professional services on a stand alone basis. When this occurs we recognize revenue in accordance with the residual method under SOP 97-2, as amended. Revenue from these software license agreements is recognized when persuasive evidence of an agreement exists, delivery of the product has occurred, no significant vendor obligations are remaining to be fulfilled, the fee is fixed or determinable, and collection is probable. Revenue associated with software license fees and installation and service fees from customer agreements and reseller agreements recognized under SOP 97-2 are recorded as software licenses revenue and installation and services revenue, respectively, in the accompanying consolidated statements of operations.

          We also have an agreement with a European distributor that provides for guaranteed minimum purchases. Revenue from sales to the European distributor is recognized at the greater of guaranteed minimums or actual licenses sold.

          Maintenance revenue is derived from annual maintenance agreements that provide for telephone support, bug fixes and rights to unspecified product upgrades and enhancements on a when and if available basis. Maintenance revenue is recognized ratably over the term of such agreements.

          Other revenue relates to professional services provided to distributors or end users such as business transformation consulting, customer training, contract programming and on-site assistance. This revenue is recognized as it is earned.

          Our billings may not coincide with our recognition of revenue. Revenue recognized in accordance with our revenue recognition policy in excess of amounts billed is classified as unbilled receivables in the consolidated balance sheets. Amounts billed or received in excess of revenue recognized in accordance with our revenue recognition policy are classified as deferred revenue in the consolidated balance sheets. Deferred revenue is recognized as revenue upon delivery of our products, as ongoing services are performed or as other factors requiring deferral under SOP 97-2 and SOP 81-1 are resolved.

  Allowance for Doubtful Accounts

          We offset gross trade accounts receivable with a valuation allowance for estimated losses resulting from our customers' inability to make required payments. The amount of the allowance for doubtful accounts is our best estimate of the value of probable credit losses in our existing accounts receivable based on historical experience and our analysis of the accounts receivable balance outstanding. We review the allowance for doubtful accounts on a monthly basis and all past due balances are reviewed individually for collectibility. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. Provisions for allowance for doubtful accounts are recorded in general and administrative expenses.

          Historically, we have recorded insignificant amounts of bad debt expense. We may determine in future periods that increased allowances for doubtful accounts are required, based on changing conditions and customer payment history. However, to date, we have not been required to revise any of our assumptions or estimates used in determining our allowance for doubtful accounts.

  Goodwill and Other Intangible Assets

          We account for mergers and acquisitions in accordance with SFAS No. 141. SFAS No. 141 requires the purchase method of accounting for all business combinations after June 30, 2001, and that certain acquired intangible assets in a business combination be recognized as assets separate from goodwill. We have applied SFAS No. 141 in our allocation of the purchase price of the acquisitions of Ibex and MSM. Accordingly, we have identified and allocated a value to the intangibles based upon the fair value of these assets as determined using a discounted cash flow model. Goodwill and intangible assets that have indefinite useful lives are not amortized but are evaluated for impairment annually or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Intangible assets that have finite lives are amortized over their useful lives.

  Impairment of Goodwill and Long-Lived Assets

          In accordance with the provisions of SFAS No. 142, Goodwill and Other Intangible Assets, goodwill is reviewed for possible impairment at least annually and impaired assets are written down to fair value. We perform our annual test for impairment of goodwill in the fourth quarter of each year. Based on the results of this test as of December 31, 2005, we determined that no impairment had taken place, as the carrying amount of the goodwill of the reporting unit was less than its fair value.

          We account for long-lived assets in accordance with the provisions of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. We review long-lived assets and certain identifiable intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. During this review, we re-evaluate the significant assumptions used in determining the original cost and estimated lives of long-lived assets. Although the assumptions may vary from asset to asset, they generally include operating results, changes in the use of the asset, cash flows and other indicators of value. We then determine whether the remaining useful life continues to be appropriate or whether there has been an impairment of long-lived assets based primarily upon whether expected future undiscounted cash flows are sufficient to support the assets' recovery. If impairment exists, we adjust the carrying value of the asset to fair value, generally determined by a discounted cash flow analysis.

          At December 31, 2003 we identified indicators of impairment related to certain developed technology acquired from MSM. We performed an impairment review consisting of an undiscounted cash flows analysis to determine if the carrying value of the intangible assets was recoverable. We determined that certain acquired developed technology was impaired and recorded an impairment charge of $6.5 million during the year ended December 31, 2003. For the years ended December 31, 2004 and 2005, and the nine months ended September 30, 2006, we did not identify any impairment of our long-lived assets.

  Software Development Costs

          In accordance with SFAS No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed, we expense research and development costs, which include direct expenses (mainly salary related) and other expenses (overhead and other related expenses). We capitalize eligible computer software development costs, subject to net realizable value considerations, once we achieve technological feasibility. We define technological feasibility as the completion of a working model of the software product that has been tested and is consistent with our product design specifications. Ongoing assessments of the recoverability of these costs require management's judgment with respect to certain external factors, including, but not limited to, anticipated future gross license revenue, estimated economic life and changes in software and hardware technology. Our capitalized software development costs have not been significant to date.

  Foreign Currency Translation

          Our reporting currency is the U.S. dollar. In accordance with SFAS No. 52, Foreign Currency Translation, all assets and liabilities in the balance sheets of entities whose functional currency is a currency other than the U.S. dollar are translated into U.S. dollar equivalents at exchange rates as follows: asset and liability accounts at year-end rates; income statement accounts at weighted-average exchange rates for the year; and stockholders' equity accounts at historical exchange rates. Translation gains or losses are recorded in stockholders' equity and transaction gains and losses are reflected in net income (loss), including the unrealized foreign-exchange gains and losses on long-term intercompany advances that are expected to be settled in the foreseeable future.

  Stock-Based Compensation

          Through December 31, 2005, we accounted for our stock-based compensation awards to employees using the intrinsic value method prescribed in Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Under the intrinsic value method, compensation expense is measured on the date of grant as the difference between the deemed fair value of our common stock and the option exercise price multiplied by the number of options granted. Generally, we grant stock options with exercise prices equal to or above the estimated fair value of our common stock. The fair value of our common stock is determined by our board of directors.

          Through December 31, 2005, we accounted for transactions in which services are received from nonemployees in exchange for equity instruments based on the fair value of such services received or of the equity instruments issued, whichever is more reliably measured, in accordance with SFAS No. 123, Accounting for Stock-Based Compensation, and EITF Issue No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services. We recorded the fair value of the awards, for financial reporting purposes, as an expense over either the vesting period of the award or the service period.

          On December 16, 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123(R), which requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. We adopted SFAS No. 123(R) starting in our fiscal first quarter of 2006, which began on January 1, 2006.

          SFAS No. 123(R) requires nonpublic companies that used the minimum value method in SFAS No. 123 for either recognition or pro forma disclosures to apply SFAS No. 123(R) using the prospective-transition method. As such, we will continue to apply APB Opinion No. 25 in future periods to equity awards outstanding at the date of SFAS No. 123(R)'s adoption that were measured using the minimum value method.

          Effective with the adoption of SFAS No. 123(R), we have elected to use the Black-Scholes option pricing model to determine the weighted-average fair value of options granted. In accordance with SFAS No. 123(R), we will recognize the compensation cost of share-based awards on a straight-line basis over the vesting period of the award.

          As there was no public market for our common stock prior to this offering, we have determined the volatility for options granted in 2006 based on an analysis of reported data for a peer group of companies that issued options with substantially similar terms. The expected volatility of options granted has been determined using an average of the historical volatility measures of this peer group of companies. The expected volatility for options granted during the nine months ended September 30, 2006 was 64%. The expected life of options has been determined utilizing the "simplified" method as prescribed by the Securities and Exchange Commission's Staff Accounting Bulletin No. 107, Share-Based Payment. The expected life of options granted during the nine months ended September 30, 2006 was 6.25 years. For the nine months ended September 30, 2006, the weighted-average risk free interest rate used was 5.08%. The risk-free interest rate is based on a treasury instrument whose term is consistent with the expected life of the stock options. We have not paid and do not anticipate paying cash dividends on our common stock; therefore, the expected dividend yield is assumed to be zero. In addition, SFAS No. 123(R) requires companies to utilize an estimated forfeiture rate when calculating the expense for the period, whereas, SFAS No. 123 permitted companies to record forfeitures based on actual forfeitures, which was our historical policy under SFAS No. 123. As a result, we have applied an estimated forfeiture rate of 10% in the first nine months of 2006 in determining the expense recorded in the accompanying consolidated statement of income.

          Given the absence of an active market for our common stock prior to this offering, our board estimated the fair value of our common stock at the time of each option grant. Our board considered numerous objective and subjective factors in determining the value of our common stock at each option grant date, including the following factors:

  •
  prices for our convertible preferred stock sold to outside investors in arms-length transactions prior to our August 2005 recapitalization, and the rights, preferences and privileges of such preferred stock as compared to our common stock;

  •
  contemporaneous and retrospective valuations performed by an independent valuation specialist;

  •
  our stage of development and revenue growth;

  •
  the illiquid nature of our common stock; and

  •
  likelihood of achieving a liquidity event for our common stock, such as an initial public offering or sale of our company, given prevailing market conditions.

We believe this to have been a reasonable methodology based on our analyses of comparable companies in our industry and arm's-length transactions involving our common stock. Determining the fair value of our stock requires making complex and subjective judgments, however, and there is inherent uncertainty in our estimate of fair value.

          For the equity awards made during the period from August 18, 2005 through December 31, 2005, we estimated the value of our common stock to be $2.90, based on a contemporaneous market transaction in which we issued common stock priced at $2.90 per share, and shares of our common stock were tendered by our stockholders to our two lead investors priced at $2.15 per share. We did not obtain contemporaneous valuations by an unrelated valuation specialist because, at the time of the issuances of stock options during this period, we believed the August 28, 2005 recapitalization provided market evidence of the fair value of our shares. In a report prepared in May 2006, Duff & Phelps, LLC, an independent valuation specialist, provided a retrospective opinion in which the fair value of our common stock was determined to be $2.94 as of December 31, 2005. Given the uncertainty associated with valuing a private company, our board of directors concluded that the value indicated by the retrospective report was not materially different from the value indicated by the August 2005 recapitalization.

          The appraisal methodologies considered by Duff & Phelps include the guideline public company method under the market approach and the discounted cash flow method under the income approach. The valuation specialist relied on the discounted cash flow method for its final determination of value. The valuation specialist applied a discount rate of 24% to cash flows associated with management's forecast. A terminal value was calculated by capitalizing expected cash flows at the end of the forecast period. The appraisal includes adjustments related to the equity interest to be valued, one of which is a discount for lack of marketability of 10%. The indicated value was allocated entirely to the common stock since that was the only class of stock outstanding on December 31, 2005.

          Based on, among other things, valuations of the fair value of our common stock received from the independent valuation specialist as of December 31, 2004 and 2005, our Board of Directors concluded that, for all options granted during the years ended December 31, 2003, 2004 and 2005, the fair value of our common stock, for financial reporting purposes, did not exceed the exercise price for these options at the time of grant. No stock-based compensation expense related to stock option grants to employees was recorded for the years ended December 31, 2003, 2004 or 2005 as the exercise price of stock options granted was equal to the estimated fair value of our common stock on the date of grant. Stock-based compensation expense recorded in our consolidated statements of operations for the years ended December 31, 2003, 2004 and 2005 relates primarily to the issuance of common stock under deferred stock awards to the Rabbi Trust.

          For June 27, 2006, we estimated the fair value of our common stock to be $4.25 per share based on our past and expected financial performance, the prospects for an initial public offering,

the post-offering valuations discussed with investment banks and a contemporaneous appraisal from Duff & Phelps as of May 31, 2006. In its valuation of our shares, the independent valuation specialist took into account the guideline public company method under the market approach and the discounted cash flow method under the income approach. Under the discounted cash flow method, the independent valuation specialist applied a minority interest discount of approximately 29% and a discount for lack of marketability of 10% based on the prospects for liquidity and other factors. The report provides the valuation specialist's opinion that the fair market value of our common stock was $3.27 per share as of May 31, 2006. In the opinion of our board of directors, it was appropriate to increase the estimated fair value in light of our financial performance, favorable prospects for an initial public offering and the post-offering valuations discussed with investment banks. We believed the benefit of updating the May 31, 2006 appraisal would not have justified the cost, since less than one month had passed since the May 31, 2006 appraisal date.

          In connection with the preparation of our financial statements necessary for this offering, we reassessed the estimated fair value of our common stock as of June 27, 2006. In hindsight, we concluded that it was necessary to reassess the minority interest discount applied by the independent valuation specialist and to eliminate such discount entirely in determining the estimated fair value of our common stock as of June 27, 2006. As a result, we reassessed the fair value of our common stock as of June 27, 2006 to be $5.30 per share.

          Based on the reassessment, we will recognize additional compensation expense of $1.6 million to reflect the difference between the value calculated using the Black-Scholes option pricing model with the initial assessment of fair value of common stock and the value calculated using the Black-Scholes option pricing model with the reassessed fair value of common stock for the stock-based awards granted on June 27, 2006 which are accounted for under the fair value method of SFAS No. 123(R). The compensation expense will be recognized over the vesting schedule of the awards. As a result of the reassessment, we recognized additional compensation expense of $86,000 during the nine months ended September 30, 2006. Including stock-based compensation expense related to the reassessment of the fair value of our common stock, we recorded stock-based compensation expense of approximately $344,000 in connection with stock options accounted for under the fair value method of SFAS No. 123(R) for the nine months ended September 30, 2006. A future expense of $4.8 million related to our unvested stock option awards is expected to be recognized over a weighted-average period of 4 years.

          We will also recognize additional compensation expense of $1.0 million to reflect the difference between the reassessed fair value of our common stock and the initial assessment of fair value of common stock related to our deferred stock awards granted on June 27, 2006. Including stock-based compensation related to the reassessment of the fair value of our common stock, we recorded stock-based compensation expense of approximately $443,000 related to our deferred stock awards for the nine months ended September 30, 2006.

          In addition, for the nine months ended September 30, 2006, we recorded stock-based compensation expense of approximately $292,000 related to the accretion of our redeemable common stock for total stock-based compensation of $1.1 million.

  Income Taxes

          We provide for income taxes in accordance with the liability method required by SFAS No. 109, Accounting for Income Taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Valuation allowances are established when it is more likely than not that some portion of the deferred tax assets will not be realized. At December 31, 2005, we had available, subject to review and possible adjustment, federal, state and foreign net operating loss carryforwards of approximately $59.4 million to be used to offset future taxable income. These net operating loss carryforwards will expire through 2025. Recent transactions related to our 2005 recapitalization could result in an ownership change, as defined in Section 382 of the Internal Revenue Code. If such change did occur, there could be annual limitations on the amount of carryforwards which can be realized in future periods. We have not yet analyzed these recent transactions in our shares to determine if any limitation under Code Section 382 applies.

          Under SFAS No. 109, we can only recognize a deferred tax asset for future benefit of its tax loss and tax credit carryforwards to the extent that it is "more likely than not" that these assets will be realized. In determining the realizability of these assets, we considered numerous factors, including historical profitability, estimated future taxable income and the industry in which it operates. Due to our history of losses, we do not believe that sufficient objective, positive evidence exists to conclude that recoverability of our net deferred tax assets is more likely than not. Consequently, we have provided valuation allowances covering 100% of our net deferred tax assets.

Consolidated Results of Operations

          The following table sets forth our consolidated results of operations for the periods shown:

	Fiscal Year Ended December 31,			Nine Months Ended September 30,
	2003	2004	2005	2005	2006
	(in thousands)
Revenue:
Systems revenue	$5,092	$7,848	$19,017	$11,175	$25,818
Software licenses revenue	3,622	6,622	9,296	8,015	1,597
Installation and services revenue	3,455	3,230	3,434	2,913	817

Total systems, software licenses and installation and services revenue	12,169	17,700	31,747	22,103	28,232
Maintenance and other revenue	16,166	19,602	27,960	21,345	24,293

Total revenue	28,335	37,302	59,707	43,448	52,525

Costs and expenses(1):
Cost of systems, software licenses and installation and services revenue(2)	2,431	5,101	9,590	6,727	9,065
Cost of maintenance and other revenue	5,556	8,078	14,154	10,475	11,267
General and administrative expenses	8,423	9,873	18,807	9,733	12,487
Sales and marketing expenses	7,575	9,858	15,625	11,374	13,648
Research and development expenses	6,287	10,123	13,261	9,711	10,250
Amortization of acquired developed technology	3,175	2,694	4,164	3,123	1,881
Amortization of acquired customer relationships	2,690	3,202	3,917	2,948	1,593
Impairment of acquired developed technology	6,507	—	—	—	—

Total costs and expenses	42,644	48,929	79,518	54,091	60,191

Loss from operations	(14,309)	(11,627)	(19,811)	(10,643)	(7,666)

Other income (expense):
Interest expense	(717)	(903)	(606)	(474)	(710)
Foreign exchange (loss) gain	(1,943)	(779)	2,990	1,208	(102)
Other, net	(10)	120	(53)	15	135

Total other (expense) income, net	(2,670)	(1,562)	2,331	749	(677)

Loss before income taxes	(16,979)	(13,189)	(17,480)	(9,894)	(8,343)
(Benefit from) provision for income tax	(41)	73	203	153	185

Net loss	$(16,938)	$(13,262)	$(17,683)	$(10,047)	$(8,528)

(1) Amounts include stock-based compensation expense, as follows:
Cost of systems, software licenses and installation and services revenue	$—	$—	$—	$—	$17
Cost of maintenance and other revenue	—	—	290	290	52
General and administrative	13	80	6,095	697	899
Sales and marketing	—	—	1,296	692	87
Research and development	—	—	648	290	24
(2) Does not include amortization of acquired developed technology or impairment of acquired developed technology which are set forth as separate line items.

          The following table sets forth our consolidated results of operations as a percentage of total revenue for the periods shown:

	Fiscal Year Ended December 31,			Nine Months Ended September 30,
	2003	2004	2005	2005	2006
Revenue:
Systems revenue	18.0%	21.0%	31.8%	25.7%	49.2%
Software licenses revenue	12.8	17.8	15.6	18.5	3.0
Installation and services revenue	12.2	8.7	5.8	6.7	1.5

Total systems, software licenses and installation and services revenue	43.0	47.5	53.2	50.9	53.7
Maintenance and other revenue	57.0	52.5	46.8	49.1	46.3

Total revenue	100.0	100.0	100.0	100.0	100.0

Costs and expenses(1):
Cost of systems, software licenses and installation and services revenue(2)	8.6	13.7	16.1	15.5	17.3
Cost of maintenance and other revenue	19.6	21.7	23.7	24.1	21.5
General and administrative expenses	29.7	26.5	31.5	22.4	23.7
Sales and marketing expenses	26.7	26.4	26.2	26.2	26.0
Research and development expenses	22.2	27.2	22.2	22.4	19.5
Amortization of acquired developed technology	11.2	7.2	7.0	7.2	3.6
Amortization of acquired customer relationships	9.5	8.6	6.5	6.7	3.0
Impairment of acquired developed technology	23.0	0.0	0.0	0.0	0.0

Total costs and expenses	150.5	131.2	133.2	124.5	114.5

Loss from operations	(50.5)	(31.2)	(33.2)	(24.5)	(14.5)

Other income (expense)
Interest expense	(2.5)	(2.5)	(1.0)	(1.1)	(1.4)
Foreign exchange (loss) gain	(6.9)	(2.1)	5.0	2.8	(0.2)
Other, net	0.0	0.4	(0.1)	0.0	0.3

Total other (expense) income, net	(9.4)	(4.2)	3.9	1.7	(1.3)

Loss before income taxes	(59.9)	(35.4)	(29.3)	(22.8)	(15.8)

(Benefit from) provision for income tax expense	(0.1)	0.2	0.3	0.4	0.4

Net loss	(59.8)%	(35.6)%	(29.6)%	(23.2)%	(16.2)%

(1) Amounts include stock-based compensation expense as follows:
Cost of systems, software licenses and installation and services revenue	0.0%	0.0%	0.0%	0.0%	0.0%
Cost of maintenance and other revenue	0.0	0.0	0.5	0.7	0.1
General and administrative	0.0	0.2	10.2	1.6	1.7
Sales and marketing	0.0	0.0	2.1	1.6	0.2
Research and development	0.0	0.0	1.1	0.7	0.0
(2) Does not include amortization of acquired developed technology or impairment of acquired developed technology which are set forth as separate line items.

  Comparison of the Nine Months ended September 30, 2006 and 2005

          Revenue.    Total revenue for the nine months ended September 30, 2006 was $52.5 million, an increase of $9.1 million, or 20.9%, over revenue of $43.4 million for the nine months ended September 30, 2005.

          Systems Revenue.    Revenue from the sales of systems was $25.8 million, an increase of $14.6 million, or 131.0%, over revenue of $11.2 million for the nine months ended September 30, 2005. This increase was primarily due to the expansion of our customer base and growth in sales to our existing customers combined with the effect of the transitioning from single product sales to multiple product high acuity sales that are more complex and are accounted for under SOP 81-1.

          Software Licenses Revenue.    Revenue from the sales of software licenses was $1.6 million, a decrease of $6.4 million, or 80.1%, from revenue of $8.0 million for the nine months ended September 30, 2005. This decrease was primarily due to the transition of single product sales to multiple product high acuity sales that are more complex and are accounted for under SOP 81-1 and recorded in systems revenue.

          Installation and Services Revenue.    Revenue from installation and services was $817,000, a decrease of $2.1 million, or 72.0%, from revenue of $2.9 million for the nine months ended September 30, 2005. This decrease was primarily due the transition of single product sales to multiple product high acuity sales that are more complex and are accounted for under SOP 81-1 and recorded in systems revenue.

          Maintenance and Other Revenue.    Maintenance and other revenue was $24.3 million, an increase of $2.9 million, or 13.8%, over revenue of $21.3 million for the nine months ended September 30, 2005. This increase was primarily due to an increase in completed installations at client sites that initiated maintenance.

          Cost of Systems, Software Licenses and Installation and Services Revenue.    Cost of systems, software licenses and installation and services revenue for the nine months ended September 30, 2006 was $9.1 million, an increase of $2.3 million, or 34.8%, over costs of $6.7 million for the nine months ended September 30, 2005. This increase was primarily due to an increase of $1.3 million in employee-related expenses resulting from hiring additional implementation and management personnel to support increased installations of our products at new and existing customer sites. The balance of the increase in 2006 was related to direct expenses of implementing our contracts, including a $687,000 increase in travel related expenses and $253,000 for consultants used in the implementation of our products.

          Cost of Maintenance and Other Revenue.    Cost of maintenance and other revenue for the nine months ended September 30, 2006 was $11.3 million, an increase of $792,000, or 7.6%, over costs of $10.5 million for the nine months ended September 30, 2005. During 2006, our employee-related expenses increased $1.0 million as a result of hiring additional support and management personnel. This increase was offset by a $237,000 decrease in stock-based compensation expense and a $149,000 decrease in travel-related expenses.

          General and Administrative Expenses.    General and administrative expenses for the nine months ended September 30, 2006 were $12.5 million, an increase of $2.8 million, or 28.3%, over general and administrative expenses of $9.7 million for the nine months ended September 30, 2005. The increase in general and administrative expenses was primarily due to increases of $891,000 in employee-related expenses as a result of hiring additional general and administrative personnel, $424,000 in legal expenses associated with a suit we filed against a competitor for patent infringement and negotiations towards a formal contract for our work in the United Kingdom, $408,000 in depreciation of fixed assets, $385,000 in expenses related to a proposed acquisition that was terminated, $225,000 in fees related to our board of directors, $103,000 in expenses for consultants and $202,000 in stock-based compensation expense.

          Sales and Marketing Expenses.    Sales and marketing expenses for the nine months ended September 30, 2006 were $13.6 million, an increase of $2.3 million, or 20.0%, over sales and marketing expenses of $11.4 million for the nine months ended September 30, 2005. The increase was primarily due to increases of $2.4 million in employee-related expenses resulting from the hiring of additional sales and marketing personnel as well as increased compensation for existing personnel, $253,000 in travel-related expenses and $136,000 in expenses for consultants. These increases were offset by a decrease of $605,000 in stock-based compensation.

          Research and Development Expenses.    Research and development expenses for the nine months ended September 30, 2006 were $10.3 million, an increase of $539,000, or 5.6%, over research and development expenses of $9.7 million for the nine months ended September 30, 2005. This increase was primarily due to an increase of $767,000 in employee-related expenses resulting from the hiring of additional research and development personnel. This increase was offset by a decrease in stock-based compensation expense of $266,000.

          Amortization of Acquired Developed Technology.    Amortization of acquired developed technology for the nine months ended September 30, 2006 was $1.9 million, a decrease of $1.2 million, or 39.8%, from amortization of $3.1 million for the nine months ended September 30, 2005. The decrease was primarily due to the full amortization of acquired developed technology related to the 2002 MSM acquisition as of March 31, 2006.

          Amortization of Acquired Customer Relationships.    Amortization of acquired customer relationships for the nine months ended September 30, 2006 was $1.6 million, a decrease of $1.4 million, or 46.0%, from amortization of $2.9 million for the nine months ended September 30, 2005. The decrease was due to the full amortization of acquired customer relationships related to the 2002 MSM acquisition as of March 31, 2006.

          Interest Expenses.    Interest expense for the nine months ended September 30, 2006 was $710,000, an increase of $236,000, or 49.8%, over interest expense of $474,000 for the nine months ended September 30, 2005. The increase is related to an increase in bank debt during 2006.

          Other, Net (expense) income.    Other, net income for the nine months ended September 30, 2006 was $135,000, an increase of $120,000, or 800.0%, over other, net income of $15,000 for the nine months ended September 30, 2005. The increase is primarily due to an increase in interest income earned from our cash and cash equivalents.

          Foreign Exchange (Loss) Gain.    We recorded a foreign exchange loss for the nine months ended September 30, 2006 of $102,000, compared to a foreign exchange gain of $1.2 million for the nine months ended September 30, 2005. Foreign exchange gains and losses are primarily related to the fluctuation of exchange rates for an inter-company loan denominated in euro with our French subsidiary. Because the loan was denominated in euro, we were required to record an unrealized gain or loss to properly state the U.S. dollar equivalent at each reporting period. At December 31, 2005, this loan was eliminated upon the liquidation of this French subsidiary. As a result, our exposure to foreign exchange gains and losses was significantly reduced during the first nine months of 2006.

          Provision for Income Taxes.    Although we recorded pre-tax losses in both 2006 and 2005, our provision for income taxes for the nine months ended September 30, 2006 was $185,000, compared to an income tax provision of $153,000 for the nine months ended September 30, 2005, which primarily represents our estimate of state income tax liabilities.

  Comparison of the Years ended December 31, 2005 and 2004

          Revenue.    Total revenue for 2005 was $59.7 million, an increase of $22.4 million, or 60.1%, over revenue of $37.3 million for 2004.

          Systems Revenue.    Revenue from the sales of systems was $19.0 million, an increase of $11.2 million, or 142.3%, over revenue of $7.8 million for 2004. This increase was due to the full year effect of the acquisition of Ibex in July 2004, as well as the expansion of our customer base and growth in sales to our existing customers.

          Software Licenses Revenue.    Revenue from the sales of software licenses was $9.3 million, an increase of $2.7 million, or 40.4%, over revenue of $6.6 million for 2004. This increase was due to the full year effect of the acquisition of Ibex in July 2004, as well as the expansion of our customer base and growth in sales to our existing customers.

          Installation and Services Revenue.    Revenue from installation and services was $3.4 million, an increase of $204,000, or 6.3%, over revenue of $3.2 million for 2004. This increase was due to the full year effect of the acquisition of Ibex in July 2004, as well as the expansion of our customer base and growth in sales to our existing customers.

          Maintenance and Other Revenue.    Maintenance and other revenue for 2005 was $28.0 million, an increase of $8.4 million, or 42.6%, over revenue of $19.6 million for 2004. The increase was due to the full year effect of the acquisition of Ibex in July 2004 and an increase in completed installations at client sites that initiated maintenance.

          Cost of Systems, Software Licenses and Installation and Services Revenue.    Cost of systems, software licenses and installation and services revenue for 2005 were $9.6 million, an increase of $4.5 million, or 88.0%, over costs of $5.1 million global for 2004. The increase was mainly attributable to increases of $2.6 million in employee-related expenses resulting from the full year effect in 2005 of our July 2004 Ibex acquisition and an increase in implementation personnel to support increased installations of our products at new and existing customer sites, $1.5 million in travel-related expenses incurred implementing our software at customer sites and $1.0 million in costs related to contractors hired to work on our implementations.

          Cost of Maintenance and Other Revenue.    Cost of maintenance and other revenue for 2005 was $14.2 million, an increase of $6.1 million, or 75.2%, over costs of $8.1 million for 2004. The increase was mainly attributable to increases of $4.5 million in employee-related expenses resulting from the full year effect in 2005 of our July 2004 Ibex acquisition, and an increase in support personnel, $870,000 in travel-related expenses and $290,000 in stock-based compensation expense for a fully-vested stock award issued to an executive. These increases were offset by a decrease in contractor expenses of $340,000 in 2005.

          General and Administrative Expenses.    General and administrative expenses for 2005 were $18.8 million, an increase of $8.9 million, or 90.5%, over general and administrative expenses of $9.9 million for 2004. The increase was mainly attributable to increases of $6.0 million in stock-based compensation expense, including $3.2 million for fully-vested stock awards issued to our executives and $2.3 million for common stock issued in exchange for the termination of an option held by a director and a person related to this director, $927,000 in facility costs related to an increase in office space, $847,000 in legal costs related to a suit we filed against a competitor for patent infringement and negotiations towards a contract for our work in the United Kingdom, $730,000 in professional services, and $608,000 in depreciation of fixed assets. During 2005, our salary and related expenses increased $815,000 as a result of the full year effect in 2005 of our July 2004 Ibex acquisition and an increase in general and administrative personnel. However, these costs were offset by a decrease in bonus expenses of $1.4 million, for a net decrease in employee-related expenses of $543,000 during 2005.

          Sales and Marketing Expenses.    Sales and marketing expenses for 2005 were $15.6 million, an increase of $5.8 million, or 58.5%, over sales and marketing expenses of $9.9 million for 2004. The increase was mainly attributable to increases of $3.1 million in employee-related expenses resulting from the full year effect in 2005 of our July 2004 Ibex acquisition and an increase in sales and marketing personnel, $1.3 million in stock-based compensation expense, including $604,000 for a fully-vested stock award issued to an executive and $692,000 associated with the exercise and sale of an option by an officer to one of our stockholders, $722,000 in travel-related expenses and $663,000 in marketing and pre-sales activities.

          Research and Development Expenses.    Research and development expenses for 2005 were $13.3 million, an increase of $3.1 million, or 31.0%, over research and development expenses of $10.1 million for 2004. The increase was mainly attributable to increases of $1.4 million in expenses for contractors hired for development and quality projects, $1.3 million in employee-related expenses resulting from the full year effect in 2005 of our July 2004 Ibex acquisition and an increase in research and development personnel, and $647,000 in stock-based compensation expense for fully-vested stock awards issued to an executive. These increases were offset by a decrease in travel-related expenses of $257,000.

          Amortization of Acquired Developed Technology.    Amortization of acquired developed technology for 2005 was $4.2 million, an increase of $1.5 million, or 54.6%, over amortization of $2.7 million for 2004. The increase was due to a full year of amortization of acquired developed technology related to the Ibex acquisition.

          Amortization of Acquired Customer Relationships.    Amortization of acquired customer relationships for 2005 was $3.9 million, an increase of $715,000, or 22.3%, over amortization of customer relationships of $3.2 million for 2004. The increase was due to a full year of amortization of acquired customer relationships related to the Ibex acquisition.

          Interest Expense.    Interest expense for 2005 was $606,000, compared to $903,000 for 2004. The decrease in net expense was due to a decrease of $585,000 in non cash interest expense related to the maturing of a convertible note and deferred compensation obligations during March 2005, which was offset by an increase of $288,000 in interest expense related to both increased amounts outstanding and increased interest rates on our bank borrowings.

          Foreign Exchange (Loss) Gain.    Foreign exchange gains for 2005 were $3.0 million, compared to a foreign exchange loss of $779,000 for 2004. The gain in 2005 was comprised of approximately $1.6 million of unrealized gain related to the fluctuation of exchange rates for an inter-company loan denominated in euro with our French subsidiary. In addition, at the end of 2005 we recorded a currency gain of $1.3 million, equal to our cumulative translation adjustment from our French subsidiary, which we have liquidated.

          Provision for Income Taxes.    Although we recorded pre-tax losses, our income tax expense for 2005 was $203,000, compared to an income tax expense of $73,000 for 2004. The provisions primarily represent minimum state income tax liabilities. We did not accrue income taxes for federal tax during each period due to our net operating losses and net operating loss carryforwards available for federal income tax purposes.

          Under SFAS No. 109, we can only recognize a deferred tax asset for future benefit of our tax loss and tax credit carryforwards to the extent that it is "more likely than not" that these assets will be realized. In determining the realizability of these assets, we considered numerous factors, including historical profitability, estimated future taxable income and the industry in which we operate. Due to our history of losses, we do not believe that sufficient objective, positive evidence exists to conclude that recoverability of our net deferred tax assets is more likely than not. Consequently, we have provided valuation allowances covering 100% of our net deferred tax assets.

  Comparison of the Years ended December 31, 2004 and 2003

          Revenue.    Total revenue for 2004 was $37.3 million, an increase of $9.0 million, or 31.6%, over revenue of $28.3 million for 2003.

          Systems Revenue.    Revenue from the sales of systems was $7.8 million, an increase of $2.8 million, or 54.1%, over revenue of $5.1 million for 2003. This increase was primarily due to the expansion of our customer base and growth in sales to our existing customers.

          Software Licenses Revenue.    Revenue from the sales of software licenses was $6.6 million, an increase of $3.0 million, or 82.8%, over revenue of $3.6 million for 2003. This increase was due to the effect of the acquisition of Ibex in July 2004, as well as the expansion of our customer base and growth in sales to our existing customers.

          Installation and Services Revenue.    Revenue from the sales of installation and services was $3.2 million, a decrease of $225,000, or 6.5%, from revenue of $3.5 million for 2003. This decrease was primarily due to the mix of services and software sold to our customers.

          Maintenance and Other Revenue.    Maintenance and other revenue for 2004 were $19.6 million, an increase of $3.4 million, or 21.3%, over revenue of $16.2 million for 2004. This was mainly attributable to the increased installation base as a result of our acquisition of Ibex, which accounted for $1.6 million of the increase, and an increase in revenue from completed installations.

          Cost of Systems, Software Licenses and Installation and Services Revenue.    Cost of systems, software licenses and installation and services revenue for 2004 were $5.1 million, an increase of $2.7 million, or 109.8%, over costs of $2.4 million for 2003. This increase was mainly attributable to expenses resulting from our July 2004 Ibex acquisition, which increased our implementation staff, our third party software expenses and travel-related expenses.

          Cost of Maintenance and Other Revenue.    Cost of maintenance and other revenue for 2004 were $8.1 million, an increase of $2.5 million, or 45.4%, over costs of $5.6 million for 2003. This increase was mainly attributable to increased expenses resulting from our July 2004 Ibex acquisition, which increased our support personnel and travel-related expenses. During 2004, we also increased our support staff and management.

          General and Administrative Expenses.    General and administrative expenses for 2004 were $9.9 million, an increase of $1.5 million, or 17.2%, over general and administrative expenses of $8.4 million for 2003. This increase was mainly attributable to increases in legal and bonus expense as well as increased expenses resulting from our July 2004 Ibex acquisition, which increased our general and administrative personnel and facility expenses.

          Sales and Marketing Expenses.    Sales and marketing expenses for 2004 were $9.9 million, an increase of $2.3 million, or 30.1%, over sales and marketing expenses of $7.6 million for 2003. This increase was mainly attributable to increased expenses resulting from our July 2004 Ibex acquisition, which increased our sales and marketing personnel, our marketing and pre-sales expenses, commission expenses and travel-related expenses.

          Research and Development Expenses.    Research and development expenses for 2004 were $10.1 million, an increase of $3.8 million, or 61.0%, over research and development expenses of $6.3 million for 2003. This increase was mainly attributable to increased expenses resulting from our July 2004 Ibex acquisition, which increased our research and development staff, and our increased use of contractors in development and quality initiatives.

          Amortization of Acquired Developed Technology.    Amortization of acquired developed technology for 2004 was $2.7 million, a decrease of $481,000, or 15.1%, from amortization of $3.2 million for 2003. The decreased amortization was primarily due to the impairment charge related to certain developed technology acquired from MSM, partially offset by amortization expense related to acquired developed technology related to the Ibex acquisition.

          Amortization of Acquired Customer Relationships.    Amortization of acquired customer relationships for 2004 was $3.2 million, an increase of $512,000, or 19.0%, over amortization of $2.7 million for 2003. The increase was primarily due to amortization of acquired customer relationships related to the Ibex acquisition.

          Impairment of Acquired Developed Technology.    In 2003, we identified indicators of impairment related to certain of the developed technology acquired from MSM. We performed an impairment review consisting of an undiscounted cash flows analysis to determine if the carrying value of the intangible assets were recoverable. We determined that certain of the acquired developed technology was impaired and recorded an impairment charge of $6.5 million.

          Interest Expense.    Interest expense for 2004 was $903,000, compared to $717,000 for 2003. The increase was due to increased bank borrowings.

          Foreign Exchange (Loss) Gain.    Foreign exchange loss for 2004 was $779,000, compared to a foreign exchange loss of $1.9 million for 2003. The loss in both 2004 and 2003 was the result of unrealized losses related to the fluctuation of exchange rates for an inter-company loan denominated in euro with our French subsidiary.

          Provision for (Benefit from) Income Taxes.    Our income tax expense for 2004 was $73,000, compared to an income tax benefit of $41,000 for 2003. The provision for 2004 primarily represents minimum state income tax liabilities. We did not accrue income taxes for federal tax during 2004 due to our net operating losses and net operating loss carryforwards available for federal income tax purposes. During 2003, our provision for state taxes was offset by our recognizing a reduction in deferred tax obligations accrued in a prior year and resulted in a net benefit being recognized for the year.

Quarterly Results of Operations

          The following table presents our unaudited consolidated quarterly results of operations for the seven fiscal quarters ended September 30, 2006. This table includes all adjustments, consisting only of normal recurring adjustments, that we consider necessary for fair statement of our financial position and operating results for the quarters presented.

	Fiscal Quarter Ended
	March 31, 2005	June 30, 2005	September 30, 2005	December 31, 2005	March 31, 2006	June 30, 2006	September 30, 2006
	(in thousands)
Revenue:
Systems, software licenses and installation and services revenue	$7,788	$6,945	$7,369	$9,645	$9,585	$9,582	$9,065
Maintenance and other revenue	6,530	7,533	7,283	6,614	7,308	7,869	9,116

Total revenue:	14,318	14,478	14,652	16,259	16,893	17,451	18,181

Costs and expenses(1):
Cost of systems, software licenses and installation and services revenue(2)	2,298	2,001	2,427	2,863	2,776	3,150	3,139
Cost of maintenance and other revenue	3,521	3,588	3,367	3,679	3,473	3,703	4,091
General and administrative expenses	3,234	3,199	3,300	9,074	3,394	4,780	4,313
Sales and marketing expenses	3,166	3,729	4,479	4,251	4,792	4,506	4,350
Research and development expenses	3,560	3,167	2,984	3,550	3,415	3,560	3,275
Amortization of acquired developed technology	1,041	1,041	1,041	1,041	1,041	630	210
Amortization of acquired customer relationships	979	983	986	969	979	309	305

Total costs and expenses	17,799	17,708	18,584	25,427	19,870	20,638	19,683

Loss from operations	(3,481)	(3,230)	(3,932)	(9,168)	(2,977)	(3,187)	(1,502)

Other income (expense):
Interest expense	(190)	(147)	(137)	(132)	(169)	(159)	(382)
Foreign exchange (loss) gain	463	694	51	1,782	(59)	(47)	4
Other, net	13	(3)	5	(68)	30	15	90

Total other income (expense), net	286	544	(81)	1,582	(198)	(191)	(288)

Loss before income taxes	(3,195)	(2,686)	(4,013)	(7,586)	(3,175)	(3,378)	(1,790)
Provision for income taxes	51	51	51	50	65	60	60

Net loss	$(3,246)	$(2,737)	$(4,064)	$(7,636)	$(3,240)	$(3,438)	$(1,850)

(1) Amounts include stock-based compensation expense as follows:
Cost of systems, software licenses and installation and services revenue	$—	$—	$—	$—	$—	$—	$17
Cost of maintenance and other revenue	290	—	—	—	—	—	52
General and administrative	438	149	110	5,398	141	156	602
Sales and marketing	—	—	692	604	—	4	83
Research and development	290	—	—	358	—	2	22
(2) Does not include amortization of acquired developed technology which is set forth as a separate line item.

          Revenue.    Total revenue increased sequentially in each quarter from the three months ended March 31, 2005 through the three months ended September 30, 2006. Systems, software licenses, installation and services revenue experienced quarterly fluctuations from the three months ended March 31, 2005 through the three months ended September 30, 2006. We believe that these fluctuations reflect our customers' capital expenditure purchasing patterns as well as our typical sales and implementation cycles, the timing and size of customer orders and the application of complex revenue recognition rules to certain transactions. Maintenance and other revenue experienced quarterly fluctuations from the three months ended March 31, 2005 through the three months ended September 30, 2006 primarily due to an increase in completed installations at client sites that initiated maintenance and the application of complex revenue recognition rules to certain transactions.

          Cost of Systems, Software Licenses and Installation and Services Revenue.    Cost of systems, software licenses and installation and services revenue fluctuated in line with related revenue from the three months ended March 31, 2005 through the three months ended September 30, 2006. These fluctuations are primarily attributable to employee-related expenses and third party costs necessary to implement our products.

          Cost of Maintenance and Other Revenue.    Cost of maintenance and other revenue services fluctuated from the three months ended March 31, 2005 through the three months ended September 30, 2006. These fluctuations include increases in employee-related costs necessary to provide maintenance and support services to a growing customer base. The increased employee-related costs were partially offset by cost controls of discretionary expenses.

          General and Administrative Expenses.    General and administrative expense fluctuated on a quarterly basis from the three months ended March 31, 2005 through the three months ended September 30, 2006 as we hired additional personnel in connection with our anticipated growth and incurred expenses in preparation for becoming a public company. Some of the fluctuations in expenses relate to stock-based compensation expenses in the three months ended March 31, 2005 and December 31, 2005. For the quarter ended June 30, 2006 the increase in general and administrative expense related to a proposed acquisition that was terminated. The three months ended September 30, 2006 included costs related to negotiations towards a formal contract for our work in the United Kingdom.

          Sales and Marketing Expenses.    Sales and marketing expense fluctuated on a quarterly basis from the three months ended March 31, 2005 through the three months ended September 30, 2006. Increases resulted from the addition of personnel which increased employee-related expenses. In addition, we increased sales-related activities such as travel and marketing and advertising programs, including trade shows and print materials. Fluctuations in expenses relate to the occurrence of marketing activities such as trade shows, the timing of sales commission payments and the payment of stock-based compensation. Decreases since the quarter ended March 31, 2006 are the result of control measures.

          Research and Development Expenses.    Research and development expense fluctuated from the three months ended March 31, 2005 through September 30, 2006. Changes in research and development expense quarter to quarter generally reflect the use of sub-contractors to perform selected product development projects. The three months ended March 31, 2005 and December 31, 2005 included expenses related to stock-based compensation.

          Amortization of Acquired Developed Technology.    Amortization of acquired developed technology remained relatively constant from the three months ended March 31, 2005 through the three months ending March 31, 2006. Beginning the three months ended June 30, 2006, amortization expense decreased significantly due to the full amortization of acquired developed technology related to the 2002 MSM acquisition.

          Amortization of Acquired Customer Relationships.    Amortization of acquired customer relationships remained relatively constant from the three months ended March 31, 2005 through the three months ended March 31, 2006. Amortization expense for the three months ended June 30, 2006 decreased significantly due to the full amortization of acquired customer relationships related to the 2002 MSM acquisition.

Liquidity and Capital Resources

          At September 30, 2006 and December 31, 2005, our principal sources of liquidity were cash and cash equivalents totaling $18.7 million and $12.2 million, respectively. We have funded our growth primarily through the private sale of equity securities, totaling approximately $54.9 million as well as long term debt and working capital and equipment financing loans. Our total indebtedness was $13.7 million at September 30, 2006 and $7.2 million at December 31, 2005, and was comprised mainly of senior bank debt.

          Cash provided by operating activities during the nine months ended September 30, 2006 was $3.9 million and consisted of a net loss of $8.5 million, positive non-cash adjustments of $5.9 million primarily related to depreciation and amortization of $4.8 million and stock-based compensation of $1.1 million and $6.5 million provided by working capital and other activities. Cash provided by working capital and other activities primarily reflected a $5.2 million increase in deferred revenue in connection with the receipt of a $7.3 million payment as part of our work under the U.K. National Health Service initiative, a $1.7 million increase in accrued expenses and a $392,000 increase in accounts payable, offset in part by a $774,000 increase in accounts receivable. Cash used in operating activities during the nine months ended September 30, 2005 was $3.1 million and consisted of a net loss of $10.0 million, a $1.4 million foreign exchange gain, positive non-cash adjustments of $9.0 million, including $7.0 million of depreciation and amortization expense and $2.0 million of stock-based compensation, and $643,000 utilized by working capital and other activities. Cash used by working capital and other activities was primarily attributable to a $2.6 million increase in accounts receivable and a $1.4 million decrease in accrued expenses, offset in part by a $2.9 million increase in deferred revenue and a $904,000 increase in accounts payable.

          Cash used in operating activities during the year ended December 31, 2005 was $2.8 million and consisted of a net loss of $17.7 million, a $1.6 million foreign exchange gain, positive non-cash adjustments of $17.8 million, including $9.4 million of depreciation and amortization expense and $8.3 million of stock-based compensation, and $1.3 million utilized by working capital and other activities. Cash used by working capital and other activities was primarily attributable to a $6.1 million decrease in accounts receivable and a $1.9 million decrease in accrued expenses, offset in part by a $5.8 million increase in deferred revenue and a $959,000 increase in accounts payable. Cash provided by operating activities during the year ended December 31, 2004 was $8.4 million and consisted of a net loss of $13.3 million, positive non-cash adjustments of $7.9 million, including an $863,000 foreign exchange loss and $6.5 million of depreciation and amortization expense, and $13.8 million provided by working capital and other activities. Cash provided by working capital and other activities was primarily attributable to a $13.5 million increase in deferred revenue and a $3.0 million increase in accrued expenses, offset in part by a $2.5 million decrease in accounts receivable. Cash used in operating activities during the year ended December 31, 2003 was $305,000 and consisted of a net loss of $16.9 million, positive non-cash adjustments of $15.3 million, including a $1.9 million foreign exchange loss, a $6.5 million impairment charge related to our intangible assets, $6.4 million of depreciation and amortization expense, and $1.3 million provided by working capital and other activities. Cash provided by working capital and other activities was primarily attributable to a $3.7 million increase in deferred revenue, offset in part by a $1.0 million decrease in accounts receivable and a $1.2 million decrease in accrued expenses.

          Net cash used in investing activities decreased to $1.3 million for the nine months ended September 30, 2006 from $2.1 million primarily due to decreased purchases of property and equipment. Net cash used in investing activities was $2.3 million during 2005, $2.3 million during 2004 and $717,000 during 2003. Net cash used in investing activities consisted primarily of purchases of fixed assets for network infrastructure, development tools, computer equipment for our employees and cash consideration paid for the Ibex acquisition in 2004.

          Net cash provided by financing activities was $3.9 million for the nine months ended September 30, 2006 compared to net cash used in financing activities of $4.8 million for the nine months ended September 30, 2005. During the nine months ended September 30, 2006, borrowings under our renegotiated bank term loan of $15.0 million were offset by the repayment of existing bank debt of $8.4 million and deferred costs associated with the initial public offering recorded in other assets. We amended our bank term loan to increase the amount of the loan in anticipation of completing an acquisition, which we ultimately terminated. As a result, the increased borrowings under the new loan are being used for general working capital and other general corporate purposes. We have not allocated or set aside any material amount of these funds for any particular corporate purpose. This term loan is being repaid in equal monthly installments over three years. During the nine months ended September 30, 2005, we received $6.6 million in net proceeds from the sale of our common stock and had net borrowings under our bank term loan of $3.4 million which was offset by payments of notes payable to stockholders of $2.5 million and deferred compensation of $2.8 million. Net cash provided by financing activities was $6.4 million during 2005, consisting primarily of $5.3 million of net borrowings under a bank term loan and $6.6 million issuance of common stock offset by payments of $2.5 million on a note payable and $2.8 million of deferred compensation, both assumed when we acquired MSM in 2002. Net cash provided by financing activities was $531,000 during 2004 and $632,000 during 2003, consisting primarily of proceeds from bank facilities.

          At December 31, 2005, we had available, subject to review and possible adjustment, federal, state and foreign net operating loss carryforwards of approximately $59.4 million to be used to offset future taxable income. These net operating loss carryforwards will expire through 2025. Recent transactions with our shares of stock could result in an ownership change, as defined in Section 382 of the Internal Revenue Code. If such a change does occur, there could be annual limitations on the amount of carryforwards which can be realized in future periods. We have not yet analyzed these recent transactions in our shares to determine if any limitation under Code Section 382 applies.

          Given our current cash and cash equivalents, accounts receivable and funds available under our existing line of credit, we believe that we will have more than sufficient liquidity to fund our business and meet our contractual obligations over the next twelve months. We may increase our capital expenditures consistent with our anticipated growth in infrastructure and personnel, and as we expand our global presence. In addition, we may pursue acquisitions or investments in complementary businesses or technologies or experience unexpected operating losses, in which case we may need to raise additional funds sooner than expected. Accordingly, we may need to engage in private or public equity or debt financings to secure additional funds. If we raise additional funds through further issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common stock, including shares of common stock sold in this offering. Any debt financing obtained by us in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. In addition, we may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain required financing on terms satisfactory to us, our ability to continue to support our business growth and to respond to business challenges could be significantly limited.

Credit Facilities

          In June 2006, we amended our existing line of credit and term loan agreement with a commercial lender. The amendment allowed us to borrow $15 million under a three-year term loan. Upon borrowing the amounts available under the loan, we paid down existing debt of approximately $5.9 million, for net proceeds of approximately $9.1 million. The term loan accrues interest at the greater of 4.0% or the prime rate plus 1.75% and is payable monthly over the term. The amendment also provides for access to a $6.5 million revolving line of credit. The availability limit of the line of credit is restricted to 80% of qualified receivables and is reduced by 33% of the outstanding balance of the term loan. The line of credit accrues interest at the greater of 4.0% or the prime rate plus 0.75%. In connection with the amendment, we issued a seven year warrant for 30,000 shares of our common stock at an exercise price per share of $4.25. We are expensing the fair value of this warrant, estimated to be $90,000, over the term of the loan.

          As of September 30, 2006, there was $13.8 million outstanding under the term loan and line of credit. We also have the ability to obtain letters of credit under the credit facility, which reduce the borrowing availability of the line of credit. At September 30, 2006, there was an outstanding letter of credit relating to an office space lease in the amount of $518,000. We are subject to financial covenants under this borrowing agreement that require us to maintain specified minimum adjusted EBITDA and adjusted quick ratio targets. In the past, we have been in violation of one or both of these financial covenants, for which we received waivers from the lender. Those waivers, however, did not remove or limit the financial covenants we must satisfy under the loan agreement in the future. After giving effect to the expected net proceeds of this offering, we do not believe that our long-term liquidity will be materially impacted by these covenants. Although we are currently in compliance under this agreement, we cannot assure you that if a future violation occurs we will receive a waiver or that our indebtedness will not be accelerated.

Contractual Obligations

          We have contractual obligations under our term loan and for non-cancelable office space and computer equipment under operating leases and office equipment under a capital lease. The following table discloses aggregate information about our contractual obligations and periods in which payments are due as of December 31, 2005:

		Payments Due By Period (in thousands)
	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
Long-term debt	$7,050	$2,700	$4,350	$0	$0
Capital lease	121	81	40	0	0
Operating leases	9,723	1,568	3,305	3,264	1,586

Total	$16,894	$4,349	$7,695	$3,264	$1,586

Off-Balance Sheet Arrangements

          As of September 30, 2006 and 2005 and December 31, 2005, 2004 and 2003, we did not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. Other than our operating leases for office space and computer equipment, we do not engage in off-balance sheet financing arrangements.

Recent Accounting Pronouncements

          In July, 2006 the FASB issued Financial Accounting Standards Interpretation No. (FIN) 48, Accounting for Uncertainty in Income Taxes. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprises' financial statements in accordance with SFAS No. 109. FIN 48 prescribes a recognition threshold and measurement attributable for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosures and transitions. FIN 48 is effective for fiscal years beginning after December 15, 2006. We are currently analyzing the effects of FIN 48 on our consolidated financial position and results of operations.

Quantitative and Qualitative Disclosures about Market Risk

          Foreign Currency Exchange Risk.    Our results of operations and cash flows are subject to fluctuations due to changes in foreign currency exchange rates, particularly changes in the euro. In 2005 and for the period ended September 30, 2006, 11.1% and 7.8%, respectively of our revenue was generated in locations outside the United States. The majority of this revenue is denominated in currencies other than U.S. dollars. This creates a foreign currency exchange risk for us. As of September 30, 2006, we had $1.7 million of receivables denominated in currencies other than the U.S. dollar. If the foreign exchange rates fluctuated by 10% as of September 30, 2006, our foreign exchange exposure would have fluctuated by approximately $167,000.

          Interest Rate Sensitivity.    We had unrestricted cash and cash equivalents totaling $18.7 million at September 30, 2006. These amounts are held for working capital purposes and were invested primarily in deposits, money market funds and short-term, interest-bearing, investment grade securities. In addition, some of the net proceeds of this offering may be invested in short-term, interest-bearing, investment grade securities pending their application. Due to the short-term nature of these investments, we believe that we do not have any material exposure to changes in the fair value of our investment portfolio as a result of changes in interest rates. The value of these securities, however, will be subject to interest rate risk and could fall in value if interest rates rise.

          We have a term loan and lines of credit which bear interest based upon the prime rate. At September 30, 2006, there was an aggregate of $13.8 million outstanding under these borrowing arrangements. If the prime rate fluctuated by 10% as of September 30, 2006, interest expense would have fluctuated by approximately $71,000.

BUSINESS

Overview

          We are an established provider of innovative healthcare information technology solutions designed to transform the delivery of patient care in the high-acuity areas of the hospital, including the emergency department, operating and recovery rooms and intensive care units. We offer what we believe to be the most advanced suite of integrated products focused on these life-critical areas of the hospital where the patients are the most vulnerable, the care process is the most complex and an increasing majority of hospital costs are incurred. Our line of software solutions is designed to help our customers enhance clinical outcomes for patients, improve operational efficiency, increase productivity of physicians and nurses and achieve a rapid return on investment. We have licensed our systems for use in more than 1,000 hospitals in 19 countries.

          CareSuite, our integrated line of software solutions, captures, manages and analyzes the large amount of data generated in the delivery of high-acuity patient care. Our solutions generate a single electronic high-acuity patient record by automating the collection of patient vital signs from a variety of medical devices, such as cardiac monitors, ventilators and infusions pumps, as well as information from other clinical systems within the hospital. This critical information is presented in a user-friendly format for rapid analysis of patient conditions and recognition of adverse trends by physicians and nurses. In addition, CareSuite is designed to optimize workflow by automatically prioritizing and guiding physicians and nurses through the critical and complex tasks of high-acuity care such as evaluations, assessments, notations, treatment plans and care protocols generated by the hospital and clinicians. Moreover, CareSuite notifies these clinicians automatically of clinical risk factors defined by the hospital. Our products also help to manage the business of high-acuity care through features and tools that schedule, monitor and control patient throughput, increase the capture and accuracy of billable charges, manage the supply chain and track quality and performance indicators. Our software applications integrate with a diverse array of hospital information systems to enable healthcare professionals to exchange data and access information regardless of existing technology platforms.

          We target the high-acuity care areas of the hospital, including the emergency department, perioperative care environment (including pre-, intra- and post-operative areas) and intensive care units. Frost & Sullivan has estimated that the annual U.S. market for emergency, perioperative and intensive care software solutions was approximately $549 million in 2005 and is expected to grow at a compound annual growth rate of 12.5% to over $1.2 billion in 2012, representing a cumulative market size of $6.4 billion over that period. We believe that in 2005 we captured less than 8% of our total addressable U.S. market in these high-acuity care areas.

          We market and license our products primarily through our direct sales and marketing organization as augmented by third-party distributors. Our customers include some of the most prestigious hospitals and health systems throughout the world. For instance, academic medical centers that have purchased more than $500,000 of our product offerings include the Mayo Clinic, NewYork- Presbyterian Hospital, The University of Texas M.D. Anderson Cancer Center and Erasmus University Medical Center Rotterdam. In 2005, we generated revenue of $59.7 million from the sale of our products and services. As of September 30, 2006, our total revenue backlog, which consists of the unrecognized contract value of signed customer contracts relating to software licenses, implementation and one year of software maintenance, amounted to approximately $85 million. Based on our past experience, we expect to recognize approximately 70% of this backlog during the twelve months ending September 30, 2007.

Industry Background

          According to the Centers for Medicare and Medicaid Services, or CMS, total healthcare expenditures in the United States represent over 16% of U.S. gross domestic product, making it the largest segment of the U.S. economy. The financial health of hospitals in the United States, however, is under pressure due to the continued escalation of healthcare costs and on-going efforts to control increases in provider reimbursement. There have recently been a number of governmental and private sector initiatives to increase the overall level of investment in healthcare information technology both to improve the long-term performance of healthcare providers and to enhance the quality of care delivered to patients. For example, over 15 bills were introduced in Congress during 2006 related to healthcare information technology.

          CMS projected 2005 hospital costs to be over $600 billion representing approximately 31% of total U.S. healthcare expenditures. Despite the significant growth in the number of outpatient visits and procedures over the past decade, a 2006 TrendWatch report indicates that U.S. hospitals continue to face serious capacity constraints. Based on American Hospital Association, or AHA, 2004 annual survey data, there are approximately 4,900 community hospitals in the United States, which represents a decrease of approximately 9% from the number of such hospitals in 1990. Similarly, the number of staffed hospital beds has decreased approximately 13% during this period. Annual inpatient admissions, however, have increased 12.5% from approximately 31 million to 35 million over the same period, placing a significant strain on increasingly limited hospital capacity.

          Resource constraints and financial pressures impact each of the major high-acuity care areas of the hospital. Since 1990, the number of emergency rooms in the United States has decreased approximately 12%, while annual emergency room visits have increased approximately 28% over the same period. Nearly 50% of all hospitals surveyed by the AHA in 2005 reported that emergency departments were operating at or over capacity. The Freedonia Group reported that, between 1994 and 2004, the number of annual inpatient surgical procedures performed has increased approximately 11% to approximately 45 million. Critical care beds are also in short supply. The Centers for Disease Control and Prevention reported that, in 2004, approximately 8% of all emergency department patients are admitted to the intensive care unit, critical care unit or coronary care unit, While there are approximately 60,000 adult intensive care unit beds in the United States, an AHA study found that a lack of available ICU beds was the largest reported reason for emergency departments diverting ambulances to other hospitals. Hospitals are seeking to use their strained resources more efficiently to increase inpatient admissions and procedures to generate additional revenue and improve profitability.

          The current state of in-patient operations can also negatively impact the quality of patient care in the high-acuity care areas of the hospital. In March 2001, in a follow-up report to its landmark 1999 study on the substantial negative impact of medical errors, the Institute of Medicine recommended increased investment in information technology as a means of reducing medical errors and improving the overall quality of patient care. In April 2006, HealthGrades, Inc. released a report indicating that more than 80% of deaths associated with patient safety incidents, or approximately 250,000 deaths, were potentially preventable. In the high-acuity care areas of the hospital, stressful working environments and more acute patient conditions can increase the likelihood of medical errors and adverse patient outcomes.

          We believe that a number of factors will continue to contribute to these capacity constraints, financial pressures and adverse patient outcomes in hospitals, including:

  •
  Aging Population.  The aging U.S. population is expected to require increasing amounts of hospital care. The number of people over age 65 is growing nearly four times as fast as the general population and is expected to increase by more than 25%, to approximately 46 million people in 2015, according to a 2006 CMS study.

  •
  Higher Acuity Level of Hospital Patients.  Although more care has shifted to outpatient settings over the past decade, the most complex care still takes place in the hospital. Therefore, average inpatient acuity is becoming more severe and requiring the use of more critical care resources. The AHA reported that, between 2000 and 2002, the share of inpatient cases classified with the highest severity level increased by 15%.

  •
  Increasing Losses Associated With Government Funded Care.  Reimbursement from Medicare and Medicaid, which account for nearly 54% of all hospital payments, has not increased quickly enough to fully cover hospital costs, resulting in increasing cost-to-payment ratios. A 2006 TrendWatch report indicates that hospital payment shortfalls relative to government beneficiary costs have increased from a loss of approximately $2 billion in 1999 to a loss of more than $22 billion in 2004.

  •
  Workforce Shortages in Key Clinical Professions.  It is estimated that there will be a shortage of more than more than 200,000 physicians by 2020 according to a study by Health Affairs. Additionally, TrendWatch estimates that there is a current shortage of 120,000 nurses, which is expected to increase to more than 800,000 by 2020. These workforce shortages place additional constraint on capacity and increase demand for solutions that improve the productivity of clinicians.

Our Opportunity

          We believe hospitals desire information technology solutions in areas of high-acuity care to enhance patient safety, increase operational efficiency, raise physician and nurse productivity and improve hospital profitability. Use of information technology in these high-acuity care areas therefore offers healthcare providers a significant potential return on investment. Traditional healthcare information technology vendors have had limited success, however, in automating the high-acuity care areas of the hospital due to the complexity of these environments and the need to easily integrate their solutions with many disparate systems and medical devices. The market for our software solutions is now growing faster than the overall healthcare information technology industry as hospitals invest in these critical and complex areas of care. Moreover, the demand for the functionality and benefits offered by our CareSuite solution is increasing as hospital high-acuity care areas are running at or beyond capacity. This demand is amplified as we believe these areas represent a substantial portion of total hospital costs and are expected to increase over the next several years. We believe the following factors will continue to create demand for our high-acuity care software solutions:

  •
  Demand for Improved Workflow Efficiency.  The delivery of care is predominantly dependent on manual and paper-based processes, resulting in fragmented, error-prone and inefficient workflow. In addition to replacing these processes, hospitals are seeking to improve and optimize the care process and clinician workflow to maximize the productivity of hospital resources by automating manual processes. Due to the complex nature of high-acuity care and the need to be attentive to the patient, physicians and nurses must often retrospectively document the chargeable procedures, equipment and supplies incurred during care. The lag time in recording these charges can be significant and some may not be captured or recalled at all. Studies have shown that lost emergency, perioperative and intensive care charges can decrease the revenue of a hospital by as much as 5%.

  •
  Complexity of High-Acuity Care Environment.  Patients in high-acuity care settings may require support from, and monitoring by, a wide range of medical devices often from different manufacturers, including anesthesia machines, cardiac monitors, infusion pumps, respiratory assist devices, blood pressure gauges and pulse oximeters. The complex process of scheduling, monitoring, tracking and treating patients as they move through the high-acuity care continuum creates a challenge for hospitals seeking to provide physicians and nurses with real-time access to all relevant information about the patient at the point-of-care.

  •
  Pressure to Reduce Medical Errors.  Several recent studies have revealed that 100,000 or more avoidable deaths occur each year in hospitals in the United States due to medical errors. Healthcare payors, industry groups and government agencies are encouraging hospitals to invest in technology solutions to increase patient safety by reducing medical errors.

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  Government and Pay-for-Performance Initiatives.  Government and commercial payors are seeking ways to improve the quality of healthcare through pay-for-performance and other incentive-oriented initiatives designed to reward healthcare providers for quality and efficiency improvements. In addition, acute care departments must ensure compliance with Joint Commission on Accreditation of Healthcare Organizations (JCAHO) records review requirements, Health Insurance Portability and Accountability Act (HIPAA) security and privacy rules and other regulatory requirements, as well as regulatory proposals for a nationwide interoperable health information technology system fueled by the Office of the National Coordinator for Healthcare Information Technology (ONCHIT). These initiatives are placing increasing pressure on hospitals to make investments in their clinical information technology infrastructures, re-engineer their operational processes, and collect and report performance data.

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  Required Interoperability Among Legacy Systems.  Many hospitals have attempted to adapt their existing lower acuity clinical information systems to the higher acuity setting, resulting in operational challenges. Other hospital information systems have been developed with very little knowledge of these specialty care environments. To maximize their effectiveness, high-acuity care solutions must be able to integrate with a wide variety of existing information systems and patient monitoring and therapeutic devices.

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  Need for Complete Electronic Medical Records.  Healthcare providers are implementing hospital-wide information systems to automate clinical documentation and integrate patient information into electronic health records. These enterprise-level information systems, however, typically lack the sophistication or capability to incorporate large amounts of complex data generated in high-acuity care environments into patient health records. Incomplete electronic health records can result in billing errors, medical errors and inefficient workflow.

Our Solution

          We believe our CareSuite line of software products addresses the significant market opportunities in the high-acuity care environment. Our CareSuite software products integrate clinical, financial and administrative information in high-acuity care areas; improve the business of care by means of intuitive, analytical tools; and advance the delivery of care by helping our customers improve patient safety, streamlining process management and facilitating communication among healthcare providers. We are a leading provider of high-acuity care information technology systems due to the breadth and depth of our product functionality, the enterprise system integration capabilities our systems provide and the flexibility we have in configuring and deploying our solutions.

          Key benefits of our suite of software products include:

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  Increased Hospital Revenue Due to Increased Patient Throughput.    CareSuite is designed to enhance hospital revenue opportunities by helping our customers reduce the average length of stay of patients and free beds for additional patients. Our products are designed to facilitate faster resolution of cases where patient symptoms do not indicate a need for high-acuity care and provide more frequent patient tracking, earlier intervention and more consistent application of best practice treatment methods. In addition, our patient flow management tools provide physicians and nurses with proactive alerts to avoid potential delays or problems in the delivery of patient care.

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  Increased Hospital Revenue Per Patient Due to Improved Billing Accuracy.  CareSuite provides real-time electronic documentation at the point of care, which allows hospitals to increase revenue by optimizing charge capture and reducing lost billings due to inefficient workflow practices. Increasing charge capture by integrating innovative algorithms into our documentation system improves revenue recovery for our customers while simultaneously decreasing the risk of fraud and abuse.

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  Increased Productivity of High-Acuity Care Professionals.  Our software solutions reduce the amount of manual documentation by automating the collection of data from a wide variety of medical devices and integrating this data with the patient flowsheet, enabling physicians and nurses to spend more time with patients. Our products are designed to deliver data outside of the hospital to provide greater continuity of care and enhance quality of life for physicians and nurses by enabling the clinician to manage cases without staying on-site at the hospital.

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  Reduced Medical Errors.  Our CareSuite line of products is designed to facilitate clinical intervention and help our customers to improve patient care and clinical outcomes by providing access to care protocols generated by the hospital that standardize best practices. By integrating point-of-care medical device data with data from other departments such as the clinical laboratory and pharmacy, our products are designed to prevent transcription errors and delays in communication and give physicians and nurses the ability to make timely and informed decisions. In addition, trends of key physiological data enable the early identification by physicians and nurses of the onset of adverse trends, thereby helping to improve the accuracy of clinical decision making. We believe that this can also reduce medical liability premiums and liability associated with medical malpractice lawsuits.

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  Increased Compliance with Regulatory Requirements and Independent Standards.  CareSuite facilitates JCAHO and HIPAA compliance and enables pay-for-performance reporting by hospitals by providing management reports and industry-standard data access tools. Our Extelligence data analysis and reporting tool enables customers to build complex reports on key indicators in the care process. Because our solutions are designed to seamlessly interface with existing systems to better facilitate data collection through improved and automated workflow, we believe that we are well-positioned to meet future requirements.

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  Increased Interoperability.  Our software applications integrate with a diverse array of hospital information systems and medical devices involved in high-acuity patient care. CareSuite allows hospitals to leverage existing investments in hardware and network infrastructure. The interoperability of our software solutions with existing hospital information systems enables the exchange of information, such as patient admission data, laboratory results and pharmacy orders, across a broad range of technology platforms.

          The following published, third-party case studies demonstrate how some of our customers have improved their business processes from the implementation of our products. Additional information regarding our products can be found in the section entitled " — Our Products and Services" below.

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  The University of Texas MD Anderson Cancer Center, Houston, TX.  MD Anderson Cancer Center implemented Anesthesia Manager and Critical Care Manager in 2002, and has recently installed our OR Manager product as part of an overall initiative toward an electronic medical record. In its Preoperative Consultation Center (PCC), handwritten and dictated notes were converted to structured templates that lead physicians through a complete evaluation process. As a result, in the 22 month period following the installation of our solution, it reported an increase in the billing percentage from 33.2% to an average of 78.6% of patients seen, capturing nearly 100% of eligible charges.

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  The Mount Sinai Hospital, New York, NY.  Mount Sinai implemented ED Pulsecheck in 2004. Free-form paper charts were replaced by a comprehensive, integrated emergency department information system with electronic templated charts for all clinical documentation. Eleven interfaces to existing hospital systems were built including registration, hospital order entry systems, laboratory results retrieval, clinical data repository, bed management, facilities billing, and professional billing applications. As a result, it reported a 38.5% increase in charges for professional services, a 50% increase in professional receipts and a 12.4% or $7.2 million increase in facilities receipts in the two years following implementation of ED Pulsecheck. It also reported a decrease in lost or illegible charts from 5,000 in 2003 to zero in 2005, as well as an increase in end-of-month chart completion rates from 65% to 95%.

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  Texas Children's Hospital, Houston, TX.  Texas Children's implemented our OR Manager application in 2002. The existing, legacy system computerized scheduling but intra-operative nursing documentation and inventory control were handled on paper. The prior system required manual data entry and contributed to inefficient workflow and inaccurate data. It was replaced with our comprehensive OR Manager that automated all phases of surgical care, from scheduling and supply management to preference cards, nursing documentation and billing. Texas Children's reported an increase in the number of surgeries while generating the cost savings of two full time equivalent positions. Within four months of implementing OR Manager, it reported a decrease in late billing charges by approximately 80%. It also reported a decrease in errors in perioperative charges from 40% to less than 2% and a decrease in the number of days to bill from an average of five days to one day.

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  Daughters of Charity Health System, Los Altos, CA.  Daughters of Charity implemented ED Pulsecheck in 2005 across five hospitals. It reported $800,000 in annual cost savings on transcription charges as a result of the conversion from manual to electronic documentation in the emergency department. The hospital also projected an annual increase of $36.0 million in gross revenue per year across the organization due to improved documentation that reduced lost charges associated with emergency department visits.

Our Strategy

          Our goal is to become the global leader in technology solutions for the management of clinical and business information in the high-acuity care areas of hospitals. To achieve our goal we intend to:

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  Increase Sales to Our Existing Customers.  Our initial customer sale typically involves the purchase of one or more products in our suite of software solutions. Since January 1, 2005, over one-third of our new contracts have been with existing customers. We believe there is a significant opportunity to sell additional software products to our current customers as most of their approximately 1,000 facilities do not have our complete suite of available products. We intend to leverage our deep product and technology knowledge base and significant experience in developing, marketing and implementing our software solutions to expand our existing customer relationships.

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  Broaden Our Domestic and International Customer Base.  We intend to expand our existing market position within our target markets by selling to hospitals that have yet to make an investment in a high-acuity care information technology solution or are looking to replace existing legacy systems. We currently have installations in 17 countries outside North America and intend to continue to expand our international sales, particularly in Europe and Southeast Asia. We believe our leading software solutions, our domain experience in understanding the workflow and challenges of high-acuity care, our large number of referenceable customers, the strength of our sales and distribution capabilities and our customer service will help us attract new domestic and international customers.

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  Leverage Our Proven Product Suite to Bring New Innovations to Market.  We will continue to invest in research and development to enhance our product suite to meet the evolving demands and complexity of high-acuity care. We intend to maintain and build upon a strong technology lead by continuing to introduce new innovations in our suite of software solutions and services as well as to introduce new products that address the high-acuity, hard-to-automate areas of the hospital.

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  Deepen Long-Term Customer Relationships Through Superior Client Services.  We maintain customer satisfaction and retention rates through our customer support and client service teams that consist of experienced healthcare and business professionals, many of whom carry additional certifications and advanced degrees and have worked as licensed clinicians in areas of high-acuity care. We also offer business transformation consulting services performed by experts with extensive domain knowledge to enable our customers to derive a rapid return on investment and increase patient care quality using our software solutions. We intend to continue to significantly invest in our differentiating customer service, support and consulting services to maintain and grow our customer base and market share.

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  Capitalize on Strategic Acquisition and Expansion Opportunities.    We actively track industry developments and intend to continue to pursue a disciplined approach to acquisitions of complementary businesses, technologies or other assets to expand and diversify our product offerings and add new technology platforms.

Our Products and Services

          Our integrated product offering, CareSuite, which is comprised of core departmental applications, add-on modules and a single master data repository, includes both standard and customizable analytic tools and reporting solutions. CareSuite incorporates industry-standard connectivity protocols, enabling us to easily integrate our software solutions into our customers' enterprise information technology environment. Our core applications can be sold as a complete high-acuity care offering or on a stand-alone departmental basis, providing our customers with flexibility to acquire functionality when and where they need it most. Our highly-trained client service organization provides timely implementation and on-going product support, and delivers clinical and business consulting services to our customers. We believe our high customer satisfaction and add-on sales to existing customers reflect the quality of our software solutions and client service.

  Comprehensive Emergency Care Delivery

          Our software solutions for the emergency department, or ED, provide automated tracking and documentation of patient care and clinical status and access to patient information by all clinicians in the delivery of emergency care. Patient care in the ED requires physicians and nurses to respond rapidly to a wide variety of clinical situations with limited ability for advanced planning or scheduling. Typically, the documentation required to be done by these clinicians is performed manually. Because of the patient care demands in this environment, this documentation can be late or incomplete which can result in delayed or lost reimbursement. Tracking the progress of patients through the ED is also typically done manually, often contributing to bottlenecks. Our ED applications and modules are designed to eliminate such delayed or lost reimbursement or bottlenecks. These consist of:

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  ED PulseCheck.  A comprehensive native web application that enables patient tracking and complete documentation and workflow automation from triage to disposition.

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  ED Physician and Nursing Documentation Modules.  The physician and nursing documentation modules enable clinicians to electronically record patient information through the use of standardized templates that incorporate check boxes and pull-down menus. In addition, each user has the ability to set up automated tasks that eliminate redundant data entry or create shortcuts to record common procedures and assessments. These modules are designed to provide flexibility and decrease the time it takes to document patient assessments and procedures, create flowsheets and access and document clinical pathways.

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  ED Risk Management Module.  The risk management module for both nurses and physicians provides timely notification and guidance of potential risks to care as well as best practices and is based on peer-reviewed and commonly accepted risk factors provided by third-party content providers. Based upon each patient's condition, the ED Risk Management modules automatically prompt the user to document the patient encounter in a way that guides high-acuity care providers toward a lower risk care path and reduces the potential for adverse events and liability.

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  ED Facility and Physician Charge by Documentation Module.  The facility charge management module enables automatic charge capture during the documentation process. Charge codes for facility procedural and supply charges, as well as diagnostic and procedure codes for physician billing, are automatically attached to the patient's record. This allows both the facility and physicians to capture charges as a direct result of routine documentation rather than as a separate process, thereby accelerating the coding process and identifying the correct and complete reimbursement for each care episode.

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  Picis Biosurveillance Manager.  The biosurveillance module is designed to provide early detection of the onset of communicable diseases, such as the common flu or more serious threats including avian flu, bioterrorist threats and mass heat exhaustion, by capturing and reporting on the patients' primary complaints at the time of registration in the ED and comparing these events to historical norms.

Comprehensive Perioperative Care Delivery

          Our total perioperative automation software solutions provide comprehensive, fully integrated information among all care disciplines involved in a surgical procedure. Typically, this continuum is referred to as the perioperative process, and it consists of a preoperative examination which takes place in a setting away from the operating room often several days before surgery, surgical preparation including the administration of anesthetics which takes place in a preoperative area, the surgery itself which takes place in the operating room, and a post-operative recovery phase that typically takes place in the recovery room, or post-anesthesia care unit (PACU). Surgeons, anesthesiologists, nurse practitioners, surgical nurses and other licensed clinicians all contribute to the patient's care throughout these phases and require rapid access to patient information to deliver safe, efficient and cost-effective care. In addition, a substantial amount of the supplies used in hospital care are consumed in the perioperative area. Our total perioperative automation suite of products consist of the following applications and modules:

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  Preop Manager.  A patient evaluation application that allows the multidisciplinary evaluation team to document the patient's status and ensure that all pre-operative examinations and tests are completed, and provides the results to all physicians and nurses.

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  Anesthesia Manager.  An advanced application that automates the creation of the anesthesia record, captures vital signs and ventilation parameters directly from monitors and anesthesia delivery machines and records all key billing milestones and medication and fluid delivery.

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  OR Manager.  An operating room management application providing surgical case scheduling, pre- and intra-operative nursing documentation, management of surgeon's preference cards, surgery supply chain management and billing. This product has been adapted and localized for sale in international markets, including the United Kingdom, and is being licensed under the name Theatre Manager.

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  PACU Manager.  An advanced application that automates the creation of the PACU record, captures patient vital signs and physiologic data and organizes standard case protocols, including key assessments, treatments, scores and medication.

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  Quality Manager.  A reporting module that automatically extracts quality and risk data from all perioperative records, and presents consolidated information in report format to risk management personnel, eliminating the need for manual chart review.

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  SmarTrack.  An expert system tracking module that monitors and displays each patient's progress and the expected path of care, providing automatic alerts to personnel of potential delays or problems.

Comprehensive Intensive Care Delivery

          Our Critical Care Manager application for intensive care units, or ICUs, automates the flow sheet of patient information in all critical care environments, including surgical, medical, pediatric and neonatal intensive care units. All of these ICU areas exist to care for patients whose condition requires continuous monitoring of vital signs and a high level of medical and nursing care. Care decisions and interventions are typically made in real-time in response to frequent changes in the patient's condition. Access to comprehensive and correlated information is required to deliver safe, efficient and cost effective care. Historically, the collection and documentation of information from monitors, ventilators, other medical devices and hospital systems has been done manually, requiring the ICU nurse to spend a significant amount of time recording data from multiple sources in addition to delivering care to critically ill patients.

          Critical Care Manager automates the documentation of the frequent patient assessments and evaluations that occur in the ICU and prioritizes clinician tasks according to best practices defined by the hospital, and organizes their progress notes and care protocols to help facilitate the most efficient delivery of care. It also presents hospital-defined standardized care protocols to the physician or nurse, including the ideal treatment plan to be followed, which also is defined by the hospital and it monitors this plan as it is carried out. These features ensure that care is more consistent and follows hospital best practices and thereby help our customers reduce medical errors and increase patient safety. The automated capture of patient vital signs, physiological data and documentation reduces charting time and improves accuracy, legibility and availability of records. Moreover, the automation of complex calculations used in calculating fluid balance and severity scores saves time and allows physicians and nurses to spend more time on direct patient care.

Advanced Data Analysis

          Our Extelligence application is an advanced data analysis tool that helps managers take proactive steps to control costs, maximize throughput and improve care by quickly and easily accessing key business indicators and pre-established business reports. Extelligence allows users to build complex reports and queries through a user-friendly interface underpinned by industry-leading third-party business intelligence technology along with a user interface overlay that we developed. This allows users to quickly and easily "drill down" to specific details of the care process, including average cost per surgical procedure by procedure or surgeon, optimized utilization of block time by surgeon, delayed case data, surgical case volumes, recovery time versus anesthesia type, source of emergency department delays and a variety of other performance indicators. By providing greater access to information and analysis capability, clinical and administrative managers can use Extelligence to increase the efficiency of surgical teams, maximize throughput and resources and improve quality of care. Extelligence is designed to help clinicians and business managers in all of the high-acuity care areas analyze, correlate and report on all the data accumulated during a high acuity care episode. Extelligence is also designed to allow daily system users to easily configure queries and reports on their own without specialized technical assistance. We believe that Extelligence is the first analytic tool that combines both the clinical and business data recorded in high-acuity care areas into a single platform, which helps healthcare professionals understand the quality and efficiency of care and better predict and manage patient outcomes.

Meditech Applications

          A substantial number of U.S. hospitals utilize products offered by Medical Information Technology, Inc., or Meditech. We have developed solutions that are designed especially for Meditech systems. A special version of our surgery management system called MedSurg is exclusively available to these Meditech hospitals. We also market several other software solutions exclusively into the Meditech installed base, including our Dietary Manager and QM Enterprise. Our special interface knowledge and substantial experience in developing products on the Meditech platform enables us to cross-sell and install our other products into Meditech client hospitals. We believe that this capability provides us with a significant competitive advantage over our direct high-acuity care competition in hospitals that have deployed the Meditech system.

Strategic Consulting Services

          We offer business and clinical consulting services performed by employees with significant healthcare industry experience to enable our customers to derive a rapid return on investment from our software solutions and increase patient care quality using our systems in conjunction with changing workflow and business practices. Our consulting services focus on personnel, workflow process and technology through additional process reengineering offerings, best-practice and end-user adoption programs, analytics and dashboard development, business-area optimization, benchmarking services, capacity management, change management and other similar offerings to help our clients optimize the business of providing better care. Our recently-formed business transformation consulting group has been created to assist our growing customer base in improving their processes and incorporating best practices in conjunction with the implementation of our software. We believe these services will be a rapidly growing source of future revenue.

Implementation, Customer Maintenance, Support and Client Service

          We employ a team of approximately 200 clinical and technical experts to provide implementation, training and support for our clients. We focus on delivering effective technical installation, user training, workflow best practice design and ongoing support and maintenance services as an integral part of our software solution.

          Implementation.    Our field operations team provides system installation and activation to integrate our software solutions into our customer's technical and operational environment. We enable on-time and on-budget implementation of our applications by following a proven methodology utilizing professional project management. We provide a project manager to oversee the entire implementation process, the technical resources to help install, configure and support our system, clinical (nursing) process consultants to help clients with process redesign, learning specialists to train clients on our products and a client service director to manage the ongoing relationship with our client. This team works closely with the customer to accelerate the widespread use and adoption of our software solutions in day-to-day operations. We also rely on certified third parties for certain implementation activities, typically during periods of peak activity.

          Customer Maintenance and Support.    Our customer support organization provides timely and knowledgeable customer assistance with dedicated technical and application support staff 24 hours per day, seven days per week. Maintenance and support services include the provision of telephone support, bug fixes and rights to unspecified product upgrades and enhancements on a when and if available basis.

          Client Service.    Our client service organization supports client satisfaction through frequent communication, comprehensive product documentation and advanced product certification trainings (at our office locations, onsite or virtual). We also provide a tailored relationship management program of site visits, assessments, end-user adoption engagements and focus groups. These teams build relationships at all levels of the client organization to facilitate issue identification and resolution, to integrate our software solutions into day-to-day operations and to provide our customers with the expert product and industry knowledge to maximize their return on investment from our software solutions.

Benefits of Our CareSuite Line of Products

          Our hospital customers can achieve a rapid return on investment with our CareSuite solution, and their physicians and nurses can improve the delivery of care and clinical outcomes for patients.

The functionality of our CareSuite line of products is designed to help our customers realize the following benefits:

CareSuite Function	Clinical Benefits	Financial Benefits

ED and OR Patient Tracking	Reduce patient length of stay	Increase patient throughput

Nursing and Physician Documentation in the ED, OR and ICU	Reduce medical errors Improve regulatory compliance	Increase physicians' and nurses' capacity to focus on direct patient care Enable automated capture of pay-for-performance indicators
Nurse and Physician Workflow Automation in the ED, OR and ICU	Prioritize and coordinate clinical care among healthcare professionals and departments Reduce medical errors	Increase overall efficiency

Real-Time Charge Capture in the ED	Improve compliance of billing documentation	Recover lost charges Increase hospital revenue
Detailed, Real-Time Flow Sheets and Vital Signs Trend Analysis in the ED, OR and ICU	Increase the accuracy of clinical decision making Reduce medical errors	Reduce liability exposure Increase clinician productivity

Standardized Care and Treatment Plans in the ED, OR and ICU	Increase consistency of best practices in patient care Improve regulatory compliance	Reduce costs associated with unnecessary care
Physician Order Entry in the ED and ICU	Reduce medical errors	Increase the capacity of professional care providers

Real-Time Clinical Risk Factor Notification in the ED	Increase consistency of best practices in patient care Reduce medical errors	Reduce liability exposure Reduce costs associated with unnecessary care
Automated Surgical Supply Chain Management in the OR	Allow real-time inventory reconciliation and just-in-time delivery	Recover lost charges Increase hospital revenue Enable efficient inventory control
Advanced Data Analysis in the ED, OR and ICU	Reduce medical errors Improve regulatory compliance	Reduce costs associated with unnecessary care Enable automated capture of pay-for-performance indicators

Our Customers

          We market and sell our systems to community, university teaching and government hospitals, as well as large, multi-facility hospital systems. Our software solutions are licensed to over 1,000 customer locations worldwide. Selected customers who have purchased more than an aggregate of $500,000 of our product offerings and academic institutions outside of North America with contracts greater than $500,000 include:

U.S. Academic Medical Centers
University Medical Center, Tucson, Arizona	Mayo Clinic
Boston Medical Center	Methodist Health Care System, Houston

University of California San Francisco Medical Center	The Mount Sinai Hospital, New York, New York
University of Colorado Hospital Authority	NewYork-Presbyterian Hospital

Erlanger Health System	Ohio State University Medical Center
University Hospitals Health System, Cleveland, Ohio	Stanford Hospital & Clinics

University of Iowa Hospitals & Clinics	The University of Texas M.D. Anderson Cancer Center
University of Miami/Jackson Memorial Hospital	University of Virginia Health System

University of Kentucky HealthCare
Hospital Networks
Carolinas Healthcare System	PeaceHealth
Daughters of Charity Health System	Providence Health System

Catholic Health East	Saint Barnabas Health Care System
Group Health Cooperative	St. Joseph Health System

Inland Northwest Health Services	Sentara Healthcare
John C. Lincoln Health Network	Sharp HealthCare

MedStar Health	Sisters of Charity of Leavenworth Health System
Memorial Healthcare System	SSM Health Care

Ministry Health Care	Sutter Health
OSF Healthcare System	Virtua Health

Parkview Health
Specialty and Community Hospitals
Albany Medical Center	Overlake Hospital Medical Center
Medical Center of Central Georgia	Reading Hospital and Medical Center

Hendrick Health System	Rockingham Memorial Hospital
Lahey Clinic Foundation	South Shore Hospital

Lancaster General	Texas Children's Hospital
Lawrence General Hospital	Washington Regional Medical Center

Northwest Hospital and Medical Center
Government Health Systems
Calgary Regional Health Authority	Veterans Administration Medical Centers (7 hospitals)
Capital Health Authority, Alberta	Interior Health Authority, British Columbia
International Academic Institutions
Clinica Universitaria de Navarra (Spain)	Erasmus University Medical Center Rotterdam (Netherlands)
Helsinki University Hospital (Finland)	Aarhus University Hospital, Skejby (Denmark)

Sales and Marketing

          We sell and market our suite of software solutions primarily through our direct sales and marketing staff. Our sales and marketing organization includes groups focused on sales, marketing and product marketing activities. Our direct sales force in North America, which is currently supplemented by third-party distributors, consists of approximately 20 account executives with geographic territory responsibility, each of whom has at least ten years of experience selling information technology into hospitals. Outside of North America, our direct sales force is augmented by two third-party distributors whose geographic territory is limited to Austria and Scandinavia in one case, and to Germany and Switzerland in the other. We also have an agreement to sublicense our Theatre Manager solution in London to the prime contractor under the U.K. National Health Service automation initiative. Our sales approach is to call on all hospitals with at least 100 beds or 15,000 annual ED visits and qualify all the high-acuity care departments, as well as hospital administration. Qualified leads come from direct field prospecting as well as marketing efforts. An average sales cycle lasts twelve months from initial qualification to completed contract and includes RFP responses, in depth product demonstrations and calls and visits to existing reference customers.

          Our marketing strategy is designed to generate qualified sales leads, build our brand and establish Picis as the leading provider of high-acuity care information technology solutions. We market our suite of software solutions to the individuals who either make or influence the decision to purchase high-acuity care information technology solutions within our existing and prospective customers, including physicians, nurses, information technology staff, registrars and other hospital administrators. Our principal marketing initiatives include:

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  participation in, and sponsorship of, user conferences, trade shows, workshops, seminars and industry events;

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  publication of articles and opinion pieces in trade magazines and journals;

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  cooperative marketing efforts with providers of complementary services or technology, including joint press announcements, joint trade show activities, channel marketing campaigns and joint seminars;

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  participation in industry standard-setting bodies;

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  development of press and industry analyst relations; and

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  direct mail and email campaigns.

          Our product marketing organization is responsible for our overall product strategy and direction. These product managers and clinical content experts work closely with our customers to collect and prioritize customer feedback to help guide our software development efforts.

Technology

          Our software applications integrate with a diverse array of hospital information systems and medical devices involved in high-acuity patient care. Our software uses industry standard development tools, operating systems, databases and technologies to meet the demands of different high-acuity care environments. Our system architecture, based on the Microsoft Windows operating systems, is optimized for performance, connectivity, cost efficiency and scalability. Our clinical database utilizes Microsoft SQL Server which is commonly supported in hospital environments. All of the products in our suite of software solutions are hardware independent and operate on industry standard, PC compatible and server technology that allow hospitals to leverage existing investments in hardware and network infrastructure. Our CareSuite products are client-server based and support real-time medical device connectivity, except for our ED PulseCheck application which is fully web-based.

          The interoperability of our software solutions with existing hospital information systems enables the exchange of significant patient, clinician and hospital information. We are compliant with the American National Standards Institute (ANSI) certified, Health Level 7, or HL7, interface standards to support sharing of key information with other hospital systems, as well as the Clinical Context Object Workgroup, or CCOW, standards that enable workstation-level integration of other key healthcare applications, regardless of technology platform. Our patented Click'n Link medical device driver engine provides the means to automatically collect data from a large library of medical devices and integrate this data with the patient flowsheet. In addition, our applications are capable of importing and exporting data from other hospital systems through numerous means. Our commitment to standards and extensible interfacing capability allows our software to be compatible with new clinical information systems and devices that conform to these common standards.

Research and Development

          Since our inception, our research and development philosophy has been to develop market-leading technology to address the underlying workflow requirements and business needs of our customers. Our research and development efforts are focused on developing new, complementary software solutions, as well as enhancing our existing software solutions through the addition of increased functionality and the integration of third-party software. To this end, we follow a formal product development process which is subject to an evaluation and prioritization process, including a detailed cost benefit analysis. Our research and development expenses were $6.3 million, $10.1 million, $13.3 million in fiscal 2003, 2004 and 2005, respectively, and $10.3 million for the nine months ended September 30, 2006.

          We employ dedicated research and product development personnel consisting of approximately 115 software developers, quality assurance engineers, product managers and business analysts. Our development team possesses deep knowledge of software engineering practices, quality assurance, clinical information systems, and a diversity of system platforms and technology. We believe that this team comprises one of the largest dedicated development efforts of any vendor in the high-acuity care industry segment.

          In the United States, we maintain research and development facilities in Wakefield, Massachusetts and Rosemont, Illinois. In addition to our U.S. locations, we also maintain a facility in Barcelona, Spain, which offers strong advantages to our product and technology strategy in terms of collaboration, expertise, and cost. Moreover, we regard it as central to our research and development efforts and the development of our foreign operations to maintain this presence in continental Europe. We have experienced very low employee turnover in our Barcelona facility and currently employ approximately 40 software developers and software quality engineers at that location. This has resulted in significant product expertise, high product stability, and flexibility in adoption of new technologies. In addition, we have begun to outsource a portion of our software development and support to a third-party developer with facilities in India. We believe that this global development effort will provide us with a more efficient and effective development process.

          We believe that our future success will depend on our ability to continue to enhance and broaden our software solutions and services. Our product marketing organization is responsible for our overall product strategy and direction and plays a significant role in product development by continually monitoring the needs and desires of our customers and our market. We believe our interaction with customers is the most efficient way to learn about and respond to changes in the high-acuity healthcare environment. This approach to research and development allows us to quickly adapt to technology advances and improve our products and services to better serve the needs of our customers.

Intellectual Property

          Our success and ability to compete are dependent on our ability to develop and maintain the proprietary aspects of our technology and operate without infringing the proprietary rights of others. We rely on a combination of trade secrets, copyrights, trademarks, patents and patent applications, licenses and third-party nondisclosure agreements and other protective measures to protect our proprietary technology and our brand. In addition, we attempt to protect our intellectual property and proprietary information by requiring our employees and consultants to enter into confidentiality, noncompetition and assignment of inventions agreements.

          We have two issued U.S. patents: U.S. Patent Nos. 5,161,222 and 7,024,370. The '222 patent, which expires in 2010, covers a system and method for automating patient care using a software engine that automatically captures data from different medical devices, including medical devices at a patient's bedside, for automated patient charting and storage. Our Click'n Link engine is an implementation of the system and method covered by our issued '222 patent. The '370 patent, which expires in 2022, covers devices and methods for associating electronic patient records with patients, electronic charting, and customized patient discharge instructions that is utilized in our Biosurveillance Manager application. In addition, we have filed three patent applications in the United States, two patent applications in Canada and two patent applications in the European Patent Office, all of which relate to various aspects of our software solutions. We cannot predict whether patents will be granted from these applications, or, if granted, whether such patents will provide meaningful protection. We will continue to file and prosecute patent applications when and where appropriate to attempt to protect our rights in our proprietary technologies. It is possible that our current patents, or patents which we may later acquire, may be successfully challenged or invalidated in whole or in part. It is also possible that we may not develop proprietary products or technologies in the future that are patentable, or that any patent issued to us may not provide us with any competitive advantages.

          We have developed and own, or we obtain licenses from third parties to implement, the technology that is used in our current software solutions and service offerings. The third-party technology used in our product and service offerings, as well as the hardware that is required to implement our suite of software solutions, consist of commercially-available products. We have in the past received communications from third parties relating to technologies used in our software solutions that have alleged infringement of patents or violation of other intellectual property rights. In addition, we have in the past been, and may in the future be, the subject of claims by third- parties that we infringe their patents or otherwise violate their intellectual property rights. For example, we recently settled a patent infringement lawsuit brought against us and five other national healthcare information technology software providers. Any infringement claims made against us could cause us to incur substantial costs defending against the claim, even if the claim is without merit, and could distract our management from our business. Moreover, any settlement of or adverse judgment resulting from such claims could require us to pay substantial amounts or obtain a license to continue to use the technology that is the subject of the claim, or otherwise restrict or prohibit our use of the technology.

          Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our software solutions or to obtain and use information that we regard as proprietary. Litigation may be necessary to enforce our intellectual property rights or to determine the validity and scope of the proprietary rights of others. For example, we recently settled a patent infringement suit that we filed against Surgical Information Systems, LLC and Capsule Technologie in the United States District Court for the Northern District of Georgia, alleging infringement of our '222 Patent. Under the terms of the settlement, we agreed to grant SIS and Capsule a royalty-free, fully-paid non-exclusive license to our U.S. Patent No. 5,161,222 in return for a royalty-free, fully-paid, non- exclusive license to a number of Capsule's software drivers, and other rights relating to Capsule's software engine for medical device integration. This litigation is described in more detail under "—Legal Proceedings". This litigation, or any other litigation that may be necessary in the future, could result in substantial costs and diversion of resources and could have a material adverse effect on our business, operating results or financial condition.

Competition

          We face a highly competitive environment in the healthcare information technology market and more generally among the many healthcare improvement initiatives that compete for limited hospital resources. The market for healthcare information technology solutions and services is intensely competitive and rapidly evolving. In particular, the healthcare information technology systems market is characterized by frequent new software solution introductions and enhancements, as well as evolving industry standards and requirements.

          Our actual and potential competitors include commercial vendors of information technology software covering one or more high-acuity care areas of hospitals. Our current principal competitors include:

  •
  established companies that sell enterprise clinical and hospital information systems, such as Cerner Corporation; Epic Systems Corporation; Eclipsys Corporation; GE Healthcare, a division of General Electric Company; McKesson Corporation; Medical Information Technology, Inc. (Meditech); and Siemens Medical Solutions;

  •
  providers of perioperative information technology systems, such as Surgical Information Systems (SIS); McKesson Corporation; and Per-Se Technologies, Inc.;

  •
  providers of emergency care information management systems, such as Allscripts Healthcare Solutions, Inc.; Wellsoft Corporation; and MEDHOST, Inc.; and

  •
  software providers in the ICU and critical care market segment of high-acuity care, such as Philips Medical Systems, a division of Koninklijke Philips Electronics N.V.; GE Healthcare; Visicu, Inc.; and iMDsoft, Inc.

          We expect that other major software information systems companies, information technology consulting service providers and system integrators, and others specializing in the healthcare industry may also develop products or services that compete with our suite of software solutions.

          Our ability to compete successfully will depend on a number of factors both within and outside our control, including:

  •
  product functionality and performance;

  •
  breadth and ease of integration of our technology with existing clinical programs, infrastructure and services;

  •
  cost-effectiveness of solution when installed and return on investment;

  •
  speed and ease of implementation;

  •
  product innovation and development of new products and features;

  •
  reputation and financial stability of the vendor;

  •
  depth of expertise and quality of consulting and training services; and

  •
  customer service and support.

          We believe that we compete favorably with our competitors on the basis of these factors. However, many of our competitors and potential competitors have significantly greater financial, technological and other resources and name recognition than we do and more established distribution networks and relationships with healthcare providers. As a result, many of these companies may respond more quickly to new or emerging technologies and standards and changes in customer requirements. These companies may be able to invest more resources in research and development, strategic acquisitions, sales and marketing, patent prosecution and litigation and finance capital equipment acquisitions for their customers.

Government Regulation

          The software solutions that we design, market and sell are subject to a complex array of U.S. federal and state laws and regulations, including regulation by the U.S. Food and Drug Administration, or the FDA, as well as additional regulations by foreign governments.

          United States Food and Drug Administration.    Products comprising our CareSuite software solution are considered medical devices subject to extensive regulation by the FDA under the Federal Food, Drug, and Cosmetic Act, or FDCA. FDA regulations govern among other things, product development, testing, manufacture, packaging, labeling, storage, clearance or approval, advertising and promotion, sales and distribution, and import and export.

          Typically medical devices must receive either premarket notification (510(k)) clearance, unless they are exempt, or premarket application approval, or PMA approval, from the FDA prior to commercial distribution. The appropriate type of marketing application is determined by the device classification. Generally, lower risk devices are placed in either class I or II. Most class II devices require 510(k) clearance while most class I devices are exempt from premarket notification and may be commercially distributed without 510(k) clearance. Devices deemed by the FDA to pose the greatest risk, such as life-sustaining, life-supporting or implantable devices, or devices deemed not substantially equivalent to a legally marketed device, or preamendment class III devices, i.e., devices in commercial distribution before May 28, 1976, for which a regulation requiring a PMA application has been promulgated, are required to have approved PMAs before marketing.

          In October 2005, in response to questions raised during our August 2005 FDA inspection, we submitted to the FDA a request for information relating to our CareSuite electronic patient information system under section 513(g) of the FDCA, which requires the FDA to provide information about the regulatory requirements applicable to a particular type of device. The FDA responded in December 2005 and stated that it believed the CareSuite system is a device that is comprised of two unclassified medical software devices. The FDA stated it would exercise its enforcement discretion for both unclassified software devices and would not require premarket notification at that time. However, the agency also stated that if it changes this policy in the future, it would notify us. Accordingly, we currently are not required to submit a 510(k) or a PMA for the CareSuite as described in our 513(g) request. However, if we alter the technology or intended use of the CareSuite, or if FDA changes its policy, the device's status as unclassified may change or the status may remain as unclassified yet we could be required to make premarket submissions for the device, or both the device's unclassified status and its premarket submission status could change and we could be required to make a premarket submission for the device prior to introducing it into commercial distribution in the United States.

          To obtain 510(k) clearance, a manufacturer must submit a premarket notification demonstrating that the proposed device is substantially equivalent in intended use and in safety and effectiveness to a "predicate device," i.e., a legally marketed device that does not require a PMA. The FDA's 510(k) clearance pathway usually takes from three to six months, but it can take longer. In reviewing a premarket notification, FDA may request additional information, including clinical data. Moreover, after a device receives 510(k) clearance, any modification that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use, requires a new 510(k) clearance or could require a PMA approval. For cases where the 510(k) clearance process is inappropriate, the FDA's approval process, the premarket approval (PMA) process would apply and is a substantially more costly, lengthy and uncertain process. The PMA approval pathway requires proof that there is a reasonable assurance of a device's safety and effectiveness to the FDA's satisfaction. A PMA application must typically contain extensive preclinical and clinical trial data and also detailed information about the device and its components including, among other things, device design, manufacturing and labeling. Even if the FDA approves a PMA, the approved indications may be more limited than those originally sought. In addition, the PMA can include post approval conditions that the FDA believes necessary to ensure the safety and effectiveness of the device including, among other things, restrictions on labeling, promotion, sale and distribution. Failure to comply with the conditions of approval can result in adverse enforcement or administrative actions, including the loss or withdrawal of the approval. Even after approval of a PMA, a new PMA or PMA supplement is required in the event of a modification to the device, its labeling or its manufacturing process. Although our current product is not subject to PMA or 510(k) requirements, we cannot assure you that our products will not require such clearance or approval in the future, or, in such an event, that such approval or clearance would be forthcoming.

          Regardless of its classification or premarket pathway, significant regulatory requirements apply to medical devices, including the CareSuite software. These include:

  •
  establishment registration and device listing with FDA;

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  the Quality System Regulation, or QSR, which requires manufacturers, including third party or contract manufacturers, to follow stringent design, testing, control, documentation and other quality assurance procedures during all aspects of manufacturing;

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  labeling regulations and FDA prohibitions against the advertising and promotion of products for uncleared, unapproved off-label uses, and other requirements related to advertising and promotional activities;

  •
  medical device reporting regulations, which require that manufacturers report to the FDA if their device may have caused or contributed to a death or serious injury or malfunctioned in a way that would likely cause or contribute to a death or serious injury if the malfunction were to recur;

  •
  corrections and removal reporting regulations, which require that manufacturers report to the FDA field corrections and product recalls or removals if undertaken to reduce a risk to health posed by the device or to remedy a violation of the FDCA that may present a risk to health; and

  •
  post-market surveillance regulations, which apply when necessary to protect the public health or to provide additional safety and effectiveness data for the device.

          We are subject to inspection and marketing surveillance by the FDA to determine our compliance with regulatory requirements. Our Wakefield, Massachusetts facility was inspected in August 2005 and the FDA investigator issued a notice of observations, or FDA Form 483, that identified the investigator's belief of deviations from the QSR relating to complaint handling procedures and the need for corrective and preventive action procedures. While we have revised our complaint handling and corrective and preventive action procedures and established a procedure for adverse event reporting to address the FDA's findings, we cannot assure you that the FDA will find our response to be adequate. Our Wakefield facility has not been re-inspected by the FDA. In addition, the FDA has not inspected our overseas design and manufacturing facility or our Rosemont, Illinois facility and, if inspected, the FDA could find deviations from the QSR at these facilities. The FDA also may inspect the manufacturing facilities of our suppliers.

          Non-compliance with applicable FDA requirements can result in, among other things, public warning letters, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, failure of the FDA to grant marketing approvals, withdrawal of marketing approvals, a recommendation by the FDA to disallow us from entering into government contracts and criminal prosecutions. The FDA also has the authority to request repair, replacement or refund of the cost of any device manufactured or distributed by us. In the event that one of our suppliers fails to maintain compliance with our quality requirements, we may have to qualify a new supplier and could experience manufacturing delays as a result. We must continue to spend time, money and effort to attain compliance.

          HIPAA Privacy and Security Regulations.    The HIPAA Privacy Rule prohibits a covered entity from using or disclosing an individual's protected health information unless the use or disclosure is authorized by the individual or is specifically required or permitted under the Privacy Rule. The Privacy Rule has imposed a complex system of requirements on covered entities for complying with this basic standard. Under the Security Rule, covered entities must establish administrative, physical, and technical safeguards to protect the confidentiality, integrity, and availability of electronic protected health information maintained or transmitted by them or by others on their behalf.

          The HIPAA Privacy and Security Rules apply directly only to covered entities such as healthcare providers who engage in HIPAA-defined standard electronic transactions, health plans and healthcare clearinghouses. We are not a covered entity, but our customers are. In order to provide to a customer certain services that may involve the use or disclosure of protected health information, the HIPAA Privacy and Security Rules require our customers to enter into business associate agreements with us. Such agreements must, among other things, provide adequate written assurances:

  •
  as to how we will use and disclose the protected health information;

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  that we will implement reasonable administrative, physical and technical safeguards to protect such information from misuse;

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  that we will enter into similar agreements with our agents and subcontractors that have access to the information;

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  that we will report security incidents and other inappropriate uses or disclosures of the information; and

  •
  that we will assist the covered entity with certain of its duties under the Privacy Rule.

          In addition to the HIPAA Privacy and Security Rules, most states have enacted patient confidentiality laws which protect against the disclosure of confidential medical information, and many have adopted or are considering further legislation in this area, including privacy safeguards, security standards and data security breach notification requirements. Such state laws, if more stringent than HIPAA requirements, are not preempted by the federal requirements.

          Government Reimbursement.    Our hospital customer base is subject to regulation by a number of governmental agencies, including those that administer the Medicare and Medicaid programs. Accordingly, our customers are sensitive to legislative and regulatory changes in, and limitations on, the government healthcare programs and changes in reimbursement policies and payment rates. During recent years, there have been numerous federal legislative and administrative actions that have affected the Medicare and Medicaid programs, including past adjustments that have reduced payments to hospitals and other healthcare providers. It is possible that the federal government will consider and could implement future reductions in Medicaid and/or Medicare reimbursement or other changes that adversely affect our customer base. Medicaid budgets are also subject to policies and budgetary constraints imposed at the state level. Any such changes could adversely affect our own financial condition by reducing the capital expenditure budgets of our customers.

          Fraud and Abuse.    A number of federal laws, loosely referred to as fraud-and-abuse laws, are used to prosecute healthcare providers, physicians and others that make, offer, or receive referrals or payments for products or services that may be paid for through any federal healthcare program. Given the breadth of these laws and regulations, we cannot assure you that they will not be found applicable to our business or the financial arrangements through which we market, sell, and distribute our products. These include:

  •
  Anti-Kickback Law.    The anti-kickback provisions of the Social Security Act prohibit the exchange of anything of value with the intent to encourage utilization of items or services payable under a federal healthcare program. Courts have construed the anti-kickback law to mean that a financial arrangement may violate this law if any one of the purposes of one of the arrangements is to encourage patient referrals or other federal healthcare program business, regardless of whether there are other legitimate purposes for the arrangement. There are several limited exclusions known as safe harbors that may protect some arrangements from enforcement penalties. Penalties for federal anti-kickback violations are severe, and include imprisonment, criminal fines, civil money penalties with triple damages, and exclusion from participation in federal healthcare programs. Although we believe that our arrangements with our hospital customers have been lawful, we cannot assure you that all such arrangements will be found compliant if examined by government regulators.

  •
  Stark Law.    The Ethics in Patient Referrals Act, known as the "Stark Law", also prohibits certain types of referral arrangements between physicians and healthcare entities. Physicians are prohibited from referring patients for certain "designated health services" reimbursed under the Medicare or Medicaid programs to entities with which they or their immediate family members have a financial relationship or an ownership interest, unless such referrals fall within a specific exception. Violations of the statute can result in civil monetary penalties and/or exclusion from the Medicare and Medicaid programs. We do not believe that our arrangements violate the Stark Law, but we cannot provide assurances to such effect, nor can we assure you that we or any of our customers will not in the future be subject to Stark Law penalties.

  •
  State Law.    Various states have enacted equivalents of the foregoing federal statutory and regulatory provisions. These state law equivalents may apply to items or services reimbursed by any third-party payor, including commercial payors. These laws may change and may vary significantly from state to state, making it difficult and costly to comply.

          Emerging Certification Requirements.    The federal Office of the National Coordinator for Health Information Technology, or ONCHIT, is responsible for promoting the use of interoperable electronic health records, or EHRs, and systems. ONCHIT has introduced a strategic framework and has awarded contracts to advance a national health information network and interoperable EHRs. One project within this framework is a "voluntary" private sector based certification commission to certify electronic health record systems as meeting minimum functional and interoperability requirements. The certification commission is beginning the process for in-patient EHR products and expects to have certified products available in 2007. It is possible that such certification may become a requirement for selling clinical systems. While we believe our system is well designed in terms of function and interoperability, we cannot be certain that it will meet future requirements.

          Foreign Regulations.    We are also subject to additional regulations by foreign governments. The primary regulatory environment in Europe is that of the European Union, which consists of 25 member countries encompassing most of the major countries in Europe. Three member states of the European Free Trade Association have, under the European Economic Area Agreement, adopted laws and regulations that mirror those of the European Union with respect to medical devices. Additionally, Switzerland has entered into a Mutual Recognition Agreement with the European Union and allows marketing of medical devices that meet European Union requirements. The European Union has adopted numerous directives and standards regulating the design, manufacturing, labeling, marketing and adverse event reporting for medical devices and the use and disclosure of personal information. Devices that comply with the requirements of relevant directives are entitled to bear a mark, called a CE Marking, and can be commercially distributed throughout the European Union. The CE Marking is required on all medical products sold and used in the European Union, and is also recognized by many countries outside the European Union. The method of assessing conformity to the directives varies depending on the type and class of the product, but normally involves a combination of self-assessment by the manufacturer and a third-party assessment by a Notified Body, an independent and neutral organization appointed by each member country's competent authority to conduct the conformity assessment.

          Many countries and territories in the Asia-Pacific region have separate regulatory systems with respect to medical devices. In Japan sellers of medical devices are required to have a local presence and be certified as a Market Authorization Holder under a regulatory regime, which has become more rigorous in recent years. Medical devices to be sold in South Korea require pre-marketing approval and must undergo quality assurance testing, with the registrations to be held by local distributors. In the People's Republic of China medical devices must be registered, which requires testing and frequently also requires clinical trials, before they can be sold, and imported medical devices are subject to import inspection and Chinese-language labeling requirements.

Employees

          As of September 30, 2006, we had 440 full-time employees, of whom 112 were engaged in research and development, 73 were engaged in sales and marketing, 200 of whom were engaged in implementation and customer support and 55 of whom were engaged in administration and finance. None of our employees are represented by a labor union. We believe our employee relations to be good.

Facilities

          Our principal executive offices occupy approximately 50,000 square feet in Wakefield, Massachusetts under a lease that expires in 2011. We also lease additional office facilities aggregating approximately 33,000 square feet in Rosemont, Illinois; Barcelona, Spain; London, England; and Paris, France. We may require additional facilities in the future, which we believe can be obtained on commercially reasonable terms when needed.

Legal Proceedings

          From time to time, we may be involved in disputes or litigation relating to claims arising out of our operations. On or about June 28, 2004, we filed a patent infringement suit against Surgical Information Systems, LLC, or SIS and Capsule Technologie, or Capsule, in the United States District Court for the Northern District of Georgia. The complaint alleged that SIS and Capsule infringed, and induced others to infringe, our U.S. Patent No. 5,161,222, and asked for an award of damages and a permanent injunction preventing SIS and Capsule from further acts of infringement or inducement of infringement. SIS and Capsule filed answers in April 2005, in which they denied infringement, and asserted affirmative defenses including patent invalidity. SIS also filed a counterclaim for unfair business practices against us, and has asked the court for an award of damages in an unspecified amount and an injunction preventing us from misrepresenting SIS' patent infringement liability to SIS' customers. On June 14, 2006, a hearing was held before a court-appointed special master on the meaning and scope of the patent claims in dispute. The special master issued a report on October 12, 2006. On November 3, 2006, we reached a settlement with both SIS and Capsule and the litigation matters have been dismissed. Under the terms of the settlement, we agreed to grant SIS and Capsule a royalty-free, fully-paid, non-exclusive license to our U.S. Patent No. 5,161,222 in return for a royalty-free, fully-paid, non-exclusive license to a number of Capsule's software drivers, and other rights relating to Capsule's software engine for medical device integration.

MANAGEMENT

Executive Officers and Directors

          The following table sets forth information regarding our executive officers and directors, including their ages as of September 30, 2006.

Name	Age	Position
Todd C. Cozzens	50	Chief Executive Officer, President, Vice Chairman and Director
R. Scott Lentz	44	Executive Vice President of Finance and Administration, Chief Financial Officer and Treasurer
Christine M. Cournoyer	54	Chief Operating Officer
Elizabeth A. Popovich	51	Executive Vice President of Global Sales
David Collis, Ph.D.(1)(2)	51	Director
Richard Dieter(1)	62	Director
Adam B. Frankel(1)(3)	38	Director
Bernard Giroud(3)	65	Director, Vice Chairman
Richard M. Johnston	71	Director, Chairman
T. Michael Long(2)(3)	63	Director
Honorable Tommy Thompson	64	Director
John L. Waller, M.D.(2)	61	Director

(1)
Member of the audit committee.
(2)
Member of the nominating and governance committee.
(3)
Member of the compensation committee.

          Todd C. Cozzens, one of our co-founders, has served as our president and chief executive officer since inception and also as vice chairman of our board of directors since 2000. Previously, Mr. Cozzens was president of a division of Marquette Medical Systems Inc. (now GE Healthcare, a division of General Electric Company) and served in several other senior management positions at Marquette, including vice president of sales from 1983 until 1995. Mr. Cozzens graduated from Marquette University and from the Harvard Business School Executive Program for Management Development.

          R. Scott Lentz has served as our executive vice president of finance and administration, chief financial officer and treasurer since 2000. Mr. Lentz joined Picis, Inc. in 1998. Prior to joining Picis, Mr. Lentz was the chief financial officer of Stream Line, Inc., a manufacturer of specialty sporting goods, from 1990 until 1998. Mr. Lentz earned a bachelors of science degree in management from the U.S. Coast Guard Academy and served as a commissioned officer in the U.S. Coast Guard.

          Christine M. Cournoyer joined us in 2006 to serve as our chief operating officer. Before joining Picis, Inc., Ms. Cournoyer was a managing director of database solutions of Harte-Hanks, Inc. since February 2005. Ms. Cournoyer was a self-employed private business consultant from 2003 to February 2005 and prior to that, served as president and chief operating officer of Lightbridge, Inc., from 2002. Ms. Cournoyer held various positions at IBM in its software division from 1995 to 2002, including vice president of business transformation for the software group. Ms. Cournoyer graduated from University of Massachusetts, Lowell and holds a master's degree in economics from Northeastern University and attended Massachusetts Institute of Technology's Executive Management Program. Ms. Cournoyer is a director of The Stride Rite Corporation.

          Elizabeth A. Popovich, one of our co-founders, has served as our head of sales and marketing since inception, most recently as our executive vice president of global sales. Ms. Popovich was a director of our company from 1994 through May 2006. Prior to joining Picis, Inc., Ms. Popovich was the director of marketing for Marquette Medical System's (now GE

Healthcare) patient monitoring and clinical information systems division for Europe from 1987 to 1991. Prior to that, Ms. Popovich supervised the intensive care unit and cardiac surgery nursing team at St. Joseph's Hospital in Milwaukee. Ms. Popovich holds a bachelor of science degree in nursing from Marquette University.

          David J. Collis, Ph.D. has served as a director since May 2006. Dr. Collis is a professor of strategy at the Harvard Business School. Previously, Dr. Collis taught at the Columbia Business School in 2003 and 2005 and at the Yale School of Management from 1997 until 2002. Dr. Collis also serves on the board of directors for several private colleges and universities, including the Hult International Business School. Previously, Dr. Collis was a consultant with the Boston Consulting Group in London. Dr. Collis holds a doctoral degree and a masters in business administration from Harvard University, and a master's degree in arts from Cambridge University.

          Richard Dieter has served as a director since May 2006. Mr. Dieter has been a principal with Arthur Andersen LLP since 2002 and was previously a partner with Arthur Andersen LLP from 1976 to 2002. In addition, Mr. Dieter was a member of the Auditing Standards Board between 1997 and 2002. Mr. Dieter graduated from Boston University and holds a master's degree in accounting from University of Massachusetts-Amherst.

          Adam B. Frankel has served as a director since May 2006. Mr. Frankel is general counsel of Evercore Partners, Inc., an investment firm. Prior to joining Evercore, Mr. Frankel was the senior vice president, general counsel and corporate secretary of Genesee & Wyoming Inc., an owner and operator of short line and regional freight railroads, from 2003 to 2006. Mr. Frankel worked from 1999 until 2003 as a corporate and transactions attorney in the Office of the General Counsel at Ford Motor Company. From 1995 until 1999, Mr. Frankel was an associate with Simpson Thacher & Bartlett LLP in London and New York. Mr. Frankel received a bachelor's degree in economics from Brown University and a juris doctor from Stanford University School of Law.

          Bernard Giroud has served as a director since 1994 and vice chairman of our board of directors since January 2006. He served as our chairman from 1994 to January 2006. Mr. Giroud is an advisor to the president of LVMH (Moët Hennessy—Louis Vuitton) since 2000 and was previously a managing partner of Schroder Ventures. Prior to that, he was president of Intel Europe and vice president of Intel Corporation. Mr. Giroud graduated from Ecole Nationale Supérieure des Télécommunications and holds a master's degree in business administration from INSEAD. He is also a member on the International Council of INSEAD.

          Richard M. Johnston has served as a director since November 2005 and as chairman of our board of directors since January 2006. Since 2000, Mr. Johnston has been a managing member of Camden Partners Holdings, LLC, a private equity firm. Previously, he was vice president of investments and a director at The Hillman Company. Mr. Johnston is a graduate of Washington and Lee University and holds a master's degree in business administration from The Wharton School of the University of Pennsylvania. He also served as chairman of the board of The West Penn Allegheny Health System and its predecessor organizations from 1979 to 2003.

          T. Michael Long has served as a director since July 2000. Mr. Long has been a general partner of Brown Brothers Harriman & Co. since 1984 and a co-manager of the 1818 Fund, L.P. since 1989. Mr. Long is a director of HCA Inc. and of several private companies. Mr. Long is a graduate of Harvard University, where he was the Corning Glass Traveling Fellow and he holds a master's degree in business administration with distinction from the Harvard Business School.

          Honorable Tommy G. Thompson has served as a director since October 2005. Mr. Thompson is a partner in the firm of Akin Gump Strauss Hauer & Feld LLP in Washington, D.C. Mr. Thompson is president of Logistics Health, Inc., a provider of medical readiness and homeland security solutions. He also serves as independent chairman of the Deloitte Center for Health Solutions and since October 2006, has served as a director of MedCo Health Solutions, Inc. From 2001 to January 2005, Mr. Thompson served as secretary of U.S. Department of Health and Human

Services. From 1987 to 2001, Mr. Thompson served as Governor of the State of Wisconsin. Mr. Thompson earned a bachelor's and juris doctorate degree in law from the University of Wisconsin-Madison.

          John L. Waller, M.D. has served as a director since May 2006. Dr. Waller is director of medical informatics and professor of anesthesia and perioperative medicine at the Medical University of South Carolina since May 2005 and has also served as the chairman of that department from 2002 to 2005. Prior to that, Dr. Waller was professor and chairman of anesthesiology at Emory University School of Medicine from 1986 to 2002 and also previously served as its chief information officer. Dr. Waller received his bachelor's degree in communications from Southern Adventist University and his medical degree from Loma Linda University. He completed an anesthesiology residency and a fellowship in cardiac anesthesia at Harvard Medical School at the Massachusetts General Hospital from 1972 to 1975.

          There are no family relationships among any of our directors or executive officers.

Board Composition

          Our board of directors currently consists of nine members, of whom Todd C. Cozzens, Richard Johnston and T. Michael Long were elected as directors under the board composition provisions of a stockholders agreement. Pursuant to the stockholders agreement, certain stockholders are entitled to appoint an additional director to our board, but have not exercised such right. The board composition provisions of the stockholders agreement will be terminated upon the consummation of this offering. Upon the termination of these provisions, there will be no further contractual obligations regarding the election of our directors. Our directors hold office until their successors have been elected and qualified or until the earlier of their resignation or removal.

          Our bylaws permit our board of directors to establish by resolution the authorized number of directors and our amended and restated certificate of incorporation provides that the authorized number of directors may be changed only by resolution of the board of directors.

          Each director is elected annually. There are no staggered terms for the directors or cumulative voting rights for the stockholders. In addition to our independent directors, Todd C. Cozzens serves as a member of our board of directors.

Board Committees

          Our board of directors has established an audit committee, a compensation committee and a nominating and governance committee, each of which operates pursuant to a separate charter adopted by our board of directors. The composition and functioning of all of our committees will comply with all applicable requirements of the Sarbanes-Oxley Act of 2002, the NASDAQ Global Market and Securities and Exchange Commission rules and regulations.

          Audit Committee.    Richard Dieter, David Collis and Adam B. Frankel currently serve on the audit committee. Mr. Dieter is the chairman of our audit committee and qualifies as an "audit committee financial expert" for purposes of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The audit committee's responsibilities include:

  •
  appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

  •
  pre-approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

  •
  reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

  •
  coordinating the oversight and reviewing the adequacy of our internal control over financial reporting;

  •
  establishing policies and procedures for the receipt and retention of accounting related complaints and concerns; and

  •
  preparing the audit committee report required by Securities and Exchange Commission rules to be included in our annual proxy statement.

          Compensation Committee.    T. Michael Long, Adam B. Frankel and Bernard Giroud currently serve on the compensation committee. Mr. Long is the chairman of our compensation committee. The compensation committee's responsibilities include:

  •
  annually reviewing and approving corporate goals and objectives relevant to compensation of our chief executive officer;

  •
  evaluating the performance of our chief executive officer in light of such corporate goals and objectives and determining the compensation of our chief executive officer;

  •
  reviewing and approving the compensation of all our other officers;

  •
  overseeing and administering our employment agreements, severance arrangements, compensation, welfare, benefit and pension plans and similar plans; and

  •
  reviewing and making recommendations to the board with respect to director compensation.

          Nominating and Governance Committee.    John L. Waller, David Collis and T. Michael Long currently serve on the nominating and governance committee. Dr. Waller is the chairman of our nominating and governance committee. The nominating and governance committee's responsibilities include:

  •
  developing and recommending to the board criteria for selecting board and committee membership;

  •
  establishing procedures for identifying and evaluating director candidates including nominees recommended by stockholders;

  •
  identifying individuals qualified to become board members;

  •
  recommending to the board the persons to be nominated for election as directors and to each of the board's committees;

  •
  developing and recommending to the board a code of business conduct and ethics and a set of corporate governance guidelines;

  •
  conducting appropriate review of all related party transactions; and

  •
  overseeing the evaluation of the board, its committees and management.

Compensation Committee Interlocks and Insider Participation

          None of our executive officers serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our board of directors or compensation committee.

Corporate Governance

          We have adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The code of business conduct and ethics will be available on our internet site at www.picis.com. We expect that any amendments to the code, or any waivers of its requirements, will be disclosed on our website.

Executive Officers

          Each of our executive officers has been elected by our board of directors and serves until his or her successor is duly elected and qualified.

 COMPENSATION

Compensation Discussion and Analysis

Overview

          The primary objectives of our executive compensation program are to attract and retain, on a long-term basis, the best possible executive talent in the healthcare information technology industry who can contribute to our success, to tie annual and long-term cash and stock incentives to the achievement of measurable corporate performance objectives, and to align executives' incentives with stockholder value creation. We believe that the compensation of our executive officers should focus executive behavior on the achievement of our annual corporate targets as well as long-term business objectives and strategies. It is the responsibility of the compensation committee of our board of directors to administer our compensation practices to ensure that they are competitive and include incentives which are designed to appropriately drive corporate performance, including our revenue and earnings growth. Overall, our total compensation opportunity is intended to create an executive compensation program that is set at or slightly above the median competitive levels of comparable public software companies and, in particular, companies in our healthcare information technology market segment. Our compensation committee reviews and approves all of our compensation policies, including executive officer salaries, bonuses and stock option grants.

          We use a mix of short-term compensation (base salaries and annual cash bonuses) and long-term compensation (stock options, restricted stock and/or deferred stock awards) to provide a total compensation structure that is designed to reward past performance, provide cash incentives at or slightly above the median of our peer companies and align the interests of management and stockholders by providing management with incentives through equity ownership. We determine the percentage mix of compensation structures we think is appropriate for each of our executive officers. This is not a mechanical process, and the compensation committee uses its judgment and experience, compensation information of comparable companies compiled by management and the recommendations of the chief executive officer (except for his own compensation) to determine the appropriate mix of compensation for each individual. In 2006, for the purposes of compensation of our chief executive officer, the compensation committee recommended compensation awards to our Board of Directors for approval. Following the completion of our initial public offering, the compensation committee will determine the compensation for all of our named executive officers. In addition, in June 2006, we retained the compensation consulting firm of Buck Consultants, LLC to support our philosophy of targeting compensation levels at or slightly above the 50th percentile of our comparator group. In this regard, our compensation consultants developed a competitive peer group of 22 U.S.-based software development companies with annual revenues of less than $400 million and fewer than 2,100 employees. Buck Consultants also performed analyses of competitive performance and compensation levels and met individually with the members of senior management to learn about our business operations and strategy. We have also recently adopted an equity grant policy for 2007 that formalizes how we grant equity awards by setting a regular schedule for grants, outlining grant approval requirements and specifying how awards are priced. We expect that this equity grant policy will enhance the effectiveness of our internal control over the equity grant process.

          In August 2006, we entered into employment contracts with each of our current executive officers, Todd C. Cozzens, Christine M. Cournoyer, R. Scott Lentz and Elizabeth A. Popovich, whom we refer to herein as our "named executive officers". These agreements provide for a certain level of severance, pro rata annual cash incentive and accelerated vesting of equity grants in the event of a termination of employment by us without cause or after a change of control. These terms are discussed in more detail below. As part of these agreements, each executive agreed to execute a non-competition and non-disclosure agreement. We believe that these agreements are fair to the executives and to our stockholders because these agreements provide relatively modest severance to our executives in exchange for the restrictive covenants which protect our company. Further, because the severance level is negotiated up front, it makes it easier for our board to terminate executives for performance reasons without the need for protracted negotiation over severance.

Executive Compensation Components

          Our compensation program consists of the following three primary components:

  •
  base salary;

  •
  an annual cash incentive program; and

  •
  long-term incentive awards in the form of stock options, restricted stock and/or deferred stock awards.

          All of our executive officers are also eligible for certain post-termination benefits, including provisions for severance payments, pursuant to their individual employment agreements, as well as employee benefits offered to employees generally, including life, health, disability and dental insurance and our 401(k) plan.

          Total cash compensation for executive officers consists of a base salary and an annual incentive, or bonus, component. We generally target a total cash compensation package for executive officers at or slightly above the 50th percentile of total cash compensation packages paid by comparable public companies, assuming that we meet our corporate goals. Total equity compensation for each executive officer is primarily based on the expectations we have for the individual and, over time, on their performance against those expectations.

          Prior to 2005, we compensated our executive officers primarily through base salary and cash incentives. None of our current executive officers received any equity awards for the three year period prior to 2005. In 2005, we updated our compensation program, consistent with our current compensation philosophy, in light of changes in our capital structure following our recapitalization and changes in our business strategy following our acquisitions of Medical Systems Management, Inc. and Ibex Healthdata Systems, Inc. Accordingly, equity awards made to our current executive officers in 2005 were designed to reflect our expectations for future contributions by our executive officers, more closely align our executive officers' interests with those of our stockholders and to reward past performance during those periods for which no awards had been made. Since 2005, our long-term compensation to executive officers has been comprised of a variable mix of stock option grants and deferred stock awards made to a Rabbi Trust to reflect the length of service, past performance and future performance expectations of these individuals and to provide ownership levels consistent with executives at similar companies. In connection with the grant of the deferred stock awards to our named executive officers, we established a Rabbi Trust with an independent bank acting as trustee and to which we contribute shares of our common stock from time to time. Our executive officers will receive the shares directly from the Rabbi Trust at a time when we are required to settle the deferred stock awards in shares of our common stock. In the meantime, the assets in the Rabbi Trust remain solely our assets and are subject to claims of our creditors, and the executives have no voting or other rights with respect to the shares of our common stock held in the Rabbi Trust. We have entered into this Rabbi Trust arrangement to facilitate our executives tax planning and to provide assurance to them that shares have been set aside and will be available to settle our commitment to them under the deferred stock awards.

          Base Salary.    Base salary is used to recognize particularly the experience, skills, knowledge and responsibilities required of the executive officers in their roles, taking into account competitive market compensation paid by other companies for similar positions. Generally, we believe that executive base salaries should be targeted at or slightly above the median of the range of salaries for executives in similar positions with similar responsibilities at comparable companies, in line with our compensation philosophy. Base salaries are reviewed generally on an annual basis, as well as at the time of promotion or other changes in responsibilities. Base salaries for 2006 were determined by the compensation committee after reviewing a number of factors, including:

  •
  the functional role of the position and the level of the executive officer's responsibility;

  •
  the seniority of the individual;

  •
  the base salary level of each executive officer in prior years;

  •
  performance evaluations and recommendations made by the chief executive officer (except for his own salary);

  •
  competitive market practices such as base salary information for comparable companies; and

  •
  recommendations by our executive search firm in connection with the hiring of our chief operating officer.

          The compensation committee does not assign relative weights or rankings to these factors, but instead makes a subjective determination based upon the consideration of all of these factors. When we hired our chief operating officer, Christine M. Cournoyer, in April 2006 her salary was negotiated at $300,000. At that time, we had not yet engaged Buck Consultants, LLC to assist us in our compensation activities. Accordingly, management compiled generally available compensation data from a peer group of thirteen publicly-traded healthcare information technology companies with varying characteristics of size, revenues and geographic region. This information was combined with additional data from six software companies with annual revenues of between $60 million and $100 million and the resulting information was used by management to provide the compensation committee with recommended base salary and target bonus levels for our executive officers. As a result of these recommendations, the base salaries of our chief executive officer, chief financial officer and executive vice president of global sales were increased by approximately $80,000 (30%), $45,000 (24%) and $60,000 (39%), respectively, from 2005 levels by the compensation committee. Prior to the 2006 increases, with the exception of a $10,000 increase in Mr. Lentz' base salary in 2005, the base salary of each of our named executive officers was unchanged since at least 2003. In January 2007, we again evaluated the salaries of our executive officers in light of the compensation information provided by Buck Consultants, LLC with respect to our competitive peer group. Based on that information, the compensation committee approved, and recommended to the board of directors, an increase in the base salary of our chief executive officer, Mr. Cozzens, of $50,000 from the 2006 level which had been below the 50th percentile of our comparator group.

          Cash Incentives.    We believe that some portion of overall cash compensation for executive officers should be "at risk," that is, contingent upon successful achievement of our corporate objectives. Accordingly, cash incentive compensation for executive officers for 2006 is based on the level of attainment of certain annual corporate objectives recommended by management and approved by the compensation committee. Our compensation committee approves the annual incentive award for the chief executive officer and for each officer below the chief executive officer level, based on the chief executive officer's recommendations (except for his own compensation).

          The annual incentive bonuses authorized under our 2006 Senior Executive Incentive Bonus Plan are intended to compensate officers for achieving our annual revenue, earnings and customer satisfaction goals with such goals weighted at 45%, 45% and 10% of total bonus, respectively. Our 2006 Senior Executive Incentive Bonus Plan provides for a cash bonus, dependent upon the level of achievement of the stated corporate goals, calculated as a percentage of the officer's base salary, with higher ranked executive officers being compensated at a higher percentage of base salary. Based on the recommendation of our independent compensation consultant, the compensation committee set the target bonus awards for 2006 at 50% of base salary for our chief executive officer, approximately 35% of base salary for our chief operating officer, approximately 33% of base salary for our chief financial officer and 40% of base salary for our executive vice president of global sales. The target bonus opportunity for our other officers ranged from 20% to 30% of base salary. Depending on the achievement of the predetermined targets, the annual bonus may be less than or greater than the target bonus at the discretion of the compensation committee. The maximum payout under the 2006 Senior Executive Incentive Bonus Plan is 125% of the target bonus. The goals established by our compensation committee were intended to represent achievable corporate targets that would require substantial effort and commitment by our executives and that would significantly enhance stockholder value. In this regard, because we did not fully achieve all of our annual corporate goals, our compensation committee approved cash incentive awards for 2006 for each of Mr. Cozzens, Ms. Cournoyer, Mr. Lentz and Ms. Popovich representing approximately 50% of their respective target bonus opportunities.

          There were no specific individual performance goals under our 2006 Senior Executive Incentive Bonus Plan, but the compensation committee may exercise discretion and take into account individual performance in determining awards. For example, in January 2007, our compensation committee also awarded each of our named executive officers and certain other employees a one-time bonus based on their individual performance during 2006, which is set forth under the "bonus" column of the Summary Compensation Table below, for each of our named executive officers. We believe that the payment of these bonuses is consistent with our performance-based compensation philosophy and provided meaningful incentives and reward opportunities for individual performance that benefited our business.

          Long-Term Incentives.    We believe that long-term performance is achieved through an ownership culture that encourages such performance by our executive officers through the use of stock and stock-based awards. Executive officers are eligible to receive equity incentive awards that are intended to promote success by aligning executive financial interests with the interests of stockholders. Equity incentive awards are made under our 2005 Equity Incentive Plan, which is discussed in more detail below in "Benefit Plans—2005 Equity Incentive Plan". In 2006, we amended our 2005 Equity Incentive Plan to include an evergreen provision which will automatically increase the number of shares reserved and available for issuance under the plan each year. We believe that the addition of the evergreen provision to our 2005 Equity Incentive Plan supports our compensation philosophy of attracting and retaining the best possible executive talent and aligning their financial interests with those of our stockholders by facilitating our continued ability to provide long-term compensation to our named executive officers and employees generally. Equity incentive awards, which have generally been provided in the form of stock option grants, restricted stock awards and deferred stock awards to the Rabbi Trust (but which may include stock appreciation rights and/or deferred stock awards in the future), are awarded based on various factors including a review of competitive compensation data, the responsibilities of the individual officer, his or her past performance, anticipated future contributions, prior option grants (including the vesting schedule of such prior grants) and other retention considerations. Our equity incentive awards to executive officers in 2006 were made by our compensation committee in June 2006 as part of a broad-based grant of options to all of our employees under our 2000 Stock Option Plan intended to also encourage an ownership culture among our employees. We have not adopted stock ownership guidelines, and our stock compensation plans have provided the principal method for our executive officers to acquire equity or equity-linked interests in our company.

          Our newly adopted equity incentive awards policy formalizes how we grant equity compensation in the future, including with respect to timing and pricing. It is the intention of the compensation committee to award long-term equity incentives to executives on an annual basis, although more frequent awards may be made at the discretion of the compensation committee such as in the case of promotions or newly hired executives.

          Stock Options.    We grant stock options under our plans at exercise prices intended to equal the fair market value of the common stock on the date of grant. For information on the determination of the per share grant date fair value for prior stock option awards, see the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies — Stock-Based Compensation". It is our current intention that equity incentive grants to our executive officers will be subject to time-based vesting. Such vesting will be determined by the compensation committee as the administrator of our plan. We believe that these time-based vesting provisions reward longevity and commitment of our executive officers to us. Incentive stock options also include certain terms necessary to assure compliance with the Internal Revenue Code of 1986, as amended.

          The stock option award to purchase 408,299 shares of common stock made to Ms. Cournoyer in June 2006 under our 2005 Equity Incentive Plan was designed to bring her stock ownership in line with those of the other executive officers after she joined us in April 2006. The stock options granted to Ms. Cournoyer have an exercise price intended to equal the fair market value of our common stock on the date of grant, and will expire ten years after the date of grant. The options will vest over four years, with 25% of the options vesting on the one-year anniversary of April 24, 2006, her date of hire, and the remainder vesting thereafter in 36 equal monthly installments. If we experience a change of control and Ms. Cournoyer's employment is terminated, however, then all of her unvested options will become fully vested and immediately exercisable. We did not award stock options to any other named executive officer in 2006.

          In December 2005, we granted 1,317,172, 173,217 and 307,299 fully vested, non-statutory stock options under our 2005 Equity Incentive Plan to Mr. Cozzens, Mr. Lentz and Ms. Popovich, respectively, each at an exercise price of $2.90 per share. These options were granted, in part, in accordance with the implementation in 2005 of our current executive compensation program which is discussed in more detail above under "Executive Compensation Components." All other options currently held by our executive officers were granted prior to 2003 and are subject to the terms of our 2000 Stock Option Plan.

          For more information regarding the terms of our 2005 Equity Incentive Plan or our 2000 Stock Option Plan, see "Employee Benefit Plans—2005 Equity Incentive Plan" and "Employee Benefit Plans—2000 Stock Option Plan", respectively.

          Deferred Stock Awards.    Our Compensation Committee has and may in the future elect to make grants of restricted stock to our executive officers under our 2005 Equity Incentive Plan. These restricted stock grants have taken the form of deferred stock awards that are issued to our Rabbi Trust for the benefit of the individual. In June 2006, we entered into deferred stock award agreements with each of Mr. Cozzens, Ms. Cournoyer, Mr. Lentz and Ms. Popovich under which 500,000, 326,639, 100,000 and 50,000 shares of our common stock, respectively, were issued at no cost to our Rabbi Trust for their individual benefit. The shares issued under the awards to Mr. Cozzens, Mr. Lentz and Ms. Popovich are subject to vesting at the rate of 25% on the first anniversary of the grant date and 2.083% per month thereafter. The shares issued under the award to Ms. Cournoyer are subject to vesting at the rate of 25% on April 24, 2007 and 2.083% per month thereafter. In each case, such shares will become fully vested upon a change of control, retirement, death or disability. Once vested, the awards provide that such shares will be distributed to each of Mr. Cozzens, Ms. Cournoyer, Mr. Lentz and Ms. Popovich upon the earlier of a change of control or December 31, 2011.

          In December 2005, we entered into deferred stock award agreements with each of Mr. Cozzens, Mr. Lentz and Ms. Popovich under which 892,750, 117,403 and 208,281 shares of our common stock, respectively, were issued at no cost to our Rabbi Trust for their individual benefit. The shares issued under the awards were fully vested on the date of grant and will be settled in shares of our common stock upon the earlier of a change of control or December 31, 2010. In March 2005, we also entered into a deferred stock award agreement with Mr. Lentz under which 100,000 fully vested shares of our common stock were issued at no cost to our Rabbi Trust for the benefit of Mr. Lentz. The award provides that the deferred stock will be settled in shares or our common stock and distributed to Mr. Lentz upon the earliest of an initial public offering, a change of control or termination of employment.

          The trustee of our Rabbi Trust has shared voting power over these shares with us and we are entitled to direct the trustee as to voting matters. For more information regarding the terms of our Rabbi Trust, see "Employee Benefit Plans—Rabbi Trust".

          Other Compensation.    Our executive officers are parties to employment agreements which provide for certain benefits and perquisites, including certain severance benefits to our executive officers that may be triggered as a result of the termination of the executive officer's employment under certain circumstances. These employment agreements are expected to continue until such time as the compensation committee determines in its discretion that revisions are advisable. All of our executive officers are also eligible for benefits offered to employees generally, including life, health, disability and dental insurance and our 401(K) plan. Consistent with our compensation philosophy, we intend to continue to maintain our current benefits and perquisites for our executive officers. The compensation committee in its discretion may revise, amend or add to the officer's executive benefits and perquisites if it deems it advisable. We believe these benefits and perquisites are currently lower than median competitive levels for comparable companies. We currently have no plans to change either the employment agreements (except as required by law or as required to clarify the benefits to which our executive officers are entitled as set forth herein) or levels of benefits and perquisites provided thereunder.

Summary Compensation Table

          The following table sets forth information regarding compensation earned by our chief executive officer, our chief financial officer and our other most highly compensated executive officers during 2006. No other executive officers who would have otherwise been includable in the following table on the basis of salary and bonus earned for the year ended December 31, 2006 have been excluded by reason of their termination of employment or change in executive status during that year. The compensation in this table does not include certain perquisites and other personal benefits received by the named executive officers that did not exceed $10,000 in the aggregate in 2006.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)		Option Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)(3)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)		Total ($)
Todd C. Cozzens Chief Executive Officer, President and Vice Chairman	2006	322,325	43,750	336,771	(5)	—		90,563		7,032	(6)	800,441
Christine M. Cournoyer Chief Operating Officer	2006	205,770	25,005	220,005	(7)	197,870	(8)	50,000	—	2,376	(9)	701,026
R. Scott Lentz Executive Vice President of Finance and Administration, Chief Financial Officer and Treasurer	2006	214,455	20,000	67,354	(10)	—		41,400		48,392	(11)	391,601
Elizabeth A. Popovich Executive Vice President of Global Sales	2006	190,003	21,500	33,677	(12)	—		44,505		6,818	(13)	296,503

(1)
Represents stock-based compensation expense for fiscal 2006 for deferred stock awards granted in 2006 to each of Mr. Cozzens, Ms. Cournoyer, Mr. Lentz and Ms. Popovich as described in (5), (7), (10) and (12) below. Stock-based compensation expense for these awards was calculated in accordance with SFAS No. 123(R) and is being amortized over the vesting period of the related awards. The amounts reflected in this table exclude the estimate of forfeitures applied by us under SFAS No. 123(R) when recognizing stock-based compensation expense for financial statement reporting purposes in fiscal 2006. There were no actual forfeitures recorded during fiscal 2006 related to these awards. For information regarding the assumptions made by us in determining the valuation of these awards, see the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Stock-Based Compensation". All deferred stock awards granted to each of Mr. Cozzens, Mr. Lentz and Ms. Popovich prior to 2006 were granted at no cost and were fully vested on the date of grant. These awards were fully expensed in fiscal 2005 in accordance with APB Opinion No. 25. Accordingly, there was no stock-based compensation expense associated with the awards granted prior to 2006.

(2)
Represents stock-based compensation expense for fiscal 2006 for a stock option award to purchase shares of our common stock granted in 2006 to Ms. Cournoyer as described in (8) below. Stock-based compensation expense for this award was calculated in accordance with SFAS No. 123(R) and is being amortized over the vesting period of the related award. The amount reflected in this table excludes the estimate of forfeitures applied by us under SFAS No. 123(R) when recognizing stock-based compensation expense for financial statement reporting purposes in fiscal 2006. There were no actual forfeitures recorded during fiscal 2006 related to this award. For information regarding the assumptions made by us in determining the valuation of these awards, see the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Stock-Based Compensation". No stock options were granted to each of Mr. Cozzens, Mr. Lentz and Ms. Popovich in fiscal 2006. All stock option awards granted to each of Mr. Cozzens, Mr. Lentz and Ms. Popovich prior to 2006 were accounted for in accordance with APB Opinion No. 25 and were granted at exercise prices equal to fair value on the date of grant. Accordingly, there was no stock-based compensation expense associated with the awards granted prior to 2006.

(3)
Represents cash incentive awards earned for 2006 and payable in 2007. These cash incentive awards were authorized under our 2006 Senior Executive Incentive Bonus Plan and approved by the compensation committee in January 2007 for each of Mr. Cozzens, Ms. Cournoyer, Mr. Lentz and Ms. Popovich, respectively. The awards are described in more detail above in the section entitled "Cash Incentives".

(4)
Excludes medical, disability and certain other benefits received by the named executive officers that are available generally to all of our employees and certain perquisites and other personal benefits received by the named executive officers which do not exceed $10,000 in the aggregate.

(5)
Represents stock-based compensation expense recognized as described in (1) above for a deferred stock award of 500,000 shares granted on June 27, 2006 to Mr. Cozzens pursuant to a deferred stock award agreement. The shares are subject to vesting at a rate of 25% on the first anniversary of the grant date and 2.083% per month thereafter. At December 31, 2006, there was approximately $2.3 million of unamortized stock-based compensation expense related to this award excluding our estimate of forfeitures, which will be amortized over the remaining vesting period of the award.

(6)
Represents 401(k) matching contribution of $6,600 and $432 for life insurance premiums.

(7)
Represents stock-based compensation expense recognized as described in (1) above for a deferred stock award of 326,639 shares granted on June 27, 2006 to Ms. Cournoyer pursuant to a deferred stock award agreement. The shares are subject to vesting at a rate of 25% on April 24, 2007 and 2.083% per month thereafter. At December 31, 2006, there was approximately $1.5 million of unamortized stock-based compensation expense related to this award excluding our estimate of forfeitures, which will be amortized over the remaining vesting period of the award.

(8)
Represents stock-based compensation expense recognized as described in (2) above for a stock option award to purchase 408,299 shares of our common stock at an exercise price of $4.25 per share, granted to Ms. Cournoyer on June 27, 2006. The option award is subject to vesting at the rate of 25% on April 24, 2007 and 2.083% per month thereafter. At December 31, 2006, there was approximately $1.3 million of unamortized stock-based compensation expense related to this award excluding our estimate of forfeitures, which will be amortized over the remaining vesting period of the award.

(9)
Represents 401(k) matching contribution of $2,250 and $126 for life insurance premiums.

(10)
Represents stock-based compensation expense recognized as described in (1) above for a deferred stock award of 100,000 shares granted on June 27, 2006 to Mr. Lentz pursuant to a deferred stock award agreement. The shares are subject to vesting at a rate of 25% on the first anniversary of the grant date and 2.083% per month thereafter. At December 31, 2006, there was approximately $463,000 of unamortized stock-based compensation expense related to this award excluding our estimate of forfeitures, which will be amortized over the remaining vesting period of the award.

(11)
Represents 401(k) matching contribution of $6,600, $432 for life insurance premiums and reimbursement for temporary housing and related travel of $41,360.

(12)
Represents stock-based compensation expense recognized as described in (1) above for a deferred stock award of 50,000 shares granted on June 27, 2006 to Ms. Popovich pursuant to a deferred stock award agreement. The shares are subject to vesting at a rate of 25% on the first anniversary of the grant date and 2.083% per month thereafter. At December 31, 2006, there was approximately $231,000 of unamortized stock-based compensation expense related to this award excluding our estimate of forfeitures, which will be amortized over the remaining vesting period of the award.

(13)
Represents 401(k) matching contribution of $6,386 and $432 for life insurance premiums.

Employment Agreements

          Prior to August 2006, we entered into employment agreements with each of our executive officers which provided for certain salary, bonus, severance and change in control provisions. These agreements were each terminated in their entirety upon the execution by our executive officers of the executive employment agreements described below.

          In August 2006, we entered into executive employment agreements with each of our executive officers that provides for a fixed base annual salary, and bonus potential, subject to annual determination by our compensation committee. The agreements establish the annual base salary for each of Mr. Cozzens, Ms. Cournoyer, Mr. Lentz and Ms. Popovich at $350,000, $300,000, $230,000 and $215,000, respectively. The fiscal year 2006 annual bonus potential for each of Mr. Cozzens, Ms. Cournoyer, Mr. Lentz and Ms. Popovich is $175,000, $100,000, $80,000 and $86,000 respectively, subject to attainment of pre-established performance targets as set forth in our 2006 Senior Executive Incentive Bonus Plan. Our employment agreement with Mr. Lentz also provides that we will reimburse Mr. Lentz for 75% of certain educational expenses (subject to forfeiture in the event that he terminates his employment within two years thereafter) as well as temporary housing and related travel expenses incurred in connection with travel from his residence in Seattle, Washington to our Wakefield, Massachusetts headquarters. These employment agreements are terminable by us at any time and by the executive officer upon 30 days' notice to us. In addition, these employment agreements provide for certain severance and change in control payments that are discussed below in the section entitled "Potential Payments Upon Termination or Change in Control".

Grants of Plan-Based Awards

          The following table sets forth certain information regarding the terms of grants of our common stock and options to purchase our common stock and awards under our incentive plans made by us to the named executive officers during fiscal 2006.

Grants of Plan-Based Awards

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)					All other Option Awards: Number of Securities Underlying Options (#)
										Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant	Date of Action	Threshold ($)	Target ($)	Maximum ($)	All other Stock Awards: Number of Shares of Stock or Units (#)
Todd C. Cozzens	6/27/06	6/27/06	— —	175,000 —	218,750 —	— 500,000	(2)	— —		— —	— 2,650,000	(7)
Christine M. Cournoyer	6/27/06 6/27/06	6/26/06 6/26/06	— — —	104,340 — —	130,425 — —	— 326,639 —	(3)	— — 408,299	(4)	— — 4.25	— 1,731,187 1,478,206	(7) (8)
R. Scott Lentz	6/27/06	6/26/06	— —	76,682 —	95,853 —	— 100,000	(5)	— —		— —	— 530,000	(7)
Elizabeth A. Popovich	6/27/06	6/26/06	— —	86,000 —	107,500 —	— 50,000	(6)	— —		— —	— 265,000	(7)

(1)
Represents target and maximum bonuses potentially available to our named executive officers under the 2006 Senior Executive Incentive Bonus Plan. See the section entitled "Cash Incentives" for actual bonuses earned by our named executive officers in 2006.

(2)
Represents shares of deferred stock granted on June 27, 2006 to Mr. Cozzens pursuant to a deferred stock award, which are subject to vesting at the rate of 25% on the first anniversary of the grant date and 2.083% per month thereafter. Such shares will become fully vested upon a change of control, retirement, death or disability. Once vested, the awards provide that shares will be issued to Mr. Cozzens upon the earlier of a change of control or December 31, 2011.

(3)
Represents shares of deferred stock granted on June 27, 2006 to Ms. Cournoyer pursuant to a deferred stock award, which are subject to vesting at the rate of 25% on April 24, 2007 and 2.083% per month thereafter. Such shares will become fully vested upon a change of control, retirement, death or disability. Once vested, the awards provide that shares will be issued to Ms. Cournoyer upon the earlier of a change of control or December 31, 2011.

(4)
Represents an option to purchase shares of common stock at an exercise price of $4.25 per share granted on June 27, 2006, which is subject to vesting at the rate of 25% on April 24, 2007 and 2.083% per month thereafter. Such shares will become fully vested upon a termination of Ms. Cournoyer's employment following a change of control.

(5)
Represents shares of deferred stock granted on June 27, 2006 to Mr. Lentz pursuant to a deferred stock award, which are subject to vesting at the rate of 25% on the first anniversary of the grant date and 2.083% per month thereafter. Such shares will become fully vested upon a change of control, retirement, death or disability. Once vested, the awards provide that shares will be issued to Mr. Lentz upon the earlier of a change of control or December 31, 2011.

(6)
Represents shares of deferred stock granted on June 27, 2006 to Ms. Popovich pursuant to a deferred stock award, which are subject to vesting at the rate of 25% on the first anniversary of the grant date and 2.083% per month thereafter. Such shares will become fully vested upon a change of control, retirement, death or disability. Once vested, the awards provide that shares will be issued to Ms. Popovich upon the earlier of a change of control or December 31, 2011.

(7)
The grant date fair value of the deferred stock awards was calculated using the fair value of our common stock on June 27, 2006, the date of grant, of $5.30 per share multiplied by the total number of deferred stock awards granted. For information on the determination of the per share grant date fair value for these awards, see the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Stock-Based Compensation".

(8)
The grant date fair value of the stock options awarded was calculated using the Black-Scholes option pricing model based on a fair value of our common stock of $5.30 per share for the June 27, 2006 options awards. For information on the determination of the per share grant date fair value for these awards, see the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Stock-Based Compensation".

Outstanding Equity Awards

          The following table sets forth certain information regarding the stock option grants and deferred stock awards to the named executive officers at the end of fiscal 2006.

Outstanding Equity Awards at Fiscal Year-End
	Option Awards							Stock Awards
Name	Number of securities underlying unexercised options exercisable (#)		Number of securities underlying unexercised options unexercisable (#)		Equity incentive plan awards: number of securities underlying unexercised unearned options(#)	Option exercise price($)	Option expiration date	Number of shares or units of stock that have not vested (#)(1)	Market value of shares or units of stock that have not vested ($)(2)
Todd C. Cozzens	— 150,000 1,317,172	(3) (4)	— — —		— — —	— 4.42 2.90	— 8/24/07 12/31/15	500,000 — —	— —
Christine M. Cournoyer	— —		— 408,299	(5)	— —	— 4.25	— 4/24/16	326,639 —	—
R. Scott Lentz	— 2,500 25,000 55,000 15,000 173,217	(6) (7) (8) (9) (10)	— — — — — —		— — — — — —	— 2.10 4.42 2.25 2.25 2.90	12/15/08 2/27/10 7/19/11 7/19/11 12/31/15	100,000 — — — — —	— — — — —
Elizabeth A. Popovich(6)	— 50,000 307,299	(11) (12)	— — —		— — —	— 4.42 2.90	— 8/24/07 12/31/15	50,000 — —	— —

(1)
Represents unvested shares of deferred stock granted in 2006 to each of Mr. Cozzens, Ms. Cournoyer, Mr. Lentz and Ms. Popovich, respectively. The vesting schedules for these grants are described in the notes to the "Grants of Plan Based Awards" table above.

(2)
There was no public market for our common stock in 2006. We have estimated the market value of the unvested deferred stock awards referenced in (1) above based on an assumed initial public offering price of $       per share; the midpoint of the price range set forth on the cover of this prospectus.

(3)
100% of the options in this grant were vested as of December 1, 2000.

(4)
100% of the options in this grant were vested as of December 31, 2005.

(5)
25% of the options in this grant will vest on April 24, 2007 and 2.083% of the options in this grant will vest each month thereafter.

(6)
100% of the options in this grant were vested as of December 1, 2000.

(7)
100% of the options in the grant were vested as of February 28, 2003.

(8)
100% of the options in this grant were vested as of July 20, 2004.

(9)
100% of the options in this grant were vested as of July 20, 2004.

(10)
100% of the options in this grant were vested as of December 31, 2005.

(11)
100% of the options in this grant were vested as of December 1, 2000.

(12)
100% of the options in this grant were vested as of December 31, 2005.

Option Exercises and Stock Vested

          None of the named executive officers exercised any stock options, and no unvested shares of restricted stock or deferred stock awards became vested during the fiscal year ended December 31, 2006.

Pension Benefits

          None of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us.

Nonqualified Deferred Compensation

          The following table summarizes our estimate of non-qualified deferred compensation to be earned by our named executive officers in 2006. Except for deferred stock awards that have vested but remain deferred, none of our named executive officers participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us. All amounts set forth below represent the value of vested deferred stock awards held by the executives.

Non-Qualified Deferred Compensation
Name	Executive contributions in last fiscal year($)	Registrant contributions in last fiscal year($)	Aggregate earnings in last fiscal year ($)(1)	Aggregate withdrawals/ distributions($)	Aggregate balance at last fiscal year($)(2)
Todd C. Cozzens(3)	—	—		—
Christine M. Cournoyer	—	—	—	—	—
R. Scott Lentz(4)	—	—		—
Elizabeth A. Popovich(6)	—	—		—

(1)
Represents the estimated increase in value during 2006 for vested deferred stock units held by each of Mr. Cozzens, Ms. Cournoyer, Mr. Lentz and Ms. Popovich, respectively. There was no public market for our common stock in 2006. Accordingly, aggregate earnings for 2006 has been estimated by multiplying the number of vested deferred share awards for each of our named executive officers by $       , which is the difference between the fair market value of our common stock on December 31, 2005 or $2.90 per share and an assumed initial public offering price of $       per share; the midpoint of the price range set forth on the cover of this prospectus.

(2)
There was no public market for our common stock in 2006. Accordingly, the aggregate balance of each executive officer's non-qualified deferred compensation for 2006 has been estimated by multiplying the number of vested deferred stock awards held by each executive officer as of December 31, 2006 by an assumed initial public offering price of $        per share; the midpoint of the price range set forth on the cover of this prospectus.

(3)
Calculations are based on 892,750 deferred stock awards granted to Mr. Cozzens on December 31, 2005 which were fully vested as of the date of grant and which will be settled in shares of our common stock upon the earlier of a change of control or December 30, 2010. These deferred stock awards were fully vested on the date of grant.

(4)
Calculations are based on (i) 100,000 fully vested deferred stock awards granted to Mr. Lentz on March 15, 2005 which will be settled in shares of our common stock upon the earliest of an initial public offering, a change of control or December 30, 2011 and (ii) 117,403 fully vested deferred stock awards granted to Mr. Lentz on December 31, 2005 which will be settled in shares of our common stock upon the earlier of a change of control or December 30, 2010. These deferred stock awards were fully vested on the dates of grant.

(5)
Calculations are based on 208,281 deferred stock awards granted to Ms. Popovich on December 31, 2005 and which will be settled in shares of our common stock upon the earlier of a change of control or December 30, 2010. These deferred stock awards were fully vested on the date of grant.

Potential Payments Upon Termination or Change in Control

          The following summaries set forth potential payments payable to our executive officers upon termination of employment or a change in control of us under their current employment agreements and our other compensation programs. The compensation committee may in its discretion revise, amend or add to the benefits if it deems advisable.

          Termination by us other than for Cause prior to a Change in Control.    Our employment agreements with each of our executive officers provide that if we terminate such executive's employment other than for cause, as defined in the agreement, the executive is entitled to severance payments (less applicable withholding taxes) equal to:

  •
  24 months of Mr. Cozzens' annual base salary and 12 months of the annual base salary of each other executive officer (payable in accordance with our standard payroll practices);

  •
  a prorated share of the bonuses, if any, which the executive officer would have earned under their employment agreement with respect to the calendar quarter or calendar year in which the termination of employment occurs; and

  •
  continued payment of certain health insurance coverage.

          Assuming the employment of our executive officers were to be terminated without cause on December 31, 2006, the following individuals would be entitled to payments in the amounts set forth opposite their name in the below table.

	Cash Severance($)	Bonus($)	Medical Continuation($)
Todd C. Cozzens	700,000	96,562	22,572
Christine M. Cournoyer	300,000	50,000	11,289
R. Scott Lentz	230,000	41,400	11,289
Elizabeth A. Popovich	215,000	44,505	3,672

          We are not obligated to make any cash payment or benefit to our executive officers if their employment is terminated by us for cause or by the executive without cause other than the payment of unpaid salary and accrued and unused vacation pay. In the event that an executive officer's employment with us is terminated by reason of death or disability, we are obligated to pay a prorated share of the bonus(es), if any, which such executive office would have earned under the terms of their employment agreement with respect to the calendar quarter or calendar year in which death or the termination of employment occurs, based on the number of days that such executive officer was employed by us. We do not otherwise provide any death or disability benefits for any of our executive officers that are not also available to our employees generally.

          Termination by us other than for Cause or Termination by Executive for Good Reason following a Change in Control.    Our employment agreements with each of our executive officers provide that, in the event of a termination of employment without cause or for good reason, as defined in the agreement, 6 months prior to or within 24 months following a change in control, the executive is entitled to severance payments (less applicable withholding taxes) equal to:

  •
  salary continuation of 24 months for Mr. Cozzens' and 12 months for each of the other executive officers;

  •
  the full amount of the bonuses, if any, which the executive officer would have earned under their employment agreement with respect to the calendar quarter or calendar year in which the termination of employment occurs; and

  •
  continued payment of certain health insurance coverage.

Assuming the employment of our executive officers were terminated under these circumstances on December 31, 2006, the following individuals would be entitled to payments in the amounts set forth opposite their name in the below table.

	Cash Severance($)	Bonus($)	Medical Continuation($)
Todd C. Cozzens	700,000	96,562	22,572
Christine M. Cournoyer	300,000	50,000	11,289
R. Scott Lentz	230,000	41,400	11,289
Elizabeth A. Popovich	215,000	44,505	3,672

          Automatic Acceleration of Vesting upon a Change in Control.    The terms of our employment agreements with our executive officers, as well as the provisions of our stock option plans and deferred stock agreements provide that the stock options and deferred stock awards held by or for the benefit of each of our executive officers will vest upon any change in control, regardless of whether there is a subsequent termination of employment. Assuming a change in control was to take place on December 31, 2006, the following individuals would be entitled to change in control payments in the amounts set forth opposite their name:

Value of Accelerated Equity and Performance Awards($)(1)
Todd C. Cozzens
Christine M. Cournoyer
R. Scott Lentz
Elizabeth A. Popovich

(1)
There was no public market for our common stock in 2006. Accordingly, the value of accelerated equity awards has been estimated based on an assumed initial public offering price of $             per share, the midpoint of the range set forth on the cover of this prospectus.

Benefit Plans

          Our employees are entitled to participate in various benefit plans as described below. Our executive officers participate in our 2005 Equity Incentive Plan, 2000 Stock Option Plan and 401(k) plan and, in 2005 and 2006, deferred stock awards were granted to our executive officers.

2005 Equity Incentive Plan

          Our 2005 Equity Incentive Plan was originally adopted by our board of directors in September 2005 and amended by our board of directors and approved by our stockholders in June 2006. Our 2005 Equity Incentive Plan was subsequently amended and restated by our board of directors in October 2006. Our 2005 Equity Incentive Plan permits us to provide compensation alternatives such as incentive stock options, non-qualified stock options, stock appreciation rights, deferred stock awards and restricted stock awards, using or based on our common stock. We have reserved 4,984,903 shares of our common stock for the issuance of awards under the 2005 Equity Incentive Plan, which may be treasury stock or authorized but unissued stock. As of September 30,

2006, there were options to purchase 2,568,051 shares of our common stock outstanding under our 2005 Equity Incentive Plan, and 565,196 shares available for future issuance. The 2005 Equity Incentive Plan provides that the number of shares reserved and available for issuance under the plan will be automatically increased each January 1, beginning in 2007, by the lesser of 3.0% of the outstanding number of shares of common stock on that date, 1,200,000 shares of common stock or such lower number of shares of common stock as determined by the Board of Directors. This number is subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization. Generally, shares that are forfeited or canceled from awards under the 2005 Equity Incentive Plan also will be available for future awards. In addition, available shares under our 2000 Stock Option Plan, including as a result of the forfeiture, expiration, cancellation, termination or net issuances of awards, are automatically made available for issuance under the 2005 Equity Incentive Plan.

          The 2005 Equity Incentive Plan is administered by our compensation committee. The compensation committee has full power and authority to select the participants to whom awards will be granted, to make any combination of awards to participants, to accelerate the exercisability or vesting of any award and to determine the specific terms and conditions of each award, subject to the provisions of the 2005 Equity Incentive Plan. All salaried employees and directors are eligible to participate in the 2005 Equity Incentive Plan.

          The exercise price of stock options awarded under the 2005 Equity Incentive Plan may not be less than the fair market value of the common stock on the date of the option grant and the term of each option granted under the 2005 Equity Incentive Plan will not exceed ten years from the date of grant. The compensation committee will determine at what time or times each option may be exercised (provided that in no event may it exceed ten years from the date of grant) and, subject to the provisions of the 2005 Equity Incentive Plan, the period of time, if any, after retirement, death, disability or other termination of employment during which options may be exercised.

          Stock appreciation rights may be granted under our 2005 Equity Incentive Plan that allow the recipient to receive the appreciation in the fair market value of our common stock between the exercise date and the date of grant. The compensation committee determines the terms of stock appreciation rights, including when such rights become exercisable. When such rights become exercisable, the participant is entitled to shares of our common stock with a value equal to the excess of the fair market value of one share of common stock on the date of exercise over the grant value for such stock appreciation right, multiplied by the number of stock appreciation rights exercised.

          Restricted stock and deferred stock awards may also be granted under our 2005 Equity Incentive Plan. Restricted stock awards are shares of our common stock that vest in accordance with terms and conditions established by the compensation committee. The compensation committee may impose whatever conditions to vesting it determines to be appropriate. Shares of restricted stock that do not vest are subject to our right of repurchase or forfeiture. Deferred stock awards are units entitling the recipient to receive shares of stock paid out on a deferred basis, and subject to such restrictions and conditions, as the compensation committee shall determine. The compensation committee will determine the number of shares of restricted stock or deferred stock awards granted to any employee.

2000 Stock Option Plan

          Our 2000 Stock Option Plan was adopted by our board of directors and approved by our stockholders on June 9, 2000. The 2000 Stock Option Plan permits us to make grants of incentive stock options and non-qualified stock options. We have reserved 3,731,300 shares of our common stock for the issuance of awards under the 2000 Stock Option Plan. Generally, shares that are forfeited or canceled from awards under the 2000 Stock Option Plan also will be available for future awards. Our board of directors has terminated the 2000 Stock Option Plan, effective upon the approval by our stockholders of the 2005 Equity Incentive Plan, as amended and restated, and no further grants will be made under our 2000 Stock Option Plan. As of September 30, 2006, there are options to purchase 3,138,082 shares of our common stock outstanding under the 2000 Stock Option Plan.

          The 2000 Stock Option Plan is administered by our compensation committee. The compensation committee has full power and authority to select the participants to whom awards will be granted, to make any combination of awards to participants, to accelerate the exercisability or vesting of any award and to determine the specific terms and conditions of each award, subject to the provisions of the 2000 Stock Option Plan. All current and prospective employees, consultants and non-employee directors were eligible to participate in the 2000 Stock Option Plan at the discretion of the compensation committee.

          The exercise price of stock options awarded under our 2000 Stock Option Plan may not be less than the fair market value of the common stock on the date of the option grant (and not less than 110% in the case of a participant who is a ten percent stockholder of the Company within the meaning of Section 422 of the Internal Revenue Code), and the term of each option granted under the 2000 Stock Option Plan does not exceed ten years (five years in the case of a participant who is a ten percent stockholder of the Company) from the date of grant. The compensation committee will determine at what time or times each option may be exercised (provided that in no event may it exceed ten years from the date of grant) and, subject to the provisions of the 2000 Stock Option Plan, the period of time, if any, after retirement, death, disability or other termination of employment during which options may be exercised.

          In the event of a change of control, our board of directors and the board of directors of the surviving or acquiring entity may, as to outstanding awards under the 2000 Stock Option Plan, make appropriate provision for the continuation or assumption of such awards, or accelerate the exercisability of all outstanding options.

Ibex Healthdata Systems, Inc. 2001 Stock Incentive Plan

          In connection with our acquisition of Ibex Healthdata Systems, Inc. in July 2004, we assumed outstanding options issued under the Ibex Healthdata Systems, Inc. 2001 Stock Incentive Plan prior to the date of the acquisition. Pursuant to the terms of the acquisition agreement, these options represented the right to purchase 1,098,024 shares of our common stock following the acquisition on substantially the same terms as set forth in the Ibex Healthdata Systems, Inc. 2001 Stock Incentive Plan, as amended, and the option agreements thereunder. The Ibex Healthdata Systems, Inc. 2001 Stock Incentive Plan is now administered by our compensation committee. As of September 30, 2006, fully vested Ibex options representing the right to purchase 711,726 shares of our common stock at a weighted-average exercise price of $4.55 per share remained outstanding. No further grants or award will be made by us under this plan.

The Medical Systems Management, Inc. 2000 Stock Option / Stock Issuance Plan

          In conjunction with our acquisition of Medical Systems Management, Inc., or MSM, in April 2002, we assumed outstanding options issued under the Medical Systems Management, Inc. 2000 Stock Option / Stock Issuance Plan, or MSM 2000 Stock Option Plan, prior to the date of the acquisition. Pursuant to the terms of the acquisition agreement, these options represented the right to purchase 2,390,998 shares of our common stock following the acquisition on substantially the same terms, as set forth in the MSM 2000 Stock Option Plan and the option agreements thereunder. The MSM 2000 Stock Option Plan is now administered by our compensation committee. As of September 30, 2006, fully vested MSM options representing the right to purchase 804,871 shares of our common stock at an exercise price of $0.43 per share remained outstanding. No further grants or award will be made by us under this plan.

The Medical Systems Management, Inc. Employee Stock Ownership Plan & Trust

          Subsequent to the acquisition of Medical Systems Management, Inc. by us in April 2002, the assets of The Medical Systems Management, Inc. Employee Stock Ownership Plan and Trust were exchanged for shares of our common stock and cash. No other contributions to the plan have been made by us subsequent to the acquisition. As of September 30, 2006, the plan held 1,918,222 shares of our common stock. The plan was established as a defined contribution plan by MSM in 1995. During 2004, the plan was amended to become a profit-sharing plan. The plan is administered by a written trust agreement pursuant to which the trustee determines the plan's investment policy and votes any shares of our common stock held by the plan. Participants are entitled to receive certain benefits under the plan in accordance to a prescribed vesting schedule and upon retirement, disability, death, or termination of employment. In October 2006, the plan was amended to provide that each participant's interest in its account would be fully vested as of January 1, 2005.

Rabbi Trust

          In November 2005, we established a Rabbi Trust to hold assets for an unfunded plan maintained for the purpose of providing deferred compensation for our executive officers and certain other highly compensated employees and directors. We established the Rabbi Trust to provide a voluntary deferred compensation plan to our executives. We have agreed to pay the administrative and trustee expenses of the Rabbi Trust. All rights associated with the assets of the Rabbi Trust shall be exercised by the trustee only at our direction. As of September 30, 2006, 2,668,472 shares of our common stock are being held in the Rabbi Trust pursuant to deferred stock award agreements with certain of our officers and directors. The Rabbi Trust cannot be terminated without the written consent of the beneficiaries of the deferred stock agreements or until such beneficiaries are no longer entitled to benefits pursuant to the terms of such agreements. Distribution of assets of the Rabbi Trust to the beneficiaries of the deferred stock agreements are governed by the terms of such agreements and, if granted thereunder, the terms of our 2005 Equity Incentive Plan. All assets held in the Rabbi Trust are considered our assets for tax purposes and are subject to claims of our creditors.

Picis, Inc. 401(k) Profit Sharing Plan and Trust

          We maintain a tax-qualified retirement plan that provides all regular employees with an opportunity to save for retirement on a tax-advantaged basis. Under the 401(k) plan, participants may elect to defer a portion of their compensation on a pre-tax basis and have it contributed to the plan subject to applicable annual Internal Revenue Code limits. Pre-tax contributions are allocated to each participant's individual account and are then invested in selected investment alternatives according to the participants' directions. Employee elective deferrals are 100% vested at all times. The 401(k) plan allows for matching contributions to be made by us. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan and all contributions are deductible by us when made.

Director Compensation

          Historically, we did not compensate our non-employee directors for their service on our board of directors or on any of its committees. In 2005, in connection with our efforts to attract and retain additional highly qualified individuals to our board of directors, we began entering into compensation arrangements with certain of our directors. In 2006, we adopted a formal non-employee director compensation policy and amended our prior compensation arrangements to conform with this policy.

          Compensation Agreements.    In 2005, we entered into agreements with two of our directors, Messrs. Giroud and Thompson, which established the cash and equity compensation for which such directors would be entitled for service on our board of directors and any committees thereof, as well as for any consulting services provided to us. Pursuant to these agreements, Mr. Thompson received a deferred stock award of 150,000 shares and Mr. Giroud received a stock option award to purchase 150,000 shares of our common stock at $2.90 per share. These agreements were amended and restated in 2006 to adjust the compensation of Messrs. Giroud and Thompson to be consistent with our non-employee director compensation policy. In addition, Mr. Thompson's agreement provides that we will pay him an annual consulting fee of approximately $60,000 for certain speaking engagements undertaken on our behalf. Mr. Giroud's agreement provides for a termination fee of $75,000 payable if at any time he is removed from or not re-elected to the board of directors or upon a change in control. Both agreements contemplate a four year term of service by the directors and contain a two-year confidentiality agreement.

          Non-Employee Director Compensation Policy.    Each of our non-employee directors is entitled to receive an annual retainer of $15,000 plus a fee of $2,000 per meeting attended in person and $1,000 per meeting attended by phone. Our non-employee chairman and vice-chairman of our board of directors are entitled to receive an additional annual retainer of $40,000 and $35,000 per annum, respectively. In addition, each non-employee director serving on our audit committee, compensation committee and nominating and governance committee is entitled to an annual retainer of $10,000, or $15,000 if serving as the chair of such committee, plus $500 per meeting attended in person or by phone. Each newly-elected, non-employee director will also be entitled to a one-time stock option award to purchase 30,000 shares of common stock under our 2005 Equity Incentive Plan upon such director's election to the board, one-third of which will vest on each one-year anniversary of the grant commencing on the first anniversary and becoming fully vested on the earlier of the date of (i) the third annual stockholders meeting following the date of the grant or (ii) the expiration of the term of the director if such director is in good standing but not re-elected by the company's stockholders. In addition, each non-employee director is entitled to an annual stock option award to purchase 10,000 shares of common stock on the date of the first board of directors meeting following each annual meeting of stockholders, which will vest in full upon the earlier of the one-year anniversary of the date of the grant or the date of the annual meeting of stockholders next following the date of grant. Both the one-time initial award and the annual award granted to any director will vest immediately upon the death, disability or retirement of such director or upon a change in control of our company. All such options will be granted at the fair market value on the date of the award.

          All of our directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the board of directors.

          The following table sets forth a summary of the compensation we paid to our non-employee directors in 2006.

Name	Fees earned in cash($)(1)	Stock awards($)		Option awards($)(2)	All other compensation($)(3)		Total($)
David Collis, Ph.D.	34,833	—		18,531	—		53,364
Richard Dieter	31,000	—		18,531	—		49,531
Adam B. Frankel	35,833	—		18,531	—		54,364
Bernard Giroud(4)	74,500	—		—	—		74,500
Richard M. Johnston	51,500	—		18,531	—		70,031
T. Michael Long	38,667	—		18,531	—		57,198
Honorable Tommy Thompson	43,500	145,000	(5)	—	30,000	(6)	218,500
John L. Waller, M.D.	31,500	—		18,531	—		50,031

(1)
Represents fees earned in 2006 pursuant to our Non-Employee Director Compensation Policy discussed above.

(2)
Represents stock-based compensation expense for fiscal 2006 for stock option awards granted in 2006 to each of Messrs. Dieter, Frankel, Johnston and Long and Drs. Collis and

  Waller. Stock-based compensation expense for these awards was calculated in accordance with SFAS No. 123(R) and is being amortized over the vesting period of the related awards. The amounts reflected in this table exclude the estimate of forfeitures applied by us under SFAS No. 123(R) when recognizing stock-based compensation expense for financial statement reporting purposes in fiscal 2006. There were no actual forfeitures recorded during fiscal 2006 related to these awards. For information regarding the assumptions made by us in determining the valuation of these awards, see the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Stock-Based Compensation". In June 2006, we awarded each of Messrs. Dieter, Frankel, Johnston and Long and Drs. Collis and Waller a one-time stock option award to purchase 30,000 shares of our common stock at an exercise price of $4.25 per share, each of which will vest at a rate of one-third on each one-year anniversary of the grant commencing on the first anniversary and becoming fully vested on the earlier of the date of (i) the third annual stockholders meeting following the date of the grant or (ii) the expiration of the term of the director if such director is in good standing but not re-elected by the company's stockholders. Each of these awards will vest immediately upon the death, disability or retirement of such director or upon a change in control of our company. The grant date fair value of each of these one-time stock option awards is $108,612. At December 31, 2006, there was approximately $540,000 of unamortized stock-based compensation expense related to these awards excluding our estimate of forfeitures, which will be amortized over the remaining vesting period of the awards. As of December 31, 2006, each of Messrs. Dieter, Frankel, Johnston and Long and Dr. Collis held 30,000 outstanding options outstanding of which none were exercisable. As of December 31, 2006, Dr. Waller held 50,000 outstanding options, of which 20,000 were exercisable and 30,000 were unexercisable.

(3)
Excludes reimbursements for out-of-pocket expenses incurred in attending meetings of the board of directors.

(4)
In December 2005, Mr. Giroud received a stock option award to purchase 150,000 shares of our common stock at an exercise price of $2.90 per share, which is subject to vesting at a rate of one-third on each one-year anniversary of the grant commencing on the first anniversary. Such options will become fully vested upon a change of control that occurs while Mr. Giroud is serving as member of the board of directors. As this option was awarded prior to the adoption of SFAS No. 123(R), no stock-based compensation expense was recognized for financial statement reporting purposes in fiscal 2006 as the options were granted at an exercise price equal to the fair value of our common stock on the date of grant. As of December 31, 2006, Mr. Giroud held 150,000 outstanding options of which 50,000 were exercisable and 100,000 were unexercisable.

(5)
Represents stock-based compensation expense for fiscal 2006 for a deferred stock award of 150,000 shares granted on December 31, 2005 to Mr. Thompson pursuant to a deferred stock award agreement. There were no forfeitures estimated by us for this award during fiscal 2006. Therefore, this amount equals the amount of stock-based compensation expense recognized by us for financial statement reporting purposes in fiscal 2006. Stock-based compensation expense for this award was calculated in accordance with APB Opinion No. 25 and is being amortized over the vesting period of the related award. The shares are subject to vesting at a rate of one-third on each one-year anniversary of the grant commencing on the first anniversary. Such shares will become fully vested upon a change of control that occurs while Mr. Thompson is serving as member of the board of directors. Once vested, the awards provide that shares will be issued to Mr. Thompson upon the earlier of the date that Mr. Thompson terminates his service with the board of directors, a change of control or December 31, 2010. As of December 31, 2006, Mr. Thompson held 50,000 vested deferred stock awards and 100,000 unvested deferred stock awards. At December 31, 2006, there was approximately $290,000 of unamortized stock-based compensation expense related to this award excluding our estimate of forfeitures, which will be amortized over the remaining vesting period of the award.

(6)
Represents speaking fees earned in 2006.

Limitation of Liability and Indemnification

          As permitted by the Delaware General Corporation Law, we have adopted provisions in our certificate of incorporation and by-laws that limit or eliminate the personal liability of our directors. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

  •
  any breach of the director's duty of loyalty to us or our stockholders;

  •
  any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

  •
  any unlawful payments related to dividends or unlawful stock repurchases, redemptions or other distributions; or

  •
  any transaction from which the director derived an improper personal benefit.

          These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.

          In addition, our by-laws provide that:

  •
  we will indemnify our directors, officers and, in the discretion of our board of directors, certain employees to the fullest extent permitted by the Delaware General Corporation Law; and

  •
  we will advance expenses, including attorneys' fees, to our directors and, in the discretion of our board of directors, to our officers and certain employees, in connection with legal proceedings, subject to limited exceptions.

          Contemporaneous with the completion of this offering, we intend to enter into indemnification agreements with each of our executive officers and directors. These agreements provide that we will indemnify each of our directors to the fullest extent permitted by law and advance expenses to each indemnitee in connection with any proceeding in which indemnification is available.

          We also maintain liability insurance to be in effect at the closing of this offering that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including certain liabilities under the Securities Act of 1933, as amended. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

          These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder's investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, the indemnification agreements and the insurance are necessary to attract and retain talented and experienced directors and officers.

          At present, there is no pending litigation or proceeding involving any of our directors or officers where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

 CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

          Other than compensation agreements and other arrangements which are described as required in "Compensation" and the transactions described below, since January 1, 2003, there has not been, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed $120,000 and in which any director, executive officer, holder of five percent or more of any class of our capital stock or any member of their immediate family had or will have a direct or indirect material interest.

          All of the transactions set forth below were approved by a majority of the board of directors, including a majority of the independent and disinterested members of the board of directors. We believe that we have executed all of the transactions set forth below on terms no less favorable to us than we could have obtained from unaffiliated third parties. It is our intention to ensure that all future transactions between us and our officers, directors and principal stockholders and their affiliates, are approved by a majority of the board of directors, including a majority of the independent and disinterested members of the board of directors, and are on terms no less favorable to us than those that we could obtain from unaffiliated third parties.

Private Placements of Securities

          In August 2005, we effected a recapitalization of our capital stock, whereby we converted all of the then-outstanding shares of our preferred stock at their then-existing conversion ratios into an aggregate of 9,814,141 shares of our common stock as follows:

  •
  2,263,971 shares of our Series A1 Participating Convertible Preferred Stock were converted into 2,532,787 shares of our common stock;

  •
  78,261 shares of our Series A2 Participating Convertible Preferred Stock were converted into 78,261 shares of our common stock;

  •
  1,767,633 shares of our Series B Participating Convertible Preferred Stock were converted into 1,767,633 shares of our common stock; and

  •
  3,453,939 shares of our Series C Participating Convertible Preferred Stock were converted into 5,435,460 shares of our common stock.

          In connection with the recapitalization, we issued and sold an aggregate of 2,750,001 shares of our common stock for an aggregate purchase price of $7,975,000. Also as part of the recapitalization, certain of our stockholders, The 1818 Fund III, L.P., Cahill Warnock Strategic Partners, Strategic Associates, L.P., Camden Partners Strategic Fund, L.P. and Camden Partners Strategic Fund III-A, L.P., engaged in a tender offer for certain shares of our outstanding capital stock. The following table summarizes on a common stock equivalents basis, the participation by our five percent stockholders and stockholders associated with some of our directors in the tender offer and the common stock offering:

Stockholders Associated with Directors	Common Stock Equivalents Purchased from other Stockholders	Aggregate Consideration Paid	Common Stock Equivalents Purchased from Picis	Aggregate Consideration Paid
The 1818 Fund III, L.P.(1)	3,549,671	$7,631,794	1,862,672	$5,401,749
Camden entities(2)	1,183,226	2,543,932	620,891	1,800,584

Total	4,732,897	$10,175,726	2,483,563	$7,202,333

(1)
T. Michael Long, one of our directors, is a partner of Brown Brothers Harriman & Co., which is the general partner of The 1818 Fund III, L.P.

(2)
The values presented in the table represent the aggregate holdings for Camden Partners Fund III, L.P., Camden Partners Fund III-A, L.P., Strategic Associates, L.P. and Cahill Warnock

  Strategic Partners Fund, L.P. (collectively, the "Camden Entities"). Richard Johnston, the chairman of our board of directors, is a managing member of, or otherwise affiliated with, the entities that control each of the Camden Entities.

          In addition, Schroder Ventures French Enterprise Fund, LP1, Schroder Ventures French Enterprise Fund, LP, and Schroder Ventures Holding Ltd. tendered 691,100 shares of our common stock at $2.15 per share, 209,660 shares of our Series A1 Participating Convertible Preferred Stock at $2.4035 per share, 44,648 of our Series A2 Participating Convertible Preferred Stock at $2.15 per share, 913,470 shares of our Series B Participating Convertible Preferred Stock at $2.15 per share and 201,930 shares of our Series C Participating Convertible Preferred Stock at $3.3834 per share in the recapitalization. Bernard Giroud, one of our directors, was a partner in Schroder Ventures at the time of the recapitalization and may be deemed to share voting and investment power with respect to all shares held by those entities.

          In connection with our recapitalization, we entered into a stockholders agreement with all of the investors participating therein providing for registration rights with respect to the shares purchased in these transactions. For more information regarding this agreement, see "Description of Capital Stock — Registration Rights". This stockholders agreement terminated and replaced the registration rights and other rights of the above investors and the other parties thereto. In addition, the stockholders agreement grants the participating investors with co-sale rights in the event stockholders seek to sell their shares, drag-along rights in connection with a potential sale of us, rights to appoint directors, and antidilution protection. These rights shall terminate immediately prior to the completion of this offering.

Transactions with our Executive Officers and Directors

          In August 2005, we entered into a stockholders agreement with certain of our stockholders, including our chief executive officer and director, Todd Cozzens, pursuant to which we granted such stockholders certain registration rights with respect to shares of our common stock held by him. For more information regarding this agreement, see "Description of Capital Stock — Registration Rights".

          We have employment agreements with each of our executive officers, which provide for certain salary, bonus, stock option and severance compensation. We have also entered into various deferred stock awards pursuant to which shares of our common stock were issued to our Rabbi Trust for the benefit of our executive officers. For more information regarding these agreements, see "Compensation".

          In connection with this offering, we intend to enter into indemnification agreements with each of our directors, providing for indemnification against expenses and liabilities reasonably incurred in connection with their service for us on our behalf. For more information regarding these agreements, see "Compensation — Limitation of Liability and Indemnification".

Stock Option Awards

          For information regarding stock options and stock awards granted to our named executive officers and directors, see "Compensation".

 PRINCIPAL AND SELLING STOCKHOLDERS

          The following table sets forth the beneficial ownership information of our common stock at September 30, 2006, and as adjusted to reflect the sale of the shares of common stock in this offering, for:

  •
  each person known to us to be the beneficial owner of more than 5% of our common stock;

  •
  each named executive officer;

  •
  each of our directors;

  •
  all of our executive officers and directors as a group; and

  •
  each selling stockholder.

          To our knowledge, the selling stockholder purchased the shares of our stock in the ordinary course of business and, at the time of acquiring the securities to be resold, the selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

          Unless otherwise noted below, the address of the persons and entities listed on the table is c/o Picis, Inc., 100 Quannapowitt Parkway, Suite 405, Wakefield, Massachusetts 01880. We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock reflected as beneficially owned, subject to applicable community property laws. We have based our calculation of the percentage of beneficial ownership on 26,732,713 shares of common stock outstanding on September 30, 2006 and                    shares of our common stock outstanding upon completion of this offering.

          In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of September 30, 2006. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

	Shares Beneficially Owned Prior to the Offering		Shares Offered	Shares Beneficially Owned After the Offering
Name and Address of Beneficial Owner
	Number	Percentage	Number	Number	Percentage
The 1818 Fund III, L.P.(1) c/o Brown Brothers Harriman & Co. 140 Broadway New York, NY 10005-1101	8,581,915	32.1%	—	8,581,915
Picis, Inc. Rabbi Trust(2) GreatBanc Trust, Co., as trustee 45 Rockerfeller Plaza, Suite 2056 New York, NY 10111-2000	2,668,472	10.0%	—	2,668,472
Camden Entities(3) c/o Camden Partners Holdings LLC One South Street, Suite 2150 Baltimore, MD 21202	2,596,511	9.7%	—	2,596,511
Medical Systems Management, Inc. Employee Stock Ownership Plan(4) GreatBanc Trust, Co. 45 Rockerfeller Plaza, Suite 2056 New York, NY 10111-2000	1,918,222	7.2%	—	1,918,222
Todd C. Cozzens(5)	2,730,046	9.7%	—	2,730,046
R. Scott Lentz(6)	488,120	1.8%	—	488,120
Christine M. Cournoyer(7)	—	*	—	—
Elizabeth A. Popovich(8)	659,500	2.4%	—	659,500
Bernard Giroud	40,099	*	—	40,099
Richard Johnston(9)	2,596,511	9.7%	—	2,596,511
T. Michael Long(10)	8,581,915	32.1%	—	8,581,915
Honorable Tommy Thompson(11)	—	*	—	—
Dr. John Waller(12)	20,000	*	—	20,000
All executive officers and directors as a group (9 persons)(13)	15,116,191	52.4%	—	15,116,191
Selling Stockholder
Mark D. Crockett, M.D.(14)	1,468,858	5.5%

*
Represents less than 1% of the outstanding shares of common stock.

(1)
Brown Brothers Harriman & Co., which is the general partner of The 1818 Fund III, L.P., holds voting and dispositive power over these shares. Each of Lawrence C. Tucker and T. Michael Long are partners of Brown Brothers Harriman & Co. and may be deemed to have voting and dispositive power with respect to the shares held of record by The 1818 Fund III, L.P. Messrs. Tucker and Long disclaim beneficial ownership of such shares except to the extent of their pecuniary interests therein.

(2)
GreatBanc Trust Company is the trustee under the Picis, Inc. Rabbi Trust and has shared voting and investment power with the Company with respect to the shares held in the Rabbi Trust. The trustee shares voting and investment power with respect to the shares held in the Rabbi Trust with the Company, which is entitled to direct the trustee as to voting and investment matters. Subject to vesting provisions related to continued employment in certain instances, the shares held by the Rabbi Trust may be distributed beginning in the year 2010 or, depending on the terms of the award agreement, within 30 days after the occurrence of certain triggering events such as a change in control of our company, termination of service or an initial public offering. Except as otherwise specified, shares held in the Rabbi Trust on behalf of executive officers and directors are reported in the Rabbi Trust's and the trustee's beneficial ownership as well as in the beneficial ownership for the respective executive officers and directors, and for executive officers and directors as a group.

(3)
Includes 1,627,550 shares held by Camden Partners Strategic Fund III, L.P. ("CPSF III"), 67,640 shares held by Camden Partners Strategic Fund III-A, L.P. ("CPSF III-A"), 47,320 shares held by Strategic Associates, L.P. ("SA"), and 854,001 shares held by Cahill, Warnock Strategic Partners Fund, L.P. ("CWSPF", and together with CPSF III, CPSF III-A and SA, the "Camden Entities"). Messrs. David L. Warnock, Donald W. Hughes, Richard M. Johnston, and Richard M. Berkeley (collectively, the "Managing Members") are the managing members of Camden Partners Strategic Manager, LLC ("CPSM"), which is the managing member of Camden Partners Strategic III, LLC ("CPS III"). CPS III is the general partner of CPSF III and CPSF III-A. Edward L. Cahill, David L. Warnock and Donald W. Hughes (collectively, the "General Partners") are general partners of Cahill, Warnock Strategic Partners, L.P. ("CWSP"), the sole general partner of SA and CWSPF. Each of the Camden Entities disclaims beneficial ownership over any shares not held of record by it. Each of the Managing Members, CPS III, CPSM, the General Partners and CWSP disclaim beneficial ownership of such shares except to the extent of their pecuniary interests therein.

(4)
GreatBanc Trust Company is the trustee of the Medical Systems Management, Inc. Employee Stock Ownership Plan and Trust and has shared voting and sole investment power with respect to the shares held by such plan. The trustee shares voting power with respect to the shares held in the Employee Stock Ownership Plan with the Company, which is entitled to direct the trustee as to the manner in which to vote.

(5)
Includes 1,467,172 shares issuable to Mr. Cozzens upon exercise of stock options and 892,750 shares held by the Rabbi Trust for the benefit of Mr. Cozzens. Also includes 240,000 shares held in equal amounts by four trusts for the benefit of Mr. Cozzens' children. Does not include 500,000 shares held by the Rabbi Trust that are subject to deferred stock awards that will remain unvested as of 60 days from September 30, 2006. Mr. Cozzens disclaims beneficial ownership of all shares held in the Rabbi Trust and all shares not directly held by him. See note (2) above.

(6)
Includes 270,717 shares issuable to Mr. Lentz upon exercise of stock options and 217,403 shares held by the Rabbi Trust for the benefit of Mr. Lentz. Does not include 100,000 shares held in the Rabbi Trust that are subject to deferred stock awards that will remain unvested as of 60 days from September 30, 2006. Mr. Lentz disclaims beneficial ownership of all shares held in the Rabbi Trust. See note (2) above.

(7)
Does not include 326,639 shares held in the Rabbi Trust that are subject to deferred stock awards that will remain unvested as of 60 days from September 30, 2006. Ms. Cournoyer disclaims beneficial ownership of all shares held in the Rabbi Trust. See note (2) above.

(8)
Includes 357,299 shares issuable to Ms. Popovich upon exercise of stock options and 208,281 shares held by the Rabbi Trust for the benefit of Ms. Popovich. Does not include 50,000 shares held in the Rabbi Trust that are subject to deferred stock awards that will remain unvested as of 60 days from September 30, 2006. Ms. Popovich disclaims beneficial ownership of all shares held in the Rabbi Trust. See note (2) above.

(9)
Includes 2,596,511 shares of our common stock held by the Camden Entities. Mr. Johnston is a managing member of CPSM, which is the managing member of CPS III, the general partner of CPSF III and CPSF III-A, and may be deemed to be the beneficial owner of shares held of record by CPSF III and CPSF III-A. Mr. Johnston may also be deemed an affiliate of CWSP, the general partner of SA and CWSPF, and may therefore be deemed to be the beneficial owner of shares held of record by SA and CWSPF. Mr. Johnston disclaims beneficial ownership of the shares held of record by each of the Camden Entities, except to the extent of his pecuniary interest therein. See note (3) above.

(10)
Includes 8,581,915 shares held by The 1818 Fund III, L.P. Mr. Long is a partner of Brown Brothers Harriman & Co., which is the general partner of The 1818 Fund III, L.P., and may be deemed to be the beneficial owner of shares held of record by The 1818 Fund III, L.P. Mr. Long disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. See note (1) above.

(11)
Does not include 150,000 shares held in the Rabbi Trust that are subject to deferred stock awards that will remain unvested as of 60 days from September 30, 2006. Mr. Thompson disclaims beneficial ownership of all shares held in the Rabbi Trust. See note (2) above.

(12)
Includes 20,000 shares issuable to Mr. Waller upon exercise of stock options.

(13)
Includes 2,115,188 shares issuable to our executive officers and directors upon exercise of stock options and 1,318,434 shares held by the Rabbi Trust for the benefit of certain of our executive officers and directors. Does not include 1,126,639 shares held in the Rabbi Trust for the benefit of certain of our executive officers and directors that are subject to deferred stock awards that will remain unvested as of 60 days from September 30, 2006.

(14)
Includes 5,000 shares issuable to Dr. Crockett and 28,319 shares issuable to his spouse upon the exercise of stock options. Also includes 5,839 shares held by, and 5,688 shares issuable upon exercise of warrants to, Connor Medical Systems, P.C. which is wholly-owned by Dr. Crockett. Dr. Crockett disclaims beneficial ownership of all shares not held directly by him. Dr. Crockett is the president of our emergency care division, which is not an executive officer position.

DESCRIPTION OF CAPITAL STOCK

General

          Our authorized capital stock consists of 125,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. The following description of our capital stock is intended as a summary only and is qualified in its entirety by reference to our fifth amended and restated certificate of incorporation and amended and restated by-laws to be in effect at the closing of this offering, which are filed as exhibits to the registration statement, of which this prospectus forms a part, and to the applicable provisions of the Delaware General Corporation Law. We refer in this section to our fifth amended and restated certificate of incorporation as our certificate of incorporation, and we refer to our amended and restated by-laws as our by-laws.

Common Stock

          As of September 30, 2006, there were 26,732,713 shares of our common stock outstanding and held of record by approximately 147 stockholders.

          Holders of our common stock are entitled to one vote for each share of common stock held of record for the election of directors and on all matters submitted to a vote of stockholders. Holders of our common stock are entitled to receive dividends ratably, if any, as may be declared by our board of directors out of legally available funds, subject to any preferential dividend rights of any preferred stock then outstanding. Upon our dissolution, liquidation or winding up, holders of our common stock are entitled to share ratably in our net assets legally available after the payment of all our debts and other liabilities, subject to the preferential rights of any preferred stock then outstanding. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future. Except as described below in "Anti-Takeover Effects of Provisions of Delaware Law and our Charter and By-Laws," a majority vote of common stockholders is generally required to take action under our certificate of incorporation and by-laws.

Preferred Stock

          Our board of directors is authorized, without action by the stockholders, to designate and issue up to an aggregate of 5,000,000 shares of preferred stock in one or more series. The board of directors can fix the rights, preferences and privileges of the shares of each series and any of its qualifications, limitations or restrictions. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible future financings and acquisitions and other corporate purposes could, under certain circumstances, have the effect of delaying, deferring or preventing a change in control of our company and might harm the market price of our common stock.

Options

          As of September 30, 2006, options to purchase an aggregate of 7,222,730 shares of common stock at a weighted-average exercise price of $3.26 per share were outstanding.

Warrants

          As of September 30, 2006, warrants to purchase a total of 384,936 shares of our common stock were outstanding with a weighted-average exercise price of $3.47 per share. Of these warrants, we assumed warrants as part of the Ibex acquisition to purchase 272,436 shares at an exercise price of $3.56. These Ibex warrants have anti-dilution rights that provide for adjustments in the exercise price and the number of shares issuable upon exercise in the event of certain issuances of our common stock for less than the then current exercise price of such warrants.

Registration Rights

          We entered into a stockholders agreement dated as of July 14, 2005, with the holders of certain shares of our common stock, including certain members of our management. Under this agreement, holders of shares having registration rights can demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing. All of these registration rights are subject to conditions and limitations, including the right of the underwriters of an offering to limit the number of shares included in such registration and our right not to effect a requested registration within four months following any offering of our securities, including this offering.

          Demand Registration Rights.    The holders of approximately 21,444,453 shares of common stock, after this offering, subject to exceptions, are entitled to certain demand registration rights, upon the request of holders of a certain percentage of such shares, pursuant to which they may require us to file a registration statement under the Securities Act at our expense with respect to their shares of common stock. We are required to use our best efforts to effect any such registration.

          Piggyback Registration Rights.    If we propose to register any of our securities under the Securities Act for our own account or the account of any other holder, the holders of approximately 21,444,453 shares of common stock, after this offering, are entitled to notice of such registration and are entitled to include shares of their common stock therein.

          We will pay all registration expenses, other than underwriting discounts and commissions, related to any demand or piggyback registration. The registration rights agreement contains customary cross-indemnification provisions, pursuant to which we are obligated to indemnify the selling stockholder in the event of material misstatements or omissions in the registration statement attributable to us, and they are obligated to indemnify us for material misstatements or omissions attributable to them.

Anti-Takeover Effects of Provisions of Delaware Law and our Charter and By-Laws

          Our certificate of incorporation and by-laws include a number of provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include the items described below.

          Board Composition and Filling Vacancies.    Our certificate of incorporation provides that directors may be removed only for cause and then only by the affirmative vote of the holders of 75% or more of the shares then entitled to vote at an election of directors. Furthermore, any vacancy on our board of directors, however occurring, including a vacancy resulting from an increase in the size of our board, may only be filled by the affirmative vote of a majority of our directors then in office even if less than a quorum.

          No Written Consent of Stockholders.    Our certificate of incorporation provides that all stockholder actions are required to be taken by a vote of the stockholders at an annual or special meeting, and that stockholders may not take any action by written consent in lieu of a meeting.

          Meetings of Stockholders.    Our by-laws provide that only a majority of the members of our board of directors then in office may call special meetings of stockholders and only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders. Our by-laws limit the business that may be conducted at an annual meeting of stockholders to those matters properly brought before the meeting.

          Advance Notice Requirements.    Our by-laws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days or more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. The notice must contain certain information specified in the by-laws.

          Amendment to By-Laws and Certificate of Incorporation.    As required by the Delaware General Corporation Law, any amendment of our certificate of incorporation must first be approved by a majority of our board of directors and, if required by law or our certificate of incorporation, thereafter be approved by a majority of the outstanding shares entitled to vote on the amendment, and a majority of the outstanding shares of each class entitled to vote thereon as a class, except that the amendment of the provisions relating to stockholder action, directors, limitation of liability and the amendment of our by-laws and certificate of incorporation must be approved by not less than 75% of the outstanding shares entitled to vote on the amendment, and not less than 75% of the outstanding shares of each class entitled to vote thereon as a class. Our by-laws may be amended by the affirmative vote of a majority vote of the directors then in office, subject to any limitations set forth in the by-laws; and may also be amended by the affirmative vote of at least 75% of the outstanding shares entitled to vote on the amendment, or, if the board of directors recommends that the stockholders approve the amendment, by the affirmative vote of the majority of the outstanding shares entitled to vote on the amendment, in each case voting together as a single class.

          Blank Check Preferred Stock.    Our certificate of incorporation provides for 5,000,000 authorized shares of preferred stock. The existence of authorized but unissued shares of preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal is not in the best interests of us or our stockholders, our board of directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. In this regard, our certificate of incorporation grants our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance may also adversely affect the rights and powers, including voting rights, of these holders and may have the effect of delaying, deterring or preventing a change in control of us.

          Section 203 of the Delaware General Corporate Law.    We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation's voting stock.

Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

  •
  before the stockholder became interested, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

  •
  upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or

  •
  at or after the time the stockholder became interested, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

NASDAQ Global Market Listing

          Application is being made for quotation of our common stock on the NASDAQ Global Market under the symbol "PICS".

Transfer Agent and Registrar

          The transfer agent and registrar for our common stock is Computershare Trust Company, Inc.

SHARES ELIGIBLE FOR FUTURE SALE

          Prior to this offering, there has been no public market for our common stock. Future sales of our common stock in the public market, or the availability of such shares for sale in the public market, could adversely affect market prices prevailing from time to time. As described below, only a limited number of shares will be available for sale shortly after this offering due to contractual and legal restrictions on resale. Nevertheless, sales of our common stock in the public market after such restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price at such time and our ability to raise equity capital in the future.

          Upon the closing of this offering, we will have outstanding an aggregate of approximately                           shares of common stock, assuming no exercise of the underwriters' overallotment option and no exercise of outstanding options or warrants after September 30, 2006. Of these shares, the                           shares of common stock to be sold by us and the selling stockholder in this offering will be freely tradable without restriction or further registration under the Securities Act, unless the shares are held by any of our "affiliates" as such term is defined in Rule 144 of the Securities Act. All remaining shares of common stock held by existing stockholders will be "Restricted Securities" as that term is defined in Rule 144 under the Securities Act. Restricted Securities may be sold in the public market only if registered or it they qualify for exemption under Rules 144, 144(k) or 701 under the Securities Act, which rules are summarized below, on another exemption.

          As a result of the lock up agreements described below and the provisions of Rule 144, Rule 144(k) and Rule 701 under the Securities Act, the shares of our common stock (excluding the shares sold in this offering) that will be available for sale in the public market are as follows:

Date of Availability of Sale	Approximate Number of Shares
As of the date of this prospectus
90 days after the date of this prospectus	49,573
180 days after the date of this prospectus, although a portion of such shares will be subject to volume limitations pursuant to Rule 144	26,399,068

          In addition, we maintain Medical Systems Management, Inc. Employee Stock Ownership Plan and a Rabbi Trust which collectively hold an aggregate of 4,586,694 shares of our common stock. Under certain circumstances, such as a the termination of an employee's employment with us, the plan may distribute shares to participants (or sell shares in the market), depending on the elections of participants and subject to the lock-up agreements described below. Subject to vesting provisions related to continued employment in certain instances, the shares held by the Rabbi Trust may be distributed beginning in the year 2010 or, depending on the terms of the award agreement and subject to the lock-up agreements described below, within 30 days after the occurrence of certain triggering events such as a change in control of our company, termination of service or an initial public offering.

Lock-up Agreements

          All of our directors and executive officers and certain holders of our capital stock, who collectively hold 10,776,020 shares of our common stock as of September 30, 2006, have signed a lock-up agreement which prevents them from selling any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock for a period of not less than 180 days from the date of this prospectus without the prior written consent of the representatives. This 180-day period may be extended if (i) during the last 17 days of the 180-day period we issue an earnings release or announce material news or a material event relating to us occurs; or (ii) prior to the expiration of the 180-day period, we announce that we will release earnings results during the 15-day period following the last day of the 180-day period. The period of such extension will be 18 days, beginning on the issuance of the earnings release or the announcement of the material news or material event. Goldman, Sachs & Co. may in its sole discretion and at any time without notice release some or all of the shares subject to lock-up agreements prior to the expiration of the 180-day period. When determining whether or not to release shares from the lock-up agreements, Goldman, Sachs & Co. will consider, among other factors, the stockholder's reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.

          In addition, stockholders who collectively own 15,469,202 shares of our outstanding common stock as of September 30, 2005 have agreed to a 180-day lock-up arrangement with us.

Rule 144

          In general, under Rule 144 of the Securities Act, beginning 90 days after the date of this prospectus a person deemed to be our "affiliate", or a person holding restricted shares who beneficially owns shares that were not acquired from us or any of our "affiliates" within the previous year, is entitled to sell within any three-month period a number of shares that does not exceed the greater of either 1% of the then outstanding shares of our common stock, which will equal approximately              shares immediately after this offering, assuming no exercise of the underwriters' overallotment option and no exercise of outstanding options, or the average weekly trading volume of our common stock on the NASDAQ Global Market during the four calendar weeks preceding the filing with the Securities and Exchange Commission of a notice on Form 144 with respect to such sale. Sales under Rule 144 of the Securities Act are also subject to prescribed requirements relating to the manner of sale, notice and availability of current public information about us.

Rule 144(k)

          Under Rule 144(k), a person who is deemed not to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Beginning 180 days after the date of this prospectus,              shares of our common stock will qualify as "Rule 144(k)" shares.

Rule 701

          Rule 701, as currently in effect, permits resales of shares in reliance upon Rule 144 but without compliance with some of the restrictions of Rule 144, including the holding period requirement. Most of our employees, officers, directors or consultants who purchased shares under a written compensatory plan or contract (such as our current stock option plans) may be entitled to rely on the resale provisions of Rule 701, but all holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling their shares.

Stock Plans

          We intend to file one or more registration statements on Form S-8 under the Securities Act to register shares of our common stock issued or reserved for issuance under our stock option plans. The first such registration statement is expected to be filed soon after the date of this prospectus and will automatically become effective upon filing with the Securities and Exchange Commission. Accordingly, shares registered under such registration statement will be available for sale in the open market, unless such shares are subject to vesting restrictions with us or the lock-up restrictions described above.

UNDERWRITING

          Picis, the selling stockholder and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., Piper Jaffray & Co., Thomas Weisel Partners LLC and William Blair & Company, L.L.C. are the representatives of the underwriters.

Underwriters	Number of Shares
Goldman, Sachs & Co.
Piper Jaffray & Co.
Thomas Weisel Partners LLC
William Blair & Company, L.L.C.
Total

          The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

          If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional             shares from the company to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

          The following tables show the per share and total underwriting discounts and commissions to be paid to the underwriters by the company and the selling stockholder. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase             additional shares.

Paid by the Company	No Exercise	Full Exercise
Per Share	$	$
Total	$	$
Paid by the Selling Stockholder	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

          Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $             per share from the initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

          At Picis' request, certain of the underwriters have reserved up to 3% of the shares of common stock being sold in this offering for sale under a directed share program to Picis' employees, directors, officers, shareholders and other persons who are associated with it and certain of their friends and family members. The purchasers of these shares who are not already subject to a lock-up agreement with the underwriters will be subject to a lock-up agreement as described below, except that the lock-up restrictions shall not apply to the first 1,000 shares purchased under the directed share program. The number of shares available for sale to the general public in this offering will be reduced to the extent that these reserved shares are purchased by these purchasers. Any reserved shares not purchased by these purchasers will be offered by certain of the underwriters to the general public on the same basis as the other shares in this offering. All sales of shares under the directed share program will be made at the initial public offering price set forth on the cover page of this prospectus.

          Picis and its officers, directors, and holders of substantially all of its common stock, including the selling stockholder, have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of Goldman, Sachs & Co. This agreement does not apply to any existing employee benefit plans. See "Shares Eligible for Future Sale" for a discussion of certain transfer restrictions.

          The 180-day restricted period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the 180-day restricted period Picis issues an earnings release or announce material news or a material event; or (2) prior to the expiration of the 180-day restricted period, Picis announces that it will release earnings results during the 15-day period following the last day of the 180-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event.

          Prior to the offering, there has been no public market for the shares. The initial public offering price will be negotiated among the company and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be our historical performance, estimates of the business potential and earnings prospects of the company, an assessment of the company's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

          An application is being made to quote the common stock on the NASDAQ Global Market under the symbol "PICS".

          In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Shorts sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from the company/selling stockholder in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

          The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

          Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on NASDAQ Global Market, in the over-the-counter market or otherwise.

          Each of the underwriters has represented and agreed that:

            (a)     it has not made or will not make an offer of shares to the public in the United Kingdom within the meaning of section 102B of the Financial Services and Markets Act 2000 (as amended) (FSMA) except to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances which do not require the publication by the company of a prospectus pursuant to the Prospectus Rules of the Financial Services Authority (FSA);

            (b)     it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which section 21 of FSMA does not apply to Picis; and

            (c)     it has complied with, and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

European Economic Area

          In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each Underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

            (a)     to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

            (b)     to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

            (c)     in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

          For the purposes of this provision, the expression an "offer of shares to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

          The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

          This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus, and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

          Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

          The securities have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

          The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

          A prospectus in electronic format may be made available on the websites maintained by one or more of the representatives, and may also be made available on websites maintained by the underwriters. The representatives may agree to allocate a number of shares to the underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations. The information on, or that can be accessed through, these websites is not part of this prospectus.

          Picis estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $             .

          Picis and the selling stockholder have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

          Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the company, for which they received or will receive customary fees and expenses.

LEGAL MATTERS

          Goodwin Procter LLP, Boston, Massachusetts, will pass upon the validity of the shares of common stock offered hereby. Ropes & Gray LLP, Boston, Massachusetts, will pass upon legal matters relating to this offering for the underwriters.

EXPERTS

          The consolidated financial statements of Picis, Inc. as of December 31, 2004 and 2005 and for each of the three years in the period ended December 31, 2005 appearing in this prospectus and the related registration statement have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

          The consolidated financial statements of Ibex Healthdata Systems, Inc. as of December 31, 2003 and 2002 appearing in this prospectus and the related registration statement have been audited by Altschuler, Melvoin and Glasser LLP, independent public accountants, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

          We have filed with the SEC a registration statement on Form S-1 (File Number 333-136710) under the Securities Act with respect to the shares of common stock we and the selling stockholder are offering by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our common stock, you should refer to the registration statement and to its exhibits. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

          Upon the closing of the offering, we will be subject to the informational requirements of the Securities Exchange Act of 1934 and will file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, over the Internet at the SEC's website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facility at 100 F Street, N.E., Room 1580, Washington, D.C. 20549.

          You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Picis, Inc.
Report of Independent Registered Public Accounting Firm
Consolidated Balance Sheets as of December 31, 2004 and 2005, September 30, 2006 (unaudited) and September 30, 2006 Pro Forma (unaudited)
Consolidated Statements of Operations for the Years Ended December 31, 2003, 2004, and 2005 and the Nine Months Ended September 30, 2005 and 2006 (unaudited)

Consolidated Statements of Stockholders' Equity (Deficit) for the Years Ended December 31, 2003, 2004, and 2005 and the Nine Months Ended September 30, 2006 (unaudited) and September 30, 2006 Pro Forma (unaudited)
Consolidated Statements of Cash Flows for the Years Ended December 31, 2003, 2004, and 2005 and the Nine Months Ended September 30, 2005 and 2006 (unaudited)
Notes to Consolidated Financial Statements
Ibex Healthdata Systems, Inc.
Report of Independent Public Accountants
Balance Sheets as of December 31, 2003 and 2002
Statements of Operations for the Years Ended December 31, 2003 and 2002
Statements of Shareholders' Deficit for the Years Ended December 31, 2003 and 2002
Statements of Cash Flows for the Years Ended December 31, 2003 and 2002
Notes to Financial Statements

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of
Picis, Inc.

          We have audited the accompanying consolidated balance sheets of Picis, Inc. and subsidiaries as of December 31, 2004 and 2005, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

          We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Picis, Inc. and subsidiaries at December 31, 2004 and 2005, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts
June 6, 2006

Picis, Inc.

Consolidated Balance Sheets

(in thousands, except share and per share data)

	December 31,		September 30, 2006
	2004	2005	Actual	Pro Forma
			(unaudited)
Assets
Current assets:
Cash and cash equivalents	$12,616	$12,157	$18,727	$18,727
Accounts receivable, net of allowance for doubtful accounts (includes related party amounts of $608, $1,194, and $199 at December 31, 2004 and 2005 and September 30, 2006, respectively)	10,925	15,311	15,431	15,431
Unbilled receivables and revenue in excess of billings	1,965	3,540	4,274	4,274
Prepaid expenses and other current assets	1,522	1,534	1,680	1,680

Total current assets	27,028	32,542	40,112	40,112
Property and equipment, net	2,112	3,231	3,183	3,183
Goodwill	17,115	16,979	16,979	16,979
Intangible assets, net of accumulated amortization	12,577	4,496	1,022	1,022
Other assets	517	332	2,837	2,837

Total assets	$59,349	$57,580	$64,133	$64,133

Liabilities and stockholders' equity (deficit)
Current liabilities:
Current portion of long-term debt	$3,253	$2,775	$5,025	$5,025
Accounts payable	1,844	2,733	3,174	3,174
Deferred revenue and billings in excess of revenue (includes related party amounts of $5,607, $6,640 and $4,393 at December 31, 2004 and 2005 and September 30, 2006, respectively)	31,129	36,907	35,725	35,725
Accrued expenses	5,925	4,412	5,815	5,815
Current portion of deferred compensation	2,847	439	—	—
Other current liabilities	1,282	202	394	394

Total current liabilities	46,280	47,468	50,133	50,133
Long-term debt, net of current portion	1,198	4,390	8,701	8,701
Deferred revenue and billings in excess of revenue with related party	—	—	6,433	6,433
Deferred compensation, net of current portion	397	—
Other long-term liabilities	—	476	635	635

Total long-term liabilities	1,595	4,866	15,769	15,769
Commitments and contingencies (Note 10)
Redeemable common stock	5,368	5,497	5,788	—
Stockholders' equity (deficit):
Participating convertible preferred stock, $0.01 par value; authorized — 7,635,045 shares at December 31, 2004; issued and outstanding — 7,563,804 shares at December 31, 2004 (liquidation value of $49,681)	76	—	—	—
Common stock, $0.01 par value; authorized — 35,000,000 shares at December 31, 2005 and 125,000,000 shares at September 30, 2006; issued — 9,891,030, 25,494,291, 26,808,157, and 26,808,157 at December 31, 2004, 2005 and at September 30, 2006 and September 30, 2006 pro forma, respectively	99	255	268	268
Additional paid-in capital	81,466	96,804	97,549	103,337
Deferred stock-based compensation	—	(435)	—	—
Accumulated deficit	(78,855)	(96,538)	(105,066)	(105,066)
Treasury stock, at cost — 75,444 shares at December 31, 2005, September 30, 2006 and September 30, 2006 pro forma	—	(245)	(245)	(245)
Shares held in rabbi trust — 1,791,833 shares at December 31, 2005, and 2,668,472 shares at September 30, 2006 and September 30, 2006 pro forma	—	(5,196)	(9,057)	(9,057)
Rabbi trust obligation	—	5,196	9,057	9,057
Accumulated other comprehensive income (loss)	3,320	(92)	(63)	(63)

Total stockholders' equity (deficit)	6,106	(251)	(7,557)	(1,769)

Total liabilities and stockholders' equity (deficit)	$59,349	$57,580	$64,133	$64,133

See accompanying notes.

Picis, Inc.

Consolidated Statements of Operations

(in thousands, except share and per share data)

	Years Ended December 31,			Nine Months Ended September 30,
	2003	2004	2005	2005	2006
				(unaudited)
Revenue:
Systems revenue	$5,092	$7,848	$19,017	$11,175	$25,818
Software licenses revenue	3,622	6,622	9,296	8,015	1,597
Installation and services revenue	3,455	3,230	3,434	2,913	817

Total systems, software licenses and installation and services revenue	12,169	17,700	31,747	22,103	28,232
Maintenance and other revenue	16,166	19,602	27,960	21,345	24,293

Total revenue(1)	28,335	37,302	59,707	43,448	52,525

Costs and expenses(2):
Cost of systems, software licenses and installation and services revenue(3)	2,431	5,101	9,590	6,727	9,065
Cost of maintenance and other revenue	5,556	8,078	14,154	10,475	11,267
General and administrative expenses	8,423	9,873	18,807	9,733	12,487
Sales and marketing expenses	7,575	9,858	15,625	11,374	13,648
Research and development expenses	6,287	10,123	13,261	9,711	10,250
Amortization of acquired developed technology	3,175	2,694	4,164	3,123	1,881
Amortization of acquired customer relationships	2,690	3,202	3,917	2,948	1,593
Impairment of acquired developed technology	6,507	—	—	—	—

Total costs and expenses	42,644	48,929	79,518	54,091	60,191

Loss from operations	(14,309)	(11,627)	(19,811)	(10,643)	(7,666)

Other income (expense):
Interest expense	(717)	(903)	(606)	(474)	(710)
Foreign exchange (loss) gain	(1,943)	(779)	2,990	1,208	(102)
Other, net	(10)	120	(53)	15	135

Total other (expense) income, net	(2,670)	(1,562)	2,331	749	(677)

Loss before income taxes	(16,979)	(13,189)	(17,480)	(9,894)	(8,343)
(Benefit from) provision for income taxes	(41)	73	203	153	185

Net loss	$(16,938)	$(13,262)	$(17,683)	$(10,047)	$(8,528)

Net loss per share — basic and diluted	$(3.27)	$(1.85)	$(1.22)	$(0.87)	$(0.33)

Weighted-average number of common shares used in net loss per share calculation — basic and diluted	5,179,456	7,187,717	14,541,430	11,589,477	25,495,928

(1)	Includes related party revenue	$1,652	$1,905	$3,929	$2,085	$2,641

(2)	Amounts include stock-based compensation expense, as follows:
	Cost of systems, software licenses and installation and services revenue	$—	$—	$—	$—	$17
	Cost of maintenance and other revenue	—	—	290	290	52
	General and administrative expenses	13	80	6,095	697	899
	Sales and marketing expenses	—	—	1,296	692	87
	Research and development expenses	—	—	648	290	24
(3)	Does not include amortization of acquired developed technology or impairment of acquired developed technology which are set forth as separate line items.

See accompanying notes.

Picis, Inc.

Consolidated Statements of Stockholders' Equity (Deficit)

(in thousands, except share and per share data)

	Participating Convertible Preferred Stock
			Common Stock					Treasury Stock
						Deferred Stock- Based Compensation						Accumulated Other Comprehensive Income (Loss)
	Number of Shares	$0.01 Par Value	Number of Shares	$0.01 Par Value	Additional Paid-in Capital		Accumulated Deficit	Number of Shares	Amount	Shares Held in Rabbi Trust	Rabbi Trust Obligation		Total Stockholders' Equity (Deficit)	Comprehensive Loss
Balance at December 31, 2002	7,563,985	$76	5,179,366	$52	$69,556	$(13)	$(48,655)	—	$—	$—	$—	$199	$21,215
Other comprehensive loss:								—	—	—	—
Net loss	—	—	—	—	—	—	(16,938)	—	—	—	—	—	(16,938)	$(16,938)
Currency translation adjustment	—	—	—	—	—	—	—	—	—	—		2,099	2,099	2,099

Total comprehensive loss											—			$(14,839)

Amortization of deferred stock compensation	—	—	—	—	—	13	—	—	—	—	—	—	13
Conversion of Series A-1 Participating Convertible Preferred Stock to Common Stock	(180)	—	180	—	—	—	—	—	—	—	—	—	—

Balance at December 31, 2003	7,563,805	76	5,179,546	52	69,556	—	(65,593)	—	—	—	—	2,298	6,389
Other comprehensive loss:								—	—	—	—
Net loss	—	—	—	—	—	—	(13,262)	—	—	—	—	—	(13,262)	$(13,262)
Currency translation adjustment	—	—	—	—	—	—	—	—	—	—	—	1,022	1,022	1,022

Total comprehensive loss														$(12,240)

Issuance of Common Stock in connection with acquisition	—	—	4,711,484	47	15,265	—	—	—	—	—	—	—	15,312
Common stock classified as redeemable due to put option issued in connection with acquisition	—	—	—	—	(5,288)	—	—	—	—	—	—	—	(5,288)
Common stock options and rights issued in connection with acquisition	—	—	—	—	1,933	—	—	—	—	—	—	—	1,933

Balance at December 31, 2004	7,563,805	76	9,891,030	99	81,466	—	(78,855)	—	—	—	—	3,320	6,106
Other comprehensive loss:
Net loss	—	—	—	—	—	—	(17,683)	—	—	—	—	—	(17,683)	$(17,683)
Currency translation adjustment	—	—	—	—	—	—	—	—	—	—	—	(3,412)	(3,412)	(3,412)

Total comprehensive loss														$(21,095)

Conversion of participating convertible preferred stock in connection with recapitalization	(7,563,805)	(76)	9,814,141	98	(22)	—	—	—	—	—	—	—	—
Sale of common stock	—	—	2,750,001	28	6,599	—	—	—	—	—	—	—	6,627
Common stock re-purchased under a put option	—	—	—	—	245	—	—	75,444	(245)	—	—	—	—
Common stock issued under deferred stock awards	—	—	1,791,833	18	5,178	(435)	—	—	—	(5,196)	5,196	—	4,761
Common stock issued for return of options outstanding	—	—	804,870	8	2,326	—	—	—	—	—	—	—	2,334
Compensation expense associated with tender offer	—	—	—	—	692	—	—	—	—	—	—	—	692
Stock compensation for options issued to non-employees	—	—	—	—	36	—	—	—	—	—	—	—	36
Common stock issued upon exercise of stock options	—	—	442,416	4	284	—	—	—	—	—	—	—	288

Balance at December 31, 2005	—	—	25,494,291	255	96,804	(435)	(96,538)	75,444	(245)	(5,196)	5,196	(92)	(251)
Other comprehensive loss (unaudited):
Net loss (unaudited)	—	—	—	—	—	—	(8,528)	—	—	—	—	—	(8,528)	$(8,528)
Currency translation adjustment (unaudited)	—	—	—	—	—	—	—	—	—	—	—	29	29	29

Total comprehensive loss (unaudited)														$(8,499)

Reversal of deferred compensation upon adoption of SFAS No. 123(R) (unaudited)	—	—	—	—	(435)	435	—	—	—	—	—	—	—
Common stock issued upon exercise of stock options (unaudited)	—	—	337,227	3	312	—	—	—	—	—	—	—	315
Stock-based compensation expense (unaudited)	—	—	—	—	788	—	—	—	—	—	—	—	788
Common stock issued under deferred stock awards (unaudited)	—	—	976,639	10	(10)	—	—	—	—	(4,151)	4,151	—	—
Distributions of deferred stock awards (unaudited)	—	—	—	—	—	—	—	—	—	290	(290)	—	—
Warrants issued in connection with financing agreement (unaudited)	—	—	—	—	90	—	—	—	—	—	—	—	90

Balance at September 30, 2006, (unaudited)	—	—	26,808,157	268	97,549	—	(105,066)	50,296	(245)	(9,057)	9,057	(63)	(7,557)
Termination of put right obligation (unaudited)	—	—	—	—	5,788	—	—	—	—	—	—	—	5,788

Pro forma, September 30, 2006, (unaudited)	—	$—	26,808,157	$268	$103,337	$—	$(105,066)	50,296	$(245)	$(9,057)	$9,057	$(63)	$(1,769)

See accompanying notes.

Picis, Inc.

Consolidated Statements of Cash Flows

(in thousands)

	Years Ended December 31,			Nine Months Ended September 30,
	2003	2004	2005	2005	2006
				(unaudited)
Operating activities
Net loss	$(16,938)	$(13,262)	$(17,683)	$(10,047)	$(8,528)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	6,439	6,468	9,380	6,989	4,800
Foreign exchange loss (gain)	1,910	863	(1,599)	(1,390)	—
Stock-based compensation	13	80	8,329	1,969	1,079
Noncash interest expense	474	538	81	71	24
Impairment of acquired developed technology	6,507	—	—	—	—
Changes in assets and liabilities, net of acquisition:
Accounts receivable, unbilled receivables and revenue in excess of billings	(1,010)	(2,478)	(6,070)	(2,572)	(774)
Prepaid expenses and other current assets	(326)	2	(88)	(490)	(26)
Accounts payable	146	(322)	959	904	392
Deferred revenue and billings in excess of revenue	3,659	13,547	5,842	2,910	5,201
Accrued expenses, other current liabilities and other liabilities	(1,179)	3,008	(1,904)	(1,395)	1,693

Net cash (used in) provided by operating activities	(305)	8,444	(2,753)	(3,051)	3,861
Investing activities
Cash paid for acquisition, net of cash acquired	—	(953)	—	—	—
Purchases of property and equipment	(534)	(1,150)	(2,353)	(1,927)	(1,157)
(Increase) decrease in other assets	(183)	(158)	56	(166)	(110)

Net cash used in investing activities	(717)	(2,261)	(2,297)	(2,093)	(1,267)
Financing activities
Borrowings (repayments) under line of credit	700	(700)	—	—	—
Borrowings under bank term loans	—	2,000	7,300	5,000	15,000
Payments under bank term loans	—	(264)	(1,987)	(1,611)	(8,383)
Payments under capital leases	(68)	(88)	(135)	(93)	(61)
Payment of note payable assumed in acquisition	—	—	(2,488)	(2,488)	—
Payments of deferred compensation assumed in acquisition	—	(417)	(2,847)	(2,847)	(463)
Issuance of common stock, net of expenses	—	—	6,627	6,626	—
Proceeds from exercise of stock options	—	—	288	173	315
Deferred IPO costs	—	—	—	—	(2,474)
Common stock re-purchased under a put option	—	—	(377)	—	—

Net cash provided by financing activities	632	531	6,381	4,760	3,934
Effect of exchange rate changes on cash and cash equivalents	188	121	(1,790)	(134)	42

Net (decrease) increase in cash and cash equivalents	(202)	6,835	(459)	(518)	6,570
Cash and cash equivalents at beginning of period	5,983	5,781	12,616	12,616	12,157

Cash and cash equivalents at end of period	$5,781	$12,616	$12,157	$12,098	$18,727

Supplemental disclosure of cash flow information
Cash paid for interest	$157	$344	$468	$347	$564

Cash paid for income taxes	$146	$73	$55	$53	$98

Supplemental disclosure of noncash investing activities
Assets acquired under capital leases	$72	$198	$—	$—	$—

Supplemental disclosure of cash flow related to acquisition (Note 3)
In connection with the acquisition of Ibex Healthdata Systems, Inc. on July 28, 2004, the following noncash transactions occurred:
Fair value of assets acquired, net of cash acquired	$—	$22,406	$—	$—	$—
Issuance of common stock, warrants and options	—	(17,245)	—	—	—
Liabilities assumed related to acquisition	—	(4,208)	—	—	—

Cash paid for acquisition, net of cash acquired	$—	$953	$—	$—	—

See accompanying notes.

Picis, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2003, 2004 and 2005 and
Nine Months Ended September 30, 2005 and 2006 (unaudited)

(in thousands, except share and per share data)

1. Organization and Operations

          Picis, Inc. (Picis or the Company), a Delaware corporation, is a worldwide provider of healthcare information solutions that automate the clinical documentation and business practices in the high-acuity areas of hospitals including operating rooms, critical care units and emergency departments.

          The Company has its corporate headquarters in Wakefield, Massachusetts, and maintains development and support centers in Illinois, Spain, and the United Kingdom. It has sales offices across the United States, as well as in France, Germany, Spain, and the United Kingdom.

2. Summary of Significant Accounting Policies

          The accompanying consolidated financial statements reflect the application of certain accounting policies as described below and elsewhere in these notes to the consolidated financial statements.

          The Company believes that a critical accounting policy is one that is both important to the portrayal of the Company's financial condition and results and requires management's most difficult, subjective or complex judgments, often as the result of the need to make estimates about the effect of matters that are inherently uncertain.

Unaudited Interim Financial Information

          The accompanying interim consolidated balance sheet as of September 30, 2006, the consolidated statements of operations and cash flows for the nine months ended September 30, 2005 and 2006, and the consolidated statement of stockholders' deficit for the nine months ended September 30, 2006 are unaudited. The unaudited interim consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States. In the opinion of the Company's management, the unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments consisting of normal recurring adjustments and accruals necessary for the fair presentation of the Company's financial position at September 30, 2006, and its results of operations and its cash flows for the nine months ended September 30, 2005 and 2006. The results for the nine months ended September 30, 2006 are not necessarily indicative of the results to be expected for the year ending December 31, 2006.

Unaudited Pro Forma Presentation

          The unaudited pro forma balance sheet and the unaudited pro forma statement of stockholders' equity as of September 30, 2006 reflect the termination of the put right obligation associated with the redeemable common stock (Note 5) at the closing of an initial public offering of the Company's common stock as if it occurred on September 30, 2006.

Principles of Consolidation

          The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries: Picis US, Inc., Ibex Healthdata Systems, Inc. (Ibex), Picis

(Wisconsin), Inc., Picis Research and Development, S.A. (Spain), Picis Ltd (United Kingdom), and Picis, S.A. (France). All significant intercompany balances and transactions have been eliminated in consolidation.

          On December 31, 2005, Picis US, Inc. and Ibex were merged into the Company.

          During 2005, the Company commenced a statutory dissolution of Picis, S.A. (France). This liquidation was substantially complete as of December 31, 2005. In connection with the liquidation, the Company transferred $1,323 from cumulative translation adjustments and recorded a foreign exchange gain for the year ended December 31, 2005.

Management's Estimates and Uncertainties

          The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods.

          Significant estimates relied upon in preparing these consolidated financial statements include revenue recognition, allowances for doubtful accounts, provisions for losses on uncompleted contracts, expected future cash flows used to evaluate the recoverability of long-lived assets, estimated fair values of long-lived assets used to record impairment charges related to intangible assets and goodwill, amortization periods, contingent liabilities, stock-based compensation and the recoverability of the Company's net deferred tax assets and related valuation allowance.

          Although the Company regularly assesses these estimates, actual results could differ materially from these estimates. Changes in estimates are recorded in the period in which they become known. The Company bases its estimates on historical experience and various other assumptions that it believes to be reasonable under the circumstances. Actual results may differ from management's estimates if these results differ from historical experience or other assumptions do not turn out to be substantially accurate, even if such assumptions are reasonable when made.

          At this time, management believes that the Company has sufficient resources to fund operations through at least January 1, 2007, based upon its available capital, its current operating plan, and management's ability and commitment to reduce operating expenses further if the Company does not achieve the revenue anticipated in its current operating plan. The Company may need to raise additional capital within the next 12 months to fund future operations, develop new and enhance existing products and services, or acquire complementary products, businesses, or technologies. However, if and when required, additional capital may not be available on terms favorable to the Company, or available at all.

          The Company is subject to a number of risks similar to those of other companies of similar size in its industry, including, but not limited to, rapid technological changes, competition from substitute products and services and larger companies, limited number of suppliers, customer concentration, integration of acquisitions, government regulations, management of international activities, protection of proprietary rights, patent litigation and dependence on key individuals.

Reclassification

          Certain prior-period amounts have been reclassified to conform with the current-period presentation.

Cash and Cash Equivalents

          The Company considers all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents. Cash and cash equivalents primarily consist of cash on deposit with banks and amounts held in interest-bearing money market accounts.

Off-Balance-Sheet Risk and Concentration of Credit Risk

          Except as follows, the Company has no significant off-balance-sheet risks or credit risk concentrations. Financial instruments that subject the Company to credit risk primarily consist of cash and cash equivalents, trade accounts receivable and forward foreign exchange contracts. The Company's credit risk is managed by investing its cash in high-quality money market instruments with accredited financial institutions. The Company performs ongoing credit evaluations of the financial condition of its customers and generally does not require collateral. The Company generally has not experienced any material losses related to receivables from individual customers or groups of customers. The Company maintains an allowance for doubtful accounts based on accounts past due according to contractual terms and historical collection experience. Actual losses when incurred are charged to the allowance. The Company's losses related to collection of trade receivables have consistently been within management's expectations. Due to these factors, no additional credit risk beyond amounts provided for collection losses is believed by management to be probable in the Company's accounts receivable.

          There were no customers with balances greater than 10% of accounts receivable as of December 31, 2004 or 2005 or September 30, 2006, or customers that represented greater than 10% of total revenue for the years ended December 31, 2003, 2004 or 2005 or the nine months ended September 30, 2005 or 2006.

Disclosure of Fair Value of Financial Instruments

          Financial instruments primarily consist of cash and cash equivalents, accounts receivable, capital lease obligations and long-term debt. The carrying amounts of these instruments approximate their estimated fair values. The estimated fair values have been determined from information obtained from market sources and management estimates.

Foreign Currency Translation

          The reporting currency of the Company is the U.S. dollar. In accordance with Statement of Financial Accounting Standards (SFAS) No. 52, Foreign Currency Translation, all assets and liabilities in the balance sheets of entities whose functional currency is a currency other than the U.S. dollar are translated into U.S. dollar equivalents at exchange rates as follows: (1) asset and liability accounts at period-end rates, (2) income statement accounts at weighted-average exchange rates for the period and (3) stockholders' equity accounts at historical exchange rates. Translation adjustments are recorded in stockholders' equity (deficit) and transaction gains and losses are reflected in net income (loss), including the unrealized foreign-exchange gains and losses on long-term intercompany advances that are expected to be settled in the foreseeable future.

Derivative Instruments

          The Company has adopted the accounting and disclosure requirements of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. From time to time, the Company enters into forward foreign exchange contracts to hedge transactions denominated in currencies other than the functional currencies of the Company or its subsidiaries against currency fluctuations. These forward foreign exchange contracts are used to reduce the Company's risk associated with foreign currency exchange rate changes, as the gains or losses on these contracts are intended to offset the gains or losses on the underlying exposures. The Company does not engage in foreign currency speculation. At December 31, 2004, the Company had one forward foreign exchange contract outstanding for which it recorded an unrealized gain of $38 in the year ended December 31, 2004. The Company had no forward foreign exchange contracts outstanding at December 31, 2005. At September 30, 2006, the Company had two forward foreign exchange contracts outstanding for which it recorded an unrealized loss of $14 for the nine months ended September 30, 2006.

Comprehensive Income (Loss)

          SFAS No. 130, Reporting Comprehensive Income, requires disclosure of all components of comprehensive income on an annual and interim basis. Comprehensive income (loss) is defined as the change in equity of a business enterprise during a period from transactions, other events and circumstances from non-owner sources. Comprehensive loss is disclosed in the accompanying consolidated statements of stockholders' equity (deficit), and represents the Company's net loss plus the change in the cumulative translation adjustment. Accumulated other comprehensive income (loss) consists of foreign currency translation adjustments related to consolidating the Company's foreign subsidiaries.

Revenue Recognition

          The Company derives revenue from software licenses, software development services, implementation services and customer support services. Depending on the terms of these contracts, revenue is recognized under American Institute of Certified Public Accountants Statement of Position (SOP) 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts, SOP 97-2, Software Revenue Recognition, as amended by SOP 98-9, Modifications to SOP 97-2, Software Revenue Recognition with respect to Certain Transactions, or SEC Staff Accounting Bulletin (SAB) No. 104, Revenue Recognition in Financial Statements. The application of these requirements may involve significant judgment in terms of estimates and assumptions. Based on that assessment, each identified unit of accounting is accounted for under the applicable revenue recognition guidance.

          Certain software license arrangements require significant implementation or customization, which is more than incidental to the software. In these instances, the Company accounts for the contract in accordance with Accounting Research Bulletin No. 45, Long-term Construction-Type Contracts, and SOP 81-1. The Company generally recognizes revenue on a percentage-of-completion basis using labor input measures, which involves the use of estimates. Labor input measures are used because they reasonably measure the stage of completion of the contract. Revisions to cost estimates, which could be material, are recorded to income in the period in which the facts that give rise to the revision become known.

          The Company recognizes losses, if any, on fixed price contracts when the amount of the loss is determined. The complexity of the estimation process and the assumptions inherent in the application of the percentage-of-completion method of accounting affect the amounts of revenue and related expenses reported in the Company's consolidated financial statements. The Company records revenue earned in excess of billings on uncompleted contracts as an asset and records billings in excess of revenue earned on uncompleted contracts as deferred revenue until revenue recognition criteria are met. Revenue associated with software license and installation fees from customer agreements recognized under SOP 81-1 are recorded as systems revenue in the accompanying consolidated statements of operations for the years ended December 31, 2003, 2004 and 2005 and the nine months ended September 30, 2005 and 2006.

          For software license arrangements that do not require significant modification or customization of the underlying software, the Company recognizes revenue when: (1) persuasive evidence of an arrangement exists; (2) delivery of the products has occurred; (3) customer payment is deemed fixed or determinable and free of contingencies or significant uncertainties; and (4) collection is probable.

          For arrangements with multiple elements, the Company allocates revenue to each element of a transaction based upon its fair value as determined by "vendor specific objective evidence." Vendor specific objective evidence of fair value for all elements of an arrangement is based upon the normal pricing and discounting practices for those products and services when sold separately, and for maintenance services which include software license updates and product support services, is additionally measured by the renewal rate offered to the customer.

          The Company recognizes revenue under the residual method as the Company has not established vendor specific objective evidence of fair value for its software products. Under the residual method, the fair value of all of the undelivered elements is deferred and the remaining portion of the arrangement fee is allocated to the delivered elements and is recognized as revenue, assuming all other conditions for revenue recognition have been satisfied. If we cannot determine the fair value of any of the undelivered elements included in an arrangement, we will defer revenue until there is only one undelivered element or until the fair value can be objectively determined for all of the undelivered elements. Revenue associated with software license fees and installation and service fees from customer agreements recognized under SOP 97-2 are recorded as software licenses revenue and installation and services revenue, respectively, in the accompanying consolidated statements of operations for the years ended December 31, 2003, 2004 and 2005 and the nine months ended September 30, 2005 and 2006.

          The Company assesses whether fees are fixed or determinable at the time of sale and recognizes revenue if all other revenue recognition requirements are met. Payments that are due within four months are generally deemed to be fixed or determinable based on the Company's successful collection history on such arrangements, and thereby satisfy the required criteria for revenue recognition.

          Maintenance revenue is derived from fees earned under annual maintenance agreements that provide for telephone support, bug fixes and rights to unspecified upgrades and enhancements on a when and if available basis, for existing software products and technical support. Maintenance revenue is recognized ratably over the term of such agreements. Other revenue relates to various services provided to distributors or end users such as training, consulting, contract programming, and on-site assistance. This revenue is recognized as it is earned.

          The Company has a distribution agreement with a European distributor that provides for guaranteed minimum purchases. Revenue from sales to the European distributor is recognized at the greater of guaranteed minimums or actual licenses sold. This agreement expires on November 28, 2006.

          Software licenses, installation and services include all software and service revenue from arrangements recognized under ARB 45 and SOP 81-1, as well as under SOP 97-2. Maintenance and other revenue includes maintenance and follow on professional services provided to distributors and end-users such as business transformation consulting, customer training, contract programming and on-site assistance based upon vendor specific objective evidence of the fair value of such services.

          In accordance with Emerging Issues Task Force (EITF) Issue No. 01-14, Income Statement Characterization of Reimbursements Received for "Out-of-Pocket" Expenses Incurred, the Company has included $1,080, $1,466, $2,095, $1,516 and $1,573 of reimbursements received for out-of-pocket expenses in other revenue and cost of other revenue for the years ended December 31, 2003, 2004 and 2005, and the nine months ended September 30, 2005 and 2006, respectively, in the accompanying consolidated statements of operations.

Allowance for Doubtful Accounts

          The Company offsets gross trade accounts receivable with an allowance for doubtful accounts. The allowance for doubtful accounts is the Company's best estimate of the amount of probable credit losses in the Company's existing accounts receivable. The Company reviews its allowance for doubtful accounts on a monthly basis and all past due balances are reviewed individually for collectibility. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. Provisions for allowances for doubtful accounts are recorded in general and administrative expenses.

          Below is a summary of the changes in the Company's allowance for doubtful accounts for the years ended December 31, 2003, 2004 and 2005, and for the nine months ended September 30, 2006:

	Balance at Beginning of Period	Provision	Write-offs	Balance at End of Period
Year ended December 31, 2003	$520	$13	$(133)	$400
Year ended December 31, 2004	400	41	(41)	400
Year ended December 31, 2005	400	86	(37)	449
Nine months ended September 30, 2006 (unaudited)	449	—	—	449

Research and Development

          Research and development costs are expensed as incurred (except certain software development costs), and include direct expenses (mainly salary related) and other expenses (overhead and other related expenses). In accordance with SFAS No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed, the Company capitalizes eligible computer software development costs upon achievement of technological feasibility subject to net realizable value considerations. The Company defines the establishment of technological feasibility as the completion of a working model of the software product that has been tested to be consistent with the Company's product design specifications. The ongoing assessments of the recoverability of these costs require management's judgment with respect to certain external factors, including, but not limited to, anticipated future gross license revenue, estimated economic life, and changes in software and hardware technology. Capitalized software development costs have not been significant to date.

Advertising Costs

          The Company expenses advertising costs as incurred. Advertising expenses were $157, $224, $375, $287 and $385 for the years ended December 31, 2003, 2004, and 2005, and the nine months ended September 30, 2005 and 2006, respectively.

Property and Equipment

          Property and equipment is stated at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets. Depreciation is generally computed based on useful lives of three years for computer equipment and software and three to five years for furniture and fixtures and office equipment. Leasehold improvements are depreciated over the lesser of their estimated useful lives or the term of the lease.

          The following is a summary of property and equipment:

	December 31,
			September 30, 2006
	2004	2005
			(unaudited)
Computer equipment	$2,038	$2,691	$3,180
Office equipment	1,097	1,270	1,240
Furniture and fixtures	752	1,149	1,242
Software	602	1,119	1,618
Leasehold improvements	115	562	564

	4,604	6,791	7,844
Less accumulated depreciation and amortization	(2,492)	(3,560)	(4,661)

Property and equipment, net	$2,112	$3,231	$3,183

          Depreciation and amortization expense was $574, $572, $1,299, $918 and $1,328 for the years ended December 31, 2003, 2004 and 2005, and the nine months ended September 30, 2005 and 2006, respectively.

          Expenditures for maintenance and repairs are charged to expense as incurred, whereas major betterments are capitalized as additions to property and equipment. The Company reviews its property and equipment whenever events or changes in circumstances indicate that the carrying value of certain assets might not be recoverable. In these instances, the Company recognizes an impairment loss when it is probable that the estimated cash flows are less than the carrying value of the asset. To date, no such impairment losses have been recorded.

Goodwill and Other Intangible Assets

          Goodwill and intangible assets that have indefinite useful lives are not amortized but are evaluated for impairment annually or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Intangible assets that have finite lives are amortized over their useful lives.

          The changes in the carrying amount of goodwill for the years ended December 31, 2004 and 2005, and the nine months ended September 30, 2006, are as follows:

	December 31,
			September 30, 2006
	2004	2005
			(unaudited)
Balance as of beginning of period	$6,404	$17,115	$16,979
Goodwill acquired during the period	10,711	—	—
Adjustment	—	(136)	—

Balance as of end of period	$17,115	$16,979	$16,979

          During 2005, and within one year from the Ibex acquisition, the Company completed its purchase price allocation and revised certain estimates made on the acquisition date for certain acquired assets and liabilities, which resulted in an adjustment to goodwill of approximately $136.

          In accordance with the provisions of SFAS No. 142, Goodwill and Other Intangible Assets, goodwill is reviewed for possible impairment at least annually, with impaired assets written down to fair value. The Company has determined, based on the guidance of SFAS No. 142, that the Company has one reporting unit based on the Company's organizational structure.

          The Company performed its annual test of impairment of goodwill in the fourth quarter of 2005. Based on the results of the first step of the goodwill impairment test, the Company has determined that no impairment had taken place, as the carrying amount of the goodwill of the reporting unit was less than its fair value and, therefore, the second step of the goodwill impairment test was not necessary.

          Acquired intangible assets consist of the value ascribed to customer relationships and developed technology (Note 3). Identifiable intangible assets are amortized on a straight-line basis over their estimated useful lives, representing the anticipated term of the customer relationships and the estimated term to obsolescence of the developed technology. Amortization expense was $5,865, $5,896, $8,081, $6,071 and $3,474 for the years ended December 31, 2003, 2004 and 2005, and the nine months ended September 30, 2005 and 2006, respectively.

          Intangible assets, excluding goodwill, consist of the following as of December 31, 2004 and 2005, and September 30, 2006:

		December 31,
						September 30, 2006
		2004		2005
Description	Estimated Useful Life	Gross Carrying Value	Accumulated Amortization	Gross Carrying Value	Accumulated Amortization	Gross Carrying Value	Accumulated Amortization
						(unaudited)
Customer relationships	3-4 years	$14,442	$7,910	$14,442	$11,827	$14,442	$13,420
Developed technology	2-4 years	11,616	5,571	11,616	9,735	11,616	11,616

		$26,058	$13,481	$26,058	$21,562	$26,058	$25,036

          The Company expects to recognize amortization expense on intangible assets as follows:

	Anticipated Amortization Expense
Year ending December 31,
	At December 31, 2005	At September 30, 2006
		(unaudited)
2006(1)	$3,780	$307
2007	716	716

	$4,496	$1,023

(1)
The December 31, 2005 column reflects amortization expense that the Company anticipates recognizing for the full year ended December 31, 2006. The September 30, 2006 column reflects amortization expense that the Company anticipates recognizing from October 1, 2006 through December 31, 2006.

Impairment of Long-Lived Assets

          The Company accounts for long-lived assets in accordance with the provisions of SFAS No. 144, Accounting for the Impairment or Disposal of Long Lived Assets. This statement requires that long-lived assets and certain identifiable intangible assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. During this review, the Company reevaluates the significant assumptions used in determining the original cost and estimated lives of long-lived assets. Although the assumptions may vary from asset to asset, they generally include operating results, changes in the use of the asset, cash flows and other indicators of value. Management then determines whether the remaining useful life continues to be appropriate or whether there has been an impairment of long-lived assets based primarily upon whether expected future undiscounted cash flows are sufficient to support the assets' recovery. If impairment exists, the Company would adjust the carrying value of the asset to fair value, generally determined by a discounted cash flow analysis.

          At December 31, 2003, the Company identified indicators of impairment related to certain developed technology acquired in a 2002 acquisition. The Company performed an impairment review consisting of an undiscounted cash flow analysis to determine if the carrying value of the intangible assets were recoverable. The Company determined that certain acquired developed technology was impaired and recorded an impairment charge of $6,507 during the year ended December 31, 2003. For the years ended December 31, 2004 and 2005, and the nine months ended September 30, 2006, the Company has not identified any impairment of its long-lived assets.

Income Taxes

          The Company provides for income taxes in accordance with the liability method required by SFAS No. 109, Accounting for Income Taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Valuation allowances are established when it is more likely than not that some portion of the deferred tax assets will not be realized.

Stock-Based Compensation

          At December 31, 2005, the Company had two stock-based employee compensation plans, which are more fully described in Note 4. Through December 31, 2005, the Company accounted for its stock-based compensation awards to employees using the intrinsic value method prescribed in Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Under the intrinsic value method, compensation expense is measured on the date of grant as the difference between the deemed fair value of the Company's common stock and the option exercise price multiplied by the number of options granted. Generally, the Company grants stock options with exercise prices equal to the estimated fair value of its common stock; however, to the extent that the deemed fair value of the common stock exceeded the exercise price of stock options granted to employees on the date of grant, the Company recorded deferred stock-

based compensation and amortized the expense over the vesting schedule of the options, generally four years. The fair value of the Company's common stock is determined by the Company's Board of Directors (the Board). Options generally vest over a period of four years and expire 10 years from the date of grant. Certain awards provide for the acceleration of vesting for a change in control.

          Given the absence of an active market for the Company's common stock, the Board, the members of which the Company believes had extensive business, finance and venture capital experience, were required to estimate the fair value of the Company's common stock at the time of each option grant. The Board considered numerous objective and subjective factors in determining the value of the Company's common stock at each option grant date, including the following factors: (1) prices for the Company's preferred stock, which the Company had sold to outside investors in arms-length transactions, and the rights, preferences and privileges of the Company's preferred stock and common stock; (2) contemporaneous valuations performed by Duff & Phelps, LLC, an independent valuation specialist; (3) the Company's stage of development and revenue growth; (4) the fact that the option grants involved illiquid securities in a private company; and (5) the likelihood of achieving a liquidity event for the shares of common stock underlying the options, such as an initial public offering or sale of the Company, given prevailing market conditions. The Company believes this to have been a reasonable methodology based upon the Company's internal peer company analyses and based on several arm's-length transactions involving the Company's common stock supportive of the results produced by this valuation methodology.

          During the years ended December 31, 2003, 2004 and 2005, the Company granted options to employees to purchase a total of 3,323,503 shares of common stock at exercises prices ranging from $2.90 to $3.25 per share.

          The Company accounts for transactions in which services are received from nonemployees in exchange for equity instruments based on the fair value of such services received or of the equity instruments issued, whichever is more reliably measured, in accordance with SFAS No. 123, Accounting for Stock-Based Compensation, and EITF Issue No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services. During 2005, the Company granted fully vested options to purchase 17,000 shares of the Company's common stock to nonemployees which, using the Black-Scholes option pricing model, resulted in a charge of $36 for the year ended December 31, 2005. The Company did not issue any awards to nonemployees during the years ended December 31, 2003 and 2004, or the nine months ended September 30, 2006.

          On December 16, 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123(R), which is a revision of SFAS No. 123. SFAS No. 123(R) supersedes APB Opinion No. 25, and amends SFAS No. 95, Statement of Cash Flows. Generally, the approach under SFAS No. 123(R) is similar to the approach described in SFAS No. 123. However, SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative.

          SFAS No. 123(R) must be adopted for fiscal years starting after June 15, 2005. As a result, the Company adopted SFAS No. 123(R) starting in its fiscal first quarter of 2006, which began on January 1, 2006.

          SFAS No. 123(R) requires nonpublic companies that used the minimum value method in SFAS No. 123 for either recognition or pro forma disclosures to apply SFAS No. 123(R) using the prospective-transition method. As such, the Company will continue to apply APB Opinion No. 25 in future periods to equity awards outstanding at the date of SFAS No. 123(R)'s adoption that were measured using the minimum value method. In accordance with the requirements of SFAS No. 123(R), the Company will not present pro forma disclosures for periods prior to the adoption of SFAS No. 123(R) as the estimated fair value of the Company's stock options granted through December 31, 2005 was determined using the minimum value method.

          Effective with the adoption of SFAS No. 123(R), the Company has elected to use the Black-Scholes option pricing model to determine the weighted-average fair value of options granted. In accordance with SFAS No. 123(R), the Company will recognize the compensation cost of share-based awards on a straight-line basis over the vesting period of the award. The Company is currently evaluating the impact the adoption of SFAS No. 123(R) will have on the Company's operating results for periods after September 30, 2006, but the impact of adoption of SFAS No. 123(R) cannot be predicted with certainty as it is principally a function of the number of options to be granted in the future, the share price on the date of the grant, the expected life of the award, and volatility and estimated forfeitures.

          As there was no public market for its common stock as of September 30, 2006, the Company determined the volatility for options granted in 2006 based on an analysis of reported data for a peer group of companies that issued options with substantially similar terms. The expected volatility of options granted has been determined using an average of the historical volatility measures of this peer group of companies. The expected volatility for options granted during the nine months ended September 30, 2006 was 64%. The expected life of options has been determined utilizing the "simplified" method as prescribed by the Securities and Exchange Commission's Staff Accounting Bulletin No. 107, Share-Based Payment. The expected life of options granted during the nine months ended September 30, 2006 was 6.25 years. For the nine months ended September 30, 2006, the weighted-average risk free interest rate used was 5.08%. The risk-free interest rate is based on a treasury instrument whose term is consistent with the expected life of the stock options. The Company has not paid and does not anticipate paying cash dividends on its common stock; therefore, the expected dividend yield is assumed to be zero. In addition, SFAS No. 123(R) requires companies to utilize an estimated forfeiture rate when calculating the expense for the period, whereas, SFAS No. 123 permitted companies to record forfeitures based on actual forfeitures, which was the Company's historical policy under SFAS No. 123. As a result, the Company applied an estimated forfeiture rate of 10% in the first nine months of 2006 in determining the expense recorded in the accompanying consolidated statement of income.

          The weighted-average grant date fair value of options granted during the years ended December 31, 2004 and 2005 and the nine months ended September 30, 2006, under the Black-

Scholes option pricing model, was $0.49, $0.86 and $2.73 per share. There were no options granted during the year ended December 31, 2003.

          The Company received valuations of the fair value of the Company's common stock from an independent valuation specialist as of December 31, 2004 and 2005 which valued the Company's common stock at approximately $3.04 per share and $2.94 per share, respectively. The Company concluded that for all options granted during 2005, in no case did the fair value of its common stock, for financial reporting purposes, exceed the exercise price for these options at the time of grant. No stock-based compensation expense related to the employee stock options was recorded for the years ended December 31, 2003, 2004 or 2005 as the exercise price of the Company's stock options was equal to the estimated fair value of the Company's common stock on the date of grant.

          Additionally, the Company received a valuation of the fair value of the Company's common stock from the independent valuation specialist as of May 31, 2006 which valued the Company's common stock at approximately $3.27 per share. In connection with the June 27, 2006 stock awards, the Company estimated the fair value of the Company's common stock to be $4.25 per share. In connection with the preparation of the Company's financial statements for the initial public offering of the Company's common stock, the Company reassessed the valuation of its common stock in 2006, in light of the AICPA's Practice Aid, Valuation of Privately-Held-Company Equity Securites Issued as Compensation. As a result, the Company reassessed the fair value of its common stock as of June 27, 2006 to be $5.30 per share.

          Based on the reassessment, the Company will recognize compensation expense of $5.1 million calculated using the Black-Scholes option pricing model for the stock-based awards granted on June 27, 2006 which are accounted for under the fair value method of SFAS No. 123(R). The compensation expense will be recognized over the vesting schedule of the awards. The Company recorded stock-based compensation expense of approximately $344,000 in connection with stock options accounted for under the fair value method of SFAS No. 123(R) for the nine months ended September 30, 2006. A future expense of $4,792 related to our unvested stock option awards is expected to be recognized over a weighted-average period of 4 years.

          See Note 4 for a summary of the stock option activity under the Company's stock-based employee compensation plans for the years ended December 31, 2003, 2004 and 2005, and the nine months ended September 30, 2006.

Net Loss Per Common Share

          The Company calculates net income per share in accordance with SFAS No. 128, Earnings Per Share. Basic net loss per common share was determined by dividing net loss by the weighted-average common shares outstanding during the period. Weighted-average shares outstanding exclude unvested restricted common stock. The Company's potentially dilutive shares, which include outstanding common stock options, convertible preferred stock, stock conversion rights and warrants, have not been included in the computation of diluted net loss per share for all periods as the result would be anti-dilutive.

          The calculation of basic and diluted shares is as follows:

	Years Ended December 31,			Nine Months Ended September 30,
	2003	2004	2005	2005	2006
				(unaudited)
Calculation of basic and diluted weighted-average number of common shares outstanding:
Weighted-average number of common shares outstanding	5,179,456	7,187,717	14,541,841	11,589,477	25,989,361
Less weighted-average number of unvested restricted common shares outstanding	—	—	(411)	—	(493,433)

Basic and diluted weighted-average number of common shares outstanding	5,179,456	7,187,717	14,541,430	11,589,477	25,495,928

          The following common share equivalents have been excluded from the calculation of diluted weighted-average shares outstanding as of December 31, 2003, 2004 and 2005, and September 30, 2005 and 2006, as their effect would have been anti-dilutive:

	As of December 31,			Nine Months Ended September 30,
	2003	2004	2005	2005	2006
				(unaudited)
Participating Convertible Preferred Stock	9,814,085	9,814,085	—	—	—
Convertible note payable	631,295	631,295	—	—	—
Options outstanding	3,656,250	5,016,978	6,049,386	4,184,292	7,222,730
Warrants	51,960	324,396	354,936	354,916	384,936
Unvested restricted common stock	—	—	150,000	—	1,126,639

Recent Accounting Pronouncements

          In July, 2006, the FASB issued Financial Accounting Standards Interpretation No. (FIN) 48, Accounting for Uncertainty in Income Taxes. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprises' financial statements in accordance with SFAS No. 109. FIN 48 prescribes a recognition and measurement method of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosures and transitions. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company is currently analyzing the effects of FIN 48 on its consolidated financial position and results of operations.

3. Acquisition of Ibex Healthdata Systems, Inc.

          On July 28, 2004, the Company acquired Ibex, a company providing emergency department software and services to hospitals throughout the United States. The acquisition of Ibex contributed to the Company's strategic goals of providing solutions that span the high-acuity areas of the hospital. The Company paid cash of $1,500 and exchanged 4,711,484 shares of its common stock for all the outstanding shares of common stock of Ibex. In addition, the Company assumed all of the outstanding employee stock options, stock rights and stock warrants of Ibex, which converted into options, rights and warrants to acquire 1,370,460 shares of the Company's common stock. Of the shares issued, 1,627,081 shares are subject to a put right under which 100,000 shares each year can be sold back to the Company for $5.00 per share. This right started on July 1, 2005, and continues for each subsequent period beginning on July 1, and ending on June 30. Accordingly, as of December 31, 2004 and 2005, and September 30, 2006, the Company has classified $5,368, $5,497 and $5,788 respectively, of common stock issued as redeemable common stock (Note 5). As of the date of the consummation of the acquisition, value ascribed to the common stock issued by the Company and the stock options and rights was $17,245. The acquisition of Ibex was accounted for as a purchase under SFAS No. 141, Business Combinations. Accordingly, the results of Ibex have been included in the audited consolidated financial statements since the date of acquisition. The aggregate purchase price of $19,269 consisted of the following:

Description	Amount
Cash	$1,500
Common stock issued	10,024
Redeemable common stock issued	5,288
Options and rights assumed	1,933
Transaction expenses	524

Total purchase price	$19,269

          The purchase price was allocated based upon the fair value of the identified assets acquired and liabilities assumed as of the acquisition date. The allocation resulted in acquired intangible assets of $8,720 and goodwill of $10,711. The acquired intangibles consisted of customer relationships and developed technology and were valued using a discounted cash flows approach. The acquired intangibles and goodwill are subject to review for impairment as indicators of impairment develop and otherwise at least annually. Additionally, the Company assumed certain liabilities in the acquisition including deferred revenue to which fair value of $2,714 was ascribed using a cost-plus profit approach.

          The purchase price was allocated as follows:

Description	Amount
Current assets	$3,420
Property and equipment	372
Other assets	254
Developed technology	5,040
Customer contracts	3,680
Goodwill	10,711
Liabilities assumed	(4,208)

Total purchase price	$19,269

          The following table presents selected unaudited pro forma financial information of the Company and Ibex for the year ended December 31, 2004 as if the acquisition had occurred on January 1, 2004. The unaudited pro forma results are not necessarily indicative of the results that would have occurred had the acquisition been consummated on January 1, 2004.

Pro forma revenue	$44,611
Pro forma loss from operations	(13,215)
Pro forma net loss applicable to common stockholders	(14,935)
Pro forma net loss per share applicable to common stockholders — basic and diluted	$(1.51)

4. Stockholders' Equity

Investment Agreement and Recapitalization

          During 2005, the Company completed an investment agreement (the Investment Agreement) with several existing stockholders of the Company (the Investors) under which the Company sold and the Investors purchased 2,750,001 shares of common stock resulting in proceeds to the Company of approximately $6,627, net of expenses.

          The summary of proceeds to the Company is as follows:

Proceeds from issuance of common stock	$7,975
Investment banking expenses	(509)
Legal and other expenses	(839)

Net proceeds	$6,627

          In connection with the financing, in addition to the $509 in fees paid to an investment banking firm, the Company issued the firm a fully vested warrant to purchase 82,500 shares of common stock at $2.90 per share. The warrant expires in August of 2015 and was valued at approximately $200 using the Black-Scholes option-pricing model.

          Under the Investment Agreement, the Company executed a recapitalization (the Recapitalization) consisting of: (a) amendments to the Company's existing Certificate of Incorporation (the Restated Charter); (b) amendments to the Company's existing By-Laws; (c) termination of the Company's existing Stockholders Agreement; (d) termination of registration rights under the Ibex Acquisition Agreement; (e) termination of a letter agreement to elect one individual designated by Ibex former stockholders to the Company's Board of Directors; (f) execution and delivery of a new Stockholders Agreement (the New Stockholders Agreement); and (g) a private placement to the Company's stockholders of shares of the Company's common stock at a price of $2.90 per share (the Rights Offering).

          Under the Investment Agreement, the Investors agreed subject to a number of conditions, (a) to vote in favor of the Recapitalization, (b) to enter into the New Stockholders Agreement, (c) to offer to purchase up to $15,100 of outstanding shares of the Company's capital stock at a price of $2.15 per share of common stock and at an equivalent price per share of the Company's Participating Preferred Stock, on an as-converted basis (the Tender Offer) and (d) to purchase shares offered in the Rights Offering, but not purchased by other stockholders, provided that they would not be required to invest more than $21,263 between the Tender Offer and the Investment Agreement.

          The Tender Offer was conditioned upon approval of the Recapitalization by the Company's stockholders. In turn, consummation of the Recapitalization was conditioned upon completion of the Tender Offer by the Investors immediately prior to consummation of the Recapitalization.

          On August 29, 2005, the Investors completed the tender offer resulting in 4,419,855 shares of common stock being tendered at a total purchase price of $9,503. An officer of the Company sold 402,434 shares of common stock in the tender offer and the Company recorded compensation expense of $692 in its 2005 statement of operations related to such shares as they were acquired by exercise of an option and held by the officer for less than six months.

          On August 30, 2005, the effective date of the Recapitalization, the Company adopted the Restated Charter and reclassified all outstanding shares of Participating Preferred Stock to shares of common stock based on the then effective conversion ratios, terminating the special voting rights and preferences of the Company's Preferred Stock.

          The Recapitalization also terminated the existing Stockholder Agreement and resulted in the New Stockholders Agreement providing for co-sale rights, take-along rights, Board representation rights, registration rights, and, in the case of stockholders who previously held shares with anti-dilution rights, continuing anti-dilution rights under a weighted-average formula.

          Under the anti-dilution provision, the issuance of shares under options or rights outstanding at August 30, 2005, and grants of options or the issuance of shares under any stock option plan existing at August 30, 2005 or later approved by a majority of outside directors, will not result in any anti-dilution adjustment.

          As of December 31, 2005, a summary of anti-dilution rights by stockholder class is as follows:

	Price per Share	Common Shares Subject to Anti-Dilution Right
Former Series C class	$6.31	5,435,438
Former Ibex class	$4.66	4,636,034
Former Series A-1 class	$4.38	2,532,753

          The anti-dilution rights terminate upon an initial public offering in which the net proceeds to the Company are at least $50,000 or upon the liquidation, dissolution or sale of all or substantially all of the assets of the Company.

Participating Convertible Preferred Stock

          As of December 31, 2004, the Company had the following authorized classes of convertible preferred stock: Series A-1 participating convertible preferred stock (Series A-1 Preferred Stock), Series A-2 participating convertible preferred stock (Series A-2 Preferred Stock), Series B participating convertible preferred stock (Series B Preferred Stock) and Series C participating convertible preferred stock (Series C Preferred Stock) (collectively, the Preferred Stock).

          In connection with the Recapitalization discussed above, all outstanding shares of the Preferred Stock were reclassified to shares of common stock based on the conversion ratios effective at the time.

          The rights, preferences, and privileges of the Series A-1, Series A-2, Series B, and Series C participating convertible preferred stock (collectively, the Preferred Stock) were as follows:

    Dividends.    All classes of preferred stock had the right to receive a dividend equal to the dividend, if any, declared on common stock.

    Liquidation.    Upon any liquidation, the Series A1, A2 and C Preferred Stock had first liquidation preference at per share liquidation prices of $4.90, $4.90 and $9.93, respectively. Holders of the Series B Preferred Stock had second liquidation preference at a per share liquidation price of $2.21.

    Voting Rights.    The Preferred Stock holders were entitled to vote, at their common stock conversion ratio described below, on all matters submitted to the holders of the common stock for a vote, and in all such matters voted together with the holders of the common stock as a single class.

    Conversion.    At any time, the holder of any class of Preferred Stock could convert all or any portion of their shares into common stock. Each share of Series A-1 Preferred Stock was convertible into approximately 1.12 shares of common stock. Each share of Series A-2 and B Preferred Stock was convertible into one share of common stock. Each share of Series C Preferred Stock was convertible into approximately 1.57 shares of common stock.

    Anti-dilution.    The conversion for each class of Preferred Stock could be adjusted periodically based upon anti-dilution provisions.

          The Company's Preferred Stock was comprised of the following as of December 31, 2004:

Par Value
Series A-1 Participating Convertible Preferred Stock — $0.01 par value; 2,264,151 shares authorized, 2,263,971 shares issued and outstanding; liquidation value of $11,093	$23
Series A-2 Participating Convertible Preferred Stock — $0.01 par value; 78,261 shares authorized, issued and outstanding; liquidation value of $384	1
Series B Participating Convertible Preferred Stock — $0.01 par value; 1,767,633 shares authorized, issued and outstanding; liquidation value of $3,906	18
Series C Participating Convertible Preferred Stock — $0.01 par value; 3,525,000 shares authorized, 3,453,939 shares issued and outstanding; liquidation value of $34,298	34

$76

Warrants

          In July 2004, in connection with the Ibex acquisition, the Company assumed fully vested outstanding common stock warrants of Ibex. These Ibex warrants converted into warrants to purchase 272,436 shares of common stock of the Company at a purchase price of $3.56 per share. The warrants expire December 31, 2008. The Company valued the warrants assumed using the Black-Scholes option pricing model with interest rate and volatility assumptions of 4.0% and 70%, respectively, and included the fair value totaling $495 in the acquisition purchase price.

          On August 30, 2005, the Company issued a fully vested warrant to purchase 82,500 common stock shares at $2.90 a share to an investment bank in connection with the August 2005 financing discussed above. The warrant expires in August of 2015. The Company valued the warrant issued using the Black-Scholes option pricing model with interest rate and volatility assumptions of 4.3% and 70%, respectively, and included the fair value totaling $200 against the net proceeds of the fundraising.

          On June 30, 2006, the Company issued a fully vested warrant to purchase 30,000 common stock shares at $4.25 a share to a bank in connection with the amendment to our Bank Agreement (Note 6). The warrant expires in June of 2013. The Company valued the warrant issued using the Black-Scholes option pricing model with interest rate and volatility assumptions of 5.1% and 70%, respectively, and included the fair value totaling $90 against the net proceeds of the new loan. The value of the warrant is being amortized to interest expense over the term of the related loan.

Stock Option Plans

          In September 2005, the Company adopted the 2005 Equity Incentive Plan (2005 Stock Plan) and reserved 3,144,928 shares of common stock for this plan. In December 2005, the Company entered into deferred stock award agreements with four executives under which 1,341,833 shares of common stock were issued under this plan, as more fully discussed below. In 2005 and 2006, the Company increased the number of shares available under the 2005 Stock Plan by an additional 839,975 and 1,000,000 shares respectively, to a total of 4,984,903 shares. At December 31, 2005 and September 30, 2006, 663,318 shares and 98,380 shares, respectively, were available for future issuance under the 2005 Stock Plan. In October 2006, the Board amended and restated the 2005 Stock Plan. Effective upon shareholder approval, the number of shares available for issuance under the 2005 Stock Plan will be automatically increased each January 1, beginning in 2007, by the lesser of 3.0% of the Company's outstanding shares on that date, 1,200,000 shares or such lower number of shares as determined by the Board. In addition, available shares under the 2000 Stock Plan, including as a result of termination or forfeiture of options thereunder, will automatically be made available under the 2005 Stock Plan.

          The Company also maintains the Picis, Inc. 2000 Stock Plan (2000 Stock Plan) which provided for the grant of options covering up to 2,481,300 common shares. In 2006, the Company increased the number of shares available under the 2000 Stock Plan by an additional 1,250,000 shares to a total of 3,731,300 shares. At December 31, 2005 and September 30, 2006, 201,754 shares and 466,816 shares were available for future issuance under the 2000 Stock Plan. In October 2006, the Board terminated the 2000 Stock Plan, effective upon shareholder approval of the 2005 Stock Plan, as amended, and no further grants will be made thereunder. Outstanding awards under the 2000 Stock Plan will not be affected by the termination of the plan. All shares remaining available for future issuance upon termination of the 2000 Stock Plan were transferred into the 2005 Equity Incentive Plan discussed above.

          In conjunction with the Ibex acquisition (Note 3) in July 2004, the Company assumed options issued under the Ibex 2001 Stock Incentive Plan that converted into 1,098,024 options to purchase common stock of the Company. These options have exercise prices ranging from $0.25 and $4.99 per share and expire between 2010 and 2014. These options were issued outside of the 2000 Stock Plan and are included in the stock option activity table below. The Company valued these options using the Black-Scholes option pricing model with interest rate, expected term and volatility assumptions of 4.0%, five years and 70%, respectively, and included the fair value totaling $1,438 in the acquisition purchase price.

          During 2005, the Company granted a fully vested option to purchase 15,000 shares of the Company's common stock to a former director and granted a fully vested option to purchase 2,000 shares of the Company's common stock to a non-employee. The Company recorded the fair value of these awards of $36 as compensation expense during the year ended December 31, 2005. The Company calculated the fair value of these awards using the Black-Scholes option pricing model, with interest rate, expected term and volatility assumptions of 4.4%, eight years and 70%, respectively.

          The Company's stock option activity for the three years ended December 31, 2005, and the nine months ended September 30, 2006, is as follows:

	Number of Shares	Exercise Price per Share	Weighted-Average Exercise Price per Share	Weighted-Average Remaining Contractual Term	Aggregate Intrinsic Value(2)
Outstanding at December 31, 2002	3,706,000	$0.43-7.98	$1.96
Granted	—	—	—
Canceled	(49,750)	2.10-7.98	3.45
Exercised	—	—	—

Outstanding at December 31, 2003	3,656,250	0.43-7.98	1.94
Granted	504,501	3.25	3.25
Assumed (Note 3)	1,098,024	0.25-4.99	3.43
Canceled	(241,797)	2.10-7.98	3.28
Exercised	—	—	—

Outstanding at December 31, 2004	5,016,978	0.25-7.98	2.38
Granted	2,819,002	2.90	2.90
Canceled	(1,344,178)	0.43-7.98	1.83
Exercised	(442,416)	0.43-7.98	0.65

Outstanding at December 31, 2005	6,049,386	0.25-7.98	2.87
Granted(3) (unaudited)	1,741,299	4.25	4.25
Canceled (unaudited)	(230,728)	2.25-7.51	3.83
Exercised (unaudited)	(337,227)	0.25-4.99	0.94		$777

Outstanding at September 30, 2006 (unaudited)	7,222,730	0.43-7.98	$3.26	7.50	$8,073

Exercisable at December 31, 2003	3,512,469	$0.43-7.98	$1.92

Exercisable at December 31, 2004	4,119,360	$0.25-7.98	$2.07

Exercisable at December 31, 2005	5,179,101	$0.25-7.98	$2.85

Exercisable at September 30, 2006 (unaudited)	4,855,440	$0.43-7.98	$2.96	6.54	$7,205

Vested or expected to vest at September 30, 2006(1) (unaudited)	6,852,067	$0.43-7.98	$3.23	7.39	$7,976

(1)
This represents the number of vested options as of September 30, 2006 plus the number of unvested options expected to vest as of September 30, 2006 based on the unvested options outstanding at September 30, 2006, adjusted for the estimated forfeiture rate of 10%.

(2)
The aggregate intrinsic value was calculated based on the positive difference between the estimated fair value of the Company's common stock on September 30, 2006 or the date of exercise, as appropriate, and the exercise price of the underlying options.

(3)
These shares were granted by the Company subsequent to the adoption of SFAS No. 123(R). As of September 30, 2006, these shares remain unvested and are subject to the fair value accounting requirements of SFAS No. 123(R).

          The range of exercise prices for options outstanding and options exercisable at December 31, 2005 is as follows:

	Options Outstanding
			Weighted- Average Remaining Contractual Life (Years)	Options Exercisable
		Weighted- Average Exercise Price
Range of Exercise Price	Number of Shares			Number of Shares	Weighted- Average Exercise Price
$0.25 to $0.43	1,049,025	$0.39	5.78	1,049,025	$0.39
$1.99 to $2.90	3,293,502	2.80	9.26	2,645,940	2.78
$3.25 to $4.99	1,524,109	4.16	6.93	1,301,386	4.31
$7.51 to $7.98	182,750	7.63	4.74	182,750	7.63

Total	6,049,386	$2.87	7.93	5,179,101	$2.85

          The range of exercise prices for options outstanding and options exercisable at September 30, 2006 is as follows (unaudited):

	Options Outstanding
			Weighted- Average Remaining Contractual Life (Years)	Options Exercisable
		Weighted- Average Exercise Price
Range of Exercise Price	Number of Shares			Number of Shares	Weighted- Average Exercise Price
$0.43	804,871	$0.43	2.25	804,871	$0.43
$1.99 to $2.90	3,126,252	2.81	8.55	2,563,065	2.79
$3.25 to $4.99	3,116,357	4.21	8.01	1,312,254	4.23
$7.51 to $7.98	175,250	7.64	3.92	175,250	7.64

Total	7,222,730	$3.26	7.50	4,855,440	$2.96

Deferred Stock Awards and Rabbi Trust

          In March 2005, the Company established a Rabbi Trust (the Rabbi Trust) as an unfunded plan maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of Title I of the Employee Retirement Income security Act of 1974 (ERISA). The Company has agreed to pay the administrative and Trustee fees and expenses of the Rabbi Trust.

          In March 2005, the Company entered into deferred stock award agreements with three executives in recognition of past service to the Company and issued 300,000 shares of common stock to be held in the Rabbi Trust. The awards were fully vested and called for distribution upon the earlier of termination of employment, an initial public offering, or a change in control. The

Company recorded $870 of stock-based compensation expense related to these awards for the year ended December 31, 2005, and the nine months ended September 30, 2005.

          In December 2005, the Company entered into deferred stock award agreements with four executives and issued 1,341,833 shares of common stock to be held in the Rabbi Trust. The awards were governed by the 2005 Stock Plan. The awards were fully vested and called for distribution upon the earlier of a change in ownership or effective control as defined by section 409A of the Internal Revenue Code or December 31, 2010. The Company recorded $3,891 of stock-based compensation expense related to these awards for the year ended December 31, 2005.

          In December 2005, the Company entered into a deferred stock award agreement with a director of the Company and issued 150,000 shares of common stock to be held in the Rabbi Trust. The award vests in three annual installments starting December 31, 2006, and provides for accelerated vesting upon change in control of the Company. Distribution of the vested shares occur upon the earlier of termination, a change in ownership or effective control as defined by section 409A of the Internal Revenue Code or December 31, 2010. The Company valued these awards at $435 which will be amortized to expense over the vesting period. During the nine months ended September 30, 2006, the Company recorded $109 of stock-based compensation expense related to this award.

          In June 2006, the Company entered into deferred stock award agreements with four executives and issued 976,639 shares of common stock to be held in the Rabbi Trust. The awards were governed by the 2005 Stock Plan. The awards vest over four years in an annual installment for year one and monthly thereafter, and provide for accelerated vesting upon a change in control of the Company, retirement, death or disability. Distribution of the vested shares occur upon the earlier of a change in ownership or effective control as defined by section 409A of the Internal Revenue Code or December 31, 2011. The Company valued these awards at $3,797 which will be amortized to expense over the vesting period. During the nine months ended September 30, 2006, the Company recorded $259 of stock-based compensation expense related to these awards.

          The Company has recorded the deferred stock obligation and the shares held in the Rabbi Trust as components of stockholders' equity (deficit) in accordance with EITF Issue No. 97-14, Accounting for Deferred Compensation Arrangements Where Amounts Earned Are Held in a Rabbi Trust and Invested.

          A summary of the status of the Company's unvested stock as of September 30, 2006, and changes during the nine months ended September 30, 2006, is as follows:

Unvested Shares	Shares	Weighted- Average Grant- Date Fair Value
Unvested at December 31, 2005	150,000	$2.90
Granted (unaudited)	976,639	4.25
Vested (unaudited)	—	—
Cancelled (unaudited)	—	—

Unvested at September 30, 2006 (unaudited)	1,126,639	$4.07

          During the year ended December 31, 2005 and the nine months ended September 30, 2006, the Company granted stock-based awards, consisting of stock options and deferred stock awards with exercise or purchase prices as follows:

Grants Made During the Year Ended December 31, 2005 and Nine months Ended September 30, 2006	Number of Option and Restricted Shares granted	Weighted-Average Exercise of Purchase Price	Weighted-Average Fair Value of Common Stock
March 25, 2005 deferred stock awards	300,000	—	$2.90
August 31, 2005 stock option grants	51,000	$2.90	2.90
October 31, 2005 stock option grants	27,000	2.90	2.90
November 15, 2005 stock option grants	611,250	2.90	2.90
December 21, 2005 deferred stock awards	1,491,833	—	2.90
December 31, 2005 stock option grants	2,129,752	2.90	2.90
June 27, 2006 deferred stock awards	976,639	—	5.30
June 27, 2006 stock option grants	1,741,299	4.25	5.30

	7,328,773

          In connection with the preparation of the Company's financial statements for the initial public offering of the Company's common stock, the Company reassessed the valuation of its common stock in 2006, in light of the AICPA's Practice Aid, Valuation of Privately-Held-Company Equity Securites Issued as Compensation. As a result, the Company reassessed the fair value of its common stock as of June 27, 2006 to be $5.30 per share.

          Based on the reassessment, the Company will recognize compensation expense of $5.1 million calculated using the Black-Scholes option pricing model for the stock-based awards granted on June 27, 2006 which are accounted for under the fair value method of SFAS No. 123(R). The compensation expense will be recognized over the vesting schedule of the awards. The Company recorded stock-based compensation expense of approximately $344,000 in connection with stock options accounted for under the fair value method of SFAS No. 123(R) for the nine months ended September 30, 2006.

          The Company will also recognize additional compensation expense of $4.5 million related to the deferred stock awards granted on June 27, 2006. The Company recorded stock-based compensation expense of approximately $803 related to the deferred stock awards for the nine months ended September 30, 2006.

Common Shares Reserved for Future Issuance

          At December 31, 2005, the Company has reserved the following shares of Common Stock for future issuances:

Common stock options outstanding	6,049,386
Common stock options available for issuance	865,072
Common stock warrants	354,936

Total shares of authorized common stock reserved for future issuance	7,269,394

5. Redeemable Common Stock

          On July 28, 2004, in connection with the Ibex acquisition, the Company entered into a put right agreement with two former Ibex shareholders who held 1,627,081 common shares of the Company. Under this agreement, starting July 1, 2005, the two shareholders can require the Company to repurchase up to a total of 100,000 shares of common stock each year at $5.00 per share during each period beginning on July 1, and ending on the following June 30. The Company classified the value of the shares that are available to be put back as redeemable common stock and is accreting the original issuance value of $5,288 up to the put value ratably over the put periods as a charge to operating expenses. During the years ended December 31, 2004 and 2005, and the nine months ended September 30, 2005 and 2006, the Company recorded $80, $506, $407 and $291, respectively, of stock-based compensation expense associated with the accretion. This put right terminates upon an initial public offering or upon an acquisition of the Company by a company listed on a nationally recognized securities exchange.

          During 2005, the Company re-purchased 75,444 shares of its common stock under this put right agreement for cash payments totaling $377. These shares and the related issuance value have been classified as treasury stock at December 31, 2005 and September 30, 2006.

6. Long-Term Debt

          The following is a summary of the Company's long-term debt:

	December 31,
			September 30, 2006
	2004	2005
			(unaudited)
Notes payable to bank, net of unamortized value of warrant	$1,736	$7,050	$13,668
Convertible note payable to stockholder	2,449	—	—
Capital lease obligations	266	115	58

Total long-term debt	4,451	7,165	13,726
Current portion of long-term debt	(3,253)	(2,775)	(5,025)

Long-term debt, net of current portion	$1,198	$4,390	$8,701

Notes Payable to Bank

          The Company has a borrowing agreement with a bank providing for term loans and an asset based line of credit and an equipment line of credit (the Bank Agreement). Borrowings under the Bank Agreement are secured by substantially all of the Company's assets. The term loan accrues interest at the greater of 4.0% or the prime rate (7.25% and 8.25% at December 31, 2005 and September 30, 2006, respectively) plus 1.75% and is payable monthly over 36 months. The asset based line of credit is for $6,500, but the availability limit of the line of credit is restricted to 80% of qualified receivables and is reduced by 33% of the outstanding balance of the Term Loans. The line of credit accrues interest at the greater of 4.0% or the prime rate plus 0.75%.

          There was $7,050 and $13,750 outstanding at interest rates of 9.00% and 10.00% under the Bank Agreement as of December 31, 2005 and September 30, 2006, respectively. The Company also has the ability to obtain letters of credit under the Bank Agreement, which reduce the borrowing availability of the line of credit. At December 31, 2005 and September 30, 2006, there was a letter of credit relating to an office space lease of $518 outstanding. In the past, at June 30, 2006 and August 31, 2006, the Company was in violation of financial covenants under the Bank Agreement, for which it has received waivers from the bank covering all periods of noncompliance through August 31, 2006. The Company was in compliance with the Bank Agreement as of September 30, 2006.

          Payment obligations under the Company's bank debt at December 31, 2005 and September 30, 2006 were as follows:

Year ending December 31,	December 31, 2005	September 30, 2006
		(unaudited)
2006(1)	$2,700	$1,250
2007	2,820	5,000
2008	1,470	5,000
2009	60	2,500

Total Bank debt obligations	$7,050	$13,750

(1)
The December 31, 2005 column reflects 2006 notes payable maturities for the full year 2006. The September 30, 2006 column reflects notes payable maturities for the period October 1, 2006 to December 31, 2006.

Convertible Note Payable

          As part of the consideration related to an acquisition in 2002, the Company issued a $2,500 convertible promissory note payable, dated April 3, 2002, to a former stockholder of the acquired business, bearing interest at 5% until April 3, 2003, and at 10% from April 3, 2003 until maturity on April 3, 2005. The convertible promissory note was convertible at any time into 631,295 shares of common stock. The Company assigned a fair value of $1,889 to the note payable with the remainder being allocated to the note payable's conversion feature. These fair values were included in the purchase accounting for the acquisition. The Company accreted the carrying value of the note payable to the face value through interest expense using the effective interest method from April 2002 through April 2005 and recorded noncash interest expense of $204, $204, $39 and $39 for the years ended December 31, 2003, 2004, and 2005, and the nine months ended September 30, 2005, respectively. Interest expense related to the stated interest rate on the note payable of approximately $223, $217, $51 and $51 is also included in the consolidated statement of operations for the years ended December 31, 2003, 2004 and 2005, and the nine months ended September 30, 2005, respectively. The Convertible Promissory Note Payable was repaid by the Company in February 2005.

Capital Leases

          During the year ended December 31, 2004, the Company entered into capital leases for office and computer equipment totaling $198. The Company did not acquire any assets under capital leases during the years ended December 31, 2003 and 2005 or the nine months ended September 30, 2006. The Company had $360 of equipment under capital lease and $224 of accumulated depreciation recorded in property and equipment as of December 31, 2005. The

Company is obligated to make the following minimum lease payments based on the capital leases as of December 31, 2005:

2006	$81
2007	39
2008	1

Future minimum lease payments	121
Amount representing interest	(6)

Present value of future minimum lease payments	115
Current portion	(76)

Capital lease obligations, net of current portion	$39

7. Deferred Compensation

          In connection with a 2002 acquisition, the Company assumed deferred compensation agreements with five employees of the acquired business. These agreements provided for aggregate payments of approximately $3,598 to be paid through March 31, 2005. The Company assigned a fair value of $2,786 to the deferred compensation agreements in the purchase accounting for the acquisition. The Company recorded, through interest expense, the accretion of the carrying value of the deferred compensation to the aggregate amounts to be paid using the effective interest method over the repayment period and recorded $270 and $317 of noncash interest expense related to this accretion for the years ended December 31, 2003 and 2004, respectively. The Company paid $297, $418 and $2,847 of the deferred compensation during the years ended December 31, 2003, 2004, and 2005, respectively. The final payments under this obligation were made in March 2005.

          In connection with the Ibex acquisition, the Company assumed deferred compensation agreements with four employees of Ibex, which provide for aggregate payments of approximately $463 to be paid on or before July 28, 2006. The agreements require payment to the employees upon notice and the Company may, at its option, pay up to 62% of any payment in common stock. The Company assigned a fair value of $380 to the deferred compensation agreements in purchase accounting for the Ibex acquisition. The Company is recording through interest expense the accretion of the carrying value of the deferred compensation to the aggregate amounts to be paid using the effective interest method over the repayment period and recorded $17, $42, $32 and $32 of noncash interest expense related to this accretion for the years ended December 31, 2004 and 2005, and the nine months ended September 30, 2005 and 2006, respectively.

          As of December 31, 2005 a remaining payment of $463 was required under the deferred compensation agreements and was paid in July of 2006.

8. Income Taxes

          The domestic and foreign components of the loss before (benefit from) provision for income taxes were as follows:

	Years Ended December 31
	2003	2004	2005
Domestic	$(16,897)	$(12,901)	$(18,600)
Foreign	(82)	(288)	1,120

	$(16,979)	$(13,189)	$(17,480)

          The (benefit from) provision for income taxes were as follows:

	Years Ended December 31
	2003	2004	2005
Federal and state income taxes — current	$35	$50	$132
Federal and state income taxes — deferred	(133)	—
Foreign income taxes — current	57	23	71

	$(41)	$73	$203

          For the nine months ended September 30, 2006, the Company recorded a provision of $185. The provision represents state income taxes payable.

          A reconciliation of income taxes at the statutory federal income tax rate to the provision for income taxes included in the accompanying consolidated statements of operations is as follows:

	Years Ended December 31,
	2003	2004	2005
U.S. federal statutory rate	(34.0)%	(34.0)%	(34.0)%
State and foreign taxes, net	(4.0)	(4.0)	(3.4)
Permanent differences	0.4	2.1	1.8
Change in valuation allowance	37.4	36.4	36.8

	(0.2)%	0.5%	1.2%

          Significant components of the Company's deferred tax assets (liabilities) consist of the following:

	As of December 31
	2004	2005
Deferred tax assets (liabilities):
Net operating loss carryforwards	$21,730	$23,386
Depreciation and amortization	(5,218)	(1.861)
Accrued expenses and reserves	568	667
Deferred compensation	—	1,890
Other temporary differences	994	362

	18,074	24,444
Valuation allowance	(18,074)	(24,444)

	$—	$—

          At December 31, 2005, the Company had available, subject to review and possible adjustment, federal, state and foreign net operating loss carryforwards of approximately $59,373 to be used to offset future taxable income. These net operating loss carryforwards will expire through 2025. Recent transactions in the Company's shares could result in an ownership change, as defined in Section 382 of the Internal Revenue Code. If such a change does occur, there could be annual limitations on the amount of carryforwards which can be realized in future periods. The Company has not yet analyzed these recent transactions in its shares to determine if any limitation under Code Section 382 applies.

          Under SFAS No. 109, the Company can only recognize a deferred tax asset for future benefit of its tax loss and tax credit carryforwards to the extent that it is more-likely-than-not that these assets will be realized. Due to the uncertainty surrounding the Company's ability to utilize net operating loss carryforwards and other deferred tax assets, the Company believes that the likelihood of realization of these assets is not more-likely-than not and has provided a full valuation allowance against its deferred tax assets at December 31, 2005 and 2004.

          The Company's current intention is to reinvest the total amount of its unremitted earnings in the local jurisdiction or to repatriate the earnings only when tax-effective. As such, the Company has not provided for U.S. taxes on the unremitted earnings of its foreign subsidiaries.

9. Employee Retirement Plans

Pensions

          The Company contributes to pensions for personnel in its subsidiaries, Picis S.A. and Picis Research and Development S.A., in accordance with French and Spanish law, by contributing amounts based on salaries, to the relevant government agencies. There exists no actuarial liability in connection with these plans.

          French law also requires payment of a lump-sum retirement indemnity to employees based upon years of service and compensation at retirement. Benefits do not vest prior to retirement. The Company has one employee in France, and as a result, the Company's obligation at December 31, 2004 and 2005 and September 30, 2006, and expense for the years ended December 31, 2003, 2004 and 2005 and the nine months ended September 30, 2006 was immaterial.

401(k) Plan

          The Company has a qualified contributory retirement plan (the Picis plan) established to qualify as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code (the Code). The Picis plan covers all Picis employees who are at least 21 years of age. Employees may elect to contribute a portion of their total compensation, subject to the Code limitations. The Company provides for matching contributions equal to 50% of the first 6% of employee wages on which contributions are based. The Company made contributions of approximately $355, $541, $504 and $484 for the years ended December 31, 2003, 2004, and 2005, and the nine months ended September 30, 2006, respectively.

Profit Sharing Plan

          In conjunction with an acquisition in 2002, the Company issued 1,918,222 shares of the Company's common stock to the acquired business' Employee Stock Ownership Plan, a nonleveraged employee stock ownership plan established in 1995 under the provisions of Section 409 of the Internal Revenue Code. During 2004, the plan was amended to become a profit-sharing plan. The plan covers all employees who are at least 21 years of age and have completed one year and 1,000 hours of service. At the discretion of its Board of Directors, the Company may make contributions to be allocated based on a percentage of a qualified employees' compensation, subject to Code limitations. There were no contributions made during the years ended December 31, 2003, 2004 or 2005 or the nine months ended September 30, 2006. Vested shares of Company common stock allocated to a terminated participant generally will be distributed in installments over five years. A distribution on account of retirement, disability, or death generally will commence during the plan year following such event, but any other distribution generally will commence during the sixth plan year following termination of a participant's employment. Participants who are entitled to a distribution may defer that distribution until the age of 65. As of December 31, 2005, there were 1,750,641 vested and 167,581 unvested shares of common stock of the Company that were held by the plan, and there have been no distributions made to any participants. In October 2006, the Plan was amended to provide that each participant's investment in its account would be fully vested as of January 1, 2005.

10. Commitments and Contingencies

Leases

          The Company has various operating leases for facilities and office equipment in both North America and Europe. The company currently leases approximately 50,400 square feet of office space in Wakefield, Massachusetts. In March 2005, the Company entered into a ten-year lease for

17,000 square feet of office space in Chicago, Illinois. It also leases office space in Barcelona, Spain; London, England; and Paris, France. The Company is obligated to make the following minimum lease payments based on the operating leases as of December 31, 2005:

2006	$1,568
2007	1,575
2008	1,730
2009	1,754
2010	1,510
Thereafter	1,586

$9,723

          Certain of the Company's operating leases include escalating payment amounts. In accordance with SFAS No. 13, Accounting for Leases, the Company is recognizing the related rent expense on a straight-line basis over the term of the lease. As of December 31, 2005 and September 30, 2006, the Company has deferred rent of approximately $476 and $747, respectively, which is classified as a long-term liability. Rent expense from operating leases amounted to approximately $928, $1,107, $1,940, $1,562 and $1,656 for the years ended December 31, 2003, 2004, and 2005, and the nine months ended September 30, 2005 and 2006, respectively.

Litigation Settlement

          On February 1, 2006, a company filed suit against the Company and several other parties asserting that the manufacture, use and sale of certain software infringes one or more claims of a patent. The suit sought separate injunctions and unspecified damages from the Company and the other parties to the complaint. On May 21, 2006, the Company entered into a settlement and license agreement with this company. Under this agreement, which contains a confidentiality provision, the Company agreed to make a one-time, lump-sum payment of $225 to settle the claim and received a non-exclusive, perpetual, irrevocable, fully paid license to the patent. The Company did not admit infringement or liability and the agreement provides for mutual releases and dismissal of all actions between the parties. The Company does not anticipate changing any of its products as a result of the license to this patent, ascribed no value to the license and as a result recorded the impact of the settlement in 2006 as a charge to operations.

Legal Matters

          The Company, from time to time, is party to litigation arising in the ordinary course of its business. Management does not believe that the outcome of these claims will have a material adverse effect on the financial condition of the Company based on the status of proceedings at this time.

11. Related Party Transactions

          In December 2005, the Company issued 402,435 shares of common stock to a director and 402,435 shares of common stock to a person related to this director in exchange for them agreeing to terminate fully vested option agreements covering the same amount of shares and exercisable at $0.43 a share. The Company recorded $2,334 of stock-based compensation expense related to these common stock awards during the year ended December 31, 2005.

          A stockholder holding approximately 2% of the Company's common stock also acts as a product distributor for the Company in the United States, Canada and the United Kingdom. The Company recorded approximately $1,652, $1,905, $3,929, $2,085 and $2,641 of software and maintenance revenue from this related party for the years ended December 31, 2003, 2004, and 2005, and the nine months ended September 30, 2005 and 2006, respectively. The Company had accounts receivable due from this related party of approximately $608, $1,194 and $199 at December 31, 2004 and 2005, and September 30, 2006, respectively.

          In 2004, the Company entered into an interim service arrangement with the same stockholder for work performed on behalf of the stockholder's agreement to deliver certain software and services in the United Kingdom. Under the arrangement, the stockholder agreed to fund the Company's direct costs associated with this initiative. As of December 31, 2005 and September 30, 2006, the stockholder has funded a total of $3,061 and $10,361, respectively to the Company. Costs incurred by the Company in connection with this agreement have been expensed. In August 2006, the Company entered into an agreement with the related party whereby the related party paid the Company an additional $7,300 bringing total payments received by the Company to $10,361. The total payments were made in exchange for, among other things, the prior services provided by the Company in the United Kingdom, a mutual release of each party's obligations as they relate to the United Kingdom project, certain software licenses and limited software maintenance to be provided by the Company for a period of three years. In addition, the existing reseller agreement with the related party was terminated effective December 31, 2006. The Company has recorded the entire $10,361 of payments received from the related party as deferred revenue and is recording it as revenue on a pro rata basis over the three year maintenance obligation period.

          The Company believes that all related party transactions have been performed at arms length.

12. Segment Information

          SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, establishes standards for reporting information regarding operating segments in annual financial statements and requires selected information of those segments to be presented in interim financial reports issued to stockholders. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision-maker, or decision-making group, in making decisions on how to allocate resources and assess performance. The Company's chief decision maker, as defined under SFAS No. 131, is the chief executive officer. The Company views its operations and manages its business as one operating segment.

Geographic Data

          Total assets located outside of the United States were 3%, 5% and 5% of total assets as of December 31, 2004 and 2005, and September 30, 2006, respectively, and 100%, 100% and 95% of long-term assets were located in the United States at December 31, 2004 and 2005, and September 30, 2006, respectively.

          The Company had revenue from customers located outside the United States of approximately 19%, 15%, 11%, 9% and 8% of total revenue for the years end December 31, 2003, 2004 and 2005 and the nine months ended September 30, 2005 and 2006, respectively.

          The following table provides geographic revenue information:

	Years Ended December 31,			Nine Months Ended September 30,
	2003	2004	2005	2005	2006
				(unaudited)
Revenue:
United States	$23,044	$31,878	$53,103	$39,506	$48,440
Canada	2,654	3,004	3,182	2,154	1,766

Total North America	25,698	34,882	56,285	41,660	50,206
Other	2,637	2,420	3,422	1,788	2,319

	$28,335	$37,302	$59,707	$43,448	$52,525

13. Accrued Expenses

          Accrued expenses consist of the following:

	December 31,		September 30,
	2004	2005	2006
			(unaudited)
Accrued payroll and related	$2,327	$1,767	$1,822
Accrued professional fees	557	521	1,144
Accrued license fees	832	168	283
Other accrued liabilities	2,209	1,956	2,566

Total	$5,925	$4,412	$5,815

14. Quarterly Financial Data (unaudited)

	Three Months Ended
	March 31, 2005	June 30, 2005	September 30, 2005	December 31, 2005
Total revenue	$14,318	$14,478	$14,652	$16,259
Total costs and expenses	17,799	17,708	18,584	25,427
Loss from operations	(3,481)	(3,230)	(3,932)	(9,168)
Net loss	(3,246)	(2,737)	(4,064)	(7,636)
Net loss per share — basic and diluted	$(0.33)	$(0.27)	$(0.28)	$(0.33)
	Three Months Ended
	March 31, 2006	June 30, 2006	September 30, 2006
Total revenue	$16,893	$17,451	$18,181
Total costs and expenses	19,870	20,638	19,535
Loss from operations	(2,977)	(3,187)	(1,502)
Net loss	(3,240)	(3,438)	(1,850)
Net loss per share — basic and diluted	$(0.13)	$(0.13)	$(0.07)

Report of Independent Public Accountants

Board of Directors of
Ibex Healthdata Systems, Inc.

          We have audited the accompanying balance sheets of Ibex Healthdata Systems, Inc. as of December 31, 2003 and 2002 and the related statements of operations, shareholders' deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

          We conducted our audits in accordance with U.S. generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the financial statements referred to above present fairly, in all material aspects, the financial position of Ibex Healthdata Systems, Inc. as of December 31, 2003 and 2002 and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

/s/ Altschuler, Melvoin and Glasser LLP

Deerfield, Illinois
February 9, 2004

Ibex Healthdata Systems, Inc.

Balance Sheets

(in thousands, except share and per share data)

	December 31,
	2003	2002
Assets
Current assets:
Cash and cash equivalents	$347	$393
Accounts receivable	1,871	749
Unbilled fees	665	651
Prepaid expenses and other current assets	153	76

Total current assets	3,036	1,869
Property and equipment, net	622	294
Web site development costs, net	7	24
Unamortized loan fees—senior notes, net	38	50
Other assets:
Capitalized software costs, net	203	171
Other	50	—

Total assets	$3,956	$2,408

Liabilities and shareholders' deficit
Current liabilities:
Accounts payable	$142	$74
Accrued salaries, commissions and other expenses	1,090	507
Deferred revenue	1,955	980
Maintenance obligations	1,434	769
Current portion of capital lease obligation	45	—
Due to shareholder	—	450
Accrued shareholders' salaries	463	443

Total current liabilities	5,129	3,223

Capital lease obligation, net of current portion	7	—
Senior notes payable	987	972

Total liabilities	6,123	4,195

Shareholders' deficit:
Common stock, no par value; 2,000,000 authorized, 1,032,695 and 985,283 shares issued and outstanding at December 31, 2003 and 2002, respectively	—	—
Additional paid-in capital	306	143
Accumulated deficit	(2,473)	(1,930)

Total shareholders' deficit	(2,167)	(1,787)

Total liabilities and shareholders' deficit	$3,956	$2,408

See accompanying notes.

Ibex Healthdata Systems, Inc.

Statements of Operations

(in thousands)

	Years Ended December 31,
	2003	2002
Revenue:
License fees	$6,034	$5,040
Maintenance fees	2,116	1,088
Training	997	366
Reimbursed out-of-pocket expenses	348	99
Other	109	95

Total revenue	9,604	6,688

Costs and expenses:
Direct costs of revenue	2,240	1,300
Selling expenses	2,290	1,682
General and administrative	1,118	791
Employee compensation and benefits	2,931	1,970
Occupancy	204	117
Advertising	412	255
Travel and entertainment	141	107
Professional fees	420	120
Depreciation and amortization	220	98

Total costs and expenses	9,976	6,440

(Loss) income from operations	(372)	248

Other income (expense):
Interest and other income	5	8
Interest expense	(170)	(170)
Other expense	(6)	(1)

Total other expense, net	(171)	(163)

Net (loss) income	$(543)	$85

See accompanying notes.

Ibex Healthdata Systems, Inc.

Statements of Shareholders' Deficit

(in thousands, except share data)

	Common Stock
	Number of Shares	No Par Value	Additional Paid in Capital	Accumulated Deficit	Total
Balance, January 1, 2002	985,283	$—	$105	$(2,015)	$(1,910)
Issuance of warrants	—	—	38	—	38
Net income	—	—	—	85	85

Balance, December 31, 2002	985,283	—	143	(1,930)	(1,787)
Issuance of stock	8,773	—	162	—	162
Exercise of stock options	38,639	—	1	—	1
Net loss	—	—	—	(543)	(543)

Balance, December 31, 2003	1,032,695	$—	$306	$(2,473)	$(2,167)

See accompanying notes.

Ibex Healthdata Systems, Inc.

Statements of Cash Flows

(in thousands, except share and per share data)

	Years Ended December 31,
	2003	2002
Operating activities
Net (loss) income	$(543)	$85
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	220	98
Interest expense — accretion of senior notes	15	14
Interest expense — unamortized loan fees	13	11
Changes in operating assets and liabilities:
Accounts receivable	(1,122)	(92)
Unbilled fees	(14)	(478)
Prepaid expenses and other current assets	(77)	(13)
Accounts payable	68	(95)
Accrued salaries, commissions and other expenses	583	295
Deferred revenue	975	342
Maintenance obligation	665	414
Accrued shareholders' salaries	20	1

Net cash provided by operating activities	803	582

Investing activities
Purchase of property and equipment	(474)	(394)

Net cash used in investing activities	(474)	(394)

Financing activities
Payments on line of credit	—	(239)
Payment on shareholder loan	(450)	—
Proceeds from senior loans	—	358
Principal payments on capital lease obligations	(38)	(12)
Issuance of common stock	163	—
Advances to others	(50)	—

Net cash (used in) provided by financing activities	(375)	107

Net (decrease) increase in cash and cash equivalents	(46)	295
Cash and cash equivalents at beginning of year	393	98

Cash and cash equivalents at end of year	$347	$393

Supplemental disclosure of cash flow information
Cash paid for interest	$144	$159

Supplemental schedule of noncash investing and financing activities
Accrued shareholder salaries converted to senior notes payable	$—	$100

Equipment acquired under capital lease	$90	$—

See accompanying notes.

Ibex Healthdata Systems, Inc.

Notes to the Financial Statements

Years Ended December 31, 2003 and 2002

(in thousands, except share and per share data)

1. Nature of Activities and Significant Accounting Policies

          Ibex Healthdata Systems, Inc., formerly Ibex Systems Group, Ltd., (the "Company") was incorporated on October 31, 1997. The Company is a provider of customizable, web-browser based emergency department management systems for hospitals and private physician groups throughout the United States. The Company also provides training and software maintenance to its customers. The Company's operations are conducted from its office in Rosemont, Illinois.

          The Company intends to reduce future operating deficits by containing certain variable operating costs. In addition, the Company has $500 available on its line of credit. Also, management expects a significant increase in revenue from software licenses in the first quarter of 2004. Management believes these actions and amounts will be sufficient to fund any operating deficits in the near term.

          A summary of significant accounting policies followed by the Company is as follows:

  Revenue Recognition

          The Company contracts with clients for the development and sale of emergency department management software and software maintenance. In accordance with Statement of Position (SOP) 97-2, as amended, Software Revenue Recognition, revenue derived from product development is deferred at contract execution and recognized over the term of the agreement or at specific acceptance points. The Company typically provides three months of maintenance at no additional charge. The revenue related to this maintenance is deferred and recognized over the maintenance period. Software maintenance agreements are billed annually and revenue is recognized ratably over the term of each agreement. Revenue from training is earned as such services are provided.

          Some of the Company's contracts call for usage based payment terms. The total value of such contracts equals approximately $1,002. The Company recognized approximately $211 and $0 of revenue from these contracts during 2003 and 2002, respectively.

          Revenue recognized in accordance with the Company's revenue recognition policy in excess of amounts billed is classified as unbilled fees.

  Cash and Cash Equivalents

          Cash and cash equivalents consist principally of overnight investments in a Repurchase Investment Account. Management does not believe there is any significant market risk associated with such investments.

  Concentrations

          The Company maintains its cash in a bank deposit account, which at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. Approximately 16 percent and 11 percent of the Company's revenue was received from one customer during 2003 and 2002, respectively. At December 31, 2003 and 2002, approximately 10 percent and 61 percent of the Company's accounts receivable was from one and three customers, respectively. Management believes that the Company is not exposed to any significant risk from concentrations.

  Accounts Receivable

          Accounts receivable are stated at the amount billed to the customer plus any accrued and unpaid interest. Management believes that the entire balance of accounts receivable will be collected and hence an allowance for uncollectible accounts has not been established.

  Property and Equipment

          Property and equipment are stated at cost. Depreciation and amortization of property and equipment are computed under accelerated methods over the estimated useful lives of the assets. Amortization of equipment under capital leases is computed under accelerated methods over the estimated useful lives of the assets. Amortization of leasehold improvements is computed under the straight-line method over the term of the lease. For income tax reporting purposes, depreciation and amortization are computed in accordance with the provisions of the Internal Revenue Code.

  Software Development Costs

          The Company capitalizes internally generated software development costs in accordance with Statement of Financial Accounting Standards (SFAS) No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed.

          Capitalization of software development costs begins when a product's technological feasibility is established. During 2003 and 2002, the Company capitalized approximately $89 and $171 respectively, of software development costs. Costs incurred for research and development of products where technological feasibility has not yet been established are expensed as incurred. Research and development expense was approximately $1,735 and $1,122 for 2003 and 2002, respectively.

          Amortization of software development costs begins when the product is available for sale, and is amortized on a product-by-product basis. The annual amortization amount is the greater of (a) the straight-line method over the remaining estimated economic life of the product, or (b) the ratio of the product's current gross revenue to its total current and anticipated future gross revenue. Amortization expense was $57 and $0 for 2003 and 2002, respectively.

  Web Site Development Costs

          Web site development costs are accounted for in accordance with SOP 98-1, Accounting for Costs of Computer Software Developed or Obtained for Internal Use. Under the provisions of SOP 98-1, development is divided into three phases: the preliminary project stage, which includes conceptual formulation and selection of alternatives; the application development stage, which includes design of chosen path, coding, installation of hardware and testing; and post-implementation/operation stage, which includes training and application maintenance. During 2001 and 2000, the Company capitalized external vendor costs totaling $51 incurred during the application development phase of the Company's web site. The web site was placed into service in 2001. Amortization expense of approximately $17 was recognized during 2003 and 2002.

  Senior Notes Payable

          Debt issued with detachable warrants is accounted for in accordance with Accounting Principles Board (APB) Opinion No. 14, Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants. Under APB Opinion No. 14, warrants detachable from debt are considered separate instruments. The value of the warrants represents a discount which should be separated from the principal amount of the debt by recording paid-in capital for the amount of the discount. The discount is amortized ratably by recording interest expense over the term of the notes payable.

  Stock Options

          The Company has elected to follow APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its employee stock options. Under APB Opinion No. 25, when the exercise price of employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recorded.

          The Company has adopted the disclosure only provision of SFAS No. 123, Accounting for Stock-Based Compensation. Under the measurement provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees, no compensation expense has been recognized in the statements of operations for awards granted under the Company's stock-based employee compensation plan as the fair market value of the Company's common stock at the date of the grant was less than or equal to the amount the employees must pay to acquire the stock.

          Had compensation expense from the Company's stock option plan been determined consistent with SFAS 123, net (loss) income would have been as follows:

	2003	2002
Net (loss) income as reported	$(543)	$85
Less: Total stock-based employee compensation expense determined under fair value-based method for all awards	(79)	(174)

Pro forma net loss	$(622)	$(89)

  Income Taxes

          The Company operates as an S corporation under the Internal Revenue Code and therefore, is not subject to federal and state corporate income taxes. Under the S corporation provision of the Code, the shareholders of the Company include their share of the Company's income on their personal income tax returns. Accordingly, these financial statements contain no provision or benefit and no assets or liabilities for federal or state income taxes.

  Advertising Cost

          Advertising costs are charged to expense as incurred.

  Use of Estimates

          The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  Reclassifications

          Certain amounts reported in the 2002 financial statements have been reclassified to conform with the classifications presented in the 2003 financial statements without affecting previously reported net loss or accumulated deficit.

2. Property and Equipment

          Property and equipment, at the balance sheet dates, stated at acquisition cost, consisted of the following:

	2003	2002
Computer equipment	$394	$274
Furniture and equipment	128	75
Trade show fixtures	96	19
Leasehold improvements	110	50
Other	110	36
Equipment under capital lease	90	—

	928	454
Accumulated depreciation and amortization (including $13 of accumulated depreciation for equipment recorded under capital lease in 2003)	(306)	(160)

	$622	$294

          Depreciation expense was $146 and $81 for 2003 and 2002, respectively.

3. Debt and Credit Agreements

          On March 19, 2003, the Company entered into an equipment lease agreement with a leasing company for $90. Equal monthly principal and interest payments of $4 are due for 24 months until the lease matures on March 18, 2005. Annual interest equals 10.50%. At December 31, 2003, the remaining balance of the lease obligation amounts to approximately $52, of which approximately $45 and $7 is due in 2004 and 2005, respectively. During 2003, the Company entered into a revolving credit agreement with Associated Bank Chicago to provide the Company with a revolving line of credit up to $500. There was no outstanding balance on the line of credit as of December 31, 2003.

4. Shareholder Advances

          A shareholder advanced funds to the Company for operating requirements pursuant to two promissory notes. The first promissory note had a balance of $200 at December 31, 2002. The note bore an interest rate of 3% over prime (7.25% at December 31, 2002). The note was subordinated to the senior notes (see Note 5). The second note with an aggregate balance of $250 at December 31, 2002 bore an interest rate of 1% over prime (5.25% at December 31, 2002). Both notes were repaid during 2003. A total of $17 and $30 of interest was paid on the notes in 2003 and 2002, respectively.

          The shareholders are expected to agree that their accrued salaries at December 31, 2003 in the amount of $463 will be paid in 2004. Accordingly, these amounts have been classified as short-term in the accompanying balance sheets.

5. Senior Notes Payable

          As part of a private placement during 2001, the Company offered to qualified investors units of debt in the form of senior subordinated notes with warrants. Each unit consists of a note with four detachable warrants to purchase the Company's common stock. The notes mature on December 31, 2006 and bear interest at 12% per annum, payable quarterly beginning December 31, 2001. The notes are redeemable at the option of the Company at any time on or after December 31, 2002.

          Each warrant entitles the holder to purchase 27 shares of the Company's common stock at $15 per share, the fair market value of the common stock at the date of issuance of the offering. The warrants will not be exercisable until January 1, 2004 and expire on December 31, 2008. In the event that a note is redeemed in full prior to a vesting date, any unvested warrants issued in connection with such note will automatically expire and may not be exercised.

          As of December 31, 2003, the Company issued 1,031 units for $1,031, of which 745 units were issued to six of the Company's shareholders and affiliates for $745. Consistent with APB Opinion No. 14, Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants, a portion of the proceeds in the amount of $74 was allocated to the warrants and recorded as paid in capital. The amount allocated to the warrants represents the discount on the principal amount of the notes payable. Interest expense recorded to amortize the discount over the term of the notes was $15 and $14 in 2003 and 2002, respectively. The balance of the notes was $987 and $972 as of December 31, 2003 and 2002, respectively.

          Pursuant to a separate agreement, the Company retained an investment banking firm co-owned by one of the Company's shareholders to provide best effort financing assistance to the Company and to act as agent for the unit holders. Upon reaching certain milestones as defined in the agreement, the investment banking firm is entitled to fees as well as warrants to purchase the Company's common stock. Fees incurred pursuant to this agreement and pursuant to the issuance of the senior notes amounted to $62. The fees are being amortized over the term of the senior notes.

6. Related-Party Transactions

          The Company has entered into various transactions with certain related parties. Transactions between the Company and related parties not disclosed elsewhere in this report are as follows:

          During 2003 and 2002, the Company incurred $560 and $276 respectively, in license fee expense to an entity owned by one of the Company's shareholders.

          During 2003 and 2002, the Company paid $1 and $3, respectively, in line of credit guarantee fees to five of the Company's shareholders.

          During 2003 and 2002, the Company recognized and paid $17 and $30 respectively, in interest expense on the outstanding balance of amounts due to shareholder.

          During 2003 and 2002, the Company paid $82 and $73, respectively, in interest expense on the outstanding balance of senior notes to five of the Company's shareholders. During 2003 and 2002, the Company also recognized and paid $3, respectively, in interest expense on the outstanding balance of senior notes payable to an entity owned by one of the Company's shareholders.

          During 2003 and 2002, the Company paid $18 and $55 respectively, in retainer and transaction fees to an entity co-owned by one of the Company's shareholders.

7. Shareholders' Equity

          In 2000, the Company entered into an incentive stock option agreement whereby 96,597 nonqualified stock options were granted to two key employees. The options, which expire upon employees' termination from the Company, give the holder the right to purchase common stock at $1.04 and $0.01 per share. In June 2003, 38,639 of these stock options was exercised and 38,639 shares of common stock were purchased at $0.01 per share. As of December 31, 2003, 57,958 options are fully vested.

          During March 2001, the Company established the 2001 Stock Incentive Plan ("Plan") to provide qualified and nonqualified stock options and stock appreciation rights ("SARs") to employees. Pursuant to the Plan, the Company reserved 59,117 shares of common stock for issuance under the Plan. The Plan was amended in 2003 to increase the number of shares reserved to 91,000. No SARs were granted as of December 31, 2003 and 2002.

          At various dates throughout 2003, 2002 and 2001, the Company granted to employees 90,101 options. The exercise price of each share of stock subject to an incentive stock option was at least equal to the fair market value of a share of common stock on the date the option was granted. The options give the holder the right to purchase common shares at a range as low as $14.56 and as high as $19.50 per share. Options vest over a period of one to three years from the date of grant and are exercisable for a period of 10 years from the grant date. There were 29,558 stock options contingent upon the Company meeting certain sales milestones. These milestones were not reached and options were canceled during 2003. On December 31, 2003, 36,865 shares became fully vested.

          Information with respect to options granted is as follows:

	2003	2002
Risk-free interest rate	3.48 - 5.84	3.48 - 5.84
Expected option life	7 &10 years	5, 7, 10 years
Expected volatility	N/A	N/A
Expected dividends	None	None
	Number of Shares	Weighted- Average Exercise Price Per Share
Warrants
Outstanding, December 31, 2001	54,000	$15.00
Granted	57,348	$15.00

Outstanding, December 31, 2002 and 2003	111,348	$15.00

Stock Options
Outstanding, December 31, 2001	147,484	$5.37
Granted	9,000	$16.35

Outstanding, December 31, 2002	156,484	$6.00
Granted	30,214	$17.49
Exercised	(38,639)	$0.01
Canceled	(29,558)	$14.13

Outstanding, December 31, 2003	118,501	$8.85

          Warrants and options exercisable at December 31, 2003 are as follows:

Range of Exercise Prices	Number of Shares	Weighted- Average Exercise Price Per Share
Warrants
$15.00	27,837	$15.00

Stock Options
$ 1.04	57,958	$1.04
14.56	14,489	$14.56
15.00	6,840	$15.00
16.35	6,000	$16.35
17.04	7,496	$17.04
19.50	2,040	$19.50

	94,823

8. Lease Commitments

          The Company occupies office space in Rosemont, Illinois under an operating lease which expires May 31, 2005. In addition to office space, the Company leases equipment under an operating lease agreement.

          Future minimum lease payments at December 31, 2003 (exclusive of operating expenses) are as follows:

2004	$206
2005	93
2006	3

$302

          Rent expense for the years ended December 31, 2003 and 2002 was approximately $198 and $145, respectively.

9. Employee Benefit Plan

          During 2000, the Company established a 401(k) plan for employees who have satisfied certain age and service requirements. The Company's contributions, which are discretionary, amounted to approximately $104 and $50 in 2003 and 2002, respectively.

10. Contingencies

          The Company signed a letter of intent with an unrelated potential buyer in 2003. As of February 9, 2004, negotiations related to the potential sale of the Company are in process. If the Company is acquired and there is a change in control, as defined, the senior notes payable and its related accrued interest would be due and payable. Also, the acquisition and resulting change in control of the Company would cause all stock options and warrants to immediately vest and become exercisable.

          In an effort to raise additional capital, the Company signed a letter of intent with an unrelated venture capital firm during 2003. The terms of the agreement indicated the Company would be liable for $70 if they decided not to complete the transaction. The Company decided not to accept the terms of the agreement however, management does not consider the Company liable as certain deliverables to be provided by the venture capital firm in accordance with the agreement were not received by the Company.

          The Company signed a letter of intent to purchase an unrelated software development company in 2003. The terms of the agreement indicated that if one party retreated from the arrangement, such party would be liable to the other for $50. The Company did not accept the terms of the agreement however, management does not consider the Company liable as they assert the company to be acquired misrepresented the completeness of its software product and therefore breached the terms of the agreement.

11. Segment Information

          SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, establishes standards for reporting information regarding operating segments in annual financial statements and requires selected information of those segments to be presented in interim financial reports issued to stockholders. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision-maker, or decision-making group, in making decisions on how to allocate resources and assess performance. The Company views its operations and manages its business as one operating segment.

Picis provides the business and clinical applications needed to transform the emergency department, operating and recovery rooms, and critical care units into **highly-efficient business operations.**

        No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

          Through and including                          , 2006 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

Shares

Picis, Inc.

Common Stock

Goldman, Sachs & Co.
Piper Jaffray
Thomas Weisel Partners LLC
William Blair & Company

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

          Set forth is an estimate (except for the SEC registration fee and NASD filing fee) of the fees and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered.

Nature of Expense	Amount
SEC Registration Fee	$9,229
NASD Filing Fee	9,125
NASDAQ Listing Application Fee	*
Blue Sky Qualification Fees and Expenses	*
Printing and Engraving Expenses	*
Legal Fees and Expenses	*
Accounting Fees and Expenses	*
Transfer Agent and Registrar Fees	*
Miscellaneous	*

Total	*

*
To be provided by amendment.

Item 14.    Indemnification of Directors and Officers.

          Section 145(a) of the Delaware General Corporation Law provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

          Section 145(b) of the Delaware General Corporation Law provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or other adjudicating court shall deem proper.

          Section 145(g) of the Delaware General Corporation Law provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the Delaware General Corporation Law.

          Article VII of our restated certificate of incorporation (the "Charter"), provides that no director of our company shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) in respect of unlawful dividend payments or stock redemptions or repurchases, or (4) for any transaction from which the director derived an improper personal benefit. In addition, our Charter provides that if the Delaware General Corporation Law is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of our company shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

          Article VII of the Charter further provides that any repeal or modification of such article by our stockholders or an amendment to the Delaware General Corporation Law will not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or modification of a director serving at the time of such repeal or modification.

          Article V of our restated by-laws (the "By-Laws"), provides that we will indemnify each of our directors and officers and, in the discretion of our board of directors, certain employees, to the fullest extent permitted by the Delaware General Corporation Law as the same may be amended (except that in the case of an amendment, only to the extent that the amendment permits us to provide broader indemnification rights than the Delaware General Corporation Law permitted us to provide prior to such the amendment) against any and all expenses, judgments, penalties, fines and amounts reasonably paid in settlement that are incurred by the director, officer or such employee or on the director's, officer's or employee's behalf in connection with any threatened, pending or completed proceeding or any claim, issue or matter therein, to which he or she is or is threatened to be made a party because he or she is or was serving as a director, officer or employee of our company, or at our request as a director, partner, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of our company and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Article V of the By-Laws further provides for the advancement of expenses to each of our directors and, in the discretion of the board of directors, to certain officers and employees.

          In addition, Article V of the By-Laws provides that the right of each of our directors and officers to indemnification and advancement of expenses shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any statute, provision of the Charter or By-Laws, agreement, vote of stockholders or otherwise. Furthermore, Article V of the By-Laws authorizes us to provide insurance for our directors, officers and employees, against any liability, whether or not we would have the power to indemnify such person against such liability under the Delaware General Corporation Law or the provisions of Article V of the By-Laws.

          In connection with the sale of common stock being registered hereby, we intend to enter into indemnification agreements with each of our directors and our executive officers. These agreements will provide that we will indemnify each of our directors and such officers to the fullest extent permitted by law and the Charter and By-Laws.

          We also maintain a general liability insurance policy which covers certain liabilities of directors and officers of our company arising out of claims based on acts or omissions in their capacities as directors or officers.

          In any underwriting agreement we enter into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act of 1933, as amended, against certain liabilities.

Item 15.    Recent Sales of Unregistered Securities.

          In the three years preceding the filing of this registration statement, we have issued the following securities that were not registered under the Securities Act:

(a) Issuances of Capital Stock.

          In July 2004, we paid cash of $1.5 million and exchanged 4,711,484 shares of our common stock for all of the outstanding shares of common stock of Ibex Healthdata Systems, Inc. We paid an aggregate purchase price of approximately $19,269,000 in connection with the acquisition of Ibex Healthdata Systems, Inc., or the Ibex acquisition.

          In August, 2005, we issued and sold an aggregate of 2,750,001 shares of our common stock to 23 accredited investors for an aggregate purchase price of $7,975,000.

          In August 2005, as part of the recapitalization of our capital stock, we converted all of the then outstanding shares of our preferred stock into an aggregate of 9,814,141 shares of our common stock as follows:

  •
  2,263,971 shares of our Series A1 Participating Convertible Preferred Stock were converted into 2,532,787 shares of our common stock;

  •
  78,261 shares of our Series A2 Participating Convertible Preferred Stock were converted into 78,261 shares of our common stock;

  •
  1,767,633 shares of our Series B Participating Convertible Preferred Stock were converted into 1,767,633 shares of our common stock; and

  •
  3,453,939 shares of our Series C Participating Convertible Preferred Stock were converted into 5,435,460 shares of our common stock.

          In December 2005, we issued 804,870 shares of our common stock in consideration for the cancellation of options.

          No underwriters were used in the foregoing transactions. All sales of securities described above were made to accredited investors in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act (and/or Regulation D promulgated thereunder) for transactions by an issuer not involving a public offering. All of the foregoing securities are deemed restricted securities for the purposes of the Securities Act. All of the foregoing securities are deemed restricted securities for the purposes of the Securities Act.

(b) Grants and Exercises of Stock Options; Deferred Stock Awards.

          Since November 17, 2003, we granted stock options to purchase an aggregate of 5,462,643 shares of our common stock, with exercise prices ranging from $2.90 to $8.00 per share, to employees, directors and consultants pursuant to our 2000 Stock Option Plan and 2005 Equity Incentive Plan. Since November 17, 2003, we issued and sold an aggregate of 134,414 shares of our common stock upon exercise of stock options granted pursuant to these stock plans for an aggregate consideration of $360,896.

          In conjunction with the Ibex acquisition in July 2004, we assumed options issued under the Ibex 2001 Stock Incentive Plan. Pursuant to the terms of the acquisition agreement these options were adjusted to represent the right to purchase an aggregate of 1,098,024 shares of our common stock. These options have exercise prices of between $0.25 and $4.99 per share and expire between 2010 and 2014. As of January 16, 2007, an aggregate of 250,807 shares of our common stock have been issued upon exercise of these options for aggregate consideration of $94,237.

          In conjunction with our acquisition of Medical Systems Management, Inc. in April 2002, we assumed all of the outstanding options issued under the Medical Systems Management, Inc. 2000 Stock Option/Stock Issuance Plan which converted into options to acquire 2,390,998 shares of our common stock. As of January 16, 2007, 402,434 shares of our common stock have been issued upon exercise of these options for aggregate consideration of $173,047.

          In March 2005, we entered into deferred stock award agreements with three employees covering an aggregate of 300,000 fully vested shares of our common stock which were issued to the GreatBanc Trust, Co., as trustee of the Picis, Inc. Rabbi Trust. We established the Rabbi Trust in March 2005 as an unfunded plan maintained for the purpose of providing deferred compensation for a select group of management and certain other highly compensated employees and directors for purposes of Title I of the Employee Retirement Income security Act of 1974 ("ERISA").

          In December 2005, we entered into a deferred stock award agreement with a director covering 150,000 shares of our common stock which were issued to the Rabbi Trust. The award vests in three annual installments starting December 31, 2006 and provides for accelerated vesting upon change in control of our company. We also entered into deferred stock award agreements with four employees covering an aggregate of 1,341,833 fully vested shares of our common stock which were issued to the Rabbi Trust.

          In June 2006, we entered into deferred stock award agreements with four employees covering an aggregate of 976,639 shares of our common stock, each of which vest at a rate of 25% after the first year and the remainder in equal monthly installments over the subsequent three years. In connection with these deferred share awards, we issued an aggregate of 976,639 shares of our common stock to be held in the Rabbi Trust.

          The issuance of common stock upon exercise of the options and the grant common pursuant to deferred stock agreements was exempt either pursuant to Rule 701, as a transaction pursuant to a compensatory benefit plan, or pursuant to Section 4(2) of the Securities Act (and/or Regulation D promulgated thereunder) as a transaction by an issuer not involving a public offering. The common stock issued upon exercise of options and in connection with deferred stock agreements are deemed restricted securities for the purposes of the Securities Act.

(c) Issuance of Warrants.

          In the July 2004 Ibex acquisition, we assumed all of the stock warrants of Ibex, which converted into warrants to acquire 272,436 shares of our common stock at an exercise price of $3.56 per share. As of January 16, 2007, none of these warrants had been exercised.

          In August 2005, we issued a warrant to Jeffries & Company, Inc. to purchase up to 82,500 shares of our common stock at an exercise price of $2.90 per share. This warrant was issued for services performed on behalf of us with respect to the recapitalization of our company and expires on August 30, 2015.

          In June 2006, we issued a warrant to our commercial lender, Silicon Valley Bank, to purchase up to 30,000 shares of our common stock at an exercise price of $4.25 per share in connection with the fourth amendment to our existing credit facility executed in June 2006.

          These issuances were made to accredited investors in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act (and/or Regulation D promulgated thereunder) for transactions by an issuer not involving a public offering. The common stock issued upon exercise of warrants are deemed restricted securities for the purposes of the Securities Act.

Item 16.    Exhibits and Financial Statement Schedules.

          See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this Registration Statement on Form S-1, which Exhibit Index is incorporated herein by reference.

Item 17.    Undertakings.

          The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

          The undersigned hereby undertakes that:

          (1)     For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)     For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, the Commonwealth of Massachusetts, on the 18th day of January, 2007.

Picis, Inc.
By:	/s/ TODD C. COZZENS
Name:	Todd C. Cozzens
Title:	Chief Executive Officer, President and Vice Chairman

          Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on January 18, 2007.

Signature	Title
/s/ TODD C. COZZENS Todd C. Cozzens	Chief Executive Officer and President and Director (Principal Executive Officer)
/s/ R. SCOTT LENTZ R. Scott Lentz	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
* Richard Johnston	Chairman of the Board
* David Collis	Director
* Richard Dieter	Director
* Adam B. Frankel	Director
* Bernard Giroud	Director
* T. Michael Long	Director
* Tommy Thompson	Director
* John L. Waller	Director
*By:	/s/ R. SCOTT LENTZ R. Scott Lentz Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description
1.1*	Form of Underwriting Agreement
3.1**	Fourth Amended and Restated Certificate of Incorporation of the Registrant
3.2**	Amended and Restated By-laws of the Registrant
3.3**	Form of Fifth Amended and Restated Certificate of Incorporation of the Registrant
4.1**	Specimen Stock Certificate for shares of the Registrant's Common Stock
4.2**	Form of Warrant to Purchase Series A Common Stock, dated between November 2001 and March 2002, issued by Ibex Healthdata Systems, Inc.
4.3**	Form of Warrant to Purchase Series B Common Stock, dated between November 2001 and March 2002, issued by Ibex Healthdata Systems, Inc.
4.4**	Warrant to Purchase Common Stock, dated August 30, 2005, issued to Jeffries & Company, Inc.
4.5**	Warrant to Purchase Common Stock, dated June 30, 2006, issued to Silicon Valley Bank
5.1*	Opinion of Goodwin Procter LLP
10.1**
Sublease Agreement dated October 29, 2003 between Comverse, Inc. and the Registrant for Suite 405, 100 Quannapowitt Parkway, Wakefield, MA 01880, together with Amendment 1 to Sublease dated November 10, 2004
10.2**	Pointe O'Hare Office Lease between Orix O'Hare II, Inc. and the Registrant dated March 31, 2005 for space at the premises located at 9550 Higgins Road, Rosemont, IL
10.3**	Contrato de Arrendamiento dated August 1, 2005 between Picis R&D and AGN, Servicios Integrales, S.L. for Cister 2, Barcelona 08022, together with English translation thereof
10.4**
Contratos de Arrendamiento entered into on December 24, 1998 and on February 8, 2000 between Picis R&D, S.A. and Edificaciones Avenida, S.A. for Local 1 and 4, Cister 6, Barcelona 08022, together with English translations thereof
10.5+**	Form of Indemnification Agreement between the Registrant and its Directors
10.6+**	Registrant's 2000 Stock Option Plan, together with Amendment thereto and forms of Option Agreements
10.7+**	Registrant's 2005 Equity Incentive Plan and forms of Option Agreements and Deferred Stock Award Agreement
10.8+**	Medical Systems Management, Inc.'s Employee Stock Ownership Plan and Trust, together with Amendment Nos. 1-4 thereto
10.9+**	Ibex Healthdata Systems, Inc. 2001 Stock Incentive Plan, as amended
10.10
Amended and Restated Loan and Security Agreement by and between the Registrant and Silicon Valley Bank, dated as of July 28, 2004 together with Loan Modification Agreements dated February 14, 2005, June 2005, December 2005, June 29, 2006, August 17, 2006, September 29, 2006 and December 26, 2006

10.11+**	Executive Employment Agreement between the Registrant and Todd C. Cozzens dated as of August 17, 2006
10.12+**	Executive Employment Agreement between the Registrant and R. Scott Lentz dated as of August 17, 2006
10.13+**	Executive Employment Agreement between the Registrant and Christine M. Cournoyer dated as of August 17, 2006
10.14+**	Executive Employment Agreement between the Registrant and Elizabeth A. Popovich dated as of August 17, 2006
10.15+	2006 Senior Executive Incentive Bonus Plan
10.16+**	Amended Director Engagement Letter between Registrant and Hon. Tommy G. Thompson dated as of June 20, 2006
10.17+**	Amended Director Engagement Letter between Registrant and Mr. Bernard Giroud dated as of July 1, 2006
10.18**	Stockholders Agreement by and between the Registrant and the stockholders named therein, dated July 14, 2005
10.19+**	Picis, Inc. Rabbi Trust dated as of November 29, 2005
10.20**
Form of Non-Employee Director Stock Option Agreement, dated as of June 27, 2006, between Registrant and each of David Collis, Richard Dieter, Adam B. Frankel, Richard M. Johnston, T. Michael Long and John Waller, M.D.
10.21**	Deferred Stock Award Agreement, dated as of March 15, 2005, between the Registrant and R. Scott Lentz
10.22**	Deferred Stock Award Agreement, dated as of December 31, 2005, between the Registrant and the Hon. Tommy G. Thompson
10.23**	Settlement and License Agreement by and among Surgical Information Systems, LLC, Capsule Technologie and the Registrant, dated November 3, 2006
23.1	Consent of Ernst & Young LLP
23.2	Consent of Altschuler, Melvoin and Glasser LLP
23.3*	Consent of Goodwin Procter LLP (Included in Exhibit 5.1)
23.4**	Consent of Duff & Phelps, LLC
23.5**	Consent of Frost & Sullivan
24.1**	Power of Attorney

+
Indicates a management contract or any compensatory plan, contract or arrangement.

*
To be filed by amendment.

**
Previously filed.